Exhibit 10.1

 EXECUTION VERSION

DATED as of November 14, 2017

(1) GULFMARK REDERI AS

as Original Borrower

(2) GULFMARK OFFSHORE, INC.

as Parent and an Original Guarantor

(3) the subsidiarY GUARANTORs listed in PART 1 schedule 1

as Original Guarantors

(4) dnb markets inc.

as Mandated Lead Arranger and Bookrunner

(5) THE FINANCIAL INSTITUTIONS LISTED IN PART 2 OF SCHEDULE 1

as Original Lenders

(6) DNB BANK ASA, NEW YORK BRANCH

acting as Agent

(7) DNB BANK ASA, NEW YORK BRANCH

acting as Security Trustee

(8) DNB BANK ASA, NEW YORK BRANCH

as Issuing Bank

(9) dnb capital llc

as Swingline Lender

$125,000,000 MULTICURRENCY CREDIT FACILITY AGREEMENT

i

CLAUSE 35.	ROLE OF THE AGENT, THE ARRANGER, THE ISSUING BANKS AND OTHERS	176
CLAUSE 36.	THE SECURITY TRUSTEE	186
CLAUSE 37.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	196
CLAUSE 38.	SHARING AMONG THE FINANCE PARTIES	196
CLAUSE 39.	PAYMENT MECHANICS	197
CLAUSE 40.	SET-OFF	201
CLAUSE 41.	NOTICES	202
CLAUSE 42.	CALCULATIONS AND CERTIFICATES	205
CLAUSE 43.	PARTIAL INVALIDITY	205
CLAUSE 44.	REMEDIES AND WAIVERS	205
CLAUSE 45.	AMENDMENTS AND WAIVERS	205
CLAUSE 46.	CONFIDENTIALITY	209
CLAUSE 47.	COUNTERPARTS	210
CLAUSE 48.	RELEASE	210
CLAUSE 49.	GOVERNING LAW	211
CLAUSE 50.	ENFORCEMENT	211
CLAUSE 51.	ACKNOWLEDGMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS	213
SCHEDULE 1 –	THE ORIGINAL PARTIES	214
	PART 1 – THE ORIGINAL OBLIGORS	214
	PART 2 – THE ORIGINAL LENDERS	216
SCHEDULE 2 –	CONDITIONS PRECEDENT	217
SCHEDULE 3 –	BORROWING REQUESTS	225
	PART 1 – BORROWING REQUEST – REVOLVING FACILITY LOANS	225
	PART 2 – BORROWING REQUEST – LETTERS OF CREDIT	226
SCHEDULE 4 –	FORM OF TRANSFER CERTIFICATE	227
SCHEDULE 5 –	FORM OF ASSIGNMENT AND ASSUMPTION	229
SCHEDULE 6 –	FORM OF JOINDER AGREEMENT	235
SCHEDULE 7 –	FORM OF RESIGNATION LETTER	241
SCHEDULE 8 –	FORM OF COMPLIANCE CERTIFICATE	242
SCHEDULE 9 –	TIMETABLES	244
	PART 1 – REVOLVING FACILITY LOANS	244
	PART 2 – LETTERS OF CREDIT	245
SCHEDULE 10 –	HEDGING AGREEMENTS	246
SCHEDULE 11 –	COLLATERAL VESSELS	248
SCHEDULE 12 –	APPROVED ADDITIONAL COLLATERAL VESSELS	249
SCHEDULE 13 –	FORM OF SOLVENCY CERTIFICATE	250
SCHEDULE 14 –	FORM OF REDERI INTERCREDITOR AGREEMENT	251
SCHEDULE 15 –	INSURANCE REQUIREMENTS	252
SCHEDULE 16 –	EXISTING LIENS	257
SCHEDULE 17 –	EFFECTIVE DATE EQUITYHOLDERS	258
SCHEDULE 18 –	LIST OF APPROVED NEW LENDERS AND PARTICIPANTS	259

ii

THIS AGREEMENT is dated as of November 14, 2017

BETWEEN:

(1)	GULFMARK REDERI AS, further details of which are set out in Part 1 of Schedule 1 (The Original Parties) as original borrower (the “Original Borrower”);

(2)	GULFMARK OFFSHORE, INC., further details of which are set out in Part 1 of Schedule 1 (The Original Parties) as an original guarantor (the “Parent”);

(3)	THE SUBSIDIARY GUARANTORS listed with further details in Part 1 of Schedule 1 (The Original Parties) as original guarantors (together with the Parent, the “Original Guarantors”);

(4)	DNB MARKETS INC., as mandated lead arranger and bookrunner (the “Arranger”);

(5)

THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Original Parties) under Section A thereof as revolving facility lenders (the “Revolving Facility Lenders”) and under Section B thereof as term lenders (the “Term Lenders”, and together with the Revolving Facility Lenders, collectively, the “Original Lenders”);

(6)	DNB BANK ASA, NEW YORK BRANCH, as administrative agent of the other Finance Parties (the “Agent”);

(7)	DNB BANK ASA, NEW YORK BRANCH, as security trustee for the Secured Parties (the “Security Trustee”);

(8)	DNB BANK ASA, NEW YORK BRANCH, as Issuing Bank; and

(9)	DNB CAPITAL LLC, as Swingline Lender.

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	Definitions And Interpretation

1.1	Definitions

In this Agreement:

“ABR Loan”	means a Loan that bears interest based on the Alternate Base Rate

“Acceptable Bank”	means:

	(a)	the Revolving Facility Lenders that are Original Lenders;

(b)

a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A- or higher by S&P or Fitch or A3 or higher by Moody’s or a comparable rating from an internationally recognized credit rating agency; or

	(c)	any other bank or financial institution reasonably approved by the Agent

“Accounting Reference Date”	means December 31

“Accrued Amount”	has the meaning given to that term in Clause 32.10.1

“Acquisition”	has the meaning given to that term in the definition of “Permitted Acquisition” contained in this Clause 1.1

“Acquisition Cash Collateral Account”

means the US Dollar denominated blocked account of the Original Borrower, opened with the Security Trustee in its New York office named “Acquisitions Cash Collateral Account” with account number 13708004, as the same may be redesignated, substituted or replaced from time to time by the Security Trustee, which account may be used by the Group Members solely to finance all or a portion of a Permitted Acquisition pursuant to paragraph (g) of the definition of “Permitted Acquisition” contained in this Clause 1.1; provided, that the Group Members may deposit therein (as a cash equity contribution to the Original Borrower and not as an intercompany loan) only (i) the proceeds of any cash dividends received from any Unrestricted Acquisition Subsidiary (and not, for the avoidance of doubt, any payments made by any Unrestricted Acquisition Subsidiary for management fees, other charges for services rendered or any reimbursement of overhead charges (or similar amounts) paid to any Group Member) and (ii) the Net Cash Proceeds of any Asset Sale that are not required to be applied as a prepayment of the Facilities pursuant to the terms of this Agreement

“Act”	has the meaning given to that term in Clause 46.3.1

“Additional Borrower”	means a company which becomes an Additional Borrower in accordance with Clause 34 (Changes to the Obligors)

“Additional Guarantor”	means a company which becomes an Additional Guarantor in accordance with Clause 34 (Changes to the Obligors)

“Additional Obligor”	means an Additional Borrower or an Additional Guarantor

“Adjusted LIBO Rate”

means, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) LIBOR for such Interest Period multiplied by (b) the Statutory Reserve Rate

“Administration”	has the meaning given to it in paragraph 1.1.3 of the ISM Code

“Affiliate”

means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with such Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any Person means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person whether through ownership of voting securities or by contract or otherwise

“Agent Parties”	has the meaning given to that term in Clause 41.8.2

“Agreement Date”	means the date of this Agreement

“Alternate Base Rate”

means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one (1) month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that the Adjusted LIBO Rate for any day shall be based on LIBOR at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth in the definition of LIBOR. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively

“Anti-Money Laundering Laws”

means (i) any US anti-money laundering laws, rules and regulations, including the US Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), and the Bank Secrecy Act, as amended, and all related implementing regulations, and (ii) with respect to a Group Member, all non-US anti-money laundering laws, rules and regulations to which such Group Member is subject

“Applicable L/C Fee Rate”	has the meaning given to that term in Clause 19.5.2

“Applicable Revolving Credit Percentage”

means, with respect to any Revolving Facility Lender at any time, such Revolving Facility Lender’s percentage of the Revolving Facility represented by such Revolving Facility Lender’s Revolving Facility Commitment at such time

“Applicable Valuation Date”	has the meaning given to that term in Clause 29.24.1

“Appraised Value”

means the fair market value arrived at on a basis acceptable to and agreed by the Agent (acting reasonably) in respect of any Collateral Vessel determined by averaging valuations addressed to the Agent by two of the Approved Brokers (as selected by the Borrowers, except as provided in Clause 29.24.1(b)) applying the same Applicable Valuation Date. Such valuations shall be prepared at each Borrower’s expense (unless otherwise stated in this Agreement), without a physical inspection, on the basis of a sale for prompt delivery for cash at arm’s length on a charter free basis (and free of any other employment contract) between a willing buyer and a willing seller and, in the case of any Collateral Vessel qualified to trade under the Jones Act, such Collateral Vessel continuing to trade in the U.S. coastwise trade

“Approved Additional Collateral Vessels”	means, subject to Clause 31 (Collateral Vessel Sale, Substitution and Addition), each of the vessels listed in Schedule 12 (Approved Additional Collateral Vessels)

“Approved Brokers”	means Clarkson Platou, Fearnley AS, Pareto or such other broker as may be reasonably acceptable to the Agent (acting on the instructions of the Majority Lenders) and the Borrowers

“Approved Classification Society”	means a Pre-Approved Classification Society (or such other classification society reasonably acceptable to the Majority Lenders)

“Asset Sale”	means any disposition of property or series of related dispositions of property but excluding:

(a) any disposition of cash (other than cash deposited into the Vessel Cash Collateral Account); and

(b) any disposition of Cash Equivalent Investments

“Assignment Agreement”

means an agreement substantially in the form set out in Schedule 5 (Form of Assignment and Assumption) or any other form agreed between the relevant assignor and assignee and reasonably acceptable to the Agent

“Auditors”

means KPMG (as current auditors), Ernst & Young LLP, PricewaterhouseCoopers LLP, Deloitte LLP or any other firm approved by the Agent acting on the instructions of the Majority Lenders (such approval not to be unreasonably withheld, conditioned or delayed)

“Authorization”	means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration

“Availability Period”	means the period from and including the Closing Date to and including the date that is one (1) month prior to the Termination Date

“Available Cash”	has the meaning given to that term in Clause 28.5 (Financial Covenant definitions)

“Available Revolving Commitment”	means, with respect to each Revolving Facility Lender on any date of determination, such Revolving Facility Lender’s Revolving Facility Commitment minus:

(a) the Base Currency Amount of its participation in any outstanding Borrowings under the Revolving Facility; and

(b)

in relation to any proposed Borrowing, the Base Currency Amount of its participation in any other Borrowings that are due to be made under the Revolving Facility on or before the proposed Borrowing Date.

Solely for the purposes of calculating a Revolving Facility Lender’s Available Revolving Commitment in relation to any proposed Borrowing under the Revolving Facility pursuant to Clauses 2.1.2, 5.3 and 6.4(b), and for no other purpose, (i) that Revolving Facility Lender’s participation in any Borrowings that are due to be repaid or prepaid on or before the proposed Borrowing Date (and before the date of such calculation) shall not be deducted from such Revolving Facility Lender’s Revolving Facility Commitment, and (ii) the Base Currency Amount of such Revolving Facility Lender’s participation in all outstanding Borrowings under the Revolving Facility (including such Lender’s outstanding Revolving Facility Loans and participation interests in outstanding L/C Obligations) that are denominated in an Optional Currency, if any, shall be deemed to equal 105% of such Base Currency Amount

“Available Revolving Facility”	means, on any date of determination in relation to the Revolving Facility, the aggregate of the Revolving Facility Lenders’ Available Revolving Commitments on such date

“Available Swingline Commitment”	means, with respect to each Swingline Lender on any date of determination, such Swingline Lender’s Swingline Commitment minus:

(a) the Base Currency Amount of its participation in any outstanding Swingline Loans; and

(b)

in relation to any proposed Borrowing under the Swingline Facility, the Base Currency Amount of its participation in any Swingline Loans that are due to be made under the Swingline Facility on or before the proposed Borrowing Date, other than such Swingline Lender’s participation in any Swingline Loans that are due to be repaid or prepaid on or before the proposed Borrowing Date

“Available Swingline Facility”	means, on any date of determination in relation to the Swingline Facility, the aggregate of the Swingline Lenders’ Available Swingline Commitments on such date

“Bail-in Action”	means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution

“Bail-In Legislation”

means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule

“Bankruptcy Code”	means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court”	means the United States Bankruptcy Court for the District of Delaware

“Bankruptcy Proceeding”	means the Chapter 11 proceeding filed by the Parent in the Bankruptcy Court administered as Case No. 17-11125 (KG)

“Base Currency”	means US Dollars

“Base Currency Amount”

means, as of any date of determination, (a) in relation to a Loan, the outstanding principal amount of such Loan in the Base Currency (and, if such Loan is not denominated in the Base Currency, such principal amount converted into the Base Currency at the Agent’s Spot Rate of Exchange); and (b) in relation to a Letter of Credit, the aggregate undrawn amount of such Letter of Credit (and, if such Letter of Credit was not issued in the Base Currency, such undrawn amount converted into the Base Currency at the Agent’s Spot Rate of Exchange)

“Board”	means the Board of Governors of the Federal Reserve System of the United States

“Borrower”

means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 34 (Changes to the Obligors). In the event that, and at all times during which, there are two or more Borrowers hereunder, the obligations of the Borrowers under the Finance Documents shall be joint and several

“Borrowing”	means:

(a)

in relation to the Revolving Facility, (i) a borrowing of a Revolving Facility Loan or a Swingline Loan and (ii) the issuance of a Letter of Credit or any amendment to a Letter of Credit that results in an increase in the stated amount thereof or an extension of the expiry date thereof; and

(b) in relation to the Term Facility, a borrowing of the Term Loan

“Borrowing Date”	means the date of a Borrowing, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued or amended

“Borrowing Request”	means:

(a) in relation to a Revolving Facility Loan (other than a Swingline Loan) or a Term Loan, a notice substantially in the form set out in Part 1 of Schedule 3 (Borrowing Requests);

(b) in relation to a Letter of Credit, a Letter of Credit Application; and

(c) in relation to the Swingline Facility, a notice substantially in the form set out in Part 2 of Schedule 3 (Borrowing Requests)

“Break Costs”	means the amount (if any) by which:

(a)

the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period

“Business Day”	means:

(a)

a day (other than a Saturday or Sunday) on which banks are open for general business in London, England, New York, New York and, in relation to any date for payment or purchase of a currency other than euro, the principal financial center of the country of that currency; or

(b) in relation to any date for payment or purchase of euro, any TARGET Day

“Capital Expenditure”	means any expenditure or obligation in respect of any expenditure which, in accordance with GAAP, is treated as a capital expenditure

“Capitalization Ratio”	has the meaning given to that term in Clause 28.5 (Financial Covenant definitions)

“Capitalized Leases”	means all leases that have been or should be, in accordance with GAAP in effect on the date hereof, recorded as capitalized leases

“Capitalized Lease Obligations”

of any Person means the obligations of such Person to pay rent or other amounts under any Capitalized Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP

“Cash”

means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of an Obligor with an Acceptable Bank and to which an Obligor is alone (or together with other Obligors) beneficially entitled and for so long as:

(a) that cash is repayable on demand;

(b)

repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other Person whatsoever or on the satisfaction of any other condition other than a request for repayment;

(c)

there is no Security over that cash except for Transaction Security or any Permitted Vessel Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

(d) the cash is freely and immediately available on demand to be applied in repayment or prepayment of the Facilities

“Cash Collateral Accounts”	means, collectively, the Acquisition Cash Collateral Account, the Maintenance Cash Collateral Account and the Vessel Cash Collateral Account

“Cash Collateral Account Pledge”	means a first priority Lien on a Cash Collateral Account (and all amounts on deposit therein) in favor of, and in form and content reasonably agreed by, the Security Trustee

“Cash Collateralize”

means, in respect of an obligation, to provide and pledge (as a first priority perfected security interest) cash collateral (“Cash Collateral”), at a location and pursuant to documentation in form and substance reasonably satisfactory to the Agent and, in the case of any L/C Obligations to be Cash Collateralized, the relevant Issuing Bank. Derivatives of such term have corresponding meanings

“Cash Equivalent Investments”	means at any time:

(a)

any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by, the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government;

(b)

any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-2” from S&P or at least “P-2” from Moody’s;

	(c)	any commercial paper rated at least “A-2” by S&P or “P-2” by Moody’s, and issued by any Person organized under the laws of any state of the United States;

(d)

any US Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any commercial bank that is (A) organized under the laws of the United States, any State thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $500,000,000;

(e)

any foreign currency demand deposit or short-term time deposit of a Foreign Subsidiary held by a commercial bank in the jurisdiction in which such Foreign Subsidiary is conducting business, which commercial bank either (A) has a short-term debt rating of at least “A-2” from S&P or at least “P-2” from Moody’s or (B) if such commercial bank is not rated by S&P or Moody’s, is the largest commercial bank based on capital in such jurisdiction; and

(f)

shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States;

provided, however, that (i) the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed one (1) year and (ii) the maturity of all time deposits specified in clause (e) above shall not exceed 60 days

“Change of Control”

means (i) any person or group of persons acting in concert (in each case, other than one or more of the Effective Date Equityholders) gains direct or indirect control of the Parent (a “Parent Change of Control”), or (ii) a Borrower or Guarantor (other than the Parent) ceases to be a Wholly Owned Subsidiary (directly or indirectly) of the Parent, except as otherwise expressly permitted in this Agreement (a “Subsidiary Change of Control”). For the purposes of this definition:

	(a)	“control” of any Obligor means:

(i)

the power (whether by way of ownership of shares, proxy (excluding proxies solicited by the Parent in accordance with customary voting practices of companies organized under the laws of the United States, any State thereof or the District of Columbia whereby a stockholder has instructed a proxy to vote in accordance with the stockholder’s instructions), contract, agency or otherwise) to:

			(A)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a meeting of the stockholders of the Parent; or

(B)

appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent but excluding changes (or the power to make changes) in the board of directors of the Parent (1) approved or recommended by the majority of directors serving on such board at the time of such recommendation or approval where those changes are not related to or do not occur as a consequence of any change in shareholding of the Parent or (2) resulting from an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than any such solicitation for the election of one or more directors (x) by or on behalf of the then-existing board of directors or (y) approved or recommended pursuant to clause (1) above; and/or

		(ii)	the holding beneficially of more than 50% of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

	(b)	“acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Parent by any of them, either directly or indirectly, to obtain or consolidate control of the Parent

“Charter”

means, in relation to a Collateral Vessel, any bareboat, time or consecutive voyage charter in respect of that Collateral Vessel for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months, in each case in form and substance reasonably acceptable to the Security Trustee

“Charter Assignment”	means, in relation to a Collateral Vessel, an assignment of the Charter for such Collateral Vessel, in form and substance reasonably acceptable to the Security Trustee

“Closing Date”	means the date on which the first Borrowing under this Agreement is made or to be made (as the context requires), which date is November 14, 2017

“Code”	means the United States Internal Revenue Code of 1986, as amended

“Collateral”

means the Cash Collateral Accounts, the Earnings Accounts, the Collateral Vessels, the Pledged Collateral and all of the other assets and interests in assets of each Borrower and its Subsidiaries and all other Obligors that own Collateral Vessels and the proceeds thereof, in each case, upon which, from time to time, a Lien is granted under any Transaction Security Document

“Collateral to Commitment Ratio”

means, on any date of determination, the ratio of (i) the aggregate Fleet Market Value (as most recently determined pursuant to the terms of this Agreement) to (ii) the sum of (A) the Total Outstanding Borrowings and (B) the Available Revolving Facility

“Collateral Vessel Disposition Date”	means, in respect of any Collateral Vessel, (i) the Total Loss Date with respect to such Collateral Vessel and (ii) the date of any Asset Sale with respect to such Collateral Vessel

“Collateral Vessels”

means each of the vessels listed in Schedule 11 (Collateral Vessels), any New Vessels added pursuant to Clause 31.2 (Collateral Vessel Substitution and Addition) and any other vessels approved in writing by all of the Lenders in their sole discretion; provided, that any vessel that is a Collateral Vessel will cease to be a Collateral Vessel upon a substitution for, or disposition of, such vessel in compliance with the terms of this Agreement (including, without limitation, Clause 31)

“Commitment”	means a Revolving Facility Commitment, a Swingline Commitment or a Term Facility Commitment, as applicable

“Commodity Exchange Act”	means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute

“Communications”	has the meaning given to that term in Clause 41.8.2

“Compliance Certificate”	means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate) or otherwise in form and substance reasonably satisfactory to the Agent

“Confidential Information”

means all information received from the Parent or any of its Subsidiaries relating to the Parent, the Borrower, any other Obligor or any of their respective Subsidiaries or any of their respective businesses, other than (i) any such information that is available to the Agent, any Lender or any Issuing Bank on a non-confidential basis and (ii) information received from the Parent or any of its Subsidiaries after the Closing Date that is clearly identified in writing at the time of delivery as non-confidential

“Consolidated Adjusted EBITDA”	has the meaning given to that term in Clause 28.5 (Financial Covenant definitions)

“Consolidated Interest Expense”	has the meaning given to that term in Clause 28.5 (Financial Covenant definitions)

“Consolidated Net Income”	has the meaning given to that term in Clause 28.5 (Financial Covenant definitions)

“Controlled Account”

means a Deposit Account of an Obligor which is located in the United States, Norway, the United Kingdom or any other jurisdiction reasonably approved by the Agent (acting on the instructions of the Majority Lenders) and which is subject to a Deposit Account Control Agreement in accordance with the terms of the Security Agreement

“Credit Facilities”	means, collectively, the Revolving Facility (including, without limitation, the Swingline Facility) and the Term Facility

“Credit Facilities Indebtedness”	means the Financial Indebtedness of the Obligors under the Credit Facilities

“Curable Default”	has the meaning given to that term in Clause 28.3.1

“Cure Amount”	has the meaning given to that term in Clause 28.3.4

“Cure Period”	has the meaning given to that term in Clause 28.3.1

“Default”	means any Event of Default or any event or condition which upon notice, lapse of time or both would constitute an Event of Default as specified in Clause 30 (Events of Default)

“Defaulting Lender”	means any Lender:

(a)

which has failed to fund its participation in a Loan or has notified the Agent or any Borrower (in writing) that it will not make its participation in a Loan available by the Borrowing Date of that Loan in accordance with Clause 5.4 (Funding by Lenders) or which has failed to provide cash collateral (or has notified an Issuing Bank or the Parent (which has notified the Agent) that it will not provide cash collateral) in accordance with Clause 10 (Cash Collateral; Defaulting Lenders);

(b)

which is an Issuing Bank which has failed to issue a Letter of Credit (or has notified the Agent or the Parent (which has notified the Agent) that it will not issue a Letter of Credit) in accordance with Clause 6.2 (Procedures for Issuance and Amendment of Letters of Credit) or which has failed to pay a claim (or has notified the Agent or the Parent (which has notified the Agent) that it will not pay a claim) in accordance with (and as defined in) Clause 7.2 (Claims under a Letter of Credit);

(c)

which has failed, within eight (8) Business Days following a written request by the Agent or any Borrower, to confirm to the Agent and Borrowers that it will comply with its prospective funding obligations hereunder;

(d)	which has otherwise repudiated or rescinded a Finance Document;

(e)	which has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Event which is continuing or (ii) become the subject of a Bail-in Action; or

(f)	which has failed to pay to the Agent, any Issuing Bank or any other Lender any amount required to be paid by it hereunder within two (2) Business Days of the date when due;

unless, in the case of paragraphs (a) and (c) above:

	(i)	its failure to pay is caused by:

		(A)	an administrative or technical error; or

		(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)

within three (3) Business Days of failure to perform, such Lender has confirmed to the Agent and the Parent in writing that it is disputing in good faith whether it is contractually obliged to make the payment in question and specifically identifying the basis for such dispute (including, but not limited to, the Lender’s determination that one or more conditions precedent to funding has not been satisfied);

provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, repudiate, disavow or disaffirm any contracts or agreements made with such Lender

“Deposit Account”

has the meaning assigned thereto in Article 9 of the UCC and includes a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by an instrument or a negotiable certificate of deposit

“Deposit Account Control Agreement”

means an account control agreement or similar agreement, in form and substance reasonably satisfactory to the Agent, with a depositary institution maintaining any Deposit Account (other than any Excluded Account) of an Obligor pursuant to which the Agent shall have “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account, as such agreement may be amended or modified from time to time

“Designated Website”	has the meaning given to that term in Clause 41.7.1

“Discharged Rights and Obligations”	has the meaning given to that term in Clause 32.5.3

“Disposition Prepayment Amount”	has the meaning given to that term in Clause 14.2

“Disqualified Stock”

means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one (1) year after the Termination Date; provided, however, that only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such dates shall be deemed to be Disqualified Stock; provided, further, that any such Equity Interests (including any options, warrants or other rights in respect thereof) issued or sold as compensation and held by future, present or former directors, officers, members of management, employees or consultants of the Parent, any Borrower or any of their respective Subsidiaries or family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives shall not constitute Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent, any Borrower or any of their respective Subsidiaries to repurchase such Equity Interests upon the occurrence of a change of control or a sale of all or substantially all its assets will not constitute Disqualified Stock if the terms of such Equity Interest provide that the Parent, such Borrower or such Subsidiary may not repurchase or redeem any such Equity Interest pursuant to such provisions. Subject to all of the preceding provisos in this definition, the term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one (1) year after the Termination Date

“Disruption Event”	means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

	(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payment operations of a Party preventing that, or any other, Party:

(i) from performing its payment obligations under the Finance Documents; or

(ii) from communicating with other Parties in accordance with the terms of the Finance Documents;

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted

“Distribution”	means:

(a)

any payment (including, without limitation, through loans or advances to any direct or indirect shareholders of any Obligor or any of their respective Affiliates), dividend or other distribution in relation to any of the share capital (or issued shares) of any Obligor; or

	(b)	any redemption, reduction, repayment or retirement of any of the share capital (or issued shares) of any Obligor;

in each case, whether in cash or in kind and whether by actual payment or set off and, for the avoidance of doubt, repurchases in the open market by the Parent pursuant to its stock repurchase program (but excluding any purchases through a SEC Rule 10b5-1 trading plan so long as the purchaser is not a Group Member) shall constitute a Distribution

“DOC”	means a valid document of compliance issued for a Collateral Vessel by or on behalf of the Administration under paragraph 13.1 of the ISM Code

“Earnings”

means, in relation to a Collateral Vessel, all moneys whatsoever which are now, or later become, payable (actually or contingently) to an Obligor or the Security Trustee and which arise out of or in connection with or relate to the use or operation of that Collateral Vessel, including (but not limited to):

	(a)	the following, save to the extent that any of them is, with the prior written consent of the Agent (acting on the instructions of the Majority Lenders), pooled or shared with any other person:

		(i)	all freight, hire and passage moneys;

		(ii)	compensation payable to an Obligor or the Security Trustee in the event of requisition of that Collateral Vessel for hire;

		(iii)	remuneration for salvage and towage services;

		(iv)	demurrage and detention moneys;

		(v)	damages for breach (or payments for variation or termination) of any charter party or other contract for the employment of that Collateral Vessel;

		(vi)	all moneys which are at any time payable under any Insurances in relation to loss of hire;

		(vii)	all monies which are at any time payable to an Obligor in relation to general average contribution; and

(b)

if and whenever that Collateral Vessel is employed on terms whereby any moneys falling within sub-paragraphs (i) to (vi) of paragraph (a) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Collateral Vessel

“Earnings Account”

means any Deposit Account of any Obligor in which Earnings are deposited; provided, that in no event shall an Earnings Account be held by, or in the name of, the Parent. For the avoidance of doubt, the Original Borrower’s account number 5413.05.90910 (NOK) and account number 5413.04.44280 (USD) with the Agent shall be deemed Earnings Accounts

“Earnings Account Pledge”

means an earnings account pledge made by any Obligor to the Security Trustee for the first priority pledge of any Earnings Accounts held in Norway or in England and Wales, as security for the Original Borrower’s obligations under the Finance Documents

“EEA Financial Institution”

means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent

“EEA Member Country”	means any of the member states of the European Union, Iceland, Liechtenstein and Norway

“EEA Resolution Authority”

means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution

“Effective Date Equityholders”	means the Persons listed on Schedule 17 (Effective Date Equityholders) and their respective Affiliates

“Employee Plan”

means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or section 412 of the Code or Section 302 of ERISA, and in respect of which any Obligor or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA

“Environment”	means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

	(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

	(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

	(c)	land (including, without limitation, land under water)

“Environmental Claim”	means any claim, proceeding, or formal notice by any person, or any formal investigation by any Governmental Authority, in respect of any Environmental Law

“Environmental Laws”	means any applicable law or regulation which relates to:

	(a)	the pollution or protection of the Environment;

	(b)	the conditions of the workplace to the extent related to exposure to hazardous materials; or

(c)

the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any Environmentally Sensitive Material

“Environmental Permits”

means any permit or other Authorization and the filing of any notification, report or assessment, in each case, required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or operated by any member of the Group

“Environmentally Sensitive Material”

means any chemical, metal, substance, waste, material, pollutant, or contaminant, regardless of quantity, the exposure to, presence of, use, storage, disposal, treatment or transportation of which is regulated under, defined by, or deemed under or by any Environmental Law to be “hazardous,” “toxic”, a “contaminant,” “waste,” a “pollutant” or words with similar meaning, or is otherwise regulated under any applicable law due to the known or suspected ability to cause harm to human health, safety or the Environment and includes petroleum and petroleum products, crude oil, oil products or any fraction or by-product thereof, polychlorinated biphenyls (“PCBs”), asbestos, asbestos-containing products, urea formaldehyde, radon, and radioactive substances.

“Equity Interests”

means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, whether voting or nonvoting, including common stock, preferred stock or any other equity security (as such term is defined in Rule 3(a) of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing

“Equity Proceeds True-Up Amount”	has the meaning given to that term in Clause 31.1(b) (Sale of Collateral Vessel)

“ERISA”

means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date

“ERISA Affiliate”

of any Obligor means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with such Obligor, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA

“ERISA Event”	means:

(a)

any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event;

(b)

the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041(c) of ERISA;

(c) the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(d)

the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under Section 412 of the Code or Section 302 of ERISA or the filing of any request for a minimum funding waiver under Section 412 of the Code with respect to any Employee Plan or Multiemployer Plan;

(e)	an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(f)	the complete or partial withdrawal of any Obligor or any of its ERISA Affiliates from a Multiemployer Plan;

(g)

any Obligor or any of its ERISA Affiliates incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under section 4007 of ERISA); and

(h)

with respect to any Foreign Plan, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan, (ii) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered, or (iii) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the terms of such Foreign Plan

“Estate”	has the meaning given to that term in Clause 36.1.2

“EU Bail-In Legislation Schedule”	means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time

“EURIBOR”	means, in relation to any Loan in euro:

	(a)	the applicable Screen Rate; or

	(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

	(c)	if:

(i) no Screen Rate is available for the Interest Period of that Loan; and

(ii) it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period of that Loan; provided, that if the rate determined pursuant to the foregoing is less than 0.50%, EURIBOR shall be deemed to be 0.50%

“Event of Default”	means any event or circumstance specified as such in Clause 30 (Events of Default) that has occurred and is continuing

“Excluded Account”

means, individually or collectively (as the context requires), any Deposit Account which is (a) established, maintained and used solely for the purpose of paying payroll, payroll taxes and other compensation and benefits to employees, (b) established, maintained and used solely for the purpose of paying taxes, including sales taxes, (c) established, maintained and used solely for the purpose of serving as an escrow account or as a fiduciary or trust account in favor of a third party, (d) a zero balance Deposit Account, (e) GMA’s account number 908813285 maintained at JPMorgan Chase Bank, N.A., but only for so long as (i) the cash on deposit in such account secures the Financial Indebtedness permitted under Clause 29.15(p) and (ii) the Lien on such cash in favor of JPMorgan Chase Bank, N.A. is permitted under Clause 29.12(r), or (f) any other Deposit Account with an average daily balance for any fiscal month of less than $250,000, provided, that the average daily balance for any fiscal month of all such Deposit Accounts that may constitute Excluded Accounts pursuant to this clause (f) shall not exceed $1,000,000 in the aggregate; provided, that in no event shall any Earnings Account be deemed an Excluded Account

“Excluded Swap Obligation”

means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Clause 25.11 (Keepwell) and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Obligors) at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal in accordance with this definition

“Existing Lender”	has the meaning given to that term in Clause 32.1 (Assignments and transfers by the Lenders)

“Existing Senior Notes”

means the Indenture, dated as of March 12, 2012, between the Parent and U.S. Bank National Association, as trustee for the Parent’s 6.375% senior notes due 2022, and the senior notes issued pursuant to such Indenture

“Existing Facilities”	means, collectively, the following:

(a)

that certain Second Amended and Restated Multi-Currency Credit Facility Agreement, originally dated December 27, 2012, as amended and restated as of October 23, 2014 and as further amended and restated as of May 18, 2017, between the Original Borrower, as borrower, the banks and financial institutions party thereto from time to time as lenders, DNB Bank ASA, as arranger, and DNB Bank ASA, as agent;

(b)

that certain $300,000,000 Multicurrency Facility Agreement, dated September 26, 2014, among, inter alios, GMA, as original borrower, the Parent, as original guarantor, the financial institutions party thereto, as original lenders, and The Royal Bank of Scotland plc, as agent; and

(c)

that certain Senior Secured Super-Priority Debtor In Possession Credit Agreement, dated as of May 18, 2017, by and among the Parent, as a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, the Original Borrower, as lender, and DNB Bank ASA, as the issuing bank

“Expiry Date”	means, for a Letter of Credit, the last day of its Term

“Facilities”	means, collectively, the Revolving Facility (including, without limitation, the Swingline Facility) and the Term Facility

“Facility Office”	means:

(a)

in respect of a Lender or an Issuing Bank, the office or offices notified by that Lender or Issuing Bank to the Agent in writing on or before the date it becomes a Lender or an Issuing Bank (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b) in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes

“Factoring Agreement”

means a factoring agreement collateral to this Agreement made between the Original Borrower, GMN and the Security Trustee in accordance with Section 4-10 of the Norwegian Liens Act, as security for the Borrowers’ obligations under the Finance Documents, and a declaration of pledge collateral thereto

“Fee Letter”

means (i) the fee letter agreement, dated September 29, 2017, among the Arranger, DNB Capital LLC and the Original Borrower, (ii) the fee letter agreement, dated September 29, 2017, between Hayfin DLF II Luxco 2 S.à.r.l. (on behalf of itself and any related funds) and the Original Borrower, and (iii) any other letter or letters dated on or about the date of this Agreement between the Arranger and an Obligor (or the Agent and an Obligor or the Security Trustee and an Obligor) setting out any of the fees referred to in Clause 19 (Fees)

“Federal Funds Effective Rate”

means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to DNB Bank ASA, New York Branch on such day on such transactions as determined by the Agent; provided, further, that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement

“Finance Documents”

means this Agreement, any Joinder, any Compliance Certificate, any Promissory Note, any Fee Letter, any Hedging Agreement, any Resignation Letter, the Rederi Intercreditor Agreement, any Transaction Security Document, any Borrowing Request, any Letter of Credit Application, any Manager’s Undertaking and any other document designated as a “Finance Document” by the Agent and the Parent; provided, that where the term “Finance Document” is used in, and construed for the purposes of, this Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

	(a)	the definition of “Material Adverse Effect”;

	(b)	the definition of “Transaction Security Document”;

	(c)	the definition of “Secured Parties”;

	(d)	the Transaction Security Documents;

	(e)	Clause 1.2.1(d);

	(f)	Clause 25 (Guarantee and Indemnity);

	(g)	Clause 30 (Events of Default) (other than Clause 30.23 (Acceleration)); and

	(h)	Clause 50 (Enforcement)

“Finance Party”

means each of the Agent, the Arranger, the Security Trustee, the Lenders, the Swingline Lenders, the Issuing Banks and any Hedge Counterparties; provided, that where the term “Finance Party” is used in, and construed for the purposes of, this Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:

	(a)	the definition of “Secured Parties”;

	(b)	Clause 1.2.1(a);

	(c)	sub-clause (c) of the definition of Material Adverse Effect;

	(d)	Clause 25 (Guarantee and Indemnity); and

	(e)	Clause 37 (Conduct of business by the Finance Parties)

“Financial Covenant”	means a financial covenant set out in Clause 28 (Financial Covenants)

“Financial Indebtedness” or “Indebtedness”	of any Person means, on any date, without duplication:

	(a)	all obligations of such Person for borrowed money;

	(b)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)

all obligations of such Person under conditional sale agreements relating to property acquired by such Person reflected as a liability on a balance sheet of such Person in accordance with GAAP (or, if no such balance sheet of such Person has been prepared as of such date, as would be reflected as a liability on such balance sheet in accordance with GAAP) (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)

all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable and normal (for the applicable geographic market) trade credits incurred in the ordinary course of business and (ii) any earn out obligation reflected as a liability on the balance sheet of such Person (or, if no such balance sheet of such Person has been prepared as of such date, as would be reflected as a liability on such balance sheet in accordance with GAAP));

	(e)	all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

	(f)	all guarantees by such Person of Indebtedness of other Persons;

	(g)	all Capitalized Lease Obligations of such Person;

	(h)	all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

	(i)	all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

(j)

all obligations of such Person under Hedging Agreements, Other Hedging Arrangements or agreements with any Person having substantially the same economic effect, after giving effect to applicable netting arrangements.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any obligation under Hedging Agreements, Other Hedging Arrangements or agreements with any Person having substantially the same economic effect on any date shall be deemed to be the swap termination value thereof as of such date. If recourse for the Indebtedness of any Person described in clause (e) above is limited solely to the property encumbered thereby, then the amount of such Indebtedness shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby

“Financial Quarter”	means the period commencing on the day after one Quarter Date and ending on the next Quarter Date

“Financial Year”	means the annual accounting period of the Group ending on December 31 of each year

“First Currency”	has the meaning given to that term in Clause 22.1.1

“Fitch”	means Fitch Ratings, Inc. or any successor thereto

“Fleet Market Value”	means, as of any date of determination, the aggregate Appraised Value of all of the Collateral Vessels based on the most recent valuations delivered as of such date hereunder

“Fleet Report Template”	means the example vessel status report delivered to the Agent by the Parent pursuant to paragraph 6(g) of Schedule 2 (Conditions Precedent)

“Foreign Plan”

means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not described in ERISA) that is not subject to United States law and is maintained or contributed to by any Obligor

“Foreign Subsidiary”	means a Subsidiary of Parent incorporated or formed under the laws of a jurisdiction other than any state of the United States of America or the District of Columbia

“Funds Flow Statement”	means a funds flow statement in a form approved by the Agent

“GAAP”	means those principles and practices which are recognized as such by the Financial Accounting Standards Board of the United States

“GMA”

means GulfMark Americas, Inc., a corporation incorporated under the laws of the State of Delaware, United States, with its principal place of business at 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024, United States

“GMA Sale”

means the substantially contemporaneous sale to any Person or Persons (other than any Group Member or any other Sponsor Affiliate) of (i) 100% of the Equity Interests in GMA or all or substantially all of the assets of GMA and (ii) at the sole option of the Parent, the Collateral Vessels named the “Highland Valour” and/or the “Highland Endurance” (as described in Schedule 11 (Collateral Vessels))

“GMM”	means GulfMark Malta Limited, a company incorporated in Malta with company number C 52788 whose registered office is at 171, Old Bakery Street, Valletta, Malta

“GMN”	means GulfMark Norge AS, a company organized under the laws of Norway, with Norwegian registration number 979 278 799

“GMNS”

means GulfMark North Sea Limited, a company incorporated in England and Wales with company number 2625893 whose registered office is at c/o Peachey & Co LLP, 95 Aldwych, London WC2B 4JF, United Kingdom

“GMUK”	means GulfMark UK Ltd., a company incorporated in England and Wales with company number 02541716 whose registered office is at c/o Peachey & Co LLP, 95 Aldwych, London WC2B 4JF, United Kingdom

“GMUK Preservation Guidelines”

means the GMUK Guidelines for the Layup, Preservation and Re-Activation of Vessels, Document M122, dated June 2017, as in effect on the date hereof or as hereafter amended or modified from time to time in a manner that does not diminish the maintenance and preservation standards contained therein in any material respects

“Governmental Authority”

means the governments of the United States, Norway, the United Kingdom, Malta or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank)

“Group” or “Group Member”	means the Parent, the Original Borrower, the other Obligors and each of their respective Subsidiaries from time to time, subject to Clause 1.2.12

“Group Structure Chart”	means the Group structure chart in the agreed form

“Guarantee”	means each guarantee granted in accordance with Clause 25 (Guarantee and Indemnity)

“Guaranteed Obligations”	has the meaning given to that term in Clause 25.1.1

“Guarantor”	means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 34 (Changes to the Obligors)

“Hedge Counterparty”

means (i) any Lender or (ii) any Affiliate of any Lender which has become a Party as a Hedge Counterparty in accordance with Clause 32.8 (Accession of Hedge Counterparties) and a party to the Rederi Intercreditor Agreement as a Hedge Counterparty in accordance with clause 9.6 of the Rederi Intercreditor Agreement

“Hedging Agreement”

means, subject to paragraph 2 of Schedule 10 (Hedging Agreements), any master agreement, confirmation, schedule or other agreement in agreed form entered into or to be entered into by a Borrower and a Hedge Counterparty for the purpose of hedging interest rate risks or liabilities in relation to the facilities made available under this Agreement

“High Cost Lender”	has the meaning given to that term in Clause 18.3.1

“Honor Date”	means each date of payment by an Issuing Bank under a Letter of Credit

“Impaired Agent”	means the Agent at any time when:

	(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

	(b)	the Agent otherwise rescinds or repudiates a Finance Document; or

	(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) or (c) or (d) of the definition of “Defaulting Lender”; or

	(d)	an Insolvency Event has occurred and is continuing with respect to the Agent or its direct or indirect parent company,

unless, in the case of paragraph (a) above:

		(i)	its failure to pay is caused by:

			(A)	administrative or technical error; or

			(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)

within three (3) Business Days of failure to perform, the Agent has confirmed to the Parent in writing that it is disputing in good faith whether it is contractually obliged to make the payment in question and specifically identifying the basis for such dispute;

provided, that the Agent shall not be an Impaired Agent solely by virtue of the ownership or acquisition of any equity interest in the Agent or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide the Agent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Agent (or such Governmental Authority) to reject, repudiate or repudiate any contracts or agreements made with the Agent

“Insolvency Event”	means, in relation to a Finance Party, that such Finance Party:

	(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above, and

(i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation, or

(ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 60 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j) takes any action in furtherance of, or consents to, approves of or acquiesces in, any of the foregoing acts

“Insolvency Officer”

means any liquidator, trustee in bankruptcy, judicial custodian or manager, compulsory manager, receiver, receiver and manager, administrative receiver, administrator or other similar officer, in each case, appointed in any jurisdiction

“Insurance Report”	means an insurance report prepared by BankServe Insurance Services Ltd. and dated on or around the date of this Agreement and addressed to, and/or capable of being relied upon by, the Reliance Parties

“Intercompany Facility”

means that certain Subordinated Revolving Credit Agreement, dated as of the Agreement Date, by and among GMA and the other signatories party thereto as initial borrowers, the additional borrowers from time to time party thereto, and the Original Borrower, as lender

“Intercompany Finance Documents”	means the “Loan Documents” as such term is defined in the Intercompany Facility

“Interest Period”

means, (i) in relation to a Loan (other than a Swingline Loan), each period determined in accordance with Clause 17 (Interest Periods- Loans), (ii) in relation to a Swingline Loan, each period determined in accordance with Clause 9.6 (Swingline Interest Period), and (iii) in relation to an Unpaid Sum, each period determined in accordance with Clause 16.3 (Default interest)

“Interpolated Screen Rate”

means, in relation to LIBOR, EURIBOR or NIBOR for any Loan, the rate per annum (rounded to the same number of decimal places as the Screen Rate) which results from interpolating on a linear basis between:

(a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan

“ISP”	means the International Standby Practices (ISP98) International Chamber of Commerce Publication No. 590, as the same may be amended and as in effect from time to time

“Intra-Group Loan”

means any agreement constituting Financial Indebtedness between an Obligor and any other Person in the Group, including, without limitation, the Intercompany Facility and any loans made to the Parent by its shareholders

“Investment”

means the purchase, holding or acquisition (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) of any Equity Interests, evidence of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing), any investment, loan or advance or any other interest in, any other Person, and the purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit

“IRS”	means the United States Internal Revenue Service, or any Governmental Authority succeeding to any of its principal functions

“ISM Code”	means the International Safety Management Code 2002 regarding the safe management and operation of ships and for pollution prevention

“ISPS Code”

means the International Ship and Port Security Code as adopted by the Conference of Contracting Governments to the Safety of Life at Sea Convention 1974 on December 13, 2002 and incorporated as Chapter XI-2 of the Safety of Life at Sea Convention 1974

“ISSC”	means an International Ship Security Certificate issued under the ISPS Code

“Issuer Document”

means, with respect to any Letter of Credit issued by any Issuing Bank, the Letter of Credit Application and any other documents, agreements or instruments entered into by such Issuing Bank and the Borrower or any Subsidiary or in favor of such Issuing Bank and relating to any such Letter of Credit

“Issuing Bank”

means each Party identified above as issuing banks and any Party which has become an Issuing Bank pursuant to Clause 6.13 (Appointment of additional Issuing Banks); provided, that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“Joinder”	means a document substantially in the form set out in Schedule 6 (Form of Joinder)

“Joint Venture”	means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership entity

(a) the Equity Interests in which are owned by two or more Persons that are not otherwise Affiliates, and

(b) less than a majority of the Equity Interests of which are owned by the Parent or a Subsidiary thereof; provided, however, that vessel charter, vessel hire, vessel service and similar agreements shall not constitute joint ventures

“Jones Act”	means the U.S. Shipping Act, 1916, as amended (46 U.S.C. § 50501)

“L/C Advance”	means, with respect to each Revolving Facility Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage

“L/C Borrowing”	means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of a Revolving Facility Loan

“L/C Credit Extension”	means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof

“L/C Obligations”

means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Clause 1.2.10 and Clause 1.2.11. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn

“L/C Proportion”

means, in relation to a Revolving Facility Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Revolving Commitment to the Available Revolving Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“L/C Sublimit”	means the aggregate Base Currency Amount of all Letters of Credit permitted to be issued under this Agreement, being $5,000,000 at the date of this Agreement

“Legal Opinion”	means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 34 (Changes to the Obligors)

“Lender”	means:

(a) any Original Lender; and

(b) any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 32 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement

“Letter of Credit”	means:

	(a)	a letter of credit in a form requested by a Borrower (or the Parent on its behalf) and agreed by the Issuing Bank which has agreed to issue such Letter of Credit (with a copy issued to the Agent); or

(b)

any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Parent on its behalf) and agreed by the Issuing Bank which has agreed to issue such Letter of Credit (with a copy issued to the Agent)

“Letter of Credit Application”	means, in relation to a Letter of Credit, an application and agreement for the issuance or amendment of a Letter of Credit in the form, from time to time, in use by the applicable Issuing Bank

“Letter of Credit Expiration Date”	means the day that is five (5) Business Days prior to the Termination Date

“Leverage Ratio”	has the meaning given to that term in Clause 28.5 (Financial Covenant definitions)

“LIBOR”	means, in relation to any Loan:

(a) the applicable Screen Rate; or

(b) (if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c) if:

(i) no Screen Rate is available for the currency of that Loan; and

(ii) no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; provided, that if the rate determined pursuant to the foregoing is less than 0.50%, LIBOR shall be deemed to be 0.50%

“LIBOR Loan”	means a Loan that bears interest based on LIBOR, EURIBOR or NIBOR

“Lien”	means, with respect to any asset:

(a) any mortgage, deed of trust, charge, pledge, lien, hypothecation, encumbrance, or security interest in, on or of such asset;

(b)

the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and

(c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities

“Loan”	means any Revolving Facility Loan, including a Swingline Loan, or Term Loan

“Maintenance Cash Collateral Account”

means the US Dollar denominated blocked account of the Original Borrower, opened with the Security Trustee in its New York office named “Maintenance Cash Collateral Account” with account number 13708003, as the same may be redesignated, substituted or replaced from time to time by the Security Trustee, which account may be used by the Group Members solely to deposit funds to comply with paragraph (h) of Clause 29.21.2;

“Majority Lenders”

means Lenders having more than 66-2/3% of the sum of (i) the Total Outstanding Borrowings (including, without limitation, participation interests in outstanding Swingline Loans and L/C Obligations), and (ii) the Available Revolving Facility; provided, however, that if at any time there are two or more Lenders hereunder that are not Affiliates or Related Funds, the above percentage shall remain 66-2/3% but “Majority Lenders” shall also include at least two Lenders that are not Affiliates or Related Funds; provided, further, that the Commitments, Loans and participation interests in outstanding Swingline Loans and L/C Obligations of any Defaulting Lender shall be excluded from such calculation

“Majority Revolving Lenders”

means Revolving Facility Lenders having more than 66-2/3% of the Total Revolving Facility Commitments (or, if the Total Revolving Facility Commitments have been reduced to zero, more than 66-2/3% of the sum of the outstanding principal amount of the Revolving Facility Loans, participation interests in Swingline Loans and participation interests in L/C Obligations); provided, however, that the Revolving Facility Commitments, Revolving Facility Loans and participation interests in outstanding Swingline Loans and L/C Obligations of any Defaulting Lender shall be excluded from such calculation

“Make Whole Premium”	means, in respect of any repayment or prepayment of the principal amount of any Term Loan prior to the Second Anniversary Closing Date, an amount equal to the greater of:

(a) two percent (2.00%) of the principal amount repaid or prepaid; and

(b)

the excess (if any) of (i) the present value at the date of such repayment or prepayment (the “Prepayment Date”) of (A) one-hundred and two percent (102.00%) of the principal amount repaid or prepaid and (B) all required interest payments (with the applicable interest rate being deemed to equal the sum of (x) the Adjusted LIBO Rate with an Interest Period of six (6) months, as determined on the date two (2) Business Days prior to the Prepayment Date, plus (y) the applicable Margin for LIBOR Loans) due on the principal amount repaid or prepaid through the Second Anniversary Closing Date (excluding accrued but unpaid interest to the Prepayment Date), computed using a discount rate equal to the applicable Treasury Rate as of such Prepayment Date plus 50 basis points, over (ii) the principal amount repaid or prepaid

“Manager”	Any entity controlled by any Obligor or any other entity specified as the commercial and technical manager of a Collateral Vessel, in each case, that is reasonably acceptable to the Majority Lenders

“Manager’s Undertaking”

means, in relation to a Collateral Vessel, the letter of undertaking from its Manager subordinating the rights of such Manager against that Collateral Vessel and the Obligor that owns such Collateral Vessel to the rights of the Finance Parties in form and substance reasonably acceptable to the Security Trustee

“Mandatory Borrowing”	has the meaning given to that term in Clause 9.3.2

“Margin”	means, in relation to any Loan or Unpaid Sum, 6.25% per annum for LIBOR Loans and 5.25% per annum for ABR Loans.

“Margin Stock”	has the meaning set forth in Regulation U issued by the Board of Governors of the United States Federal Reserve System

“Material Acquisition”	has the meaning given to that term in the definition of “Consolidated Adjusted EBITDA” contained in Clause 28.5 (Financial Covenant definitions)

“Material Adverse Effect”	means a material adverse effect on:

(a) the financial condition of the Group, taken as a whole, or the ability of the Group, taken as a whole, to perform its payment and other obligations under the Finance Documents; or

(b) the financial condition of the Obligors, taken as a whole, or the ability of the Obligors, taken as a whole, to perform their payment and other obligations under the Finance Documents; or

(c)

the validity or enforceability of, or the effectiveness or ranking of any Security or guarantee granted or purporting to be granted pursuant to, any of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents

“Material Company”	means, at any time:

(a) an Obligor; or

(b) a member of the Group that holds shares in an Obligor; or

(c)

any member of the Group which has Consolidated Adjusted EBITDA or has gross assets, net assets or total revenue (excluding intra-group items) representing five percent (5%), or more of the gross assets, net assets or total revenue of the Group, calculated on a consolidated basis.

Compliance with the conditions set out in paragraph (c) shall be determined by reference to the most recent Compliance Certificate supplied by the Parent and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group. However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by a Responsible Officer of the Parent as representing an accurate reflection of the revised Consolidated Adjusted EBITDA, gross assets, net assets or total revenue of the Group) for purposes of determining which Subsidiaries constitute Material Companies pursuant to paragraph (c) above

“Material Disposition”	has the meaning given to that term in the definition of “Consolidated Adjusted EBITDA” contained in Clause 28.5 (Financial Covenant definitions)

“Month”	means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to sub-clause (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period

“Moody’s”	means Moody’s Investors Service, Inc. or any successor thereto

“Mortgage”

means each first priority or, as the case may be, preferred mortgage or fleet mortgage, as applicable, over one or more Collateral Vessels entered into by each applicable Obligor in favor of the Security Trustee, including a declaration of pledge or deed of covenants as relevant, in form and substance reasonably satisfactory to the Security Trustee

“Multiemployer Plan”	means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) contributed to for any employees of each Obligor or any of its ERISA Affiliates

“Net Cash Proceeds”	means:

(a)

in connection with any Asset Sale, Total Loss or any other Recovery Event, the proceeds thereof in the form of cash and Cash Equivalent Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale, Total Loss or Recovery Event, net of reasonable attorneys’ fees, accountants’ fees, investment banking and advisor’s fees, amounts required to be applied to the repayment of Financial Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale, Total Loss or Recovery Event (other than any Lien pursuant to a Transaction Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable currently as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and

(b)

in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of reasonable attorneys’ fees, investment banking and advisor’s fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith

“New Lender”	has the meaning given to that term in Clause 32 (Changes to the Lenders)

“New Vessels”	has the meaning given to such terms in Clause 31 (Collateral Vessel Sale, Substitution and Addition)

“New York Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City

“NIBOR”	means, in relation to any Loan in NOK,

(a) the applicable Screen Rate;

(b) (if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c) if:

(i) no Screen Rate is available for the Interest Period of that Loan; and

(ii) it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for NOK for a period equal in length to the Interest Period of that Loan; provided, that if the rate determined pursuant to the foregoing is less than 0.50%, NIBOR shall be deemed to be 0.50%

“NOK”	means Norwegian krone.

“Non-Defaulting Lenders”	means, at any time, each Lender that is not a Defaulting Lender at such time

“Non-Recourse Debt”

means Indebtedness: (i) as to which neither the Parent nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable or has any obligations whatsoever as a guarantor, security provider or otherwise, or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Acquisition Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Indebtedness under this Agreement) of the Parent or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity

“Norway”	means the Kingdom of Norway

“Obligor”	means a Borrower or a Guarantor

“Obligors’ Agent”	means the Parent, as appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors’ Agent)

“Operating Leases”

means all real or personal property leases under which any Obligor or any of its Subsidiaries is bound or obligated as a lessee or sublessee and which, under GAAP, are not required to be capitalized on a balance sheet of such Obligor or Subsidiary; provided, that Operating Leases shall not include any such lease under which any Obligor is bound as the lessor or sublessor

“Optional Currency”

means, in relation to a Borrowing, sterling, euro or NOK if it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Borrowing Date for that Borrowing

“Original Budget”

means the rolling four (4) Financial Quarter cash flow projections and profit and loss statement forecast of the Parent, on a consolidated basis for the Group (to include detail of expected drawn balances under both (i) the Revolving Facility and (ii) the Intercompany Facility) for the period ending December 31, 2018, prepared by the Parent in respect of the Parent and its Subsidiaries and delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent)

“Original Financial Statements”	means:

(a)	in relation to the Parent and the Borrower, the audited consolidated income statement, balance sheet and statement of cash flows of the Parent for its Financial Year ended December 31, 2016;

(b)

the unaudited consolidated balance sheet of each of the Parent and the Borrower and the related consolidated statements of income, stockholders’ equity (deficit) and cash flows of each of the Parent and the Borrower for each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Parent and the Borrower subsequent to December 31, 2016 and ended at least 45 days prior to the Closing Date; and

(c)	in relation to any other Obligor, such financial statements (if any) as may be agreed to be delivered to the Agent pursuant to Clause 34 (Changes to the Obligors)

“Original Obligor”	means the Original Borrower or an Original Guarantor

“Original Swingline Lender”	means an Original Lender listed in Part 2B of Schedule 1 (The Original Parties) as a swingline lender

“Other Hedging Arrangement”

means any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit default swap or any other similar transaction (including any option with respect to any of these transactions), in each case, which is not a Hedging Agreement

“Out Of Class Vessel”

means any Vessel that (i) has failed to conduct a periodic dry-docking as required by an Approved Classification Society, and as to which no waiver, suspension or postponement by such Approved Classification Society has been granted; (ii) has an overdue survey required by an Approved Classification Society; or (iii) has outstanding overdue recommendations and/or conditions by an Approved Classification Society, which recommendations or conditions have not been waived or postponed by an Approved Classification Society; provided, that an Out of Class Vessel shall not include any Vessel (A) whose classification certificate is withdrawn or suspended by an Approved Classification Society or (B) that ceases to be classified with an Approved Classification Society for any reason

“Parent Change of Control”	has the meaning assigned to such term in the definition of “Change of Control” contained in this Clause 1.1

“Participant”	has the meaning given to that term in Clause 32.12 (Participations)

“Participant Register”	has the meaning given to that term in Clause 32.12 (Participations)

“Participating Member State”	means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union

“Party”	means a party to this Agreement

“PBGC”	means the United States Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA

“Permitted Acquisition”

means any acquisition (by merger, consolidation, asset purchase or otherwise) by any Group Member of any Vessel or all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person whose only material assets are Vessels, and related contracts, working capital and inventory, and (if the Equity Interests of such Person are to be acquired) such Person does not have any material actual or contingent liabilities (an “Acquisition”), if (and only if):

(a)	no Default is continuing or would result therefrom;

(b)	the Parent and its consolidated Subsidiaries are in Pro Forma Compliance, after giving effect to such proposed Acquisition, with Clause 28 (Financial Covenants);

(c)	the Parent and its consolidated Subsidiaries shall demonstrate that, prior to and after giving effect to such Acquisition, Total Liquidity shall be equal to at least $40,000,000;

(d)	with respect to the Acquisition of a New Vessel, the New Vessel Conditions are satisfied as determined by the Majority Lenders in their reasonable discretion;

(e)

with respect to the Acquisition of any Person or any division or line of business of any Person whose only material assets are Vessels (and related contracts, working capital and inventory), either (i) such Person, division or line of business generates (or is projected to generate) cash earnings sufficient to ensure the payment in full when due of all costs and expenses incidental to the Group’s ownership and operation of such Person, division or line of business for at least 12 months following the date of such Acquisition, or (ii) the Parent and its consolidated Subsidiaries shall demonstrate that, prior to and after giving effect to such Acquisition, Total Liquidity shall be equal to at least $50,000,000;

(f)

with respect to the Acquisition of any Vessel, such Vessel has a charter with a Person who is not a Related Party of a Group Member, and containing arm’s length terms which generates (or is projected to generate) cash earnings sufficient to ensure the payment in full when due of all costs and expenses incidental to the Group’s ownership and operation of such Vessel for at least 12 months following the date of such Acquisition; provided, however, that this clause (f) shall not apply if, prior to and after giving effect to such Acquisition, Total Liquidity shall be equal to at least $50,000,000; and

(g)

(i) no proceeds of any Loan or any Letter of Credit shall be used, directly or indirectly, to finance any portion of the consideration for such Acquisition, except with the prior written consent of the Majority Lenders, and (ii) the aggregate amount of the consideration paid (whether in cash, instruments, securities or other property) for all Acquisitions during the term of this Agreement shall not exceed the sum of (A) $20,000,000 plus (B) the amount then on deposit in the Acquisition Cash Collateral Account (such sum being the “Permitted Acquisitions Basket”), except with the prior written consent of the Majority Lenders (provided, that, for the avoidance of doubt, (x) the acquisition by any Obligor of a new Vessel using Equity Interests of the Parent and/or the cash proceeds of the issuance of such Equity Interests made after the Closing Date (together with, for the avoidance of doubt, all or any portion of the then-remaining Permitted Acquisitions Basket) as the consideration therefor, is not restricted by this clause (g), and (y) like-kind exchanges of vessels that are otherwise expressly permitted under the terms of this Agreement and the other Finance Documents are not restricted by this clause (g)).

“Permitted Acquisitions Basket”	has the meaning given to that term in the definition of “Permitted Acquisitions” contained in this Clause 1.1

“Permitted Capital Expenditures”	means customary or ordinary course Capital Expenditures made by:

(a)

any Group Member that owns any Vessel for purposes of (i) scheduled or required maintenance in respect of such Vessel, or (ii) satisfying (A) customer requirements that do not change the basic function, classification or type of such Vessel, and/or (B) applicable law, or (iii) prudent operating standards or customary practices applicable to maritime vessels of the same type as the Vessels, or

(b)

any Group Member for purposes of (i) improving or maintaining information technology and other ordinary course business requirements (other than with respect to Vessels), in an amount not to exceed (A) $2,000,000 in the aggregate in any Financial Year and (B) $5,000,000 in the aggregate during the term of this Agreement (provided, that such dollar limitations shall not include any such Capital Expenditures that are made for the benefit of, and reimbursed in cash by, any Unrestricted Acquisition Subsidiaries), or (ii) relocation and transfer expenses for employees of any Group Member, in an amount not to exceed $500,000 in the aggregate in any Financial Year

“Permitted Subordinated Indebtedness”	means Financial Indebtedness of the Parent which:

(a)

provides that all interest, fees and other amounts payable in connection therewith shall not be payable other than by way of the capitalization of such amounts while the Facilities (other than contingent indemnification or expense reimbursement obligations for which a claim has not yet been asserted) are outstanding;

(b)	does not mature, and is not subject to mandatory repurchase, redemption or amortization, in each case, prior to the date that is six (6) months after the Termination Date;

(c)	is not secured, directly or indirectly, by any assets of any Obligor or any of its Subsidiaries;

(d)

is not exchangeable or convertible into Financial Indebtedness of any Obligor or any of its Subsidiaries (other than Financial Indebtedness which would qualify as “Permitted Subordinated Indebtedness” hereunder) or Disqualified Stock;

(e)	is not guaranteed by any other Group Member; and

(f)

is expressly subordinated to the obligations owed to the Finance Parties under the Finance Documents pursuant to a subordination agreement in form and substance reasonably satisfactory to the Agent and to the Majority Lenders

“Permitted Vessel Security”	means:

(a)

mechanics’, materialmen’s, landlords’, supplier’s and repairmen’s and similar Liens imposed by law or pursuant to customary retentions of title, arising in the ordinary course of business and not as a result of any default or omission by the relevant member of the Group, and securing obligations not more than 30 days overdue;

	(b)	Liens on Collateral Vessels created or to be created hereunder in favor of the Security Trustee;

(c)
Liens imposed by law for crews’ wages (including the wages of the master of the Collateral Vessel) not more than 30 days overdue that are either discharged in the ordinary course of business or are being contested in good faith and by appropriate proceedings diligently conducted or other acts by an Obligor and such Obligor shall have set aside on its books adequate reserves with respect to such Lien (to the extent required by GAAP) and so long as such deferment in payment shall not subject the Collateral Vessel to sale, forfeiture or loss;

(d)

Liens imposed by law for salvage (including contract salvage) or general average, and Liens for wages of stevedores employed by the owner of the Collateral Vessel, the master of the Collateral Vessel or a charterer or lessee of such Collateral Vessel, if any such Lien is being contested in good faith and by appropriate proceedings diligently conducted or other acts by an Obligor and such Obligor shall have set aside on its books adequate reserves with respect to such Lien (to the extent required by GAAP) and so long as such deferment in payment shall not subject the Collateral Vessel to sale, forfeiture or loss;

(e)

Liens imposed by law for damages arising from maritime torts which are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of an Obligor with the appropriate court or other tribunal to prevent the arrest or secure the release of the Collateral Vessel from arrest, provided, that any such Lien is being contested in good faith and by appropriate proceedings or other acts by an Obligor, and such Obligor shall have set aside on its books adequate reserves with respect to such Lien (to the extent required by GAAP) and so long as such deferment in payment shall not subject the Collateral Vessel to sale, forfeiture or loss;

(f)	charters or subcharters expressly permitted under this Agreement in the ordinary course of business; and

(g)	Liens existing on the date hereof and described in Schedule 16 (Existing Liens)

“Platform”	means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system

“Pledged Collateral”	has the meaning given to that term in each Share Security except in respect of GMUK and GMNS where such term means the Secured Assets (as defined in the Share Security relating to such Obligors)

“Pre-Approved Classification Society”	means the American Bureau of Shipping and DNV GL

“Prepayment Date”	has the meaning given to that term in the definition of “Make Whole Premium” contained in this Clause 1.1

“Prepayment Event”	has the meaning given to that term in Clause 15.7.1

“Prepayment Premium”	has the meaning given to that term in Clause 15.7.1

“Prime Rate”

means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the U.S. prime rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Lenders may make commercial loans or other loans at rates of interest at, above or below the Prime Rate

“Pro Forma Compliance”

means, with respect to any event, that the applicable Obligor is in pro forma compliance with each of the financial covenants set forth in Clause 28.1 (Financial covenants) hereof, recomputed as if the event with respect to which Pro Forma Compliance is being tested had occurred on the first day of each relevant period with respect to which current compliance with any such financial covenant would be determined (for example, in the case of any such financial covenant based on Consolidated Adjusted EBITDA, as if such event had occurred on the first day of the four fiscal quarter period ending on the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Clause 27.1 (Financial statements) hereof). Pro forma calculations made pursuant to this definition that require the calculation of Consolidated Adjusted EBITDA on a pro forma basis will be made in accordance with the last paragraph of the definition of such term, except that, when testing Pro Forma Compliance with respect to any acquisition or disposition, references to Material Acquisition and Material Disposition in such last paragraph will be deemed to include such acquisition and disposition

“Projections”	has the meaning given to that term in Clause 26.11.1

“Promissory Note”

means a promissory note delivered to each Lender by the Original Borrower as a condition precedent to the Closing Date or any other additional, substitute or replacement promissory note delivered by a Borrower under this Agreement

“Qualified ECP Guarantor”

means, in respect of any Swap Obligation, each Obligor that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act

“Quarter Date”	means each March 31, June 30, September 30 and December 31, the first such Quarter Date being December 31, 2017

“Quarterly Forecast”	has the meaning given to that term in Clause 27.13.1

“Quotation Day”	means, in relation to any period for which an interest rate is to be determined:

(a) (if the currency is sterling) the first day of that period;

(b) (if the currency is euro) two (2) TARGET Days before the first day of that period; or

(c) (for any other currency) two (2) Business Days in London, England before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days)

“Recovery Event”

means any settlement of or payment in respect of any Collateral Vessel damage, any casualty insurance claim relating to any Collateral Vessel, or any condemnation proceeding relating to any Collateral Vessel

“Rederi Intercreditor Agreement”	means the Intercreditor and Subordination Agreement substantially in the form of Schedule 14 hereto, dated as of the Agreement Date, by and among, inter alios, the Agent and each of the Group Members

“Reference Bank”	means, in relation to LIBOR, EURIBOR or NIBOR, the principal London office of DNB Bank ASA

“Reference Bank Rate”	means the rate (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Bank:

(a) in relation to LIBOR, as the rate at which the Reference Bank could borrow funds in the London interbank market;

(b) in relation to EURIBOR, as the rate at which the Reference Bank could borrow funds in the European interbank market; or

(c) in relation to NIBOR, as the rate at which the Reference Bank could borrow funds in the Norwegian interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period

“Reference Bank Quotation”	means any quotation supplied to the Agent by the Reference Bank

“Reference Period”	has the meaning given to that term in the definition of “Consolidated Adjusted EBITDA” contained in Clause 28.5 (Financial Covenant definitions)

“Register”	has the meaning given to that term in Clause 32.11 (Register)

“Related Fund”

in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund

“Related Parties”

means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, attorneys, accountants, advisors and representatives of such Person and of such Person’s Affiliates

“Relevant Interbank Market”	means:

(a) in relation to euro, the European interbank market;

(b) in relation to NOK, the Norwegian interbank market;

	(c)	in relation to sterling and US Dollars, the London interbank market;

	(d)	in relation to any other currency, the London interbank market

“Relevant Jurisdiction”	means, in relation to an Obligor:

	(a)	its jurisdiction of incorporation;

	(a)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated; and

	(c)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it

“Relevant Obligations”	has the meaning given to that term in Clause 32.6.3

“Relevant Period”	means, subject to Clause 28.1.6(b), each period of twelve months ending on or about the last day of each Financial Quarter

“Reliance Parties”	means the Agent, the Arranger, the Security Trustee, each Issuing Bank, each Hedge Counterparty, each Original Lender and each person which becomes a Lender on the date of this Agreement

“Reorganization Plan”	means the Amended Chapter 11 Plan of Reorganization Of GulfMark Offshore, Inc., attached as Exhibit A (Docket No. 328-1) to the Reorganization Plan Confirmation Order

“Reorganization Plan Confirmation Order”

means the Bankruptcy Court’s order confirming the Reorganization Plan entered on October 4, 2017 as Docket No. 328, in the Bankruptcy Proceeding, which order, inter alia, authorized and approved the Parent’s entry into and performance under this Agreement

“Replacement Lender”	has the meaning given to that term in Clause 45.3.1

“Required Lenders”

means Lenders having more than 66-2/3% of the sum of (i) the Total Outstanding Borrowings (including, without limitation, participation interests in outstanding Swingline Loans and L/C Obligations), and (ii) the Available Revolving Facility; provided, however, that the Commitments, Loans and participation interests in outstanding Swingline Loans and L/C Obligations of any Defaulting Lender shall be excluded from such calculation

“Restricted Person”

means a Person that is (i) listed on, or directly or indirectly owned or controlled by, or acting on behalf of, at the direction or for the benefit of, a Person listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); (ii) domiciled or ordinarily resident in, incorporated under the laws of, or directly or indirectly owned or controlled by, or acting on behalf of, at the direction or for the benefit of, a Person domiciled or ordinarily resident in or organized under the laws of, a country or territory that is the target of comprehensive, country-wide or territory-wide Sanctions; or (iii) otherwise a target of Sanctions (whether designated by name or by reason of being included in a class of persons). For the purposes of this definition, “owned” or “controlled” shall be interpreted in accordance with the guidance, from time to time, of the Sanctions Authorities

“Restricted Subsidiary”	means any Subsidiary of the Parent that is not an Unrestricted Acquisition Subsidiary. Each of the Obligors shall at all times be deemed to be a Restricted Subsidiary

“Resignation Effective Date”	has the meaning given to that term in Clause 35.12.2

“Resignation Letter”	means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter)

“Responsible Officer”	means the chief executive officer, president or chief financial officer of a Guarantor or a Borrower, as applicable

“Retiring Guarantor”	has the meaning given to that term in Clause 25.9 (Release of Guarantors’ right of contribution)

“Retiring Obligor”	has the meaning given to that term in Clause 25.11.4

“Revolving Facility”	means the revolving loan and letter of credit facility made available under this Agreement as described in Clauses 2.1.2, 2.1.3 and 6.1 (The Letter of Credit Commitment)

“Revolving Facility Commitment”	means:

(a)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Revolving Facility Commitment” in Part 2A of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement; and

(b) in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement,

in each case, to the extent not cancelled or reduced (including, without limitation, automatic reductions under Clause 2.2 (Automatic Commitment Reductions), voluntary reductions under Clause 13.3 (Voluntary cancellation) and mandatory reductions under Clause 14 (Mandatory Prepayment)) or transferred by it under this Agreement

“Revolving Facility Lender”

means any Lender with (i) a Revolving Facility Commitment or (ii) if the Revolving Facility Commitments have terminated, a Revolving Facility Loan or a participation interest in any Letter of Credit, any Swingline Loan or any Unreimbursed Amount

“Revolving Facility Loan”	means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan

“S&P”	means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor thereto

“Sanctions”

means any trade, financial or economic sanctions laws, regulations, embargoes, orders or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union and the member states of the European Union; (iv) the United Kingdom; (v) Norway; or (vi) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (together “Sanctions Authorities”)

“Sanctions Authorities”	has the meaning given to such term in the definition of “Sanctions” contained in this Clause 1.1

“Sanctions List”

means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the Consolidated List of Financial Sanctions Targets issued by Her Majesty’s Treasury, or any similar or equivalent published list or Sanctions designation or target listed, issued, maintained, adopted or made public by any of the Sanctions Authorities, as the same may be amended, supplemented or substituted from time to time.

“Screen Rate”	means:

(a)

in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate);

(b)

in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(c)

in relation to NIBOR, the Norwegian offered quotation for deposits in NOK administered by Thomson Reuters (or any other person which takes over the administration of that rate) for the relevant period displayed on page NIBR of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or in each case, on any successor or substitute page on such screen which displays that rate or, if such rate does not appear on such page or screen, on the appropriate page of such other information service which publishes that rate from time to time as selected by the Agent in its reasonable discretion after consultation with the Parent, provided that, if any such rate is not available at such time for any reason (including if the Agent reasonably determines that LIBOR has been discontinued), then LIBOR, EURIBOR or NIBOR for the applicable Interest Period shall be a comparable or successor rate selected by the Agent, with the consent of the Majority Lenders, after consultation with the Parent.

“SEC”	means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions

“Second Anniversary Closing Date”	means November 14, 2019

“Second Currency”	has the meaning given to that term in Clause 22.1.1

“Secured Parties”	means each Finance Party from time to time party to this Agreement or any other Finance Document

“Security”	means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect

“Security Agreement”

means each security agreement executed and delivered to the Security Trustee or Agent by one or more Obligors, dated as of the Agreement Date, and any other security agreement executed on or after the Closing Date by any Obligor in favor of the Security Trustee or Agent, as the same may from time to time be amended, amended and restated, supplemented or otherwise modified

“Semi-Annual Date”	has the meaning given to that term in Clause 2.2.1

“Senior Management”

means, with respect to any Person, the chairman of the board of directors, the president, the chief executive officer, the chief financial officer, the chief accounting officer or the general counsel of such Person

“Shareholders Equity”	has the meaning given to that term in Clause 28.5 (Financial Covenant definitions)

“Share Security”

means, in respect of each Obligor (other than the Parent), a document creating Security in favor of the Security Trustee over the Equity Interests of such Obligor and related assets as security for the Obligors’ obligations under the Finance Documents

“Shipping Documents”	means each Mortgage and exhibit or schedule with respect thereto and the other documents listed in paragraph 6 of Schedule 2 (Conditions Precedent)

“Significant Subsidiary”	has the meaning given to that term in Regulation S-X of the Securities Act of 1933, as amended

“SMC”	means a valid safety management certificate issued for a Collateral Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code

“Specified Time”	means a time determined in accordance with Schedule 9 (Timetables)

“Sponsor Affiliate”

means the Parent, each of its Affiliates, any trust of which the Parent or any of its Affiliates is a trustee, any partnership of which the Parent or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Parent or any of its Affiliates

“Spot Rate of Exchange”	means:

(a) in relation to the Agent, its spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day;

(b)

in relation to an Issuing Bank, its spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day

“Statutory Reserve Rate”

means, at any time, for any LIBOR Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the Board) under regulations issued from time to time by the Board or other applicable banking regulator. Without limiting the effect of the foregoing, the Statutory Reserve Rate shall reflect any other reserves required to be maintained by member banks of the Federal Reserve System with respect to (i) any category of liabilities which includes deposits by reference to which the applicable LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Loans. A LIBOR Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Loans shall be adjusted automatically on and as of the effective date of any change in the Statutory Reserve Rate

“Subsidiary”

means, with respect to any Person at any date, subject to Clause 1.2.12, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interest representing more than 50% of the equity and more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled by the Parent or one or more Subsidiaries of the Parent or by the Parent and one or more Subsidiaries of the Parent. “Subsidiaries” shall be construed accordingly

“Subsidiary Change of Control”	has the meaning assigned to such term in the definition of “Change of Control” contained in this Clause 1.1

“Sum”	has the meaning given to that term in Clause 22.1.1

“Swap Obligation”

means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act

“Swingline Commitment”	means:

(a)

in relation to an Original Swingline Lender, the amount in the Base Currency set opposite its name under the heading “Swingline Commitment” in Part 2C of Schedule 1 (The Original Parties) and the amount of any other Swingline Commitment transferred to it under this Agreement; and

(b) in relation to any other Swingline Lender, the amount of any Swingline Commitment transferred to it under this Agreement,

in each case, to the extent not cancelled or reduced or transferred by it under this Agreement

“Swingline Facility”

means the swingline loan facility made available under this Agreement as described in Clause 9 (Swingline Loans). For the avoidance of doubt, the Swingline Facility is a sub-facility of the Revolving Facility

“Swingline Lender”	means:

(a) an Original Swingline Lender; or

(b) any other person that becomes a Swingline Lender after the date of this Agreement as described in Clause 32 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement

“Swingline Loan”	means a loan made or to be made under the Swingline Facility or the principal amount outstanding for the time being of that loan

“Swingline Sublimit”	means the aggregate of the Swingline Commitments being $12,500,000 at the date of this Agreement

“TARGET2”	means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007

“TARGET Day”	means any day on which TARGET2 is open for the settlement of payments in euro

“Tax”

means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto

“Term”	means each period determined under this Agreement for which an Issuing Bank is under a liability under a Letter of Credit

“Term Facility”	means the term loan facility made available under this Agreement as described in Clause 2.1.1

“Term Facility Commitment”	means:

(a)

in relation to a Term Lender, the amount in the Base Currency set opposite its name under the heading “Term Facility Commitment” in Part 2B of Schedule 1 (The Original Parties) and the amount of any other Term Facility Commitment transferred to it under this Agreement, and

(b) in relation to any other Lender, the amount in the Base Currency of any Term Facility Commitment transferred to it under this Agreement,

in each case, to the extent not cancelled or reduced or transferred by it under this Agreement

“Termination Date”	means the date falling five (5) years from the date of this Agreement

“Term Lender”	means any Lender with a Term Facility Commitment or a Term Loan

“Term Loan”	means a loan made or to be made under the Term Facility or the principal amount outstanding for the time being of that loan

“Third Anniversary Closing Date”	means November 14, 2020

“Third Party Disposal”	has the meaning given to that term in Clause 34.3.1

“Total Indebtedness”	has the meaning given to that term in Clause 28.5 (Financial Covenant definitions)

“Total Liquidity”	has the meaning given to that term in Clause 28.5 (Financial Covenant definitions)

“Total Loss”	means, in relation to any Collateral Vessel:

(a) the actual, constructive, compromised, agreed, arranged or other total loss of such Collateral Vessel;

(b)

any expropriation, confiscation, requisition or acquisition of such Collateral Vessel, whether for full consideration, a consideration less than its Appraised Value, a nominal consideration or without any consideration, which is effected by any Governmental Authority or official authority or by any Person or Persons claiming to be or to represent a Governmental Authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of any Obligor; or

(c)

any arrest, capture, seizure or detention of such Collateral Vessel (including any hijacking or theft) unless it is within one (1) month from the Total Loss Date redelivered to the full control of any Obligor

“Total Loss Date”	means:

(a) in the case of an actual loss of any Collateral Vessel, the date on which it occurred or, if that is unknown, the date when such Collateral Vessel was last heard of;

(b)

in the case of a constructive, compromised, agreed or arranged total loss of any Collateral Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of such Collateral Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of any Obligor with such Collateral Vessel’s insurers in which the insurers agree to treat such Collateral Vessel as a total loss; or

(c) in the case of any other type of Total Loss, on the date (or the most likely date) on which it appears to the Agent, in its good faith judgment, that the event constituting the Total Loss occurred

“Total Outstanding Borrowings”

means, as of any date of determination, the aggregate amount of (A) the outstanding principal amount of Loans as of such date of determination; and (B) the L/C Obligations as of such date of determination

“Total Revolving Facility Commitments”	means the aggregate of the Revolving Facility Commitments, being $25,000,000 as of the Agreement Date

“Total Term Facility Commitments”	means the aggregate of the Term Facility Commitments, being $100,000,000 as of the Agreement Date

“Transaction Security”	means the Security created or expressed to be created in favor of the Security Trustee pursuant to the Transaction Security Documents

“Transaction Security Documents”

means each of the documents listed as being a Transaction Security Document in paragraph 3(c) of Schedule 2 (Conditions Precedent), and any additional security document required to be delivered to the Agent or the Security Trustee hereunder, including, without limitation, under Clauses 34.2 (Additional Borrowers) and 34.4 (Additional Guarantors), together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents

“Transfer Certificate”	means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent

“Transfer Date”	means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent

“Treasury Rate”

means, as of any Prepayment Date, the yield to maturity as of such Prepayment Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the Prepayment Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Prepayment Date to the Second Anniversary Closing Date; provided, however, that if the period from the Prepayment Date to the Second Anniversary Closing Date is less than one (1) year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one (1) year shall be used

“Type”	means, with respect to a Loan, its character as an ABR Loan or a LIBOR Loan

“UCC”

means the Uniform Commercial Code as from time to time in effect in the State of New York, or, if the Uniform Commercial Code in any other State of the United States is mandatorily applicable with respect to any particular matter, the Uniform Commercial Code as from time to time in effect in such other State of the United States

“UCP”	means the Uniform Customs and Practice for Documentary Credits, 2007 revision, International Chamber of Commerce Publication No. 600, as the same may be amended and in effect from time to time

“United States” or “US”	means the United States of America

“Unpaid Sum”	means any sum due and payable but unpaid by an Obligor under the Finance Documents

“Unreimbursed Amount”	has the meaning given to that term in Clause 6.3.1

“Unrestricted Acquisition Subsidiary”

means a bankruptcy-remote, newly incorporated, special purpose, Wholly Owned Subsidiary of the Parent (other than an Obligor or a direct or indirect parent company of an Obligor) that is formed or acquired after the Closing Date by the Parent or a Subsidiary of the Parent (other than (a) a Borrower or any of its Subsidiaries and (b) an Obligor that owns a Collateral Vessel) whose only material assets from time to time may be vessels (and related contracts, working capital and inventory) that are not (x) Collateral Vessels or (y) any other Vessels that were owned by any other Group Member at any time (unless in the case of this clause (y), (1) such Vessel is not a Collateral Vessel, (2) each such Vessel is purchased by such Unrestricted Acquisition Subsidiary (on an arm’s length basis and customary terms for such types of sales) solely with cash, which purchase price is payable in full on the date of completion of such purchase, (3) such purchase price is not less than the highest valuation provided by at least two Approved Brokers reasonably chosen by the Majority Lenders and (4) the Net Cash Proceeds of each such sale are applied on the date of completion of such sale as a mandatory prepayment of the Term Loans, including payment of any applicable Make Whole Premium or Prepayment Premium) and is designated by the Parent in writing to the Agent as an Unrestricted Acquisition Subsidiary at the time it becomes a Subsidiary of the Parent, but only to the extent that such Subsidiary:

(i) has no Financial Indebtedness other than Non-Recourse Debt;

(ii)

is not a party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary unless (A) the terms of any such agreement, contract, arrangement or understanding are management, administrative, personnel and advisory services on arm’s length terms and no less favorable to the Parent or such Restricted Subsidiary that those that might be obtained at the time from Persons who are not Affiliates of the Parent and (B) any amounts payable by such Subsidiary pursuant to any such agreement, contract, arrangement or understanding (including, without limitation, fees for management and administrative services, allocation of overhead and similar intercompany services) are paid in cash by such Subsidiary no less frequently than quarterly;

(iii)

is a Person with respect to which neither the Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation owed to, or otherwise with respect to, such Subsidiary (except as set forth in clause (ii) above), including, without limitation, (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(iv) does not guarantee, secure or otherwise directly or indirectly provide credit support for any Financial Indebtedness of the Parent or any of its Restricted Subsidiaries; and

(v) does not at any time own (directly or indirectly, in whole or in part) any Equity Interests or other Investments in any Restricted Subsidiary

“US Dollar” or “$”	means the lawful currency of the United States

“Valuation Delivery Date”	has the meaning given to that term in Clause 29.24.1

“Vessel”	means any Collateral Vessel or other similar vessel owned by any Group Member

“Vessel Cash Collateral Account”

means the US Dollar denominated blocked account of the Original Borrower, opened with the Security Trustee in its New York office named “Vessel Cash Collateral Account” with account number 13708002, as the same may be redesignated, substituted or replaced from time to time by the Security Trustee

“Vessel Insurances”

in relation to a Collateral Vessel, means all policies and contracts of insurance (including but not limited to hull and machinery, all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with that Collateral Vessel or her increased value and (where the context permits) all benefits thereof, including all claims of any nature and rights to returns of premium and any rights in relation to any claim whether or not the relevant policy, contract, insurance or entry has expired on or before the date of this Agreement

“Website Lenders”	has the meaning given to that term in Clause 41.7.1

“Weighted Average Life”	means, when applied to any Financial Indebtedness at any date, the number of years obtained by dividing:

(a)

the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Financial Indebtedness

“Wholly Owned Subsidiary”

means with respect to any Person, any other Person 100% of whose Equity Interests are at the time owned by such Person directly or indirectly through other Persons 100% of whose Equity Interests (excluding directors’ qualifying shares) are at the time owned, directly or indirectly, by such Person

“Write-Down and Conversion Powers”

means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule

1.2	Construction

1.2.1	Unless a contrary indication appears, a reference in this Agreement to:

(a)

the “Agent”, an “Arranger”, any “Finance Party”, any “Hedge Counterparty”, any “Lender”, any “Issuing Bank”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Trustee” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Trustee, any person for the time being appointed as Security Trustee or Security Trustees in accordance with the Finance Documents;

(b)	a document in “agreed form” is a document which is agreed in writing by or on behalf of the Parent and the Agent;

(c)	“assets” includes present and future properties, revenues and rights of every description;

(d)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(e)

“guarantee” means (other than in Clause 25 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(f)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(g)	an “Interest Period” includes each period determined under this Agreement by reference to which interest on a Loan is calculated;

(h)	a “Lender” includes a Swingline Lender unless the context otherwise requires;

(i)

“Person” or “person” means a firm, corporation, partnership (limited or general), limited liability company, business association, natural person, sole proprietorship, joint venture, unincorporated organization, association, institution, public benefit corporation, trust or other entity of any kind, whether similar or dissimilar to any of the foregoing, and any Governmental Authority;

(j)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization;

(k)	a provision of law is a reference to that provision as amended or re-enacted;

(l)	a time of day is a reference to New York time; and

(m)	a “lease” includes a vessel charter.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4

A Borrower providing “cash cover” for a Letter of Credit means a Borrower paying an amount in the currency of the Letter of Credit to an account in the name of such Borrower and the following conditions being met:

(a)	the account is with the Issuing Bank for which that cash cover is to be provided;

(b)

until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit; and

(c)

such Borrower has executed a security document over that account, in form and substance reasonably satisfactory to the Finance Party with which that account is held, creating a first ranking security interest over that account.

1.2.5

In this Agreement, reference to any legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing in or of the United States is deemed, in respect of any jurisdiction other than the United States, to include that which most approximates in that jurisdiction to the legal term in the United States.

1.2.6	A Borrower “repaying” or “prepaying” a Letter of Credit means:

(a)	that Borrower providing cash cover for that Letter of Credit;

(b)	the maximum amount payable under that Letter of Credit being reduced or cancelled in accordance with its terms; or

(c)	the applicable Issuing Bank being satisfied that it has no further liability under that Letter of Credit,

and the amount by which a Letter of Credit is repaid or prepaid under paragraphs (a) and (b) above is the amount of the relevant cash cover, reduction or cancellation.

1.2.7	An amount borrowed includes any amount utilized by way of Letter of Credit.

1.2.8	A Lender funding its portion of a Borrowing includes a Lender participating in a Letter of Credit or a Swingline Loan.

1.2.9	Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit.

1.2.10	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be drawn by the relevant beneficiary in respect of that Letter of Credit at that time.

1.2.11	A Borrower’s obligation on Borrowings becoming “due and payable” includes such Borrower repaying any Letter of Credit in accordance with paragraph 1.2.6 above.

1.2.12

All references to the Group, a Group Member or Subsidiary of the Parent in Clause 26 (Representations) (other than Clauses 26.12.3, 26.12.5, 26.15 (Environmental laws), 26.21 (Group Structure Chart), 26.26 (Anti-corruption laws), and 26.27 (Sanctions and Anti-Money Laundering Laws)), Clause 28 (Financial Covenants) and Clause 29 (Covenants) (other than Clauses 29.2 (Compliance with laws), 29.3 (Environmental compliance and Environmental Claims), 29.5 (Taxation), 29.26 (Sanctions), 29.27 (Anti-corruption law), and 29.31 (Transactions with Affiliates)), and any defined terms used therein, shall be deemed to exclude all Unrestricted Acquisition Subsidiaries.

1.3	Third party rights

1.3.1

The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Obligors and the Finance Parties with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Finance Documents.

1.3.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.4	Accounting Terms; GAAP

1.4.1

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10 (or any other Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of each Borrower or any Subsidiary at “fair value”, as defined therein.

1.4.2

Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of any Financial Covenant, and either an Obligor or the Majority Lenders shall so request, the Agent, the Lenders and the Obligors shall negotiate in good faith to amend such Financial Covenant to seek to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided, that if no agreement on any such change is reached within 60 days of any such request, such Financial Covenant shall be computed in accordance with GAAP as so amended.

1.4.3

Notwithstanding any other provision contained herein, all items of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in GAAP occurring after the Closing Date as a result of the adoption of any proposals set forth in the proposed Accounting Standards Update, Leases (Topic 842): a revision of the 2010 proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on May 16, 2013, or any other proposals issued by the Financial Accounting Standards Board in connection herewith, in each case, if and to the extent any such change would require treating any lease (or similar arrangement conveying the right to use) as a Capitalized Lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the Closing Date.

SECTION 2

THE FACILITIES

2.	The Facilities

2.1	The Facilities

2.1.1

Subject to the terms and conditions of this Agreement, each Term Lender severally agrees to make a Term Loan to the Original Borrower in the Base Currency on the Closing Date in the amount of such Term Lender’s Term Facility Commitment and in an aggregate amount for all Term Lenders not to exceed the Total Term Facility Commitments. The Term Loans shall be made simultaneously by the Term Lenders in accordance with their respective share of the Total Term Facility Commitments. Amounts borrowed under this Clause 2.1.1 and repaid or prepaid may not be reborrowed. Term Loans may be ABR Loans or LIBOR Loans, as further provided herein.

2.1.2

Subject to the terms and conditions of this Agreement, on any Business Day during the Availability Period, each Revolving Facility Lender severally agrees to make Revolving Facility Loans to the Borrowers from time to time in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Facility Commitment; provided, however, that after giving effect to any Revolving Facility Loans, (i) the Base Currency Amount of all outstanding Borrowings under the Revolving Facility shall not exceed the Total Revolving Facility Commitments in the Base Currency, and (ii) the aggregate outstanding amount of the Revolving Facility Loans of any Revolving Facility Lender, plus such Revolving Facility Lender’s Applicable Revolving Credit Percentage of the outstanding amount of all L/C Obligations and Swingline Loans, shall not exceed such Revolving Facility Lender’s Revolving Facility Commitment; provided, further, that for purposes of calculating the outstanding Borrowings under the Revolving Facility pursuant to this Clause 2.1.2, the Base Currency Amount of each Revolving Facility Lender’s participation in all outstanding Borrowings under the Revolving Facility that are denominated in an Optional Currency, if any, shall be deemed to equal 105% of such Base Currency Amount. Within the limits of each Revolving Facility Lender’s Revolving Facility Commitment and Available Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Clause 2.1.2, prepay under Clause 13.4 (Voluntary prepayment of Loans), and reborrow under this Clause 2.1.2. Revolving Facility Loans may be ABR Loans or LIBOR Loans, as further provided herein.

2.1.3

Subject to the terms and conditions of this Agreement, including Clause 9 (Swingline Loans), on any Business Day during the Availability Period, each Swingline Lender, in its individual capacity, severally agrees to make Swingline Loans to the Borrowers; provided, however, that after giving effect to any Swingline Loan, (i) the aggregate outstanding principal amount of all Swingline Loans shall not exceed the Swingline Sublimit, (ii) the Base Currency Amount of all outstanding Borrowings under the Revolving Facility shall not exceed the Total Revolving Facility Commitments in the Base Currency, and (iii) in respect of each Swingline Lender, the sum of (A) the aggregate outstanding principal amount of the Swingline Loans made by such Swingline Lender, (B) the aggregate outstanding principal amount of the other Revolving Facility Loans of such Swingline Lender (in its capacity as a Revolving Facility Lender), and (C) such Lender’s Applicable Revolving Credit Percentage of the outstanding amount of all L/C Obligations and all Swingline Loans made by any other Swingline Lender, shall not exceed such Lender’s Revolving Facility Commitment. Amounts borrowed under this Clause 2.1.3 and repaid or prepaid may be reborrowed in accordance with the provisions of this Agreement.

2.2	Automatic Commitment Reductions

2.2.1

The Total Revolving Facility Commitments shall automatically and permanently be reduced in increments of $3,125,000, on a semi-annual basis, with the first such reduction occurring on the Third Anniversary Closing Date, and thereafter on each date that is six (6) months after the prior reduction date (each such date, a “Semi-Annual Date”). Each such reduction shall reduce the Revolving Facility Commitments of the Revolving Facility Lenders on a pro rata basis.

2.2.2

On each Semi-Annual Date, the Swingline Sublimit shall automatically and permanently be reduced by $1,562,500. Each such reduction shall reduce the Swingline Commitments of the Swingline Lenders on a pro rata basis.

2.3	Repayments for Automatic Reductions

2.3.1

If, after giving effect to any reduction of the Total Revolving Facility Commitments on any Semi-Annual Date pursuant to Clause 2.2.1, the Total Outstanding Borrowings will exceed the Total Revolving Facility Commitments, the Agent shall notify the Borrowers of such excess Total Outstanding Borrowings in writing and, within three (3) Business Days following receipt of such notice, the Borrowers will repay Revolving Facility Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount not less than such excess Total Outstanding Borrowings, together with accrued interest on the amount repaid and, subject to Clause 18.4 (Break Costs), without premium or penalty.

2.3.2

If, after giving effect to any reduction of the Swingline Commitments on any Semi-Annual Date pursuant to Clause 2.2.2, the outstanding principal amount of the Swingline Loans will exceed the Swingline Sublimit, the Agent shall notify the Borrowers of such excess in writing and, within three (3) Business Days following receipt of such notice, the Borrowers will repay Swingline Loans in an aggregate amount not less than such excess, together with accrued interest on the amount repaid and without premium or penalty.

2.4	Finance Parties’ rights and obligations

2.4.1

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.4.2

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.5	Obligors’ Agent

2.5.1

Each Obligor (other than the Parent) by its execution of this Agreement or a Joinder irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorizes:

(a)

the Parent on its behalf to supply all information concerning itself required by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Borrowing Requests and Letter of Credit Applications), to execute on its behalf any Joinder, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(b)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Borrowing Requests and Letter of Credit Applications) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

2.5.2

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	Purpose

3.1	Purpose

3.1.1

Subject to Clause 3.1.2, each Borrower shall apply all amounts borrowed by it under the Facilities towards (x) refinancing the Indebtedness under the Existing Facilities and (y) the general corporate and working capital purposes of the Group (including, without limitation, pursuant to unsecured intercompany loans made by the Original Borrower to (and the issuance of Letters of Credit for the benefit of) GMA and other Subsidiaries, as co-borrowers, under the Intercompany Facility in accordance with the terms and conditions thereof), but not towards:

(a)	repayment or prepayment of other Financial Indebtedness;

(b)	in support of any program or issuance of commercial paper; or

(c)	except with the prior written consent of the Majority Lenders, funding any Distributions, Acquisitions or other Investments by any Obligor (or the financing of any of the foregoing).

For the avoidance of doubt, the foregoing shall not restrict (1) the use of any Borrowings to finance Permitted Capital Expenditures, (2) the acquisition by any Obligor of a new vessel using Equity Interests of the Parent and/or the cash proceeds of the issuance of such Equity Interests as the sole consideration therefor, or (3) like-kind exchanges of vessels that are otherwise permitted under the terms of this Agreement and the other Finance Documents.

3.1.2	The Original Borrower shall apply the first Borrowing of the Facilities:

(a)	towards repayment and cancellation of all amounts available or outstanding under the Existing Facilities;

(b)	towards payment of fees and expenses incurred in connection with the arrangement, negotiation and execution of the Finance Documents; and

(c)	otherwise, in accordance with Clause 3.1.1 above.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions Of BORROWING

4.1	Initial conditions precedent

4.1.1

The Lenders will only be obliged to comply with Clause 5.4 (Funding by Lenders) in relation to the initial Borrowing if on or before the Borrowing Date for that Borrowing, unless otherwise waived by all of the Lenders, the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance reasonably satisfactory to the Agent and the Lenders. The Agent shall notify the Parent and the Lenders promptly upon being so satisfied or waived.

4.1.2

Other than to the extent that any Lender notifies the Agent in writing to the contrary before the Agent gives the notification described in Clause 4.1.1 above, the Lenders authorize (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Funding by Lenders), if on the date of the Borrowing Request and on the proposed Borrowing Date:

4.2.1	no Default has occurred and is continuing or would result from the proposed Borrowing;

4.2.2

all of the representations and warranties contained in Clause 26 (Representations) and in each other Finance Document are true and correct in all material respects (except that any such representation and warranty that is already subject to any “Material Adverse Effect” or other materiality qualification shall be true and correct in all respects) on and as of such Borrowing Date to the same extent as though made on and as of that date, except to the extent any such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any such representation and warranty that is already subject to any “Material Adverse Effect” or other materiality qualification shall be true and correct in all respects) on and as of such earlier date; and

4.2.3

all requirements under Clause 5 (Borrowing – Loans), Clause 6.2 (Procedures for Issuance and Amendment of Letters of Credit) or Clause 8 (Requesting – Swingline Loans) for such Borrowing, as applicable, have been satisfied or waived, including the delivery of the applicable Borrowing Request.

The Borrowers shall be deemed to have made a representation and warranty hereunder as of the time of each such Borrowing Request that the conditions specified in Clauses 4.2.1, 4.2.2 and 4.2.3 have been fulfilled as of such time.

4.3	Maximum number of Borrowings

4.3.1	No more than five (5) Revolving Facility Loans may be outstanding at any time.

4.3.2	Any Revolving Facility Loan made by a single Lender under Clause 11.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.3.

SECTION 3

REQUEST FOR BORROWINGS AND LETTERS OF CREDIT

5.	Borrowing – Loans

5.1	Delivery of a Borrowing Request

A Borrower (or the Parent on its behalf) may request the Borrowing of the Term Loan, a Revolving Facility Loan, conversion of Term Loans or Revolving Facility Loans from one Type to the other Type, and continuation of LIBOR Loans by delivery to the Agent of a duly completed Borrowing Request, which request shall be irrevocable.

5.2	Completion of a Borrowing Request

Each Borrowing Request must be received by the Agent not later than the applicable Specified Time (a) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Loans or of any conversion of LIBOR Loans to ABR Loans, and (b) one (1) Business Day prior to the requested date of any Borrowing of ABR Loans. Each Borrowing Request shall specify (i) whether the applicable Borrower is requesting a Term Loan, a Revolving Facility Loan or, if available, a conversion of Term Loans or Revolving Facility Loans from one Type to the other Type, or a continuation of LIBOR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day within the Availability Period), (iii) the principal amount and currency of the Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Facility Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the applicable Borrower fails to specify a Type of Loan in a Borrowing Request or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Facility Loans shall be made as, or converted to, ABR Loans. Any such automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Loans in any such Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of three (3) months.

5.3	Currency and amount

5.3.1	All Term Loans shall be made on the Closing Date in the full amount of the Total Term Facility Commitments in the Base Currency and shall remain in the Base Currency.

5.3.2	The currency specified in a Borrowing Request for a Revolving Facility Loan must be the Base Currency or an Optional Currency.

5.3.3

The amount of the proposed borrowing or continuation of a Revolving Facility Loan, or of a conversion to a LIBOR Loan or an ABR Loan, must be a minimum of $2,000,000 and in integral multiples of $1,000,000 in excess thereof (or, in each case, the equivalent in the applicable Optional Currency), or, if less, the Available Revolving Facility.

5.4	Funding by Lenders

5.4.1

Following receipt of a Borrowing Request or a request or a deemed request by the Swingline Lender for repayment of any outstanding Swingline Loans under Clause 9.3 (Repayment), the Agent shall promptly notify each Lender of the amount of its share under the applicable Facility of the applicable Term Loans or Revolving Facility Loans, if any, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Agent shall notify each Lender of the details of any automatic conversion to ABR Loans described in Clause 5.2 (Completion of a Borrowing Request). In the case of a request for the Term Loan or a Revolving Facility Loan, each Term Lender or Revolving Facility Lender, as applicable, shall make the amount of its Loan available to the Agent in immediately available funds through its Facility Office not later than 11:00 a.m. on the requested Borrowing Date. Upon satisfaction (or waiver by all of the Lenders) of the applicable conditions set forth in Clause 4.2 (Further conditions precedent) (and, if such Borrowing is the initial Borrowing, Clause 4.1 (Initial conditions precedent)), the Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Agent, in the case of the Loans made on the Closing Date, in accordance with the Funds Flow Statement, and in the case of all other Loans made hereunder, either by (i) crediting the account of such Borrower with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with the Funds Flow Statement (in the case of the initial Borrowing) and instructions provided to (and acceptable to) the Agent by such Borrower; provided, however, that if on the date a Borrowing Request is delivered for a Revolving Facility Loan, there are L/C Borrowings outstanding, then the proceeds of such Revolving Facility Loan, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.

5.4.2

Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Loan. During the existence of an Event of Default, the Agent may notify the Borrowers that Loans may only be converted into or continued as ABR Loans and, thereafter, until no Event of Default shall continue to exist, Loans may not be converted into or continued as LIBOR Loans.

5.4.3

After giving effect to the Borrowing of any Loans, all conversions of Loans from one Type to the other Type, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Facilities.

5.4.4

The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and notify each applicable Lender of the amount, currency and the Base Currency Amount of such Loan and the amount of its participation in that Loan and, if different, the amount of that participation to be made available in cash by the Specified Time.

5.5	Limitations on Borrowings

5.5.1	The aggregate Base Currency Amount of all Letters of Credit shall not, at any time, exceed the L/C Sublimit.

5.5.2	The aggregate Base Currency Amount of all Swingline Loans shall not, at any time, exceed the Swingline Sublimit.

5.5.3	The aggregate Base Currency Amount of all Revolving Facility Loans shall not, at any time, exceed the Total Revolving Facility Commitments.

5.5.4

The aggregate Base Currency Amount of all Terms Loans shall not, at any time, exceed (a) the Total Term Facility Commitments as of the Closing Date minus (b) the aggregate amount of all repayments and prepayments of the Term Loans made (or required to be made) after the Closing Date (including, without limitation, all repayments and prepayments of the Term Loans required to be made pursuant to Clause 12.3 (Repayment of Term Loans) and Clause 14 (Mandatory Prepayment).

5.6	Required Cancellation of Commitments

The Revolving Facility Commitments which, at that time, are unutilized shall be immediately cancelled at the end of the Availability Period. The Term Facility Commitments which are unutilized on the Closing Date (if any) shall be immediately cancelled after the initial Borrowing of the Term Loans on the Closing Date.

6.	Requesting - LETTERS OF CREDIT

6.1	The Letter of Credit Commitment

6.1.1	Subject to the terms and conditions set forth herein:

(a)

each Issuing Bank agrees, in reliance upon the agreements of the Revolving Facility Lenders set forth in this Clause 6.1, (i) from time to time on any Business Day during the Availability Period, to issue Letters of Credit for the account of a Borrower or any of its Affiliates party to the Intercompany Facility, and to amend Letters of Credit previously issued by it, in accordance with Clause 6.2 (Procedures for Issuance and Amendment of Letters of Credit), and (ii) to honor drawings under the Letters of Credit; and

(b)

each Revolving Facility Lender severally agrees to participate in Letters of Credit issued for the account of a Borrower or any of its Affiliates party to the Intercompany Facility and any drawings thereunder; provided, that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Base Currency Amount of all outstanding Borrowings under the Revolving Facility shall not exceed the Total Revolving Facility Commitments in the Base Currency, (y) the aggregate outstanding principal amount of the Revolving Facility Loans of any Revolving Facility Lender, plus such Lender’s Applicable Revolving Credit Percentage of the outstanding amount of all Swingline Loans and L/C Obligations, shall not exceed such Lender’s Revolving Facility Commitment, and (z) the outstanding amount of the L/C Obligations shall not exceed the L/C Sublimit.

In determining the amount of the Available Revolving Facility and a Lender’s L/C Proportion of a proposed Letter of Credit for the purposes of this Agreement, the Available Revolving Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Letters of Credit.

6.1.2

Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso in Clause 6.1.1(b). Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

6.1.3	No Issuing Bank shall issue any Letter of Credit if:

(a)	the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Majority Revolving Lenders have approved such expiry date; or

(b)	the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Facility Lenders have approved such expiry date; or

(c)	such Letter of Credit is to be denominated in a currency other than the Base Currency or an Optional Currency.

6.1.4	No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(a)

any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(b)	the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank generally applicable to the issuance of letters of credit;

(c)	except as otherwise agreed by the Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $50,000;

(d)	such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(e)

a default of any Revolving Facility Lender’s obligations to fund under Clause 6.2 (Procedures for Issuance and Amendment of Letters of Credit) exists or any Revolving Facility Lender is at such time a Defaulting Lender hereunder, unless such Issuing Bank has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate such Issuing Bank’s risk with respect to such Lender;

(f)	a Default is continuing on the date of the Letter of Credit Application or the date of issuance of such Letter of Credit, or would result from the proposed issuance of such Letter of Credit;

(g)

the beneficiary of such Letter of Credit has not been approved by the Issuing Bank based on the results of its internal “know your customer” or other similar checks or the issuance of such Letter of Credit would result in a breach of the provisions of Clause 29.26 (Sanctions);

(h)

where a new Letter of Credit is to be issued to replace by way of renewal an existing Letter of Credit, the Letter of Credit being replaced has not been returned to the Issuing Bank or the Issuing Bank is not otherwise satisfied that (i) it will be returned to it or (ii) no liability can arise under it; or

(i)	after giving effect to such issuance, the aggregate face amount of Letters of Credit issued by such Issuing Bank would exceed such Issuing Bank’s share of the L/C Sublimit.

6.1.5	No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

6.1.6

No Issuing Bank shall be under any obligation to amend any Letter of Credit if (a) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (b) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

6.1.7

Each Issuing Bank shall have all of the benefits and immunities (a) provided to the Agent in Clause 35 (Role of the Agent, the Arranger, the Issuing Banks and Others) with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Clause 35 (Role of the Agent, the Arranger, the Issuing Banks and Others) included such Issuing Bank with respect to such acts or omissions, and (b) as additionally provided herein with respect to such Issuing Bank.

6.2	Procedures for Issuance and Amendment of Letters of Credit

6.2.1

Each Letter of Credit shall be issued or amended, as the case may be, upon the request of any Borrower (or the Parent on its behalf) delivered to the relevant Issuing Bank (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower or the Parent, as applicable. Such Letter of Credit Application must be received by the relevant Issuing Bank and the Agent not later than the Specified Time at least three (3) Business Days (or such later date and time as the Agent and the relevant Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall (i) specify in form and detail reasonably satisfactory to the relevant Issuing Bank: (A) the Borrower requesting such Letter of Credit, and the name of the Person (which shall be such Borrower or any of its Affiliates party to the Intercompany Facility as a co-borrower) for whose benefit such Letter of Credit is being issued; (B) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day within the Availability Period prior to the Letter of Credit Expiration Date); (C) the currency and amount thereof (which shall comply with Clause 6.4 (Currency and amount)); (D) the expiry date thereof; (E) the name and address of the beneficiary thereof; (F) the delivery instructions for the Letter of Credit; (G) the documents to be presented by such beneficiary in case of any drawing thereunder; (H) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (I) such other matters as the relevant Issuing Bank may reasonably require, and (ii) contain a representation and warranty that the conditions set forth in Clause 4.2 (Further conditions precedent) have been fulfilled as of the date of the Letter of Credit Application.

6.2.2

In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day during the Availability Period prior to the Letter of Credit Expiration Date); (3) the nature of the proposed amendment; and (4) such other matters as the relevant Issuing Bank may reasonably require.

6.2.3

Additionally, the applicable Borrower shall furnish to the relevant Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the relevant Issuing Bank or the Agent may reasonably require.

6.2.4

Promptly after receipt of any Letter of Credit Application, the relevant Issuing Bank will (i) confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such Issuing Bank will provide the Agent with a copy thereof, and (ii) determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Agent who, in turn, will notify each Revolving Facility Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

6.2.5

Unless the relevant Issuing Bank has received written notice from any Revolving Facility Lender, the Agent or any Obligor, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Clause 6.1 (The Letter of Credit Commitment) or Clause 4.2 (Additional conditions precedent) shall not then be satisfied, then, subject to the terms and conditions hereof, the relevant Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the relevant Issuing Bank’s usual and customary business practices.

6.2.6

Immediately upon the issuance of each Letter of Credit, each Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Facility Lender’s Applicable Revolving Credit Percentage at such time times the amount of such Letter of Credit.

6.2.7

Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant Issuing Bank will also deliver to the applicable Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

6.2.8	The Issuing Bank may issue or renew a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market.

6.3	Drawings and Reimbursements; Funding of Participations.

6.3.1

Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant Issuing Bank shall notify the Borrowers and the Agent thereof. Not later than 11:00 a.m. on the Honor Date, the Borrowers shall reimburse the relevant Issuing Bank through the Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse such Issuing Bank by such time, the Agent shall promptly notify each Revolving Facility Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Facility Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Revolving Facility Loan that is an ABR Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Clause 5.3 (Currency and amount) and Clause 5.5 (Limitations on Borrowings) for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Revolving Facility Commitments. Any notice given by an Issuing Bank or the Agent pursuant to this Clause 6.3.1 may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

6.3.2

Each Revolving Facility Lender shall upon any notice pursuant to Clause 6.3.1 make funds available to the Agent for the account of the relevant Issuing Bank through its Facility Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Clause 6.3.3, each Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Loan to the Borrowers in such amount. The Agent shall remit the funds so received to the relevant Issuing Bank.

6.3.3

With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Facility Loan of ABR Loans for any reason, the Borrowers shall be deemed to have incurred from the relevant Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear Default interest pursuant to Clause 16.3 (Default Interest). In such event, each Revolving Facility Lender’s payment to the Agent for the account of the relevant Issuing Bank pursuant to Clause 6.3.2 shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Clause 6.3.

6.3.4

Until each Revolving Facility Lender funds its Revolving Facility Loan or L/C Advance pursuant to this Clause 6.3 to reimburse the relevant Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the relevant Issuing Bank.

6.3.5

Each Revolving Facility Lender’s obligation to make Revolving Facility Loans to the Borrowers or L/C Advances to reimburse the relevant Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Clause 6.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Issuing Bank, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the relevant Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

6.3.6

If any Revolving Facility Lender fails to make available to the Agent for the account of the relevant Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Clause 6.3 by the time specified in Clause 6.3.2, such Issuing Bank shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation. A certificate of the relevant Issuing Bank submitted to any Revolving Facility Lender (through the Agent) with respect to any amounts owing under this Clause 6.3.6 shall be conclusive absent manifest error.

6.4	Currency and amount

(a)	The currency specified in a Letter of Credit Application must be the Base Currency or an Optional Currency.

(b)

Subject to Clause 5.5.1 (Limitations on Borrowings), the amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Revolving Facility and which is:

(i)	if the currency selected is the Base Currency, a minimum of $50,000 or, if less, the Available Revolving Facility; or

(ii)	if the currency selected is an Optional Currency, in a minimum Base Currency Amount of $50,000 or, if less, the Available Revolving Facility.

6.5	Repayment of Participations

6.5.1

At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Facility Lender such Lender’s L/C Advance in respect of such payment in accordance with Clause 6.2 (Procedures for Issuance and Amendment of Letters of Credit), if the Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from any Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Agent), the Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Agent.

6.5.2

If any payment received by the Agent for the account of an Issuing Bank pursuant to Clause 6.3.1 is required to be returned under any of the circumstances described in Clause 39.12 (Payments Set Aside) (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Facility Lender shall pay to the Agent for the account of such Issuing Bank its Applicable Revolving Credit Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligors’ obligations under the Finance Documents and the termination of this Agreement.

6.6	Obligations Absolute

6.6.1

The obligation of the Borrowers to reimburse the relevant Issuing Bank for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a)	any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Finance Document;

(b)

the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c)

any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d)

any payment by the relevant Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy or insolvency law or other similar law affecting creditors’ rights; or

(e)

any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of its Affiliates.

6.6.2

Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable Issuing Bank. The Borrowers shall be conclusively deemed to have waived any such claim against such Issuing Bank and its correspondents unless such notice is given as aforesaid.

6.7	Role of Issuing Banks

Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the relevant Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Facility Lenders or the Majority Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, fraud or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (a) through (e) of Clause 6.6 (Obligations Absolute); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by such Issuing Bank’s willful misconduct, fraud or gross negligence as determined in a final and non-appealable judgment by a court of competent jurisdiction or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

6.8	Cash Collateral

Each Borrower hereby grants to the Agent, for the benefit of the Issuing Banks and the Lenders, a security interest in all Cash Collateral, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at DNB Bank ASA, New York Branch. If at any time the Agent determines that (i) the Agent does not have a first priority, perfected Lien on any funds held as Cash Collateral, prior to all rights and claims of any other Persons, or (ii) the total amount of such funds held as Cash Collateral is less than the aggregate amount of Cash Collateral then required pursuant to the terms of this Agreement to secure the L/C Obligations, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the amount of funds subject to such right or claim or the amount of funds necessary to remedy such shortfall, as applicable. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral to secure the L/C Obligations, such funds shall be applied, to the extent permitted under applicable law, to reimburse the relevant Issuing Bank.

6.9	Applicability of ISP and UCP

Unless otherwise expressly agreed by the relevant Issuing Bank and the relevant Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

6.10	Conflict with Issuer Documents

In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

6.11	Letters of Credit Issued for Affiliates

Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, an Affiliate of any Borrower that is party to the Intercompany Facility, each Borrower shall be obligated to reimburse the relevant Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each Borrower, the Parent and all other Obligors hereby acknowledge that the issuance of Letters of Credit for the account of any such Affiliates inures to the benefit of the Obligors, and that the Obligors’ business derives substantial benefits from the businesses of such Affiliates.

6.12	Revaluation of Letters of Credit

6.12.1

If any Letters of Credit are denominated in an Optional Currency, the relevant Issuing Bank may, at any time and from time to time, after issue or renewal of a Letter of Credit, recalculate (and advise the Agent and the Parent of) the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of its Spot Rate of Exchange on the date of calculation.

6.12.2

If the Base Currency Amount of all outstanding Letters of Credit exceeds the L/C Sublimit, the Parent shall, if requested by the Agent, ensure that within three (3) Business Days of such request the L/C Obligations are Cash Collateralized in an amount not less than such excess.

6.12.3

If the Base Currency Amount of all outstanding Borrowings under the Revolving Facility exceeds the Total Revolving Facility Commitments in the Base Currency, the Parent shall, upon written request by the Agent, ensure that within five (5) Business Days of such request, (a) the Revolving Facility Loans are prepaid in an aggregate principal amount not less than such excess, together with accrued interest thereon, or (b) the L/C Obligations are Cash Collateralized in an amount not less than such excess; provided that, to the extent such Cash Collateral exceeds such excess, upon written request by the Parent, any such Cash Collateral shall be promptly returned to the Parent.

6.13	Appointment of additional Issuing Banks

A Lender may become an additional Issuing Bank hereunder pursuant to a written agreement among the Borrowers, the Agent and such Lender and such agreement shall specify such additional Issuing Bank’s share of the L/C Sublimit. The Agent shall notify the Revolving Facility Lenders of the addition of each additional Issuing Bank.

7.	LETTERS OF CREDIT

7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Parent requested) the issue of that Letter of Credit shall repay or prepay that amount in accordance with Clause 6.3 (Drawings and Reimbursements; Funding of Participations).

7.2	Claims under a Letter of Credit

(a)

Each Borrower irrevocably and unconditionally authorizes the Issuing Bank to pay any claim or drawing made (or purported to be made) under a Letter of Credit requested by it (or requested by the Parent on its behalf) and which appears on its face to be in order (in this Clause 7, a “claim”).

(b)	Each Borrower shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.

(c)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defense of any person.

(d)	The obligations of a Borrower under this Clause 7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim.

7.3	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.4	Reimbursement

Where in this Clause 7, any Party is expressed to be under an obligation to indemnify, pay, repay or other payment obligation “immediately” or “on demand”, such Party shall be required to make such payment:

(a)	on the date that such payment is to be made, if the paying Party shall have received notice of such payment prior to 10:00 a.m., New York City time, on such date; or

(b)	if such notice has not been received by such paying Party prior to such time on such date, then no later than the Business Day immediately following the day that the paying Party receives such notice.

8.	Requesting – SWINGLINE LOANS

8.1	General

8.1.1	Clause 5 (Borrowing - Loans) (other than Clause 5.5 (Limitations on Borrowings));

8.1.2	Clause 11 (Optional Currencies) and definition of “Optional Currency”;

8.1.3	Clause 12 (Repayment and Commitment Termination of Loans);

8.1.4	Clause 16 (Interest) as it applies to the calculation of interest on a Loan but not default interest on an overdue amount;

8.1.5	Clause 17 (Interest Periods – Loans); and

8.1.6	Clause 18 (Changes to the Calculation of Interest),

do not apply to Swingline Loans.

8.2	Delivery of a Borrowing Request for Swingline Loans

8.2.1

Whenever a Borrower desires a Swingline Loan hereunder, it shall give irrevocable notice to a Swingline Lender (with a copy to the Agent) not later than 9:00 a.m. (New York City time) on the date of the requested Swingline Borrowing in the form of a Borrowing Request. Subject to Clause 2.1.3 and the satisfaction of the conditions set forth herein, such Swingline Lender shall initiate the transfer of funds representing such requested Swingline Loan to such Borrower not later than 12:00 noon (New York City time) on the Business Day specified by such Borrower in the applicable Borrowing Request.

8.2.2	Each Swingline Borrowing shall not be more than the Available Swingline Facility and in a minimum principal amount of $500,000 or, if less, the full amount of the Available Swingline Facility.

8.3	Completion of a Borrowing Request for Swingline Loans

8.3.1	Each Borrowing Request for a Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the requesting Borrower;

(b)	it specifies that it is for a Swingline Loan;

(c)	the proposed Borrowing Date is a New York Business Day within the Availability Period;

(d)	the Swingline Loan is in the Base Currency;

(e)	the amount of the proposed Swingline Loan complies with Clause 8.2.2 above;

(f)	the proposed Interest Period:

(i)	does not exceed the Termination Date;

(ii)	is a period of not more than 15 days; and

(iii)	ends on a New York Business Day; and

(g)	only one Swingline Loan has been requested in such Borrowing Request.

8.4	Swingline Lenders’ participation

8.4.1

If the conditions set out in this Agreement have been met, each applicable Swingline Lender shall make its participation in each Swingline Loan available through its Facility Office in the United States.

8.4.2	A Swingline Lender will only be obliged to comply with Clause 8.4.1 above if on the date of the Borrowing Request and on the proposed Borrowing Date:

(a)	the conditions set forth in Clauses 4.2.1 and 4.2.2 have been satisfied; and

(b)	a Borrowing Request has been duly delivered in accordance with this Clause 8.

The Borrowers shall be deemed to have made a representation and warranty hereunder as of the time of each such Borrowing Request that the conditions specified in clause (b) above have been fulfilled as of such time.

8.4.3

The Agent shall determine the Base Currency Amount of each Swingline Loan and notify each applicable Swingline Lender of the amount of its Swingline Loan by 11:00 a.m. (New York time) on the requested Borrowing Date if the Borrowing Request for such Swingline Loan was received by the Agent by 9:00 am (New York time).

8.5	Cancellation of Swingline Commitment

The Swingline Commitments which, at that time, are unutilized shall be immediately cancelled at the end of the Availability Period.

9.	SWINGLINE LOANS

9.1	Swingline

Subject to the terms of this Agreement, the Swingline Lenders make available to the Borrowers a Base Currency swingline loan facility in an aggregate amount equal to the Swingline Sublimit.

9.2	Purpose

Each Borrower shall apply all amounts borrowed by it under the Swingline Facility towards general corporate purposes in accordance with Clause 3.1 (Purpose). A Swingline Loan may not be applied in repayment or prepayment of another Swingline Loan.

9.3	Repayment

9.3.1

Each Swingline Loan shall be due and payable on the earliest of (i) the date indicated on the Borrowing Request, which date shall not be earlier than two (2) Business Days or later than 15 days from the date of such Borrowing, (ii) the date of the next succeeding Revolving Facility Loan, or (iii) the Termination Date for the Revolving Credit Facility; provided, however, that a Borrower may prepay any Swingline Borrowing prior to the date it is due upon notice to the applicable Swingline Lenders and the Agent not later than 12:00 p.m. (New York City time) on the date of prepayment of such Swingline Loan. If such notice is given by any Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. If, and to the extent, any Swingline Loans shall be outstanding on the date of any Borrowing of a Revolving Facility Loan, such Swingline Loans shall be repaid from the proceeds of such Revolving Facility Loan prior to any distribution of such proceeds to any Borrower. If, and to the extent, a Revolving Facility Loan is not requested prior to earlier of (A) the Termination Date for the Revolving Credit Facility or (B) the last day of any such 15 day period from the date any Swingline Loan is made, the Borrowers shall be deemed to have requested a Revolving Facility Loan that is an ABR Loan on the Business Day immediately preceding the Termination Date for the Revolving Credit Facility or the last day of such 15 day period, as applicable, in the amount of the Swingline Loans then outstanding, the proceeds of which shall be used to repay the applicable Swingline Lenders for such Swingline Loans.

9.3.2

In addition, each Swingline Lender may, at any time, in its sole discretion by written notice to the Borrowers and the Agent, require repayment of its Swingline Loans by way of a Revolving Facility Loan, in which case the Borrowers shall be deemed to have requested a Revolving Facility Loan that is an ABR Loan in the amount of such Swingline Loans; provided, however, that any such demand shall automatically be deemed to have been made one (1) Business Day prior to the Termination Date for the Revolving Credit Facility and upon the occurrence of any Event of Default described in Clause 30.8 (Insolvency) or Clause 30.9 (Insolvency Proceeding) and also upon acceleration of the Obligations, whether on account of an Event of Default described in Clause 30.8 (Insolvency) or Clause 30.9 (Insolvency Proceeding) or any other Event of Default, in accordance with the provisions of Clause 30.23 (Acceleration) following an Event of Default (each such Revolving Facility Loan made on account of any such deemed request therefor as provided herein being hereinafter referred to as a “Mandatory Borrowing”). Each Revolving Facility Lender hereby irrevocably agrees to make its Applicable Revolving Credit Percentage of such Revolving Facility Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date, notwithstanding (i) the amount of such Mandatory Borrowing may not comply with the minimum amount for advances of Revolving Facility Loans otherwise required hereunder, (ii) whether any conditions specified in Clause 4 (Conditions of Borrowing) are then satisfied, (iii) whether a Default then exists, (iv) failure for any such request or deemed request for Revolving Facility Loans to be made by the time otherwise required in Clause 5.2 (Completion of a Borrowing Request), (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Revolving Facility Commitments or termination of the Revolving Facility Commitments relating thereto immediately prior to such Mandatory Borrowing or contemporaneously therewith. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of any proceeding under the Bankruptcy Code or other insolvency laws of the United States with respect to any Borrower or any other Obligor), then each Revolving Facility Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) from the Swingline Lenders such participations in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Facility Lender to share in such Swingline Loans ratably based upon its respective Applicable Revolving Credit Percentage (determined before giving effect to any termination of the Revolving Facility Commitments pursuant to Clause 30.23 (Acceleration)); provided, that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lenders until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lenders shall be required to pay (to the extent not paid by the Borrowers) to the Swingline Lenders interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

9.4	Voluntary Prepayment of Swingline Loans

9.4.1	The Borrower to which a Swingline Loan has been made may prepay at any time the whole of that Swingline Loan.

9.4.2	Unless a contrary indication appears in this Agreement, any part of the Swingline Facility which is prepaid or repaid may be re-borrowed in accordance with the terms of this Agreement.

9.5	Interest

9.5.1

Swingline Loans shall bear interest at the per annum interest rate equal to the sum of (x) the Alternate Base Rate and (y) the applicable Margin for ABR Loans; provided, however, that (i) from and after any failure to make any payment of principal or interest in respect of any of the Loans hereunder when due (after giving effect to any applicable grace period), whether at scheduled or accelerated maturity or on account of any mandatory prepayment, or (ii) while any Swingline Loans in which the Revolving Facility Lenders have acquired participations pursuant to Clause 9.3 (Repayment) remain outstanding, the principal of and, to the extent permitted by law, interest on, Swingline Loans shall bear Default interest pursuant to Clause 16.3 (Default Interest), payable on demand.

9.5.2	Each Swingline Lender shall promptly notify the relevant Borrower and the Agent of the determination of the rate of interest under Clause 9.5.1 above.

9.5.3

If any day during an Interest Period is not a New York Business Day, the rate of interest on a Swingline Loan on that day will be the rate applicable to the immediately preceding New York Business Day.

9.5.4	Interest on each Swingline Loan shall be payable in arrears on the date payment of such Swingline Loan is due pursuant to Clause 9.3 (Repayment).

9.6	Swingline Interest Period

9.6.1

Each Swingline Loan has one Interest Period which will commence on the Borrowing Date of such Swingline Loan and end, subject to Clause 9.3 (Repayment), on the repayment date specified in the applicable Borrowing Request; provided, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day; provided, further, that no Interest Period for a Swingline Loan may be less than two (2) Business Days or more than 15 days.

9.6.2	The Interest Period for a Swingline Loan must be selected in the relevant Borrowing Request.

9.7	Swingline Agent

9.7.1	The Agent may perform its duties in respect of the Swingline Facility through any of its Affiliates acting as its agent.

9.7.2

Notwithstanding any other term of this Agreement and without limiting the liability of any Obligor under the Finance Documents, each Revolving Facility Lender shall (in proportion to its share of the Total Revolving Facility Commitments or, if the Total Revolving Facility Commitments are then zero, to its share of the Total Revolving Facility Commitments immediately prior to their reduction to zero) pay to or indemnify the Agent, within five (5) Business Days of demand, for or against any cost, loss or liability (including, without limitation, for negligence or any other category of loss whatsoever) incurred by the Agent or its applicable Affiliate (other than by reason of the Agent’s or such Affiliate’s gross negligence, fraud or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction) or, in the case of any cost, loss or liability pursuant to Clause 39.11 (Disruption to Payment Systems, etc.) notwithstanding the Agent’s or such Affiliate’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent or such Affiliate in acting as Agent for the Swingline Facility under the Finance Documents (unless the Agent or its Affiliate has been reimbursed by an Obligor pursuant to a Finance Document).

9.7.3

Except with respect to any Swingline Lender that is the Agent (or an Affiliate thereof), each Swingline Lender shall provide to the Agent, on Friday of each week and on each date the Agent notifies such Swingline Lender that a Borrower has delivered a Borrowing Request for a Swingline Loan or the Agent otherwise requests the same, an accounting for the outstanding Swingline Loans in form reasonably satisfactory to the Agent.

9.8	Partial Payments

9.8.1

If the Agent receives a payment in respect of the Swingline Facility that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents in respect of the Swingline Facility, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in respect of the Swingline Facility in the following order:

(a)	first, in or towards payment pro rata of any unpaid amount owing to the Agent or its applicable Affiliate under the Finance Documents incurred in respect of the Swingline Facility;

(b)	secondly, in or towards payment pro rata of any accrued interest on Swingline Loans due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of the principal of any Swingline Loans due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents in respect of the Swingline Facility.

9.8.2	The Agent shall, if so directed by all the Swingline Lenders, vary the order set out in Clause 9.8.1(b) to (d) above.

9.8.3	Clauses 9.8.1 and 9.8.2 above will override any appropriation made by an Obligor and Clause 39.6 (Partial payments) does not apply to the Swingline Facility.

10.	CASH COLLATERAL; DEFAULTING LENDERS

10.1.1

If any Revolving Facility Lender becomes, and during the period it remains, a Defaulting Lender, if any Letter of Credit or Swingline Loan is at the time outstanding, each Issuing Bank and Swingline Lender, as the case may be, may (except, in the case of a Defaulting Lender, to the extent its Revolving Facility Commitments have been reallocated pursuant to Clause 10.1.2), by notice to the Borrowers and such Defaulting Lender through the Agent, require the Borrowers to Cash Collateralize the obligations of the Borrowers to such Issuing Bank and Swingline Lender in respect of such Letter of Credit or Swingline Loan, as the case may be, in an amount at least equal to the aggregate amount of the unallocated obligations (contingent or otherwise) of such Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Agent, and to the Issuing Banks and the Swingline Lenders, as the case may be, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender.

10.1.2

In addition to the other conditions precedent herein set forth, if any Revolving Facility Lender becomes, and during the period it remains, a Defaulting Lender, no Issuing Bank will be required to issue any Letter of Credit or to amend any outstanding Letter of Credit, and no Swingline Lender will be required to make any Swingline Loan, unless:

(a)

in the case of a Defaulting Lender, such Defaulting Lender’s participation interest in the L/C Obligations and the outstanding amount of Swingline Loans is reallocated, as to outstanding and future Letters of Credit and Swingline Loans, to the Non-Defaulting Lenders as provided in Clause 10.1.3(a), and

(b)

to the extent full reallocation does not occur as provided in clause (a) above, the Borrowers Cash Collateralize the obligations of the Borrowers in respect of such L/C Obligations and Swingline Loans in an amount at least equal to the aggregate amount of the unallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such L/C Obligations and Swingline Loans, or make other arrangements satisfactory to the Agent, the Issuing Banks and the Swingline Lenders in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender, or

(c)

to the extent that neither reallocation nor Cash Collateralization occurs pursuant to clause (a) or (b) above, then in the case of a proposed issuance of a Letter of Credit or making of a Swingline Loan, by an instrument or instruments in form and substance reasonably satisfactory to the Agent and to the relevant Issuing Bank and Swingline Lender, as the case may be, (i) the Borrowers agree that the face amount of such requested Letter of Credit or the principal amount of such requested Swingline Loan will be reduced by an amount equal to the unallocated, non-Cash Collateralized portion thereof as to which such Defaulting Lender would otherwise be liable, and (ii) the Non-Defaulting Lenders confirm, in their sole discretion, that their obligations in respect of such Letter of Credit or Swingline Loan shall be reduced on a pro rata basis in accordance with the Revolving Facility Commitments of the Non-Defaulting Lenders, and that the pro rata payment provisions of Clause 6.3 (Drawings and Reimbursements; Funding of Participations) and Clause 6.5 (Repayment of Participation) will be deemed adjusted to reflect this provision (provided, that nothing in this clause (c) will be deemed to increase the Revolving Facility Commitment of any Revolving Facility Lender, nor to constitute a waiver or release of any claim the Borrowers, the Agent, any Issuing Bank, any Swingline Lender or any other Lender may have against such Defaulting Lender, nor to cause such Defaulting Lender to be a Non-Defaulting Lender).

10.1.3

If a Revolving Facility Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to such Defaulting Lender’s obligations in respect of any outstanding L/C Obligations and any outstanding amount of Swingline Loans:

(a)

such Defaulting Lender’s obligations in respect of the L/C Obligations and the outstanding amount of Swingline Loans will, upon notice by the Agent, and subject in any event to the limitation in the proviso below, automatically be reallocated (effective on the day such Revolving Facility Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Facility Commitments; provided, that (i) the conditions set forth in Clause 4.2 (Further conditions precedent) are satisfied at the time of such reallocation (with such reallocation being deemed a Borrowing for purposes of such conditions), (ii) the sum of the total outstanding Revolving Facility Loans owed to each Non-Defaulting Lender and its participation interests in outstanding Swingline Loans and L/C Obligations may not in any event exceed the Revolving Facility Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (iii) subject to Clause 51 (Acknowledgment and Consent to Bail-In of EEA Financial Institutions), such reallocation will not constitute a waiver or release of any claim the Borrowers, the Agent, any Issuing Bank, any Swingline Lender or any other Lender may have against such Defaulting Lender, and (iv) neither such reallocation nor any payment by a Non-Defaulting Lender as a result thereof will cause such Defaulting Lender to be a Non-Defaulting Lender;

(b)

to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s obligations in respect of L/C Obligations and outstanding amounts of Swingline Loans cannot be so reallocated, whether by reason of the proviso in clause (a) above or otherwise, the Borrowers will, not later than three (3) Business Days after demand by the Agent, (i) Cash Collateralize the obligations of the Borrowers to the Issuing Banks and the Swingline Lenders in respect of such L/C Obligations or outstanding amounts of Swingline Loans, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such Defaulting Lender’s obligations in respect of L/C Obligations or outstanding amounts of Swingline Loans, respectively, (ii) in the case of such outstanding amount of Swingline Loans prepay in full the unreallocated portion thereof, or (iii) make other arrangements satisfactory to the Agent, and to the Issuing Banks and the Swingline Lenders, as the case may be, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(c)

any amount paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but shall instead be retained by the Agent in a segregated escrow account until (subject to Clause 10.1.5) the termination of the Revolving Facility Commitments and payment in full of all obligations (other than contingent indemnification or expense reimbursement obligations for which a claim has not yet been asserted) of the Borrowers hereunder and will be applied by the Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:

first to the payment of any amounts owing by such Defaulting Lender to the Agent under this Agreement,

second to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks or the Swingline Lenders (pro rata as to the respective amounts owing to each of them) under this Agreement,

third to the payment of post default interest and then current interest due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them,

fifth to pay principal and unreimbursed L/C Borrowings then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them,

sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Revolving Facility Commitments and payment in full of all obligations (other than contingent indemnification or expense reimbursement obligations for which a claim has not yet been asserted) of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

10.1.4

In furtherance of the foregoing, if any Revolving Facility Lender becomes, and during the period it remains, a Defaulting Lender, each of the Issuing Banks and the Swingline Lenders is hereby authorized by the Borrowers (which authorization is irrevocable and coupled with an interest) to give, through the Agent, a Borrowing Request pursuant to Clause 6.3 (Drawings and Reimbursements; Funding of Participants) in such amounts and in such times as may be required to (i) reimburse an outstanding L/C Borrowing, (ii) repay an outstanding Swingline Loan, or (iii) Cash Collateralize the obligations of the Borrowers in respect of outstanding Letters of Credit or Swingline Loans in an amount at least equal to the aggregate amount of the unallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letters of Credit or Swingline Loans.

10.1.5

If the Agent, the Issuing Banks and the Swingline Lenders agree in writing that a Revolving Facility Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the Parties, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated escrow account referred to in Clause 10.1.3), such Revolving Facility Lender shall purchase at par such portions of the outstanding Revolving Facility Loans of the other Revolving Facility Lenders, and/or make such other adjustments, as the Agent may determine to be necessary to cause the Revolving Facility Lenders to hold Revolving Facility Loans on a pro rata basis in accordance with their respective Revolving Facility Commitments, whereupon such Revolving Facility Lender shall cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and the L/C Obligations and outstanding amount of Swingline Loans of each Revolving Facility Lender shall automatically be adjusted on a prospective basis to reflect the foregoing); provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers and applied as set forth in Clause 10.1.3(c) while such Revolving Facility Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected Parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

10.1.6

If any Lender is a Defaulting Lender, the Parent may, upon at least five (5) Business Days’ written notice to the Agent (which shall then give prompt notice thereof to the relevant Lender), replace such Lender with a Lender or other bank, financial institution, trust, fund or other entity selected by the Parent in accordance with Clause 45.3 (Replacement of Lender); provided, however, that no Event of Default shall have occurred and be continuing at the time of such request and at the time of such assignment; provided, further, that the assigning Lender’s rights under Clause 15.7 (Make Whole Premium and Prepayment Premium in respect of Term Loans), Clause 20 (Tax Gross Up and Indemnities), Clause 21 (Increased Costs), Clause 22 (Other Indemnities) and Clause 24 (Costs and Expenses), and its obligations under Clause 24 (Costs and Expenses), shall survive such assignment as to matters occurring prior to the date of assignment.

11.	Optional Currencies

11.1	Selection of currency

A Borrower (or the Parent on its behalf) shall select the currency of (a) a Loan (other than a Swingline Loan which must be made in the Base Currency) in a Borrowing Request, and (b) a Letter of Credit in a Letter of Credit Application.

11.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

11.2.1	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

11.2.2	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would violate a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower (or Parent) to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 11.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

11.3	Optional Currency Loan Revaluation

If any Loans are denominated in an Optional Currency, the Agent may from time to time, and shall on the first Business Day of each month following the disbursement of such Loan, recalculate (and advise the Parent of) the Base Currency Amount of each Loan denominated in an Optional Currency by notionally converting into the Base Currency the outstanding amount of such Loan on the basis of its Spot Rate of Exchange on the date of calculation. If following such calculation the Agent determines that the sum of the outstanding principal amount of Revolving Facility Loans (including, without limitation, Swingline Loans) and the outstanding L/C Obligations exceeds the Total Revolving Facility Commitments, the Agent will notify the Parent and the Lenders, and the Parent will ensure that within five (5) Business Days of such notice the applicable Loans are prepaid (together with interest accrued thereon and Break Costs, if any, but without any prepayment premium) in a principal amount sufficient so that any such excess no longer exists.

REPAYMENT, PREPAYMENT AND CANCELLATION

12.	Repayment AND COMMITMENT TERMINATION OF LOANS

12.1	Repayment of Revolving Facility Loans

12.1.1

Subject to Clause 2.3 (Repayments for Automatic Reductions) and Clause 5 (Borrowing – Loans), each Borrower which has drawn a Revolving Facility Loan shall repay such Revolving Facility Loan (a) if such Revolving Facility Loan is a LIBOR Loan, on the last day of its Interest Period, and (b) if such Revolving Facility Loan is an ABR Loan, on or before the Termination Date.

12.1.2	Without prejudice to each Borrower’s obligation under Clause 12.1.1 above, if one or more Revolving Facility Loans are to be made available to a Borrower:

(a)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower;

(b)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 11.2 (Unavailability of a currency)); and

(c)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan;

the aggregate principal amount of the new Revolving Facility Loans shall be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(i)	if the principal amount of the maturing Revolving Facility Loan exceeds the aggregate principal amount of the new Revolving Facility Loans:

(A)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(B)

each Revolving Facility Lender’s participation (if any) in the new Revolving Facility Loans shall be treated as having been made available and applied by each Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Revolving Facility Loan and that Lender will not be required to make its participation in the new Revolving Facility Loans available in cash; and

(ii)	if the principal amount of the maturing Revolving Facility Loan is equal to or less than the aggregate principal amount of the new Revolving Facility Loans:

(A)	the relevant Borrower will not be required to make any payment in cash; and

(B)

each Revolving Facility Lender will be required to make its participation in the new Revolving Facility Loans available in cash only to the extent that its participation (if any) in the new Revolving Facility Loans exceeds that Lender’s participation (if any) in the maturing Revolving Facility Loan and the remainder of that Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by each Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan.

12.2	Termination of Revolving Facility Commitment

The Revolving Facility Commitments under this Agreement shall reduce to zero on the Termination Date and, without prejudice to Clause 12.1.1, any Borrowings under the Revolving Facility which are outstanding on the Termination Date must be repaid on the Termination Date.

12.3	Repayment of Term Loans

The Borrowers shall repay the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates; provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Termination Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

Date	Principal Amortization Payment
November 1, 2020	$10,000,000.00
May 1, 2021	$10,000,000.00
November 1, 2021	$10,000,000.00
May 1, 2022	$10,000,000.00
Termination Date	$60,000,000.00

13.	Illegality, Voluntary Prepayment And Cancellation

13.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Borrowing or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

13.1.1	that Lender shall promptly notify the Agent upon becoming aware of that event;

13.1.2	upon the Agent notifying the Parent, the Commitments of that Lender will be immediately cancelled; and

13.1.3

to the extent that Lender’s participation has not been replaced pursuant to Clause 45.3 (Replacement of Lender), each Borrower shall repay that Lender’s participation in the Borrowings made to that Borrower on the last day of the Interest Period for each Borrowing occurring after the Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

13.2	Illegality in relation to Issuing Bank

If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit then:

13.2.1	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

13.2.2	upon the Agent notifying the Parent, the Issuing Bank shall not be obliged to issue any Letter of Credit;

13.2.3

the Parent shall procure that the relevant Borrower shall use all commercially reasonable efforts to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time on or before the date specified by the Issuing Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

13.2.4	unless any other Lender is or has become an Issuing Bank pursuant to the terms of this Agreement, the Revolving Facility shall cease to be available for the issue of Letters of Credit.

13.3	Voluntary cancellation

The Borrowers may, if they give the Agent at least five (5) Business Days’ irrevocable prior written notice, cancel the whole or any part (being a minimum amount of $1,000,000) of the Revolving Facility or the Swingline Facility. Any cancellation under this Clause 13.3 shall permanently reduce the applicable Commitments of the Lenders ratably under that Facility.

13.4	Voluntary prepayment of Loans

Subject to Clause 15 (Restrictions), a Borrower to which a Loan has been made may, if it or the Parent gives the Agent irrevocable (other than, with regard to a prepayment of all amounts under this Agreement with the proceeds of Indebtedness, if the consummation of such Indebtedness is delayed or does not occur) written notice no later than 11:00 a.m. (New York City time) five (5) Business Days (or such shorter period as the Agent may agree in its sole discretion) prior to the designated prepayment date, prepay the whole or any part of such Loan (but if in part, being an amount that reduces the Base Currency Amount of such Loan by a minimum amount of $1,000,000). Multiple partial prepayments are permitted, subject to the terms hereof.

14.	Mandatory Prepayment

14.1	Upon the occurrence of:

(a)

any Subsidiary Change of Control or any sale of all or substantially all of the assets of the Obligors, taken as a whole, whether in a single transaction or a series of related transactions, the Required Lenders may elect to cancel the Facilities, and if so cancelled, then all outstanding Borrowings, together with accrued interest and all other amounts accrued under the Finance Documents (including, without limitation, any applicable Make Whole Premium or Prepayment Premium), shall upon request by the Agent acting upon instructions from the Required Lenders thereupon become immediately due and payable;

(b)

any Parent Change of Control, the Required Lenders may elect to cancel the Facilities and if so cancelled all outstanding Borrowings, together with (A) accrued interest and all other amounts accrued under the Finance Documents (other than any Make Whole Premium or Prepayment Premium) and (B) a premium equal to 1.0% of the outstanding amount of the Facilities, shall thereupon become immediately due and payable;

(c)

any Change of Control or any sale of all or substantially all of the assets of the Obligors, taken as a whole, whether in a single transaction or a series of related transactions, the Borrowers may, at their option, elect to cancel the Facilities and if so cancelled all outstanding Borrowings, together with accrued interest and all other amounts accrued under the Finance Documents (including, without limitation, any applicable Make Whole Premium or Prepayment Premium), shall thereupon become immediately due and payable; and

(d)	any Change of Control, the Agent acting upon instructions from the Required Lenders may notify the Borrowers that no action will be taken by the Lenders in connection with such Change of Control.

14.2

On each Collateral Vessel Disposition Date, (a) the aggregate outstanding principal amount of the Term Loans and the aggregate Revolving Facility Commitments shall be permanently reduced on a pro rata basis (based on the respective outstanding principal amount of the Term Loans and the aggregate amount of the Revolving Facility Commitments) in an aggregate amount equal to the higher of (i) the sum of (A) the Net Cash Proceeds of the Collateral Vessel sold or subject to a Total Loss (including, without limitation, the proceeds of any Recovery Event in respect thereof), to the extent received by any Obligor, and (B) in the case of any sale of a Collateral Vessel, any applicable Equity Proceeds True-Up Amount, and (ii) an amount equal to the product of (A) the Appraised Value of the Collateral Vessel sold or subject to a Total Loss or other Recovery Event, divided by (B) the Fleet Market Value (prior to such sale, Total Loss or other Recovery Event), multiplied by (C) the sum of the Total Outstanding Borrowings and the Available Revolving Facility (such higher amount, the “Disposition Prepayment Amount”), provided, that such reduction of the aggregate outstanding principal of the Term Loans shall be net of any applicable Make Whole Premium or Prepayment Premium payable pursuant to clause (b)(1) below; and (b) such Disposition Prepayment Amount shall be applied by the Obligors on such date (or, in the case of a Total Loss, on the earlier of (x) the first date thereafter when received by any Obligor and (y) the date that is one hundred and fifty (150) days after the Collateral Vessel Disposition Date), (1) first, to prepay the outstanding principal amount of the Term Loans, and pay any applicable Make Whole Premium or Prepayment Premium in connection therewith, in an aggregate amount equal to the amount of the reduction of the Term Loans pursuant to clause (a) above (the amount of such reduction, for purposes of this clause (b)(1), to be calculated without giving effect to the proviso contained in clause (a) above), (2) second, to prepay the Total Outstanding Borrowings under the Revolving Facility (by first prepaying all Revolving Facility Loans and then, after all Revolving Facility Loans have been prepaid in full, Cash Collateralizing all the L/C Obligations) in an amount equal to the excess (if any) of (i) such Total Outstanding Borrowings under the Revolving Facility over (ii) the aggregate amount of the Revolving Facility Commitments after giving effect to the reduction thereof pursuant to clause (a) above, and (3) third, to the extent of any remaining Disposition Prepayment Amount, to prepay the outstanding principal amount of the Term Loans and pay any applicable Make Whole Premium or Prepayment Premium in connection therewith; provided, however, that if the aggregate Fleet Market Value (after giving effect to a sale referred to above or Total Loss) is not less than the aggregate Fleet Market Value as of the Closing Date and no Event of Default has occurred and is continuing, then no such prepayment of the Loans or reduction of the Revolving Facility Commitments shall be required, and the Obligors shall be permitted to retain and use all such Net Cash Proceeds (and any applicable Equity Proceeds True-Up Amount) in accordance with the terms of this Agreement and the other Finance Documents; provided, further, however, that the immediately preceding proviso (1) shall not apply if the Collateral Vessel sold or subject to Total Loss is any of the following: Highland Prestige, North Promise, Highland Prince, North Purpose, Highland Guardian, Highland Chieftain, Highland Knight, Highland Princess, Highland Defender, North Pomor, North Cruys, North Barents, Regulus, Hercules, or Polaris, and (2) shall apply with respect to any other Collateral Vessel sold or subject to Total Loss only if one or more Approved Additional Collateral Vessels of equal or greater Appraised Value (in the aggregate) at the time of such sale or Total Loss become Collateral Vessels at such time in accordance with Clause 31.2 (Collateral Vessel Substitution and Addition). The Appraised Value of any Collateral Vessel sold or subject to a Total Loss and the Fleet Market Value determined pursuant to this Clause 14.2 shall be based on valuations (as contemplated in the definition of “Appraised Value” contained in Clause 1.1 (Definitions)) of the Collateral Vessels most recently delivered pursuant to the terms of this Agreement; provided, that if (x) such valuations are more than three (3) months old or (y) the Majority Lenders reasonably determine that such valuations are no longer an accurate reflection of the value of the Collateral Vessels, new valuations shall be required to be delivered to the Agent (A) in the case of clause (x) above, within 30 days after the applicable Collateral Vessel Disposition Date and (B) in the case of clause (y) above, within 30 days after the date on which the Agent notifies the Parent of such determination. For the avoidance of doubt, but without limitation of Clause 29.13(c)(viii), the sale by any Obligor of any Vessel other than a Collateral Vessel to any other Person (other than an Unrestricted Acquisition Subsidiary) shall not result in a reduction of the Facilities or a mandatory prepayment of any Loans.

14.3

No later than the third (3rd) Business Day following the date of receipt by any Obligor or any of its Subsidiaries of any Cash proceeds from the incurrence of any Financial Indebtedness (excluding the Loans and Letters of Credit and any Indebtedness expressly permitted to be incurred pursuant to the terms of this Agreement), the Borrowers shall prepay, first, the outstanding principal amount of the Term Loans and, second, the outstanding principal amount of the Revolving Facility Loans (and, after all Revolving Facility Loans have been prepaid in full, to Cash Collateralize the L/C Obligations), in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other costs and expenses associated therewith, in each case, paid to non-Affiliates, including legal fees and expenses incurred in connection with the incurrence of such Indebtedness. The Revolving Facility Commitments shall be permanently reduced in accordance with this Agreement to the extent of any remaining such proceeds after the Term Loans have been prepaid in full.

14.4

Without limitation of the obligation of the Borrowers to make prepayments in accordance with the other terms of this Agreement, the Borrowers shall prepay all or a portion of the Loans, as applicable, as and to the extent required pursuant to Clause 6.12 (Revaluation of Letters of Credit), Clause 11 (Optional Currencies), Clause 28.3 (Cure), Clause 29.8.3, Clause 29.19 (Insurance), Clause 29.24.2 (Valuations) and Clause 31.1 (Sale of Collateral Vessel) in the amounts and on the dates specified therein.

15.	Restrictions

15.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorization or other election given by any Party under Clause 13 (Illegality, Voluntary Prepayment and Cancellation) shall (subject to the terms of Clause 13) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

15.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and any applicable Break Costs. Any prepayments of Revolving Facility Loans shall be without premium or penalty (other than any applicable Break Costs).

15.3	Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of the Revolving Facility that is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

15.4	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

15.5	No reinstatement of Commitments

No amount of any Commitments cancelled in accordance with this Agreement may be subsequently reinstated.

15.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 13 (Illegality, Voluntary Prepayment and Cancellation) it shall promptly forward a copy of that notice or election to either the Parent or the affected Lender, as appropriate.

15.7	Make Whole Premium and Prepayment Premium in respect of Term Loans

15.7.1

In the event that (a) any Borrower or any other Person makes any voluntary prepayment of the Term Loans prior to the Third Anniversary Closing Date pursuant to Clause 13.4 (Voluntary prepayment of Loans) or, subject to Clause 15.7.2(c)(iii), Clause 28.3 (Cure), (b) any Borrower or any other Person makes any mandatory prepayment of the Term Loans prior to the Third Anniversary Closing Date pursuant to Clause 14 (Mandatory Prepayment) (other than any such prepayment (x) arising from any Total Loss or other Recovery Event in respect of any Collateral Vessel or (y) in connection with any Parent Change of Control pursuant to Clause 14.1(b) following the election of the Required Lenders to cancel the Facilities), (c) any Credit Facilities Indebtedness is accelerated, in whole or in part, pursuant to Clause 30.23 (Acceleration) prior to the Third Anniversary Closing Date following the occurrence of an Event of Default, (d) there is an actual or deemed entry of an order for relief with respect to an Obligor under the Bankruptcy Code or other insolvency laws of the United States or (e) there is a restructuring, reorganization or compromise of the Credit Facilities Indebtedness in any case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar law (any such event described in clauses (d) or (e), an “Insolvency Event” and any such event described in each of clauses (a) through (e) above being a “Prepayment Event”), then (i) in the case of a Prepayment Event of the type described in any of clauses (a) through (c) above, each Borrower shall pay in Cash to the Agent, for the ratable benefit of each Term Lender, and (ii) in the case of any Insolvency Event, each Term Lender shall, as of the date of the occurrence of such Insolvency Event, have a secured claim pari passu with the Credit Facilities Indebtedness owed to such Term Lender (and each Borrower agrees not to object to or oppose any such claim) for, (A) in respect of any Prepayment Event under clauses (a) through (e) above that occurs on or after the Second Anniversary Closing Date and prior to the Third Anniversary Closing Date, a prepayment premium (the “Prepayment Premium”) of 2.00% on the aggregate principal amount of such Lender’s Term Loans so prepaid or accelerated (or, in the case of an Insolvency Event, the aggregate principal amount of such Lender’s Term Loans then outstanding or accelerated) and (B) in respect of any Prepayment Event under clauses (a) through (e) above that occurs prior to the Second Anniversary Closing Date, the Make Whole Premium, in each case, as calculated by the Agent as of (and due and payable on) the date of such prepayment; provided, that any Make Whole Premium or Prepayment Premium payable pursuant to Clause 14.2 shall be payable in accordance with the terms of such Clause.

15.7.2

For the avoidance of doubt, notwithstanding anything herein or in any other Finance Document to the contrary, (a) no Prepayment Premium shall be payable with respect to any Prepayment Event that occurs on or after the Third Anniversary Closing Date, (b) no Make Whole Premium shall be payable with respect to any Prepayment Event that occurs on or after the Second Anniversary Closing Date and (c) no Prepayment Premium or Make Whole Premium shall be payable with respect to (i) any regularly scheduled amortization payments made pursuant to Clause 12.3 (Repayment of Term Loans), (ii) any payments of Revolving Facility Loans or Swingline Loans or (iii) any voluntary prepayments of the Term Loans pursuant to Clause 28.3 in an aggregate principal amount during the term of this Agreement for all Cure Amounts equal to or less than $5,000,000.

15.7.3

The Parties acknowledge and agree that: (a) the Prepayment Premium and Make Whole Premium shall survive the acceleration of the Credit Facilities Indebtedness and/or any Insolvency Event, and in either case, shall automatically accrue and be added to the principal amount of the Loans (provided that, to the extent any such acceleration is rescinded in accordance with the terms of this Agreement, any such Prepayment Premium or Make Whole Premium shall likewise be rescinded); (b) payment of any Prepayment Premium or Make Whole Premium constitutes liquidated damages and not a penalty, and the actual amount of damages to the Term Lenders or profits lost by the Term Lenders as a result of any Prepayment Event would be impracticable and difficult to ascertain; and (c) the amount of the Prepayment Premium and Make Whole Premium hereunder is provided by mutual agreement of the Obligors and the Finance Parties as a reasonable estimation and calculation of such lost profits or damages that the Term Lenders would incur upon the occurrence of a Prepayment Event, and the Prepayment Premium and Make Whole Premium are reasonable in light of the circumstances.

SECTION 4

COSTS OF BORROWINGS

16.	Interest

16.1	Calculation of interest

The rate of interest on each Loan is the percentage rate per annum which is the aggregate of:

16.1.1	the applicable Margin; and

16.1.2	in relation to:

(a)	any ABR Loan in the Base Currency, the Alternate Base Rate for each applicable date of calculation;

(b)	any LIBOR Loan in the Base Currency, the Adjusted LIBO Rate for each applicable Interest Period;

(c)	any Loan in sterling, LIBOR for each applicable Interest Period;

(d)	any Loan in euro, EURIBOR for each applicable Interest Period; and

(e)	any Loan in NOK, NIBOR for each applicable Interest Period.

16.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan (a) if it is an ABR Loan, on the last day of each Financial Quarter, upon any prepayment of that ABR Loan, whether voluntary or mandatory, to the extent accrued on the principal amount being prepaid, upon conversion to a LIBOR Loan, and on the Termination Date, or (b) if it is a LIBOR Loan, on the last day of the applicable Interest Period (and, if the Interest Period is longer than three (3) Months, on the dates falling at intervals of three (3) months after the first day of the Interest Period), upon any prepayment of that LIBOR Loan, whether voluntary or mandatory, to the extent accrued on the principal amount being prepaid, and on the Termination Date.

16.3	Default interest

16.3.1

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date or if any Event of Default has occurred and is continuing and notice thereof has been sent by the Agent to the Borrowers, interest (including, for the avoidance of doubt, post-petition interest) shall accrue (a) on the overdue amount from the due date up to the date of actual payment, or (b) if an Event of Default has occurred and is continuing and such notice has been sent, on all outstanding amounts hereunder and under the other Finance Documents from the date of occurrence of such Event of Default up to the date such Event of Default is no longer continuing, as applicable (both before and after judgment), at a rate which is two percent (2.00%) higher than the rate which would have been payable if the overdue amount or outstanding amount (as the case may be) had, during the period of non-payment or non-default, constituted a Loan in the currency of such amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 16.3 shall be immediately payable by the Obligor on demand by the Agent.

16.3.2

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

16.4	Application of ABR to Outstanding Loans During an Event of Default.

Upon the occurrence and during the continuance of an Event of Default, the Agent may (and shall at the direction of the Majority Lenders) declare that no Loan may be made or continued as a LIBOR Loan.

17.	Interest Periods – LOANS

17.1	Selection of Interest Periods

17.1.1

Subject to this Clause 17, a Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a LIBOR Loan in the Borrowing Request for such LIBOR Loan. If no Interest Period is selected, the Borrower shall be deemed to have requested a three (3) month Interest Period.

17.1.2

A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period of (a) one (1) month or three (3) months or (b) with the consent of all of the Lenders in relation to the relevant Loan, any other period agreed between such Borrower and the Agent; provided, that the Borrowers may request a Loan with a one (1) month Interest Period no more than three (3) times in the aggregate per calendar year. There shall be no more than five (5) different Interest Periods outstanding at any time.

17.1.3	An Interest Period for a Loan shall not extend beyond the Termination Date.

17.1.4	Each Revolving Facility Loan shall have one Interest Period only.

17.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next succeeding Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

17.3	Selection of ABR or LIBOR

A Borrower (or the Parent on behalf of a Borrower) may select the Adjusted LIBO Rate or the Alternate Base Rate as the basis for the interest rate of a Loan to be made in the Base Currency by making such selection in the Borrowing Request for that Loan. If neither option is selected, the Loan made in the Base Currency will accrue interest at a rate that is based on the Alternate Base Rate.

18.	Changes To The Calculation Of Interest

18.1	[Intentionally omitted].

18.2	Market disruption

18.2.1

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the applicable Margin; and

(b)

the rate notified to the Agent by that Lender as soon as practicable and in any event prior to the date on which interest is due to be paid in respect of that Interest Period, which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

18.2.2

If the percentage rate per annum notified by a Lender pursuant to Clause 18.2.1(b) above is less than LIBOR or, in relation to any Loan in euro, EURIBOR, or in relation to any Loan in NOK, NIBOR, the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of Clause 18.2.1 above, to be LIBOR or, in relation to any Loan in euro, EURIBOR or in relation to NOK, NIBOR

18.2.3	In this Agreement, “Market Disruption Event” means:

(a)

at or about noon on the Quotation Day for the relevant Interest Period neither the Screen Rate nor the Interpolated Screen Rate is available and, following a request therefor, the Reference Bank does not supply a rate to the Agent to determine LIBOR or, if applicable, EURIBOR or NIBOR, for the relevant currency and Interest Period; or

(b)

the Agent receives notifications from a Lender or Lenders whose participations in a Loan exceeds 50% of the principal amount of that Loan, that the cost such Lender or Lenders of funding their participation (as a result of a market-wide disruption occurring after the date hereof and not as a result of any event peculiar to such Lender or Lenders (including, without limitation, a change of credit rating) which is not generally applicable to other banks and financial institutions participating in the London interbank market) in that Loan from whatever source such Lender or Lenders may reasonably select would be in excess of LIBOR.

18.3	Changes in market circumstances

18.3.1

If at any time a Lender determines that the cost to that Lender of funding its participation in any Loan exceeds LIBOR or, in relation to any Loan in euro, EURIBOR or any Loan in NOK, NIBOR (a “High Cost Lender”) then:

(a)	such Lender shall give notice to the Agent and the Agent shall give notice to the Parent of the occurrence of such event; and

(b)

if the participation of a High Cost Lender or High Cost Lenders (in the aggregate) in such Loan exceeds 50% of the principal amount of such Loan, the rate of interest on each High Cost Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin for an ABR Loan; and

(ii)	the Alternate Base Rate.

18.4	Break Costs

18.4.1

Each Borrower shall, within five (5) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

18.4.2

Each Lender shall, as soon as reasonably practicable after a demand by the Agent or any Borrower, provide a reasonably detailed certificate confirming the amount and calculation of its Break Costs for any Interest Period in which they accrue.

19.	Fees

19.1	Commitment fee

19.1.1

The Original Borrower shall pay to the Agent (for the account of each Revolving Facility Lender) a commitment fee in the Base Currency computed at the per annum rate of two and one-half of one percent (2.50%) on that Revolving Facility Lender’s daily Available Revolving Commitment under the Revolving Facility from the Closing Date until the earlier to occur of (a) the date the Revolving Facility Commitments are cancelled or expire in full and (b) the last day of the Availability Period; provided, that solely for purposes of calculating such commitment fee, each Revolving Facility Lender’s participation interest in the principal amount of outstanding Swingline Loans, if any, shall be deemed to constitute part of such Lender’s daily Available Revolving Commitment.

19.1.2

The accrued commitment fee is payable on the last day of each Financial Quarter, on the last day of the Availability Period and on the cancelled or expired amount of the relevant Lender’s Revolving Facility Commitment at the time the cancellation or expiration is effective.

19.1.3

No commitment fee accrues or is payable to the Agent (for the account of a Revolving Facility Lender) on any Available Revolving Commitment of that Revolving Facility Lender for any day on which that Revolving Facility Lender is a Defaulting Lender.

19.2	Arrangement fee

The Original Borrower shall pay to the Arranger (for its own account) an arrangement fee in the amount and at the times agreed in a Fee Letter.

19.3	Agency fee

The Original Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

19.4	Upfront fees

The Original Borrower shall pay to each Original Lender (for its own account) upfront fees in the amount and at the times agreed in a Fee Letter.

19.5	Fees payable in respect of Letters of Credit

19.5.1

The Original Borrower shall pay to each Issuing Bank a fronting fee at the rate set forth in a Fee Letter on the stated amount of each Letter of Credit issued by such Issuing Bank for the period from the issue of that Letter of Credit until its Expiry Date.

19.5.2

The Original Borrower shall pay to the Agent (for the account of the Revolving Facility Lenders) a Letter of Credit fee in the Base Currency (computed at the rate equal to the Margin applicable to a LIBOR Loan (the “Applicable L/C Fee Rate”)) on the daily outstanding amount of each Letter of Credit for the period from the issue of that Letter of Credit until its Expiry Date. This fee shall be distributed according to each Revolving Facility Lender’s L/C Proportion of that Letter of Credit. Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of any Event of Default, the Applicable L/C Fee Rate shall be increased by 200 basis points per annum.

19.5.3

The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on the last day of each Financial Quarter. For the avoidance of doubt, no fronting fee or Letter of Credit fee will accrue or be payable unless and until any Letter of Credit has been issued under this Agreement.

19.5.4	If a Borrower provides cash cover in respect of any Letter of Credit:

(a)

the fronting fee payable to the Issuing Bank and the Letter of Credit fee payable for the account of each Revolving Facility Lender shall continue to be payable until the expiry of such Letter of Credit; and

(b)	each Borrower shall be entitled to withdraw interest accrued on the cash cover to pay the fees described in Clause 19.5.4(a) above.

19.5.5

The Original Borrower shall pay to the Issuing Bank (for its own account) an issuance/administration fee in the amount and at the times specified in any Fee Letter together with the customary issuance, presentation, drawing, amendment, transfer and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect.

SECTION 5

ADDITIONAL PAYMENT OBLIGATIONS

20.	Tax Gross Up And Indemnities

20.1	Definitions

In this Agreement:

“Excluded Taxes”

means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, Norwegian withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent under Clause 45.3 (Replacement of Lender)) or pursuant to Clause 23.1.1 or (ii) such Lender changes its lending office, other than pursuant to Clause 23.1.1, except in each case to the extent that, pursuant to this Clause 20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Clause 20.2.4 and (d) any United States federal Taxes imposed under FATCA

“FATCA”

means Sections 1471 through 1474 of the Code effective as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any legislation, regulation or guidance giving effect to such intergovernmental agreements

“Foreign Lender”

means (a) if a Borrower is a US Person, a Lender that is not a US Person, and (b) if a Borrower is not a US Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes

“Indemnified Taxes”

means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Obligors under any Finance Document and (b) to the extent not otherwise described in (a), Other Taxes

“Other Connection Taxes”

means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Finance Document, or sold or assigned an interest in any Loan or Finance Document)

“Other Taxes”

means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Finance Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Clause 45.3 (Replacement of Lender))

“Recipient”	means (a) the Agent, (b) the Security Trustee, (c) any Lender or (c) any Issuing Bank, as applicable

“US Person”	means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code

“Withholding Agent”	means any Finance Party and the Agent

In this Clause 20, (a) unless a contrary indication appears, a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination and (b) a reference to “Lender” includes an “Issuing Bank”.

20.2	Tax gross-up

20.2.1	Any and all payments by or on account of any obligation of any Obligor under any Finance Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.

20.2.2

If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Clause 20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

20.2.3

The Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes. As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Clause 20.2.3 such Obligor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

20.2.4

Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Finance Document shall deliver to the Borrowers and the Agent, at the time or times reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in this Clause 20.2.4(a) and (b) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing:

(a)

any Lender that is a US Person shall deliver to the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from US federal backup withholding tax;

(b)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Agent) the appropriate IRS Form W-8.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Agent in writing of its legal inability to do so.

20.3	Tax indemnity

20.3.1

The Obligors shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Clause 20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

20.3.2

Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Obligors have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Clause 32 (Changes to the Lenders) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Finance Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Finance Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Clause 20.3.2.

20.4	Treatment of Certain Tax Refunds

If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Clause 20 (including by the payment of additional amounts pursuant to this Clause 20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Clause 20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Clause 20.4 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Clause 20.4, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Clause 20.4 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Clause 20.4 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

20.5	Survival

Each party’s obligations under this Clause 20 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Finance Document.

21.	Increased Costs

21.1	Increased Costs Generally

21.1.1	If any Change in Law shall:

(a)

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(b)

subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)

impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrowers will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

21.1.2	“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a)	the adoption or taking effect of any law, rule, regulation or treaty;

(b)	any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or

(c)

the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

21.2	Capital requirements

If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

21.3	Certificates for Reimbursement

A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Clauses 21.1 (Increased Costs Generally) or 21.2 (Capital requirements) and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

21.4	Delay in Requests

Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Clause 21 (Increased Costs) shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation.

22.	Other Indemnities

22.1	Currency indemnity

22.1.1

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against that Obligor; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five (5) Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

22.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

22.2	Other indemnities and waivers

22.2.1

The Parent and each other Obligor shall (and the Parent shall procure that an Obligor will), within three (3) Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 38 (Sharing among the Finance Parties);

(iii)

funding, or making arrangements to fund, its participation in a Borrowing requested by a Borrower in a Borrowing Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default, fraud or negligence by that Finance Party alone as determined in a final and non-appealable judgment by a court of competent jurisdiction);

(iv)

issuing or making arrangements to issue a Letter of Credit requested by the Parent or a Borrower in a Letter of Credit Application but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default, fraud or negligence by that Finance Party as determined in a final and non-appealable judgment by a court of competent jurisdiction); or

(v)	a Borrowing (or part of a Borrowing) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent,

in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of such Secured Party.

22.2.2

The Parent and each other Obligor shall promptly indemnify and hold harmless each Finance Party and the Related Parties of each Finance Party (each an “Indemnitee”), from and against any cost, expense, loss or liability incurred by that Indemnitee in connection with or arising out of the funding of the Borrowers or any of other transactions contemplated by the Finance Documents (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory inquiry, whether or not such Indemnitee is a party thereto), in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of such Indemnitee, unless (a) determined by a court of competent jurisdiction by final and nonappealable judgment that such cost, expense, loss or liability is caused by the gross negligence, fraud or willful misconduct of such Indemnitee, (b) in the case of any Indemnitee that constitutes a Defaulting Lender as a result of its failure to fund its participation in any Loan, such cost, expense, loss or liability incurred by such Indemnitee arises from such failure, as determined by a court of competent jurisdiction by final and nonappealable judgment, or (c) relating to any claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) that does not arise from any act or omission by Parent, any other Group Member or any of their respective Affiliates and that is brought by any Lender against any other Lender. Any Related Party of a Finance Party may rely on this Clause 22.2.2.

22.2.3

To the fullest extent permitted by applicable law, neither any Obligor nor any Indemnitee shall assert, and each of the Obligors and the Indemnitees hereby waives, any claim against any Obligor or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Finance Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Clause 22.2.2 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Finance Documents or the transactions contemplated hereby or thereby. For the avoidance of doubt, this Clause 22.2.3 shall not limit the obligation of the Obligors to indemnify each Indemnitee for any liabilities or damages incurred by such Indemnitee that are asserted against such Indemnitee by a third party and that are payable by the Obligors pursuant to Clause 22.2.2, 22.3, 22.4 or 36.10.

22.3	Indemnity to the Agent

The Parent and each other Obligor shall promptly indemnify the Agent (and any sub-agent thereof) against any cost, loss (other than lost profits) or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized.

22.4	Indemnity to the Security Trustee

22.4.1

The Parent and each other Obligor shall promptly indemnify the Security Trustee (and any sub-agent thereof) against any cost, loss (other than lost profits) or liability incurred by any of them as a result of:

(a)	the taking, holding, protection or enforcement of the Transaction Security,

(b)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Trustee by the Finance Documents or by law; or

(c)

any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents, in each case, unless determined by a court of competent jurisdiction by final and nonappealable judgment that such cost, loss or liability was caused by the gross negligence, fraud or willful misconduct of the Security Trustee or any sub-agent thereof.

22.4.2

The Security Trustee may, in priority to any payment to the Secured Parties, indemnify itself out of the Collateral in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 22.4 and shall have a lien on the Collateral and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

23.	Mitigation By The Lenders

23.1	Mitigation

23.1.1

If any Lender requests compensation under Clause 21 (Increased Costs), or requires any Borrower to pay any Indemnified Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to Clause 20 (Tax Gross-Up and Indemnities), then such Lender shall (at the request of the Borrowers) take all reasonable steps to mitigate any such circumstance, including using reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Clause 20 (Tax Gross-Up and Indemnities) or Clause 21 (Increased Costs), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

23.1.2	Clause 23.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

23.2	Limitation of liability

23.2.1

The Parent and each other Obligor shall promptly indemnify each Finance Party for all reasonable and documented out-of-pocket costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 23.1 (Mitigation).

23.2.2	A Finance Party is not obliged to take any steps under Clause 23.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

24.	Costs And Expenses

24.1	Transaction expenses

The Parent shall promptly on demand pay the Agent, the Arranger, each Issuing Bank, and the Security Trustee the amount of all reasonable and documented out-of-pocket costs and expenses (including legal and/or valuation fees and expenses, collateral fees, and costs related to operating a secure website for communicating with the Lenders) incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication, administration and perfection of:

24.1.1	this Agreement, the other Finance Documents and any other documents referred to in this Agreement or relating to the Collateral; and

24.1.2	any other Finance Documents negotiated after the date of this Agreement, whether or not executed;

provided that such legal expenses shall be limited to one primary counsel for the Agent and the Security Trustee, one primary counsel for the Lenders, taken as a whole (and any other counsel retained with the Borrowers’ consent (such consent not to be unreasonably withheld, delayed or conditioned)), any specialist counsel (if reasonably required by the Agent, the Security Trustee or the Lenders) and one local or foreign counsel for the Agent, the Security Trustee and the Lenders in each relevant jurisdiction and in the case of an actual conflict of interest, of such other firm or counsel for the Agent, the Security Trustee and the Lenders.

24.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent of this Agreement, any other Finance Document or any other documents referred to in this Agreement or relating to the Collateral or (b) an amendment is required pursuant to Clause 39.10 (Change of currency), the Parent shall promptly on demand, and in any event within five (5) Business Days of demand, reimburse each of the Agent and the Security Trustee for the amount of all documented out-of-pocket costs and expenses (including legal and/or valuation fees and expenses, subject to the proviso in Clause 24.1) reasonably incurred by the Agent and the Security Trustee in responding to, evaluating, negotiating, preparing, executing or complying with that request or requirement.

24.3	Enforcement and preservation costs

The Parent shall, within five (5) Business Days of demand, pay to each Secured Party the amount of all documented out-of-pocket costs and expenses (including legal, travel and/or valuation fees and expenses, subject to the proviso in Clause 24.1) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Agent or the Security Trustee as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 6

GUARANTEE

25.	Guarantee and Indemnity

25.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

25.1.1	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s payment obligations under the Finance Documents (the “Guaranteed Obligations”);

25.1.2

agrees with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

25.1.3

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.

Notwithstanding anything to the contrary in this Clause 25 or the Transaction Security Documents, the obligations of the Guarantors under the Guarantee set out in this Clause 25, and the defined term “Secured Obligations” (or similar term) as defined in any Transaction Security Document, shall not include any Excluded Swap Obligations. Additionally, notwithstanding anything to the contrary in this Agreement or any Transaction Security Documents providing for the order of application of payments and other proceeds to the satisfaction of the obligations of the Obligors under the Finance Documents, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Obligors to preserve the allocation to the guaranteed obligations of such payments to the satisfaction of such obligations in the order otherwise contemplated in the Finance Documents.

25.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part. The Guarantors further agree that if any Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever.

25.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 25 will continue or be reinstated as if the discharge, release or arrangement had not occurred, whether as a result of any proceeding in bankruptcy or reorganization or otherwise, and each Guarantor agrees it will indemnify the Finance Parties on demand for all reasonable and documented out-of-pocket costs and expenses incurred in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constitutes a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

25.4	Waiver of defenses

The obligations of each Guarantor under this Clause 25 are absolute and unconditional and will not be affected by an act, omission, matter or thing which, but for this Clause 25, would reduce, release or prejudice any of its obligations under this Clause 25 (without limitation and whether or not known to it or any Finance Party) including:

25.4.1	any time, waiver, extension or consent granted to, or composition with, any other Obligor or other person;

25.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

25.4.3

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Lien over Collateral or any other assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

25.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

25.4.5

any amendment, modification novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

25.4.6	the maturity of any of the Guaranteed Obligation shall be accelerated,

25.4.7	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

25.4.8	any bankruptcy, insolvency or similar proceedings.

EACH GUARANTOR HEREBY EXPRESSLY WAIVES DILIGENCE, PRESENTMENT, DEMAND OF PAYMENT, PROTEST AND ALL NOTICES WHATSOEVER, AND ANY REQUIREMENT THAT ANY FINANCE PARTY EXHAUST ANY RIGHT, POWER OR REMEDY OR PROCEED AGAINST ANY OTHER OBLIGOR HEREUNDER OR UNDER THE OTHER FINANCE DOCUMENTS OR ANY OTHER AGREEMENT OR INSTRUMENT REFERRED TO HEREIN OR THEREIN, OR AGAINST ANY OTHER PERSON UNDER ANY OTHER GUARANTEE OF, OR SECURITY FOR, ANY OF THE GUARANTEED OBLIGATIONS, AND HEREBY WAIVES THE BENEFITS OF DIVISION AND DISCUSSION. Each Guarantor hereby also expressly waives the benefit of excussion and shall not under any circumstance compel the Agent or any Lender to claim any Guaranteed Obligations or other Financial Indebtedness under the Finance Documents from another Person first.

25.5	Guarantor Intent

Without prejudice to the generality of Clause 25.4 (Waiver of defenses), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, substitution, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

25.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 25. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

25.7	Appropriations

Until all amounts (other than contingent indemnification or expense reimbursement obligations for which a claim has not yet been asserted) which may be or become payable by the Obligors under or in connection with the Finance Documents have been paid in full, each Finance Party (or any trustee or agent on its behalf) may:

25.7.1

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

25.7.2	hold in an account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 25.

25.8	Deferral of Guarantors’ rights

Until all amounts (other than contingent indemnification or expense reimbursement obligations for which a claim has not yet been asserted) which may be or become payable by the Obligors under or in connection with the Finance Documents have been paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 25:

25.8.1	to be indemnified by an Obligor;

25.8.2	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

25.8.3

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

25.8.4

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 25.1 (Guarantee and indemnity);

25.8.5	to exercise any right of set-off against any Obligor; and/or

25.8.6	to claim or prove as a creditor of any Obligor in competition with any Finance Party,

all of which are hereby waived, whether arising by contract or operation of law or otherwise, and each Guarantor further agrees with each Borrower (for the benefit of each Finance Party) that any such payment by it shall constitute a contribution of capital by such Guarantor to such Borrower.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 39 (Payment mechanics).

25.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents then on the date such Retiring Guarantor ceases to be a Guarantor, subject to Clause 25.11.4:

25.9.1

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

25.9.2

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

25.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

25.11	Keepwell

25.11.1

Each Qualified ECP Guarantor hereby jointly and severally, absolutely , unconditionally and irrevocably agrees to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of such other Obligor’s obligations in respect of Swap Obligations, including without limitation under this Clause 25.11 (provided, however, that each Qualified ECP Guarantor shall only be liable under this Clause 25.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Clause 25.11 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).

25.11.2

Subject to Clause 25.11.4 below, the obligations of each Qualified ECP Guarantor under this Clause 25.11 shall remain in full force and effect until all amounts (other than contingent indemnification or expense reimbursement obligations for which a claim has not yet been asserted) payable by the other Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available.

25.11.3

Each Qualified ECP Guarantor intends that this Clause 25.11 constitutes, and this Clause 25.11 shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

25.11.4

If any Qualified ECP Guarantor (a “Retiring Obligor”) ceases to be an Obligor in accordance with the terms of the Finance Documents, then on the date such Retiring Obligor ceases to be an Obligor, that Retiring Obligor is released by each other Obligor from any liability (whether past, present or future and whether actual or contingent) under this Clause 25.11; provided that such release does not cause any Obligor as of the date of such release to cease to be an “eligible contract participant” under the Commodity Exchange Act.

25.12	General Limitation on Amount of Guaranteed Obligations

In any action or proceeding involving any state or non-U.S. corporate law, or any state or federal or non-U.S. bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantors under this Clause 25 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Clause 25, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantors, any Lender, the Agent, the Security Trustee or other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

25.13	Joint Enterprise

Each Guarantor acknowledges that (a) the Obligors’ business is a mutual and collective enterprise, and the successful operation of each Obligor is dependent upon the successful performance of the integrated group and (b) such Guarantor shall derive direct and indirect economic and other benefits from the establishment by the Secured Parties of the credit facility under this Agreement in favor of Borrowers.

25.14	Subordination

Each Borrower and each Guarantor hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have at any time against any other Obligor, howsoever arising, until all amounts (other than contingent indemnification or expense reimbursement obligations for which a claim has not yet been asserted) which may be or become payable by the Obligors under or in connection with the Finance Documents have been paid in full.

25.15	Norwegian Financial Agreements Act Inapplicable

For the avoidance of doubt, the Norwegian Financial Agreements Act of 25 June 1999 no. 46 (the “FA Act”) does not apply to this Agreement. To the extent the FA Act should be mandatorily applicable, then (a) the maximum liability of each Guarantor under this Clause 25 (Guarantee and Indemnity) shall be limited to U.S.$150,000,000, plus all unpaid interest, default interest, fees, costs and expenses, (b) the provisions of sections 62-74 (both sections inclusive) of the FA Act shall not apply to the guarantees provided under this Clause 25 (Guarantee and Indemnity), and (c) both GMN and the Original Borrower waive Section 29 of the FA Act.

SECTION 7

REPRESENTATIONS, COVENANTS AND EVENTS OF DEFAULT

26.	Representations

26.1	General

Each Obligor makes the representations and warranties set out in this Clause 26 to each Finance Party.

26.2	Status

26.2.1	It and each of its Subsidiaries is duly organized, validly existing and in good standing under the law of its jurisdiction of formation.

26.2.2	It and each of its Subsidiaries has the corporate (or equivalent) power to own its assets and carry on its business as it is currently being conducted.

26.2.3

In the case of an Obligor that owns or operates a Collateral Vessel qualified to trade under the Jones Act, it is a “citizen of the United States” within the meaning of Section 2 of the Jones Act, duly qualified to own and operate vessels in the U.S. coastwise trade to the extent required by the Jones Act in connection with such Obligor’s business and is eligible to act as an owner in respect of U.S. flag vessels pursuant to Title 46, Section 12103(b) of the U.S. Code and any regulations promulgated thereunder.

26.3	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations, and each Transaction Security Document to which it is a party is effective to create a legal, valid and enforceable security interest in favor of the Security Trustee for the benefit of the Secured Parties in the assets expressed to be secured thereby, except for limitations on enforceability under bankruptcy, reorganization, insolvency and other similar laws affecting creditors’ rights generally and limitations on the availability of the remedy of specific performance imposed by the application of general equitable principles.

26.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting by it of the Transaction Security do not and will not violate:

26.4.1	any law, rule or regulation applicable to it, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

26.4.2	its charter, bylaws or other constitutional documents;

26.4.3	the Reorganization Plan or the Reorganization Plan Confirmation Order; or

26.4.4

any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument, in any respect, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

26.5	Power and authority

26.5.1

Subject to the Reorganization Plan and the Reorganization Plan Confirmation Order with respect to the Parent, it has the corporate power (or equivalent) to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

26.5.2

No limit on its corporate (or equivalent) powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

26.6	Validity and admissibility in evidence

26.6.1	All Authorizations required to be obtained by it:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect except for (i) filings necessary to perfect Liens created under the Finance Documents and (ii) filings with the Securities and Exchange Commission that may be required to be made following the execution and delivery hereof and which will be obtained or effected promptly after the Agreement Date.

26.6.2

All Authorizations necessary for the conduct of the business, trade and ordinary activities of Obligors have been obtained or effected and are in full force and effect (or will be obtained and be in full force and effect on the date they are required), except any Authorizations the failure of which to obtain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

26.7	Governing law and enforcement

26.7.1	The choice of governing law of the Finance Documents will be recognized and enforced in its Relevant Jurisdictions.

26.7.2

Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognized and enforced in its Relevant Jurisdictions, subject to limitations on enforceability under bankruptcy, reorganization, insolvency and other similar laws affecting creditors’ rights generally and limitations on the availability of the remedy of specific performance imposed by the application of general equitable principles.

26.8	Insolvency

No:

26.8.1	corporate action, legal proceeding or other procedure or step described in Clause 30.9.1 (Insolvency Proceedings); or

26.8.2	creditors’ process described in Clause 30.10 (Creditors’ process),

has been taken or, to the knowledge of the Parent, threatened in writing in relation to a Material Company; and none of the circumstances described in Clause 30.8 (Insolvency) applies to a Material Company.

26.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction, except as specified in any Legal Opinion, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to a Finance Document which is referred to in any Legal Opinion and which will be made or paid on or promptly after the date of the relevant Finance Document.

26.10	No default

26.10.1	No Default is continuing or could reasonably be expected to result from the making of any Borrowing or its entry into, the performance of, or any transaction contemplated by, any Finance Document.

26.10.2

No Obligor is in default under or with respect to any other agreement or instrument which is binding on it or to which its assets are subject which has had or could reasonably be expected to have a Material Adverse Effect.

26.11	No misleading information

Except as disclosed in writing to the Agent and the Arranger prior to the date of this Agreement:

26.11.1

any financial projection, forecast, budget, or other estimate or forward-looking statement or information (collectively, the “Projections”) contained in information provided by an Obligor to the Agent has been prepared in good faith on the basis of assumptions believed by such Obligor to be reasonable at the time they were prepared, it being understood that projections by their nature are uncertain and no assurance is given that the results reflected in such Projections will be achieved; and

26.11.2

excluding the Projections, none of the material written information provided to a Finance Party by or at the direction of the Parent or any other Obligor (including, without limitation, by any of its legal advisers or its insurance broker(s)), in each case, in connection with this Agreement or any other Finance Document on or before the date of this Agreement and not superseded before that date contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not materially misleading.

26.12	Financial Statements

26.12.1

The unaudited consolidated financial statements of the Parent and its Subsidiaries as of and for the fiscal quarter and the portion of the Financial Year ended September 30, 2017 present fairly in all material respects the consolidated financial condition and results of operations of such Persons as of and for the periods to which they relate in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes.

26.12.2

The audited Original Financial Statements present fairly in all material respects the consolidated financial condition and results of operations of the Parent and its Subsidiaries as of and for the Financial Year to which they relate in accordance with GAAP, but subject to the adoption of fresh start accounting principles on the date hereof.

26.12.3

Except as disclosed in the Parent’s publicly-available reports filed with the Securities and Exchange Commission prior to the Agreement Date, (a) there has been no material adverse change in the financial condition of the Group, taken as a whole, since the date of the Original Financial Statements, and (b) no event has occurred or circumstance exists that has had or could reasonably be expected to have a Material Adverse Effect.

26.12.4	Its most recent financial statements delivered pursuant to Clause 27.1 (Financial statements):

(a)	have been prepared in accordance with GAAP as applied to the Original Financial Statements; and

(b)

fairly present in all material respects in accordance with GAAP the consolidated financial condition and results of operations of the Parent and its Subsidiaries, for the periods to which they relate, subject (in the case of unaudited financial statements) to year-end audit adjustments and the absence of footnotes.

26.12.5

Since the date of the most recent financial statements delivered pursuant to Clause 27.1 (Financial statements) there has been no material adverse change in the financial condition of the Group, taken as a whole.

26.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceeding or investigation of, or before, any court, arbitral body or Governmental Authority is pending or, to the knowledge of any Obligor, threatened in writing against any Obligor and which could reasonably be expected to have a Material Adverse Effect.

26.14	No breach of laws

26.14.1	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has had or could reasonably be expected to have a Material Adverse Effect.

26.14.2

There are no strikes, lockouts, or slowdowns against an Obligor or any Subsidiary pending or to its knowledge threatened in writing, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

26.15	Environmental laws

26.15.1

Each member of the Group is in compliance with Clause 29.3 (Environmental compliance and Environmental Claims) and to the best of its knowledge and belief no circumstances have occurred which would prevent such compliance in a manner or to an extent which, in either case, has had or could reasonably be expected to have a Material Adverse Effect.

26.15.2

No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened in writing against any member of the Group where such claim has had or could reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

26.15.3	[Reserved].

26.16	Taxation

26.16.1

All United States federal income and other material returns and reports required by law to be filed in respect of the income, business, properties and employees of each Obligor and its Subsidiaries have been filed and all material taxes, assessments, fees and other governmental charges that are due and payable have been paid, except, in each case, (i) any such taxes, assessments, fees and other governmental charges (or any requirement to file returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on the books of the relevant Obligor or Subsidiary in accordance with GAAP, or (ii) as otherwise permitted herein (including, without limitation, Clause 29.10.4(b)). The provision for Taxes on the books of each Obligor is adequate for all years not closed by applicable statutes and for the current fiscal year.

26.16.2	No claims are being made against it (or any of its Subsidiaries) with respect to Taxes except for such as would not reasonably be expected to have a Material Adverse Effect.

26.17	Security and Financial Indebtedness

26.17.1	No Security exists over all or any of the present or future assets of any Obligor other than:

(a)	as permitted by this Agreement; or

(b)	the Security existing in respect of the Indebtedness under the Existing Facilities, which is to be released and discharged on the Closing Date.

26.17.2	No Obligor has any Financial Indebtedness outstanding other than:

(a)	as permitted by this Agreement; or

(b)	the Financial Indebtedness under the Existing Facilities and the Existing Senior Notes, which is to be discharged on the Closing Date.

26.18	Ranking

The Transaction Security granted in the Collateral has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security, in each case, other than Liens on Collateral that are permitted under Clause 29.12 (Negative pledge).

26.19	Good title to assets

Each Obligor has good title to, or valid leasehold interests in, all such Obligor’s real and personal property material to their business, taken as a whole, except for minor defects in title that do not interfere with their ability to conduct their business as currently conducted or to utilize such properties for their intended purposes and individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

26.20	Legal and beneficial ownership

Each Obligor is the sole legal and beneficial owner of the assets over which it purports to grant Security.

26.21	Group Structure Chart

The Group Structure Chart delivered to the Agent pursuant to Schedule 2 (Conditions Precedent) is true, complete in all material respects and accurate as of the date hereof.

26.22	Accounting reference date

The Accounting Reference Date of each Obligor is December 31.

26.23	Material contracts

The Shipping Documents provided to the Agent pursuant to Schedule 2 (Conditions Precedent) are true, complete and accurate in all material respects and are not misleading in any material respect.

26.24	[Reserved]

26.25	ERISA Event, Margin Stock and “Investment Company”

26.25.1

No ERISA Event has occurred or is reasonably expected to occur in relation to any Obligor that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would result in a Material Adverse Effect; the aggregate actuarial present value of accumulated benefit obligations of all Employee Plans and Foreign Plans (based on the assumptions used for purposes of Financial Accounting Standards Board (FASB) Accounting Standards Codification No.715 (Compensation-Retirement Benefits) did not, as of the date of its most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Employee Plans by an amount that could reasonably be expected to have a Material Adverse Effect.

26.25.2

No Obligor is engaged nor will engage principally, or as one of its important activities, in the business of purchasing or carrying or extending credit for the purpose of “buying” or “carrying” any Margin Stock.

26.25.3

None of the proceeds of the Facilities or any Letter of Credit will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to “purchase” or “carry” any Margin Stock or for any other purpose which might cause any Facility to be considered a “purpose credit” within the meaning of Regulation U or Regulation X.

26.25.4

Neither the Parent nor any other Obligor is an “investment company” as such term is defined in the Investment Company Act of 1940 of the United States (as amended, the “1940 Act”) or otherwise subject to regulation under the 1940 Act.

26.26	Anti-corruption laws

Each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

26.27	Sanctions and Anti-Money Laundering Laws

Each member of the Group has conducted its businesses in compliance with applicable Sanctions and has instituted and maintained policies and procedures designed to promote and achieve compliance with all applicable Sanctions.

26.27.1

No member of the Group, and none of the directors or officers, or, to the knowledge of any member of the Group, employees, agents and representatives of a member of the Group is (A) a Restricted Person or (B) in violation of Sanctions.

26.27.2

To the actual knowledge of any member of the Group, no member of the Group, and none of the Affiliates, directors, officers, employees, agents and representatives of a member of the Group, is the subject or target of a complaint, claim, proceeding, formal notice, investigation or other action by any Sanctions Authority concerning any actual or alleged violation of Sanctions.

26.27.3

Each member of the Group, and, to the knowledge of any member of the Group, any of the Affiliates and the directors, officers, employees, agents, representatives and advisors of such member and of such member’s Affiliates, is and has been in compliance with Anti-Money Laundering Laws.

26.27.4

No member of the Group is using or has used any of the Facilities or the proceeds from any of the Facilities, directly or indirectly, to lend, contribute, provide or otherwise make available funds to (1) a Restricted Person, or (2) a person or entity for the purpose of engaging in any activities targeted by, or in violation of, applicable Sanctions or applicable Anti-Money Laundering Laws, or that will otherwise result in a violation of Sanctions or Anti-Money Laundering Laws by such member of the Group, or, to the knowledge of any member of the Group, any of the Affiliates, directors, officers, employees, agents, representatives and advisors of the foregoing.

26.28	ISM Code and ISPS Code Compliance

Subject to Clause 29.10.2, all requirements of the ISM Code and the ISPS Code as they relate to the Obligors, the Managers and the Collateral Vessels have been complied with in all material respects.

26.29	Collateral Vessels

Each of the Collateral Vessels is:

26.29.1

legally and beneficially owned solely by the relevant Obligor who has granted the Mortgage in respect of such Collateral Vessel (the “Relevant Obligor”), free and clear of all encumbrances (other than the Mortgages in favor of the Security Trustee and Permitted Vessel Security);

26.29.2	permanently registered in the name of the Relevant Obligor under the laws and flag of the jurisdiction set forth in Schedule 11 (Collateral Vessels);

26.29.3	operationally seaworthy in every way and fit for service except as permitted pursuant to Clause 29.10.2; and

26.29.4

classed with an Approved Classification Society, free of all overdue conditions and recommendations (which recommendations or conditions have not been waived or postponed by an Approved Classification Society) except as permitted pursuant to Clause 29.10.2.

26.30	Times when representations made

26.30.1	All the representations and warranties in this Clause 26 are made by each Obligor on the date of this Agreement and on each Borrowing Date.

26.30.2

All the representations and warranties in this Clause 26 except Clause 26.21 (Group Structure Chart) are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

26.30.3

Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

27.	REPORTING REquirementS

The covenants in this Clause 27 remain in force from the date of this Agreement for so long as any amount (other than contingent indemnification or expense reimbursement obligations for which a claim has not yet been asserted) is outstanding under the Finance Documents, any Letter of Credit is outstanding or any Commitment is in force.

In this Clause 27:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to Clauses 27.1.1 (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to Clause 27.1.2 (Financial statements).

27.1	Financial statements

The Parent and each other Obligor, as applicable, shall in accordance with Clause 41.6 (Electronic communication) and Clause 41.7 (Electronic Filing: Use of websites) supply to the Agent as soon as they become available, but in any event:

27.1.1

No later than 120 days after the end of each fiscal year of the Parent, the Parent’s audited consolidated balance sheet and related audited consolidated statements of income, shareowners’ investments and cash flows, as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Auditors or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any qualification that is expressly solely with respect to, or expressly resulting solely from, any potential inability to satisfy a financial covenant on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

27.1.2

No later than 60 days after the end of each fiscal quarter of each fiscal year of the Parent, the Parent’s unaudited consolidated balance sheet and related unaudited consolidated income statement and cash flows statement, as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

27.2	Provision and contents of Compliance Certificate

27.2.1

The Parent shall supply a Compliance Certificate to the Agent contemporaneously with its delivery (or deemed delivery) to the Agent of each set of its audited consolidated Annual Financial Statements and each set of its unaudited consolidated Quarterly Financial Statements, as applicable.

27.2.2	The Compliance Certificate shall set out (in reasonable detail) computations as to (a) compliance with Clause 28 (Financial Covenants) and (b) the Leverage Ratio.

27.2.3	Each Compliance Certificate shall be signed by the chief financial officer of the Parent.

27.3	Requirements as to financial statements

27.3.1	Each set of financial statements delivered pursuant to Clause 27.1 (Financial statements):

(a)

shall be certified in the manner required in that Clause and in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(b)

shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied, in the case of the Parent and its Subsidiaries, in the preparation of prior period financial statements, except (1) with respect to the application of fresh start accounting principles, and (2) as otherwise required by GAAP, unless, in relation to any set of financial statements, the Parent notifies the Agent that there has been a change in GAAP or the accounting practices and delivers to the Agent:

(i)	a description of any change necessary for those financial statements to reflect GAAP or accounting practices upon which the Parent’s Original Financial Statements were prepared; and

(ii)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 28 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and Parent’s Original Financial Statements.

27.3.2

Once every Financial Quarter (and at such other times as reasonably requested by the Agent), the Agent may discuss the financial position of any member of the Group with the Auditors during normal business hours, and the Parent hereby authorizes such communications with the Auditors (at the expense of the Parent) and authorizes the Auditors to disclose to the Agent for the Finance Parties any information relating to the financial position of any member of the Group which the Agent may reasonably request; provided, however, that this Clause 27.3.2 shall not be deemed to authorize or require the preparation by the Auditors of new or additional information or analysis not otherwise already completed pursuant to the audit work of the Auditors or which would incur unreasonable expense.

27.4	[Reserved]

27.5	Group companies

The Parent shall, at the request of the Agent, such request to be not more frequently than once every Financial Quarter, supply to the Agent a report issued by its Financial Officer stating which of its Subsidiaries are Material Companies and which of its Subsidiaries are Significant Subsidiaries.

27.6	Vessel Information

27.6.1

The Parent shall supply to the Agent no later than 60 days after the end of each Financial Quarter, a report summarizing the current contractual position in relation to the Group’s fleet of Vessels worldwide; provided, that to the extent any Lender or any of its Affiliates owns one or more vessels that are of the same type, age and class as a Vessel and operate in the same region a Vessel is operating, so long as no Event of Default has occurred and is continuing, a redacted version of such report excluding the current contractual position of such Vessel will instead be provided to such Lender. Unless otherwise agreed between the Parent and the Agent, the form and content of such report shall be substantially as set out in the Fleet Report Template.

27.6.2

Without prejudice to other provisions in this Clause 27, each Obligor shall, in respect of the Collateral Vessel owned by it, promptly provide the Agent with any information which the Agent reasonably requests regarding:

(a)	that Collateral Vessel, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to its master and crew;

(c)	any expenditure incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Collateral Vessel and any payments made by it in respect of that Collateral Vessel;

(d)	any towages and salvages; and

(e)	its compliance, the Manager’s compliance and the compliance of that Collateral Vessel with the ISM Code and the ISPS Code,

and, upon the Agent’s reasonable request, provide copies of any current Charter relating to that Collateral Vessel, of any current guarantee of any such Charter, the Collateral Vessel’s SMC and any relevant DOC.

27.6.3	Each Obligor shall, in respect of each Collateral Vessel owned by it, promptly notify the Agent and the Security Trustee in writing of:

(a)	any requisition of that Collateral Vessel for hire;

(b)

any requirement or recommendation made in relation to that Collateral Vessel by any insurer or classification society or by any competent authority which is not timely complied with; provided, however, that with respect to any Collateral Vessel that is a permitted Out Of Class Vessel pursuant to Clause 29.10.2, notice of any such requirement or recommendation made during any Financial Quarter may be provided to the Agent and the Security Trustee within 60 days after the end of such Financial Quarter;

(c)	any arrest or detention of that Collateral Vessel, or any exercise or purported exercise of any Lien on that Collateral Vessel or its Earnings;

(d)

if written notice thereof to the Agent and the Security Trustee was not given in advance of such event, any dry docking of that Collateral Vessel that continues for more than seven (7) consecutive days;

(e)	any Environmental Claim made against that Obligor or in connection with that Collateral Vessel which could reasonably be expected to result in a fine or penalty in excess of $50,000;

(f)

(i) any release, emission, spill or discharge into any Collateral Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from any Collateral Vessel; (ii) any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than any Collateral Vessel and which arises in connection with a collision between any Collateral Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which (A) a Collateral Vessel is actually or potentially liable to be arrested, attached, detained or enjoined and/or (B) a Collateral Vessel and/or any Obligor and/or any operator or manager of a Collateral Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or (iii) any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from a Collateral Vessel and in connection with which (A) a Collateral Vessel is actually or potentially liable to be arrested and/or (B) where any Obligor and/or any operator or manager of a Collateral Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than, in the case of clauses (i), (ii)(B) and (iii)(B) above, any such release, emission, spill or discharge in compliance in all material respects with all applicable Environmental Laws and Environmental Permits or which could not reasonably be expected to result in any Environmental Claim made against that Obligor or in connection with that Collateral Vessel that would result in a fine or penalty in excess of $50,000.

(g)	any written claim for breach in any material respect of the ISM Code or the ISPS Code being made against that Obligor, a Manager or otherwise in connection with that Collateral Vessel; or

(h)

any other matter, event or incident, actual or threatened in writing, the effect of which will or could reasonably be expected to lead to the ISM Code or the ISPS Code not being complied with in any material respect, and each Obligor shall keep the Agent advised in writing on a regular basis and in such detail as the Agent shall reasonably require as to that Obligor’s, any such Manager’s or any other person’s response to any of those events or matters.

27.6.4	Provided that all approvals necessary under Clause 29.21 (No change in management; Restrictions on chartering) have been previously obtained, each Obligor shall:

(a)

furnish promptly to the Agent a true and complete copy of any Charter for any Collateral Vessel owned by it, all other documents related thereto and a true and complete copy of each material amendment or other modification thereof; and

(b)

in respect of any such Charter, execute and deliver to the Agent a Charter Assignment and use reasonable commercial efforts to cause the charterer to execute and deliver to the Security Trustee a consent and acknowledgement to such Charter Assignment in the form required thereby.

27.7	Presentations

Once in every Financial Year (or more frequently if requested to do so by the Agent if an Event of Default has occurred and is continuing), commencing with the Financial Year ending December 31, 2018, upon request by the Agent, the chief financial officer of the Parent shall give a presentation to the Finance Parties about the on-going business and financial performance of the Group.

27.8	Year-end

Neither the Parent nor any other Obligor shall change its fiscal year from a calendar year basis.

27.9	Information: miscellaneous

The Parent shall supply to the Agent (in electronic form if each Borrower so elects):

27.9.1

subject to any applicable confidentiality obligations, within two (2) Business Days of the same being sent, copies of all documents generally sent by the Parent or any Obligors to its equity holders or creditors (or any class of them) other than customary, non-material matters that are generally not of interest to lenders;

27.9.2

promptly upon becoming aware of them, the details and developments of (a) any default under any contract and (b) any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any Obligor, in either case, which could reasonably be expected to have a Material Adverse Effect;

27.9.3	promptly on written request, such information as the Security Trustee may reasonably require about the Collateral and compliance of the Obligors with the terms of any Transaction Security Documents;

27.9.4

promptly on written request of the Agent (at the direction of any Lender), an insurance report from an independent insurance consultant with respect to the insurance coverage of the Obligors (including, without limitation, the insurance coverage on the Collateral Vessels), which report shall be at the sole cost and expense of the Borrowers; provided, that, unless an Event of Default has occurred and is continuing, such request will not be made more frequently than once in each calendar year; and

27.9.5

promptly on written request of the Agent (at the direction of any Finance Party), such further information regarding the financial condition, business, assets and operations of the Group, any Obligor or any other member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement and/or details of any changes to the Senior Management of the Parent or any other Obligors) as any Finance Party through the Agent may reasonably request.

27.10	Notification of default

Each Obligor shall notify the Agent of any Default (including the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless notice has already been provided to the Agent by another Obligor).

27.11	“Know your customer” checks

27.11.1	If:

(a)	any Change in Law;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to an eligible party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender (acting through the Agent) supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

27.11.2

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

27.11.3

The Parent shall, by not less than 30 days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of the requested effective date of the addition of one of its Subsidiaries as an Additional Obligor pursuant to Clause 34 (Changes to the Obligors).

27.11.4

Following the giving of any notice pursuant to Clause 27.11.3 above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender (acting through the Agent) supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

27.12	[Reserved].

27.13	Quarterly Information Packet

27.13.1	No later than 30 days after the end of each Financial Quarter, the Parent shall deliver to the Agent an information packet which shall include:

(a)

the “vessel stoplight report” with respect to all Vessels, as customarily prepared by the Parent; provided, that to the extent any Lender or any of its Affiliates owns one or more vessels that are of the same type, age and class as a Vessel and operate in the same region a Vessel is operating, so long as no Event of Default has occurred and is continuing, a redacted version of such “vessel stoplight report” excluding information regarding such Vessel will instead be provided to such Lender;

(b)	a profit and loss account for the immediately preceding Financial Quarter consolidated and broken down by region and which shall include key performance indicator metrics;

(c)

rolling four (4) Financial Quarter cash flow projections and profit and loss statement forecast of the Parent, on a consolidated basis for the Group and any Unrestricted Acquisition Subsidiaries (to include detail of expected drawn balances under both (i) the Revolving Facility and (ii) the Intercompany Facility) (the “Quarterly Forecast”);

(d)	a commentary from the chief executive officer, chief financial officer or chief accounting officer of the Parent on the items listed at paragraphs (a) to (c) above;

(e)	confirmation as to the current balance drawn under the Intercompany Facility;

(f)

details on Collateral Vessels that are Out Of Class Vessels, including plans for reactivation (or otherwise causing such Out Of Class Vessel to no longer constitute an Out Of Class Vessel), periodic dry dock, intermediary or special survey, and budgets for such actions;

(g)	notice of any Recovery Event that has occurred during the relevant Financial Quarter; and

(h)	any other financial information reviewed by the Parent’s board of directors when the Quarterly Forecast was presented.

27.13.2

The Parent shall ensure that each Quarterly Forecast delivered to the Agent hereunder is prepared in good faith, on the basis of assumptions believed by the Parent to be reasonable at the time such Quarterly Forecast was prepared, it being understood that the Quarterly Forecast (and any other projected results) by its nature is uncertain, quarterly financial information is subject to adjustment for unfinished items including tax, asset impairment reviews and other pending items, and no assurance is given that the Quarterly Forecast (and any other projected results) will be achieved.

27.13.3

In the event that, and at all times during which, Total Liquidity is less than $40,000,000, the Parent shall deliver to the Agent the following information as soon as it becomes available, but in any event within 30 days after the end of each calendar month:

(a)	the Parent’s consolidated balance sheet and related consolidated statements of income, shareowners’ investments and cash flows, as of the end of each calendar month; and

(b)

expected drawn balances under both (i) the Revolving Facility and (ii) the Intercompany Facility for the remainder of its Financial Year, and any other information reasonably requested with respect to the Quarterly Forecast most recently delivered, or the preparation of the next Quarterly Forecast to be delivered.

28.	Financial Covenants

28.1	Financial covenants

The Obligors shall comply with each of the financial covenants set forth in this Clause 28.1.

28.1.1	Capitalization Ratio: The Capitalization Ratio shall be tested at the end of each Financial Quarter and shall not exceed forty-five percent (45%).

28.1.2

Leverage Ratio: The Leverage Ratio shall be tested at the end of each Financial Quarter, commencing with the Financial Quarter ending December 31, 2020, for the Reference Period then ended, and shall not exceed 5.00 to 1.00.

28.1.3

Collateral to Commitment Ratio: The Collateral to Commitment Ratio shall be tested on each Valuation Delivery Date as of each Application Valuation Date, and shall not be lower than two-hundred and fifty percent (250%) at any time.

28.1.4	Minimum Liquidity:

(a)

The aggregate amount of Available Cash and Cash Equivalent Investments of the Group shall at all times not be less than $15,000,000 (or its equivalent in an Optional Currency, which shall be calculated using the Agent’s Spot Rate of Exchange).

(b)	Total Liquidity shall at all times not be less than $30,000,000 (or its equivalent in an Optional Currency, which shall be calculated using the Agent’s Spot Rate of Exchange).

28.2	Financial testing

The financial covenants set out in Clause 28.1 (Financial covenants) shall be calculated in accordance with GAAP and, to the extent applicable, tested by reference to each of the financial statements delivered pursuant to Clause 27.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 27.2 (Provision and contents of Compliance Certificate) which relate to the applicable date or period.

28.3	Cure

28.3.1	Subject to Clause 28.4 (Limitations) below, if a Default has occurred under Clause 28.1 (Financial covenants) above in respect of a breach of Clause 28.1.1, 28.1.2 and/or 28.1.3 above:

(a)	in the case of any such breach of Clause 28.1.3, the Borrowers shall comply with the requirements of Clause 29.24.2; and

(b)

in the case of any such breach of Clause 28.1.1 or 28.1.2 (a “Curable Default”), the Borrowers may, not later than ten (10) Business Days after delivery of the relevant Compliance Certificate relating to the Quarter Date which demonstrates that Curable Default, or, if earlier, the date on which the Parent or the Borrowers become aware of such Default (such ten (10) Business Day period being a “Cure Period”), deduct the Cure Amount from the total amount outstanding under the Facilities as if the Cure Amount had been applied in repayment of the Loans on a pro rata basis; provided, that 100% of the Cure Amount must be used to prepay the outstanding principal amount of the Term Loans and Revolving Facility Loans at par (but subject to Clauses 15.7.1 and 15.7.2(c)(iii)) on a pro rata basis within such Cure Period in accordance with the other provisions of this Agreement.

28.3.2

Once the Cure Amount has been applied by the Borrowers in prepayment of the Loans pursuant to Clause 28.3.1(b), the relevant financial covenant in Clause 28.1 (Financial covenants), the subject of the relevant Curable Default, shall be retested taking into account the application of the Cure Amount as if that application had been made immediately prior to the relevant Quarter Date.

28.3.3	If, after being retested in accordance with Clause 28.3.2 above, the financial covenant(s) in Clause 28.1.1 and/or 28.1.2 above the subject of the relevant Curable Default is complied with:

(a)

the Borrowers shall be deemed to have satisfied the requirements of that financial covenant(s) as of the relevant Quarter Date with the same effect as if there had been no breach of such financial covenant(s); and

(b)	that Curable Default shall be deemed cured for all purposes and such Default shall cease to be continuing.

28.3.4	For the purposes of this Clause 28.3, “Cure Amount” means an amount equal to:

(a)

the cash proceeds from (1) cash on hand of the Parent or the Borrowers or (2) any person which is not a member of the Group of (i) any subscription for Equity Interests of the Parent or (ii) any raising of funds by the Parent by way of any issuance of Equity Interests (whether by private placement or public offering); provided, that any such cash proceeds (to the extent not constituting existing cash on hand of the Borrowers) are contributed by the Parent as a capital contribution to the Borrowers; and/or

(b)

Permitted Subordinated Debt provided in cash by any person which is not a member of the Group to the Parent on subordinated terms reasonably acceptable to the Majority Lenders, provided, that such loans are not made in breach of Clause 29.15 (Financial Indebtedness) and the proceeds thereof are contributed by the Parent as a capital contribution to the Borrowers.

For the avoidance of doubt, this Clause 28.3.4 does not restrict any raising of funds by the Parent by way of any issuance of Equity Interests the cash proceeds of which are contributed by the Parent as a capital contribution to the Borrowers to be applied as a voluntary prepayment of the Loans pursuant to Clause 13.4 (Voluntary prepayment of Loans).

28.4	Limitations

28.4.1	The Borrowers may only remedy Curable Defaults a maximum of five times during the period from the date of this Agreement to the Termination Date.

28.4.2	The Borrowers may not remedy Curable Defaults in consecutive Financial Quarters.

28.4.3

The Cure Amount shall be no greater than the amount required for the purpose of minimally complying with the financial covenant(s) in Clause 28.1.1 and/or 28.1.2 the subject of the relevant Curable Default.

28.5	Financial Covenant definitions

In this Agreement:

“Available Cash” means, as at the relevant date, (a) Cash save that, for purposes of determining Available Cash, references within the definition of “Cash” to “an Obligor” and “Obligors” shall be references to “a member of the Group” and “members of the Group”, respectively, and (b) any cash on deposit in the Acquisition Cash Collateral Account (but not, for the avoidance of doubt, in any other Cash Collateral Account).

“Capitalization Ratio” means, on any date, the ratio (expressed as a percentage) of:

(a)	Total Indebtedness as of such date, to

(b)	Total Indebtedness as of such date plus Shareholders Equity as of such date.

“Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income for such period, without duplication:

(a)	plus consolidated provision for tax expenses;

(b)	plus consolidated depreciation and amortization;

(c)	plus Consolidated Interest Expense;

(d)	plus impairment charges to the extent included in the income statement (including with respect to fixed assets or goodwill or other intangibles);

(e)

plus any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, to the extent included in the income statement and separately stated in the statement of cash flows as a reconciling item from net income to cash flows from operations;

(f)	less consolidated interest income;

(g)

plus (less) the non-cash portion of losses (gains) on asset disposals, to the extent included in the income statement if separately stated in the operating and investing sections of the statement of cash flows as a net reduction or increase in cash flow;

(h)

plus (i) costs (including customs, export or other governmental charges or fees) of or arising from redeploying a vessel to another region in connection with discontinued operations, and (ii) any severance costs (including housing costs, transportation expenses, and other personnel related termination expenses) and unusual or non-recurring items arising in connection with discontinued operations or the termination of employment;

(i)	plus costs associated with exiting regions that the Parent has publicly announced from time to time that it will exit;

(j)	plus, to the extent not already included in Consolidated Net Income, any cash dividends received by any Group Member from an Unrestricted Acquisition Subsidiary;

(k)	plus all other non-cash charges; and

(l)	less all other non-cash income.

For the purposes of calculating Consolidated Adjusted EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period (and after the Agreement Date) the Parent or any of its Subsidiaries shall have made any Material Disposition (as defined below), the Consolidated Adjusted EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period (and after the Agreement Date) the Parent or any of its Subsidiaries shall have made a Material Acquisition, Consolidated Adjusted EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto to adjustments that (A) are permitted or required by Regulation S-X as promulgated under the Securities Act of 1933, as amended, (B) have been certified by the chief financial officer of the Parent and provided the Majority Lenders are satisfied that such adjustments have been prepared in good faith and are based upon reasonable assumptions, which assumptions have been detailed in writing by the Parent, or (C) are otherwise acceptable to the Majority Lenders (acting reasonably) as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of the productive assets or an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Parent or any of its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (x) constitutes assets comprising all or substantially all of the productive assets or an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Parent or any of its Subsidiaries in excess of $1,000,000.

“Consolidated Interest Expense” means, on a consolidated basis for any Person for any period, without duplication, the aggregate amounts payable in cash (or, in case of capitalized interest, accrued or capitalized in accordance with GAAP) with respect to such period for (a) interest expense (including that attributable to Capitalized Leases) and capitalized interest of the Parent and its Subsidiaries, determined in accordance with GAAP, and (b) mandatory dividend payments in respect of shares of capital stock to the extent the same is payable in cash during such period, but excluding, to the extent included in clauses (a) and (b) above, (i) the amortized amount of any fees and expenses associated with the consummation of any Financial Indebtedness financing, (ii) any fees, expenses and costs associated with the renegotiation of Financial Indebtedness, (iii) costs associated with obtaining any interest rate hedging agreements, (iv) annual agency fees paid to the Agent, and (v) fees and expenses associated with any investment, recapitalization, equity issuance or debt issuance permitted under this Agreement (whether or not consummated).

“Consolidated Net Income” means, for any period, the net income (loss) of the Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that (a) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or other distributions actually paid in cash to the Parent or any of its Subsidiaries during such period, (b) the net loss of any such Person will be included only to the extent such loss is funded in cash by the Parent or a Subsidiary during such period and (c) the income or loss of any Person will be excluded to the extent such income or loss is accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent or any of its Subsidiaries or the date that such Person’s assets are acquired by the Parent or any of its Subsidiaries.

“Leverage Ratio” means, as of any Quarter Date, the ratio of (a) Total Indebtedness as of such Quarter Date to (b) Consolidated Adjusted EBITDA for the Reference Period ending on such Quarter Date.

“Shareholders Equity” means, on any date, total shareholders equity of the Parent and its Subsidiaries, determined in accordance with GAAP.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Financial Indebtedness of the Parent and its Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP (and otherwise excluding any Financial Indebtedness owed to the Parent or any of its Subsidiaries) and which would be reflected as long-term debt or short-term debt on a consolidated balance sheet of the Parent in accordance with GAAP if such balance sheet were prepared on such date. Total Indebtedness shall in all cases be calculated without giving effect to Accounting Standards Codification 815.

“Total Liquidity” means, on any date of determination, the aggregate amount of the Group’s Available Cash, Cash Equivalent Investments and undrawn committed revolving lines of credit (including, without limitation, the Available Revolving Facility, but excluding any undrawn committed revolving credit lines of credit with less than six (6) months to maturity or which are not capable of being drawn without restriction at the relevant time) as of such date.

For the avoidance of doubt, Unrestricted Acquisition Subsidiaries shall be deemed to not constitute a Group Member or Subsidiary of the Parent for purposes of this Clause 28 (Financial Covenants) or any of the definitions used herein, and, except as set forth in clause (j) of the definition of “Consolidated Adjusted EBITDA” set forth above, shall not be included in any of the calculations of the financial covenants set forth in Clause 28.1 (Financial covenants).

29.	COVENANTS

The covenants in this Clause 29 shall remain in full force and effect from the date of this Agreement for so long as any amount (other than contingent indemnification or expense reimbursement obligations for which a claim has not yet been asserted) is outstanding under the Finance Documents, any Letter of Credit is outstanding or any Commitment is in force.

Authorizations and compliance with laws

29.1	Authorizations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect, and if requested by the Agent, supply certified copies to the Agent of, any Authorization required under any law or regulation of a Relevant Jurisdiction to:

(a)	enable it to perform its obligations under the Finance Documents;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(c)	carry on its business where failure to do so has or could reasonably be expected to have a Material Adverse Effect.

29.2	Compliance with laws

Each Obligor shall (and the Parent shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or could reasonably be expected to have a Material Adverse Effect.

29.3	Environmental compliance and Environmental Claims

29.3.1	Each Obligor shall (and the Parent shall ensure that each member of the Group will):

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or could reasonably be expected to have a Material Adverse Effect.

29.3.2	Each Obligor shall (through the Parent), promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened in writing; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened in writing against any member of the Group,

where the claim, if determined against that member of the Group, has or could reasonably be expected to have a Material Adverse Effect.

29.4	Distributions

29.4.1

The Parent shall not make or declare payment of any Distribution, other than (a) Distributions solely in the form of additional non-redeemable Equity Interests of the Parent required in connection with the issuance of other Equity Interests of the Parent to Persons that are not Affiliates of the Parent after the Closing Date; provided, that (i) such Equity Interests so distributed do not constitute Disqualified Stock, (ii) the terms of such Equity Interests so distributed are reasonably acceptable to the Majority Lenders and (iii) such Equity Interests so distributed may not be redeemed for cash for the term of this Agreement, and (b) repurchases of Equity Interests of the Parent deemed to occur upon the cashless exercise of stock options; provided, that any such repurchases are made on a cashless or net cash neutral basis.

29.4.2

Neither any Borrower nor any other Obligor that owns a Collateral Vessel shall make or declare payment of any Distribution, other than (a) Distributions made to a Borrower by any of its Subsidiaries; and (b) so long as no Default has occurred and is continuing or would result therefrom (including, without limitation, any Default arising from the failure by the Obligors to be in Pro Forma Compliance with the financial covenants set forth in Clause 28 (Financial Covenants) after giving effect to such Distribution), any other Distribution to another member of the Group.

29.5	Taxation

29.5.1

Each Obligor shall (and the Parent shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)

(i) such payment is being contested in good faith; (ii) adequate reserves (to the extent required by GAAP) are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 27.1 (Financial statements); and (iii) such payment can be lawfully withheld; or

(b)	failure to pay could not reasonably be expected to result in a Material Adverse Effect.

29.5.2	No Obligor may change its residence for Tax purposes.

Restrictions on business focus

29.6	Merger

No Obligor shall merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve or be the subject of reconstruction or any de-merger, split-up, divestiture or similar actions, except that, if (a) at the time thereof and immediately after giving effect thereto no Default shall have occurred or be continuing, (b) at the time thereof and immediately after giving effect thereto all the representations and warranties in Clause 26 (Representations) and in the other Finance Documents are true and correct in all material respects (except that any such representation and warranty that is already subject to any “Material Adverse Effect” or other materiality qualification shall be true and correct in all respects), (c) the Obligors shall be in Pro Forma Compliance with the financial covenants set forth in Clause 28 (Financial Covenants) after giving effect thereto, (d) on a pro forma basis after giving effect thereto, the Obligors shall be in compliance with all other covenants under the Finance Documents, (e) the Parent or the Borrowers shall have delivered to the Agent (who will distribute to the Lenders) at least five (5) Business Days prior thereto, a Compliance Certificate evidencing Pro Forma Compliance with Clause 28 (Financial Covenants) as required under clause (c) above, together with all relevant merger, consolidation or similar transaction documentation and other financial information with respect thereto, including, without limitation, the aggregate consideration for any such transaction and any other information required to demonstrate Pro Forma Compliance with Clause 28 (Financial Covenants), and such projections and pro forma financial information regarding such transaction, as the Agent or any Lender may reasonably request, (f) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Authorizations of Governmental Authorities, and (g) such transaction shall have been approved by the board of directors or other governing body or controlling Person of the applicable Persons:

29.6.1

any Obligor (other than any Borrower or any Guarantor that owns any Collateral Vessels) may merge with a third party; provided, that such Obligor shall be the surviving entity and such merger is not, as determined in the reasonable opinion of the Majority Lenders, likely to have a Material Adverse Effect;

29.6.2

any Obligor (other than any Borrower or any Guarantor that owns any Collateral Vessels) may merge with another Obligor or any Affiliate of such Obligor which is a Group Member, other than (i) a Borrower and (ii) any other Obligor that owns any Collateral Vessels; provided, that the surviving entity shall be a Guarantor;

29.6.3

the Parent may merge with a third party, which third party will be the surviving entity of such merger; provided, that (i) such surviving Person shall have executed one or more agreements in form and substance reasonably satisfactory to the Agent, acting at the direction of the Majority Lenders, containing an assumption by the surviving Person of the due and punctual performance of each obligation, agreement, covenant and condition of each of the Finance Documents to be performed or complied with by the Parent, (ii) the Agent shall have received an opinion of counsel, in form and substance reasonably satisfactory to the Agent and its counsel, with respect to the due authorization, execution, delivery, validity and enforceability of the assumption agreement(s) referred to in clause (i) of this Clause 29.6.3 and such other matters as the Majority Lenders may reasonably require, (iii) the Agent shall have received certified organizational documents, certified authorizing resolutions, and an officer incumbency certificate for the surviving Person, in each case, in form and substance reasonably satisfactory to the Agent, and (iv) such merger is not, as determined in the reasonable opinion of the Majority Lenders, likely to have a Material Adverse Effect; and upon the consummation of any such merger in accordance with this Clause 29.6.3, the successor entity formed by such merger or into or with which the Parent is merged, shall succeed to, and be substituted for, the Parent so that from and after the date of such merger, the provisions of this Agreement referring to the “Parent” shall refer instead to the successor entity and not to GulfMark Offshore, Inc., and such successor entity may thereafter exercise every right and power, and shall be subject to all liabilities and obligations, of Parent hereunder with the same effect as if such successor entity had been named as “Parent” herein upon the date of execution hereof; or

29.6.4	any Obligor may merge or consolidate with or into another Person with the prior written consent of all of the Lenders.

29.7	Change of business

No Obligor shall make a material change (i) to the general nature of the business of any Borrower or any other Obligor or of the Parent and its Subsidiaries taken as a whole from that carried on by the Group at the date of this Agreement and any business substantially related or incidental thereto or (ii) to the corporate structure of such Obligor, in either case without the prior written consent of all of the Lenders, except as expressly permitted pursuant to Clause 29.9. No Obligor that owns a Collateral Vessel shall (and the Parent shall procure that no such Obligor shall) engage in any business or incur any liabilities other than (i) in relation to the ownership, operation, maintenance and chartering of Vessels owned by it from time to time and activities substantially related or incidental thereto and (ii) as expressly permitted under the Finance Documents.

29.8	Acquisitions, Investments and Capital Expenditures

No Obligor shall (and the Parent shall procure that no other member of the Group shall) incur any Capital Expenditure or make any Acquisition or other Investment (including, without limitation, any loan or advance to any other Person) except for:

29.8.1	Cash and Cash Equivalent Investments;

29.8.2

Permitted Acquisitions (including, without limitation, any acquisition by a Group Member of a Vessel using (i) the Permitted Acquisitions Basket and/or (ii) Equity Interests of the Parent and/or the cash proceeds of the issuance after the Closing Date of such Equity Interests, as the sole consideration therefor subject, in the case of any acquisition of a Vessel that will be designated as a Collateral Vessel, to Clause 31 (Collateral Vessel Sale, Substitution and Addition); provided that such acquisition otherwise satisfies the requirements for a Permitted Acquisition);

29.8.3

the acquisition by a Group Member (other than (i) the Borrowers or any of their respective Subsidiaries and (ii) any Obligor that owns a Collateral Vessel) of all the Equity Interests in a Person that, upon such acquisition, shall constitute an Unrestricted Acquisition Subsidiary; provided, that (A) prior to such acquisition, the Parent notifies the Agent in writing of such acquisition, and (B) the sole consideration for such Equity Interests shall be (x) Equity Interests of the Parent or (y) the cash proceeds of the issuance after the Closing Date of Equity Interests of the Parent; provided further, that neither the Parent nor any Restricted Subsidiary shall at any time (1) acquire additional Equity Interests in or make any further Investments in such Unrestricted Acquisition Subsidiary, except as permitted pursuant to Clause 29.8.4, (2) assign, contribute, sell, lease or otherwise transfer any assets to such Unrestricted Acquisition Subsidiary, except as permitted pursuant to Clause 29.8.4 or sales of Vessels that are not Collateral Vessels to such Unrestricted Acquisition Subsidiaries so long as (A) each such Vessel is purchased by such Unrestricted Acquisition Subsidiary (on an arm’s length basis and customary terms for such types of sales) solely with cash, which purchase price is payable in full on the date of completion of such purchase, (B) such purchase price is not less than the highest valuation provided by at least two Approved Brokers reasonably chosen by the Majority Lenders and (C) the Net Cash Proceeds of each such sale are applied on the date of completion of such sale as a mandatory prepayment of the Term Loans, including payment of any applicable Make Whole Premium or Prepayment Premium, or (3) lend to, or guarantee or give an indemnity for or provide security or other credit support for any of the obligations of, such Unrestricted Acquisition Subsidiary;

29.8.4

Investments in Unrestricted Acquisition Subsidiaries by a Group Member (other than (i) the Borrowers or any of their respective Subsidiaries and (ii) any Obligor that owns a Collateral Vessel) with the cash proceeds of the issuance (after the Closing Date) of Equity Interests of the Parent;

29.8.5	Permitted Capital Expenditures;

29.8.6	interests in Joint Ventures permitted under Clause 29.9 (Joint ventures);

29.8.7

Equity Interests issued by the Parent or by any of its Subsidiaries (other than Equity Interests of any Obligor unless such Equity Interests are pledged to the Security Trustee pursuant to a Share Security);

29.8.8

like-kind exchanges of Vessels (other than Collateral Vessels); provided, that (i) no Default has occurred and is continuing at the time of any such exchange or would result therefrom and (ii) each such exchange shall be made on arm’s-length terms with Persons that are not Affiliates of any Group Member;

29.8.9	subject to Clause 29.14 (Intra-Group Loans), intercompany loans to the extent permitted to be incurred under Clause 29.15(d) (Financial Indebtedness); and

29.8.10	Equity Interests acquired by Group Members (other than, in the case of clause (a) below, the Borrowers and any Obligors that own Collateral Vessels):

(a)	in the ordinary course of business in connection with the settlement of delinquent accounts and disputes with customers and suppliers;

(b)	in the ordinary course of business in connection with the bankruptcy or reorganization of customers and suppliers; or

(c)	as a result of a foreclosure by a member of the Group with respect to any secured transaction or other transfer of title with respect to any secured transaction in default.

29.9	Joint ventures

No Obligor shall (and the Parent shall procure that no other member of the Group shall) enter into, acquire any Equity Interest in, or transfer any assets (including cash) to, a Joint Venture with a third-party non-Affiliate, except that

29.9.1

any Obligor, and any other member of the Group, may enter into any vessel charter of any kind (including, without limitation, a bareboat charter) or vessel management agreement of any kind on arm’s-length market terms, as may be required to comply with local laws (including cabotage laws and local procurement preferences or customs) pertaining to the ownership, operation or use of a Vessel in a particular jurisdiction; provided, that the Vessel subject to such charter or agreement is not a Collateral Vessel.

29.9.2

any Obligor, any other member of the Group, may transfer (a) Vessels that are not Collateral Vessels to a Joint Venture with an Affiliate, or to a Joint Venture with a third-party non-Affiliate, and (b) working capital in amounts consistent with the past operations of any such Vessel so transferred, in either case provided that (i) the transfer to such Joint Venture is required to comply with local laws (including cabotage laws and local procurement preferences or customs) pertaining to the ownership, operation or use of a vessel in a particular jurisdiction and (ii) such transfer and the joint venture arrangements are structured on arm’s length market terms for such requirements.

Restrictions on dealing with assets and Security

29.10	Preservation of assets and corporate existence

29.10.1

Each Obligor shall maintain (a) in accordance with good industry practices all of its Collateral Vessels and other assets necessary in the conduct of its business and (b) its corporate existence as the same type of Person and as registered under the laws of its jurisdiction of organization. The Obligors shall cause all of Significant Subsidiaries of the Parent to be “Obligors” hereunder, and in furtherance thereof, the Parent shall (i) cause each of its Significant Subsidiaries, within thirty (30) days after it first becomes a Significant Subsidiary of the Parent, to the extent it is not already an Obligor, to execute and deliver to the Agent a Joinder, appropriately completed, (ii) cause each Subsidiary of the Parent that owns any Equity Interests in such Significant Subsidiary to pledge such Equity Interests in favor of the Security Trustee pursuant to a Share Security and (iii) cause to be delivered to the Agent such certificates, authorizing resolutions, organizational documents and legal opinions with respect to such Significant Subsidiary and its direct parent company as may be reasonably requested by the Agent in connection with the foregoing.

29.10.2

Neither Clause 29.10.1, nor any other provision hereof (other than Clauses 29.19, 29.21.2(g) and 30.20), nor any provision in any other Finance Document to the contrary shall prevent or prohibit an Obligor from, or constitute a Default solely as a result of, permitting or causing a Collateral Vessel to become an Out Of Class Vessel; provided that no more than seven (7) Collateral Vessels may be Out Of Class Vessels at any time (excluding any Approved Additional Collateral Vessel that becomes a Collateral Vessel pursuant to Clause 31.2 (Collateral Vessel Substitution and Addition), subject to paragraph (f) of Clause 31.2 and the other New Vessel Conditions, until such time as such Approved Additional Collateral Vessel no longer constitutes an Out Of Class Vessel); provided further, that the Obligors shall (i) maintain and preserve all Out of Class Vessels in accordance with the Obligors’ preservation program for Out Of Class Vessels (including, without limitation, the GMUK Preservation Guidelines) and consistent with past practices of the Obligors and (ii) maintain insurance coverage on all Out of Class Vessels in accordance with the insurance requirements for Collateral Vessels set forth in this Agreement and the Transaction Security Documents.

29.10.3

In the case of each Obligor that owns or operates a Collateral Vessel qualified to trade under the Jones Act, each such Obligor shall remain a “citizen of the United States” within the meaning of Section 2 of the Jones Act, duly qualified to own and operate vessels in the U.S. coastwise trade to the extent required by the Jones Act in connection with such Obligor’s business and is eligible to act as an owner in respect of U.S. flag vessels pursuant to Title 46, Section 12103(b) of the U.S. Code and any regulations promulgated thereunder.

29.10.4	Except as provided in Clause 26.16.1, each Obligor shall, in respect of the Collateral Vessel owned by it, promptly discharge:

(a)	all liabilities which give rise to maritime or possessory liens on or claims enforceable against that Collateral Vessel, its Earnings or its Vessel Insurances;

(b)

all Taxes, dues and other amounts charged in respect of that Collateral Vessel, its Earnings or its Vessel Insurances, except for Taxes imposed by a Governmental Authority of a jurisdiction in which none of the Obligors then operate and to which no Collateral Vessels will travel; provided that the failure to pay such Taxes could not reasonably be expected to result in (i) the arrest or detention of any Collateral Vessel, (ii) the imposition of a Lien on any Collateral Vessel, its Earnings or its Vessel Insurances, or (iii) a Material Adverse Effect; and

(c)	all other obligations whatsoever in respect of that Collateral Vessel, its Earnings or its Vessel Insurances.

29.10.5

Each Obligor shall immediately and, forthwith upon receiving notice of the arrest of the Collateral Vessel owned by it or of its detention in exercise or purported exercise of any Lien or claim, procure its release by providing bail or otherwise as the circumstances may require.

29.10.6	No Obligor shall enter into any agreement or arrangement for the sharing of any Earnings other than for purposes of this Agreement or as permitted under Clause 29.9.

29.11	Pari passu ranking

The Borrowers shall cause their payment obligations with respect to the Facilities to constitute direct senior secured obligations of each Borrower and to rank no less than pari passu in priority of payment to all other Financial Indebtedness of the Borrowers.

29.12	Negative pledge

No Obligor shall (and the Parent shall ensure that no other member of the Group shall) create, incur, assume or permit to exist any Lien on its or their assets, except:

(a)	Liens imposed by law for Taxes, assessments or governmental charges which are not delinquent for a period of more than 45 days or are being contested in compliance with Clause 29.5 (Taxation);

(b)	Permitted Vessel Security and any other Lien in favor of the Security Trustee under the Finance Documents;

(c)

any Lien existing on the date hereof and described in Schedule 16 (Existing Liens); provided, that such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of accrued interest thereon and reasonable and documented fees, expenses and costs associated therewith);

(d)

any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any other Group Member (other than the Borrowers or any Obligor that owns a Collateral Vessel) or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided, that (A) such acquisition is permitted hereunder and such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and (C) in respect of any Person that becomes a Subsidiary after the date hereof, such Lien is removed or discharged within 90 days of that Person becoming a Subsidiary, unless otherwise permitted under another paragraph of this Clause 29.12; provided, that such Lien shall secure only those obligations which it secured on the date such Person became a Subsidiary and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of accrued interest thereon and reasonable and documented fees, expenses and costs associated therewith);

(e)

Liens on fixed or capital assets acquired, constructed or improved by the Parent or any other Group Member (other than any Obligor that owns a Collateral Vessel or the Borrowers), including any such assets made the subject of a Capitalized Lease Obligation; provided, that (i) such Liens only secure Indebtedness permitted by Clause 29.15(f), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Financial Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets (including closing costs and other capitalized costs) and (iv) such Liens shall not apply to any other property or assets of any Group Member (other than insurance thereon and other proceeds of such capital assets);

(f)

Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent, any Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent, any Borrower or any Subsidiary, or (iii) relating to purchase orders and other agreements entered into with customers of the Parent, any Borrower or any Subsidiary in the ordinary course of business;

(g)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(h)

Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods, and bailment, storage or similar arrangements in each case entered into in the ordinary course of business;

(i)

Liens (i) attaching to advances to a seller of any property to be acquired, (ii) consisting of an agreement to dispose of property and (iii) on cash earnest money deposits in connection with mergers or consolidations permitted under Clause 29.6 (Merger), Permitted Acquisitions under Clause 29.8 (Acquisitions, Investments and Capital Expenditures) and Joint Ventures permitted under Clause 29.9 (Joint ventures);

(j)

Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto in an aggregate amount not to exceed $750,000 at any one time outstanding;

(k)	non-exclusive licenses or sublicenses of intellectual property granted to third Persons in the ordinary course of business and on terms that are arm’s-length;

(l)

Liens arising under Environmental Laws which (i) are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (ii) arise by operation of law (and not as a result of any grant or consent by the Parent, any Borrower or any Subsidiary) to secure performance by the Parent, any Borrower or any Subsidiary of remediation activity, so long as the Parent, such Borrower and such Subsidiary are in compliance with all requirements applicable to such remediation activity and for which adequate reserves have been established in accordance with GAAP;

(m)

pledges and deposits made in the ordinary course of business by any Group Member (other than pledges or deposits of any Collateral) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(n)

(i) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, in the ordinary course of business, and (ii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)

judgment liens in respect of judgments or attachments that do not constitute an Event of Default under Clause 30 (Events of Default) and pre-judgment Liens created by or existing from any litigation or legal proceedings that are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, for which adequate reserves have been made to the extent required by GAAP, and which would not, upon becoming Liens securing judgments for the payment of money, constitute an Event of Default under Clause 30 (Events of Default);

(p)

easements, zoning restrictions, rights-of-way, restrictive covenants, irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent, any Borrower or any Subsidiary or materially interfere with the operations of the affected property as operating as of the Closing Date;

(q)

Liens not otherwise permitted by this Clause 29.12 securing obligations and Indebtedness of the Parent and its Subsidiaries in an aggregate amount not in excess of $3,000,000 at any time outstanding; provided, that the aggregate amount of obligations and Indebtedness of the Borrowers, their respective Subsidiaries and Obligors owning any Collateral Vessels secured by Liens permitted under this clause (o) shall not exceed $1,000,000 at any time outstanding; and

(r)

Liens in favor of JPMorgan Chase Bank, N.A. over cash collateral in an aggregate amount not to exceed $3,360,000 securing reimbursement obligations in respect of two letters of credit issued by JPMorgan Chase Bank, N.A. prior to, and outstanding on, the date hereof in the amount of $1,600,000 each for the benefit of EOG Resources; provided, that such letters of credit are terminated and replaced with Letters of Credit hereunder, and all such cash collateral is released, within sixty (60) days after the Closing Date;

provided, that notwithstanding the foregoing, (i) no Lien or other security over the Collateral Vessels shall be created or allowed to subsist other than Permitted Vessel Security and any other Lien in favor of the Security Trustee under the Finance Documents; (ii) no consensual Liens shall be created or permitted to exist on Equity Interests or any other Collateral other than Liens in favor of the Security Trustee or Agent; and (iii) no Obligor which is a Borrower or Collateral Vessel owner shall create, incur, assume or permit to exist any Lien on any Collateral Vessel or any consensual Lien on its other assets which secures the obligations of any other member of the Group other than those granted in favor of the Security Trustee or Agent under the Finance Documents.

29.13	Disposals

(a)

No Obligor shall, and the Parent will ensure that no other member of the Group shall, except as permitted under Clause 29.9, dispose of all or any part of any Equity Interests of any Group Member unless:

(i)

with the prior written consent of the Agent (acting on the instructions of all of the Lenders) (provided, that such consent shall not be required for the sale by GulfMark Resources, LLC and Gulf Offshore Marine International, S. de R.L. of their respective Equity Interests in GulfMark Servicos Maritimos do Brasil Ltda., but only to the extent GulfMark Servicos Maritimos do Brasil Ltda. does not directly or indirectly own any material assets (including, without limitation, Equity Interests of another Group Member or any Vessels), other than any Vessels owned by such Subsidiary on the date hereof, and related contracts, working capital and inventory arising thereafter, at the time of its disposal);

(ii)	no Default has occurred and is continuing or would result therefrom; and

(iii)	after giving effect to such disposal, the Obligors shall be in Pro Forma Compliance with the financial covenants set out in Clause 28.1 (Financial covenants).

(b)

(i) No Obligor shall dispose of any Collateral Vessel except in compliance with Clause 14 (Mandatory Prepayment) and Clause 31 (Collateral Vessel Sale, Substitution and Addition); and (ii) no Obligor shall dispose of any other Collateral without the prior written consent of the Agent (acting on the instructions of all of the Lenders) unless (A) such disposition is either expressly permitted under Clause 29.13(c) or does not constitute an Asset Sale, (B) no Default has occurred and is continuing or would result therefrom, and (C) after giving effect to any such disposition, the Obligors are in Pro Forma Compliance with the financial covenants set out in Clause 28.1 (Financial covenants).

(c)

Without limiting the generality of any of the other prohibitions of this Clause 29.13, and without limiting the disposals otherwise permitted under Clauses 29.13(a) and 29.13(b), no Obligor shall, and the Parent shall ensure that no other member of the Group will, consummate an Asset Sale, except for each of the following:

(i)

sales, transfers, leases and other dispositions, in the ordinary course of business, of (x) inventory, (y) used, surplus, obsolete or worn-out equipment and (z) other property, in each case, other than Vessels;

(ii)

leases or subleases of property, and licenses or sublicenses of intellectual property, in each case, entered into in the ordinary course of business and which do not materially interfere with the business of any Obligor nor with the business of the Parent and its Subsidiaries, taken as a whole;

(iii)	dispositions or write-downs of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or bankruptcy or similar proceedings;

(iv)

(A) sales, transfers, leases and other dispositions permitted or effected by merger or consolidation subject to paragraph (a) above and Clause 29.6 (Merger), (B) like-kind exchanges of vessels (other than Collateral Vessels) expressly permitted under Clause 29.8.8 and (C) Liens permitted under Clause 29.12 (Negative pledge);

(v)

sales, transfers, leases and other dispositions of property in connection with investments permitted under Clauses 29.6 (Merger) and Joint Ventures permitted under Clause 29.9 (Joint ventures), in each case, subject to paragraph (a) of this Clause 29.13;

(vi)

dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation, nationalization or similar proceeding of, any property or asset of the Parent or any Subsidiary subject to Clause 14 (Mandatory Prepayment) and Clause 29.19 (Insurance);

(vii)	voluntary terminations of Hedging Agreements or Other Hedging Arrangements that are permitted under the Finance Documents; and

(viii)

subject to Clause 29.8.8 in the case of like-kind exchanges of Vessels, and so long as it is done on an arm’s length basis and no Default has occurred and is continuing or would result therefrom, sales, transfers, leases and other dispositions of Vessels or other assets (real or personal, tangible or intangible) that do not constitute Collateral;

provided, that (except with respect to the foregoing paragraphs (i), (iii), (vi) and (vii)), after giving effect to any such disposal, the Obligors are in Pro Forma Compliance with the financial covenants set out in Clause 28.1 (Financial covenants); and provided further, however, that the Lenders shall not unreasonably withhold their consent to any GMA Sale, so long as (A) the Lenders are provided not less than 30 days prior written notice of any such proposed GMA Sale; (B) the Lenders are provided with the detailed terms and conditions of such GMA Sale and such other information related to such GMA Sale and GMA as they may reasonably request, which terms and conditions (including, without limitation, the amount of the Net Cash Proceeds of such GMA Sale) shall be reasonably acceptable to the Lenders; (C) the aggregate outstanding principal amount of the Term Loans and the aggregate Revolving Facility Commitments shall be permanently reduced on a pro rata basis (based on the respective outstanding principal amount of the Term Loans and the aggregate amount of the Revolving Facility Commitments) in an aggregate amount equal to 100% of the Net Cash Proceeds of such GMA Sale (provided, that such reduction of the aggregate outstanding principal of the Term Loans shall be net of any accrued and unpaid interest on the principal amount thereof prepaid and any applicable Make Whole Premium or Prepayment Premium payable pursuant to clause (D)(1) below); and (D) notwithstanding anything to the contrary contained in Clause 14.2, 100% of the Net Cash Proceeds of such GMA Sale are applied (1) first, to prepay the outstanding principal amount of the Term Loans, and pay any accrued and unpaid interest on the principal amount thereof prepaid and any applicable Make Whole Premium or Prepayment Premium in connection therewith, in an aggregate amount equal to the amount of the reduction of the Term Loans pursuant to clause (C) above (the amount of such reduction, for purposes of this clause (D)(1), to be calculated without giving effect to the proviso contained in clause (C) above), (2) second, to prepay the Total Outstanding Borrowings under the Revolving Facility (by first prepaying all Revolving Facility Loans and then, after all Revolving Facility Loans have been prepaid in full, Cash Collateralizing all the L/C Obligations) in an amount equal to the excess (if any) of (i) such Total Outstanding Borrowings under the Revolving Facility over (ii) the aggregate amount of the Revolving Facility Commitments after giving effect to the reduction thereof pursuant to clause (C) above, and to pay accrued and unpaid interest on the principal amount of the Revolving Facility Loans so prepaid, and (3) third, to the extent of any remaining Net Cash Proceeds, to prepay the outstanding principal amount of the Term Loans and pay any accrued and unpaid interest on the principal amount thereof prepaid and any applicable Make Whole Premium or Prepayment Premium in connection therewith; it being understood and agreed that (x) to the extent the Lenders consent to such GMA Sale, the requirements of Clause 31.1 (Sale of Collateral Vessel), and any other provisions contained herein that would otherwise prohibit such GMA Sale, shall not apply to such GMA Sale and (y) the Lenders agree not to charge a consent fee in connection with providing any such consent.

29.14	Intra-Group Loans

29.14.1

Subject to Clause 29.14.2, each Intra-Group Loan shall be in all respects subordinated to the Facilities pursuant to the Rederi Intercreditor Agreement or another subordination agreement in form and substance reasonably satisfactory to the Agent and the Majority Lenders.

29.14.2

Except (x) as permitted by the Agent (acting on the instruction of the Majority Lenders), (y) for payment of intercompany payables arising in the ordinary course of business consistent with past practices of the Group and (z) in connection with the operation of a consolidated cash management system in the ordinary course of business consistent with past practices of the Group, no Obligor shall:

(a)

in the case of the Parent, make any cash payments (including, without limitation, principal or interest), directly or indirectly, in respect of any loans made to the Parent by any of its shareholders until all amounts (other than contingent indemnification or expense reimbursement obligations for which a claim has not yet been asserted) payable by the Obligors under the Finance Documents have been paid in full in cash, all Letters of Credit have terminated or expired and all Commitments have terminated; and

(b)

upon the occurrence and continuation of an Event of Default (i) repay or prepay any outstanding principal (including, without limitation, any capitalized interest) in respect of any Intra-Group Loan, (ii) pay any interest or other amounts payable in connection with any Intra-Group Loan or (iii) purchase, redeem, defease or discharge any amount outstanding with respect to any Intra-Group Loan, in each case, until all amounts (other than contingent indemnification or expense reimbursement obligations for which a claim has not yet been asserted) payable by the Obligors under the Finance Documents have been paid in full in cash, all Letters of Credit have terminated or expired and all Commitments have terminated;

provided, however, that if any Event of Default has occurred and is continuing, no Obligor shall make any of the payments permitted under clauses (y) and (z) above to any other Group Member other than another Obligor in order to facilitate a payment to the Finance Parties under the Finance Documents.

29.15	Financial Indebtedness

No Obligor shall (and the Parent shall ensure that no other member of the Group shall) create, incur, assume or allow to remain outstanding any Financial Indebtedness, except for:

(a)	the Financial Indebtedness under this Agreement and the other Finance Documents;

(b)

Financial Indebtedness comprising Capitalized Lease Obligations of any Group Members (other than the Borrowers or any Obligors that own Collateral Vessels) arising from any sale and leaseback transaction in respect of one or more Vessels (which are not Collateral Vessels) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(c)

additional unsecured subordinated Financial Indebtedness of any Group Member (other than (x) the Borrowers and their respective Subsidiaries and (y) any Obligor that owns a Collateral Vessel) not otherwise permitted pursuant to this Clause 29.15; provided, that (i) the maturity date for such Indebtedness shall occur no earlier than the date six (6) months after the Termination Date, (ii) such Indebtedness shall not be subject to mandatory repurchase, prepayment, redemption or amortization prior to the date that is six (6) months after the Termination Date, (iii) such Indebtedness shall not be guaranteed or secured, directly or indirectly, by any other Group Member (other than any unsecured guarantee by any Group Member (other than (x) the Borrowers and their respective Subsidiaries and (y) any Obligor that owns a Collateral Vessel)), (iv) such Indebtedness shall be subordinated to the Indebtedness under the Finance Documents on terms and conditions reasonably satisfactory to the Majority Lenders and (v) the aggregate principal amount of such Indebtedness shall not exceed (A) $10,000,000 at any one time outstanding and (B) when aggregated with Indebtedness of the Parent incurred pursuant to paragraph (m) below, $50,000,000 at any one time outstanding;

(d)

Financial Indebtedness of a Group Member (other than the Borrowers and their respective Subsidiaries) to another Group Member; provided, that any such Financial Indebtedness of an Obligor shall be subordinated to all obligations of such Obligor under the Finance Documents pursuant to the Rederi Intercreditor Agreement or another subordination agreement in form and substance reasonably satisfactory to the Agent and the Majority Lenders, and shall be subject to Clause 29.14.2 (Intra-Group Loans);

(e)

guarantees incurred in the ordinary course of business by any Group Member (other than (i) the Borrowers and their respective Subsidiaries and (ii) any Obligor that owns a Collateral Vessel) of Financial Indebtedness of any other Group Member, provided, that the Indebtedness guaranteed is permitted to be incurred under this Agreement; provided, further, that in no event shall any Borrower, any Subsidiary of any Borrower or any Obligor that owns Collateral Vessels guarantee any obligations of any other Group Member (other than the Financial Indebtedness under this Agreement and the other Finance Documents);

(f)

Financial Indebtedness, in an aggregate principal amount not to exceed $7,500,000 at any one time outstanding, incurred by the Group Members (other than the Borrowers or any Obligor that owns a Collateral Vessel) to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations, and any Financial Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that:

(i)	such Financial Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;

(ii)	at the time of incurrence of such Financial Indebtedness and after giving effect thereto, no Event of Default shall have occurred and be continuing;

(iii)	after giving effect to such Financial Indebtedness, the Obligors shall be in Pro Forma Compliance with the financial covenants set out in Clause 28.1 (Financial covenants); and

(iv)	recourse for such Financial Indebtedness shall be limited to the fixed or capital assets being financed;

(g)	Financial Indebtedness in respect of Hedging Agreements or Other Hedging Arrangements to the extent expressly permitted under Clause 29.20 and under all other terms of this Agreement;

(h)

Financial Indebtedness of Parent, any other Obligor or any of their respective Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of Indebtedness) incurred in the ordinary course of business; provided, that no Borrower nor any Obligor which owns a Collateral Vessel shall have any obligations with respect to any such Financial Indebtedness of another Group Member;

(i)

Financial Indebtedness of Parent, any other Obligor or any of their respective Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that (i) such Indebtedness is extinguished within ten (10) days of its incurrence and (ii) no Borrower nor any Obligor which owns a Collateral Vessel shall have any obligations with respect to any such Financial Indebtedness of another Group Member;

(j)

Financial Indebtedness of Parent, any other Obligor or any of their respective Subsidiaries representing deferred compensation to employees of Parent, any other Obligor or any of their respective Subsidiaries incurred in the ordinary course of business;

(k)

Financial Indebtedness of Parent, any other Obligor or any of their respective Subsidiaries incurred in connection with any Permitted Acquisition consisting solely of obligations in respect of indemnification, the adjustment of the purchase price or similar adjustments;

(l)

Financial Indebtedness incurred by Parent, any other Obligor or any of their respective Subsidiaries in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts (other than Controlled Accounts);

(m)	Financial Indebtedness consisting of financing of insurance premiums in the ordinary course of business in an aggregate amount not to exceed $750,000 at any one time outstanding;

(n)

Permitted Subordinated Indebtedness of the Parent, in an aggregate principal amount (together with any Indebtedness of the Parent incurred pursuant to paragraph (c) above) not to exceed $50,000,000 at any one time outstanding, so long as, at the time of incurrence thereof, (i) no Default has occurred and is continuing, and (ii) the Obligors are in Pro Forma Compliance with the financial covenants in Clause 28.1 (Financial covenants);

(o)

other unsecured Financial Indebtedness of (i) the Parent, any other Obligor or any of their respective Subsidiaries (other than (A) the Borrowers and their respective Subsidiaries and (B) any Obligor that owns a Collateral Vessel) in an aggregate principal amount under this clause (i) not to exceed $2,500,000 at any one time outstanding and (ii) (x) the Borrowers and their respective Subsidiaries and (y) any Obligor that owns a Collateral Vessel in an aggregate principal amount under this clause (ii) not to exceed $500,000 at any one time outstanding; and

(p)

Financial Indebtedness consisting of reimbursement obligations in respect of the two existing letters of credit issued by JPMorgan Chase Bank, N.A. and described in Clause 29.12(r); provided, that such letters of credit are terminated and replaced with Letters of Credit hereunder within sixty (60) days after the Closing Date.

29.16	Deposit Accounts

(a)

No Obligor shall, without the prior written consent of the Agent (acting at the direction of the Majority Lenders), withdraw funds (i) from any Cash Collateral Account at any time, (ii) from any account used to Cash Collateralize the L/C Obligations at any time, or (iii) from any Earnings Account after the occurrence and during the continuance of any Event of Default, except, in the case of this clause (iii), in the ordinary course of the operation of business of such Obligor until such time as the Agent or the Security Trustee (A) notifies such Obligor in writing that such withdrawals are no longer permitted or (B) otherwise exercises remedies with respect to such Earnings Account.

(b)	Each Obligor that owns any Collateral Vessels shall cause all of its Earnings to be credited to its Earnings Account. All Earnings must be credited to an Earnings Accounts held with the Agent.

(c)

No Obligor shall establish or maintain a Deposit Account (other than Excluded Accounts) that is not a Controlled Account and no Obligor shall deposit, or permit to be deposited, any amounts in a Deposit Account (other than Excluded Accounts) which is not a Controlled Account.

(d)

No Obligor or Subsidiary thereof shall deposit, nor permit to be deposited, into the Acquisition Cash Collateral Accounts any amounts other than (i) the proceeds of any cash dividends received from any Unrestricted Acquisition Subsidiary (and not, for the avoidance of doubt, any payments made by any Unrestricted Acquisition Subsidiary for management fees, other charges for services rendered or any reimbursement of overhead charges (or similar amounts) paid to any Group Member) and (ii) the Net Cash Proceeds of any Asset Sale that is not required to be applied as a prepayment of the Facilities pursuant to the terms of this Agreement. Such permitted deposits shall be made as cash equity contributions to the Original Borrower and not as an intercompany loan.

29.17	Sale and Leasebacks

No Obligor or Subsidiary thereof shall engage in any sale and leaseback, synthetic lease or similar transaction involving any of its assets other than as permitted pursuant to Clause 29.15(b).

Miscellaneous

29.18	Ownership of Borrowers and Guarantors

Each Borrower and each Guarantor, other than the Parent, shall remain a Wholly Owned Subsidiary of the Parent, except with respect to Subsidiary dispositions or mergers otherwise expressly permitted hereunder. All Significant Subsidiaries of the Parent shall be Obligors hereunder.

29.19	Insurance

(a)

Without prejudice to paragraph (c) below, each Obligor shall (and the Parent shall ensure that each Borrower and each of such Borrower’s Subsidiaries will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies of similar reputation carrying on the same or substantially similar business in similar locations and, in the case of the Vessel Insurances, as provided in Schedule 15 and in the Transaction Security Documents.

(b)	All insurances (including the Vessel Insurances) must be with reputable independent insurance companies or underwriters reasonably acceptable to the Agent.

(c)	The Obligors shall ensure that:

(i)	the Vessel Insurances are maintained in full force and effect and in accordance with all requirements set forth in this Agreement, including Schedule 15, and any Transaction Security Documents;

(ii)	all premiums or other sums payable in respect of the obligatory insurances effected by it are punctually paid and produce all relevant receipts when so required by the Agent or the Security Trustee;

(iii)	any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect;

(iv)

the Security Trustee is named as co-insured or that its interest is noted on all Obligors’ insurance policies (in each case as required hereunder (including Schedule 15) and by the Transaction Security Documents, as applicable); and

(v)	in relation to any casualty claim, each Obligor’s relevant policy or policies provide for the Security Trustee as sole loss payee or that any such sums are payable at the Security Trustee’s direction, in each case, in accordance with, and in the manner prescribed herein (including Schedule 15) and the Transaction Security Documents, and as evidenced by the Certificate of Insurance and Broker’s Letter of Undertaking.

(d)	Each Obligor shall give written notice to the Agent and Security Trustee promptly after the occurrence of any Total Loss or any material damage or casualty to any Collateral Vessel.

(e)

Subject to paragraphs (f) and (g) below (and notwithstanding paragraph (c)(iii) above), if any Obligor or the Security Trustee shall receive Net Cash Proceeds from any Recovery Event (other than a Total Loss):

(i)

the party receiving such Net Cash Proceeds shall deposit the same as soon as possible in the Vessel Cash Collateral Account, and each Borrower shall ensure that a Cash Collateral Account Pledge with respect to the Vessel Cash Collateral Account is (if not already granted) immediately granted to the Security Trustee in form and content reasonably acceptable to it; and

(ii)	if each Obligor provides to the Agent a certificate from a Financial Officer of such Obligor confirming:

(A)

that such Obligor intends to apply such Net Cash Proceeds within 180 days after receipt of such Net Cash Proceeds to repair the damaged Collateral Vessel (or in reimbursement to such Obligor in respect of amounts already paid by such Obligor in such repair); and

(B)

no Event of Default is continuing (or would occur as a result of such Recovery Event) and in particular but without prejudice to the generality thereof no breach of Clause 28.1.3 (Collateral to Commitment Ratio) or Clause 28.1.4 (Minimum Liquidity) is continuing or will occur as a result of such Recovery Event, each Borrower shall be entitled to a withdrawal (to be made by the Security Trustee) of sums from the Vessel Cash Collateral Account solely for the purpose set out in paragraph (ii)(A) above and up to an amount necessary for such purpose. Any sums not so withdrawn at the expiry of the 180 day period referred to in paragraph (ii)(A) above shall be applied, on the last day of the next expiring Interest Period, to prepay (1) the outstanding principal amount of the Term Loans and (2) Total Outstanding Borrowings under the Revolving Facility (and, after all Revolving Facility Loans have been prepaid in full, to Cash Collateralize the L/C Obligations), on a pro rata basis.

(f)

If on any date the Security Trustee shall receive Net Cash Proceeds from any Recovery Event (other than a Total Loss) or series of related such Recovery Events relating to any Collateral Vessel, which Net Cash Proceeds are less than or equal to 50% of the Appraised Value of such Collateral Vessel (in the aggregate) (based on the most recent valuations delivered hereunder), such Net Cash Proceeds shall be paid to the applicable Obligor that owns the Collateral Vessel subject to such Recovery Event(s); provided, that (i) such Obligor shall be obliged to use any Net Cash Proceeds from such Recovery Event(s) for the repair, improvement or restoration of such Collateral Vessel as provided in this Agreement and the Transaction Security Documents and (ii) such Obligor has certified to the Security Trustee that such repair, improvement or restoration is expected to be completed within 180 days after the date of such Recovery Event(s).

(g)	Without duplication of Clause 14.2 (Mandatory Prepayment), if on any date:

(i)

Any Obligor or the Security Trustee shall receive Net Cash Proceeds from (A) any Recovery Event or series of related Recovery Events (other than a Total Loss) relating to any Collateral Vessel in excess of 50% of the Appraised Value of such Collateral Vessel (in the aggregate) (based on the most recent valuations delivered hereunder), (B) any Recovery Event or series of related Recovery Events (other than a Total Loss) in respect of which the related repairs, improvements or restorations are expected to be completed more than 180 days after the date of such Recovery Event(s) or (C) any Total Loss; or

(ii)

the balance of any Recovery Event (other than a Total Loss) proceeds in the Vessel Cash Collateral Account relating to any Collateral Vessel exceeds 50% of the Appraised Value of such Collateral Vessel (in the aggregate) (based on the most recent valuations delivered hereunder), the whole of such proceeds shall, unless the Majority Lenders and each Borrower otherwise agree, be applied in prepayment of the Total Outstanding Borrowings in accordance with the last sentence of paragraph (e) above.

(h)

Each Obligor shall (i) not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Recovery Event, except with the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld, conditioned or delayed), and (ii) do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

(i)

No Obligor shall do or omit to do (nor permit to be done or not to be done) any act or thing which could reasonably be expected to render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

(j)	Without limiting paragraph (i) above, each Obligor shall:

(i)

take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in sub-paragraph (iii) of paragraph (b) of Clause 1.6 (Copies of policies; letters of undertaking) of Schedule 15) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Agent has not given its prior approval;

(ii)	not make any changes relating to the classification or classification society or manager or operator of the Collateral Vessel owned by it approved by the underwriters of the obligatory insurances;

(iii)

make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Collateral Vessel owned by it is entered to maintain cover for trading to the U.S. and the Exclusive Economic Zone (as defined in the U.S. Oil Pollution Act of 1990, as amended, or any other applicable legislation); and

(iv)

not employ the Collateral Vessel owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the Agent and the insurers specify.

(k)

The Security Trustee shall be entitled from time to time to, and will if instructed by any Lender, effect, maintain and renew a mortgagee’s interest marine insurance, a mortgagee’s interest additional perils insurance and a mortgagee’s political risk insurance in such amounts (but in no event less than 120% of the sum of the Total Outstanding Borrowings and Available Revolving Facility), on such terms, through such insurers and generally in such manner as the Security Trustee acting on the instructions of the Majority Lenders may from time to time consider appropriate. The Obligors shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any insurance referred to in paragraph (a) above or dealing with, or considering, any matter arising out of any such insurance.

29.20	Hedging

Neither the Parent nor any of its Subsidiaries shall be entitled to enter into any Hedging Agreement or Other Hedging Arrangement other than:

29.20.1	a Hedging Agreement entered into by a Borrower, subject to and in accordance with Schedule 10; or

29.20.2	Other Hedging Arrangements entered into by a Group Member (other than any Borrower or any Obligor that owns a Collateral Vessel) provided the same are:

(a)	not for any speculative purposes; and

(b)	in the prudent ordinary course of its or their respective businesses.

29.21	No change in management; Restrictions on chartering

29.21.1	The Obligors will not permit:

(a)	anyone other than the Manager or a company controlled by the Manager to be appointed as commercial or technical managers of the Collateral Vessels;

(b)	any material amendment of, supplement to or termination of the contractual arrangements for the commercial or technical management of the Collateral Vessels; or

(c)	the Manager to sub-contract or delegate a material part of the commercial or technical management of any Collateral Vessel to any third party,

in each case, except with the prior written consent of the Agent acting at the direction of the Majority Lenders, such consent not to be unreasonably conditioned, withheld or delayed where operational requirements (including local laws) dictate such a change in vessel control or management arrangements.

29.21.2	No Obligor shall, in relation to any Collateral Vessel owned by it:

(a)

let the Collateral Vessel on bareboat charter for any period (other than in the case of any Charter between an Obligor and another Group Member (who is or has become an Obligor) subject to the relevant Obligor executing and delivering to the Agent a Charter Assignment in respect of such Charter and, in the case of charters between such Obligors and Group Members of less than 13 months in duration, execute and deliver to the Agent an assignment of Earnings);

(b)

enter into any time, voyage or consecutive voyage charter in respect of that Collateral Vessel for a term which exceeds, or which by virtue of any optional extension may exceed, 13 months, except with the prior written consent of the Majority Lenders, which consent shall not to be unreasonably withheld, conditioned or delayed, and which consent will be deemed to have been granted by each Lender that does not notify the Parent otherwise within five (5) Business Days of receiving a written request for such consent;

(c)	enter into any charter in relation to that Collateral Vessel under which more than six (6) months’ hire (or the equivalent) is payable in advance;

(d)

charter that Collateral Vessel otherwise than on a bona fide arm’s length terms at the time that Collateral Vessel was fixed or with, to such Obligor’s knowledge, a charterer that is insolvent or has entered into or is about to enter into any insolvency proceedings;

(e)	appoint a manager of that Collateral Vessel other than the Manager or agree to any alteration to the terms of a Manager’s appointment;

(f)

pay or agree to pay any fees, commission, or any other compensation, contribution, remuneration, or payment of any kind whatsoever to a Manager (other than in relation to the reimbursement of the Obligors’ share of group expenses in accordance with the terms of the Finance Documents);

(g)

subject to Clause 29.10.2, permit more than seven (7) Collateral Vessels to become Out Of Class Vessels (excluding any Approved Additional Collateral Vessel that becomes a Collateral Vessel pursuant to Clause 31.2 (Collateral Vessel Substitution and Addition), subject to paragraph (f) of Clause 31.2 and the other New Vessel Conditions, until such time as such Approved Additional Collateral Vessel no longer constitutes an Out Of Class Vessel); or

(h)

put that Collateral Vessel into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless (i) an amount equal to the estimated cost to complete such work is deposited into the Maintenance Cash Collateral Account or (ii) that person has first given to the Security Trustee and in terms reasonably satisfactory to it a written undertaking not to exercise any Lien on that Collateral Vessel or its Earnings for the cost of such work or for any other reason. Funds held in the Maintenance Cash Collateral Account pursuant to this Clause 29.21.2(h) may only be released to the relevant Obligor to pay for such work on such Collateral Vessel or to reimburse such Obligor following the payment in full for such work.

29.22	Registration of Vessels

Each Obligor, in respect of any Collateral Vessel owned by it, agrees:

29.22.1

to keep such Collateral Vessel registered in its name under the flag stated in Schedule 11 (The Collateral Vessels) at its port of registration or the flag of the United Kingdom, Panama, Norway, Malta or the United States or such other flag requested by such Obligor and consented to by the Agent acting at the instruction of all of the Lenders (such consent not to be unreasonably withheld, conditioned or delayed); provided, that no change of port of registry, registry or flag shall be permitted without the prior written consent of the Agent acting at the instruction of all of the Lenders (such consent not to be unreasonably conditioned, delayed or withheld);

29.22.2	in the case of any United Kingdom-flagged Collateral Vessel, to renew such registration by no later than the date falling 60 days before the date on which such registration would otherwise expire;

29.22.3	not to do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperiled; and

29.22.4	not change the name of such Collateral Vessel without the prior written consent of the Agent and each of the Lenders;

provided, that any change of flag of a Collateral Vessel shall be subject to:

(i) that Collateral Vessel remaining subject to Security securing the “Secured Obligations” (or similar term) as defined in any Transaction Security Document created by a first priority or preferred ship mortgage on that Collateral Vessel and, if appropriate, a first priority deed of covenant collateral to that mortgage (or equivalent first priority Security) on substantially the same terms as the Mortgages on the Collateral Vessels and on such other terms and in such other form as the Agent, acting with the authorization of the Majority Lenders, shall reasonably approve or require; and

(ii) the execution of such other documentation amending and supplementing the Finance Documents as the Agent, acting with the authorization of the Majority Lenders, shall reasonably approve or require.

29.23	Classification and Compliance

29.23.1

The Obligors shall ensure that each Collateral Vessel is in a good and safe condition and state of repair consistent with first class ownership and management practice, and shall maintain the appropriate classification required for the purpose of the relevant trade of such Collateral Vessel which shall be with an Approved Classification Society, in each case, free from any adverse notations or overdue recommendations and conditions (which recommendations or conditions have not been waived or postponed by an Approved Classification Society) affecting the class of that Collateral Vessel, except as permitted pursuant to Clause 29.10.2. No change in classification shall be permitted without the prior written consent of the Agent acting at the direction of the Majority Lenders.

29.23.2

Each Obligor shall ensure that it complies with all laws or regulations relating to each Collateral Vessel owned by it, its ownership, employment, business, operation, management and registration in any relevant jurisdiction, including but not limited to Environmental Laws, the ISM Code and the ISPS Code, and shall ensure each Collateral Vessel owned by it is operated in compliance with all applicable Sanctions.

29.23.3

Each Obligor shall, in respect of the Collateral Vessel owned by it, instruct the relevant Approved Classification Society (and procure that the Approved Classification Society undertakes with the Security Agent):

(a)

to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the Approved Classification Society in relation to that Collateral Vessel;

(b)

to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Obligor and that Collateral Vessel at the offices of the Approved Classification Society and to take copies of them;

(c)	to notify the Security Trustee promptly in writing if the Approved Classification Society:

(i)	receives notification from that Obligor or any person that that Collateral Vessel’s Approved Classification Society is to be changed; or

(ii)

becomes aware of any facts or matters which are reasonably likely to result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Collateral Vessel’s class under the rules or terms and conditions of that Obligor or that Collateral Vessel’s membership of the Approved Classification Society; and

(d)	following receipt of a written request from the Security Trustee:

(i)

to confirm that that Obligor is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)

to confirm that that Obligor is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.

29.23.4

Subject to Clause 29.19(e), no Obligor shall make, or permit to be made, any modification or repairs to, or replacement of, any Collateral Vessel or equipment installed on it other than (i) customary maintenance that may be necessary to satisfy customer requirements, prudent operating standards or customary practices for a vessel of the same type, age and tonnage as a Collateral Vessel, as long as, in each case, such modification, repairs or equipment would not materially adversely affect the type or performance characteristics of that Collateral Vessel or materially reduce its value or (ii) to comply with applicable laws.

29.23.5	Subject to Clause 29.23.6, no Obligor shall remove, or permit to be removed, any material part of any Collateral Vessel, or any item of equipment installed on any Collateral Vessel unless:

(a)	the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed;

(b)	the replacement part or item is free from any Security in favor of any person other than the Security Trustee; and

(c)	the replacement part or item becomes, on installation on that Collateral Vessel, the property of that Obligor and subject to the security constituted by the Mortgage on that Collateral Vessel.

29.23.6

An Obligor may install equipment owned by a third party onto a Collateral Vessel if the equipment can be removed without any risk of damage (other than ordinary wear and tear) to such Collateral Vessel.

29.23.7

Each Obligor shall submit the Collateral Vessel owned by it regularly to periodic or other surveys which may be required for classification purposes and, if so required by the Agent acting on the instructions of the Majority Lenders, provide the Agent, with copies of all survey reports.

29.23.8

Each Obligor shall permit the Security Trustee (acting through surveyors or other persons appointed by it for that purpose) to board the Collateral Vessel owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections (but not more frequently than once in any Financial Quarter, unless an Event of Default has occurred and is continuing). Any costs, fees or expenses relating to such inspections shall be for the account of the Obligors.

29.23.9	Without limiting Clauses 29.2 (Compliance with laws), 29.3 (Environmental compliance and Environmental Claims) and 29.23.2, each Obligor shall:

(a)

procure that the Collateral Vessel owned by it and the company responsible for that Collateral Vessel’s compliance with Environmental Laws, the ISM Code and the ISPS Code comply with Environmental Laws, the ISM Code and the ISPS Code and those laws relating to its business generally;

(b)	maintain an ISSC for that Collateral Vessel; and

(c)	notify the Agent immediately in writing of any actual, or threatened in writing, withdrawal, suspension, cancellation or modification of the ISSC.

29.24	Valuations

29.24.1

The Borrowers shall deliver, or cause to be delivered, to the Agent the certified broker certificates addressed to the Agent on behalf of the Lenders from the applicable Approved Brokers (as selected by the Borrowers, except as provided in sub-clause (b) below) which determined the Appraised Value of each of the Collateral Vessels (each such date on which such valuations of the Collateral Vessels are delivered to the Agent, a “Valuation Delivery Date”, and the specified valuation date set forth in such valuations, the “Applicable Valuation Date”):

(a)

(i) on a semi-annual basis on or before the last Business Day of each January and July, showing valuations as of the immediately preceding December 31 and June 30, respectively, (ii) within 21 days after a written request by the Agent acting at the direction of the Required Lenders (but not more frequently than monthly) following the occurrence and during the continuance of an Event of Default, (iii) within 30 days after a written request by the Agent if the valuations provided in connection with the mandatory prepayment set forth in Clause 14.2 (Mandatory Prepayment) are more than three (3) months old or the Required Lenders reasonably determine that such valuations are no longer an accurate reflection of the value of the Collateral Vessels, and (iv) in respect of any Collateral Vessel that, after the Closing Date, becomes an Out Of Class Vessel, within 45 days after the date on which such Collateral Vessel becomes an Out Of Class Vessel, and in each case, the cost of such valuations shall be at the expense of the Borrowers; and

(b)

on such other occasions as the Agent (at the direction of the Required Lenders) may request (but not more frequently than monthly) from the Approved Brokers specified by the Required Lenders for such request; provided, that any such valuations requested pursuant to this clause (b) shall be at the sole cost and expense of the Lenders unless such valuations demonstrate that the Obligors are not in compliance with the financial covenant set forth in Clause 28.1.3 (Collateral to Commitment Ratio), in which case the cost of such valuations shall be for the account of the Borrowers.

29.24.2

If, at any time following the Agreement Date, the Fleet Market Value as of any Applicable Valuation Date is lower than two-hundred and fifty percent (250%) of the sum of (i) the Total Outstanding Borrowings and (ii) the Available Revolving Facility as of the corresponding Valuation Delivery Date, the Borrowers shall within 30 days after such Valuation Delivery Date:

(a)

obtain an equity infusion of cash to the Borrowers to be applied (i) pursuant to clause (c) below or (ii) as cash collateral under the Facilities deposited into the Vessel Cash Collateral Account, on terms acceptable to the Majority Lenders in an amount as may be necessary, when added to the Appraised Value of the then-existing Collateral Vessels; or

(b)

provide such additional vessels as Collateral Vessels of a type, age and condition, and pursuant to documentation in form and substance, reasonably acceptable to the Majority Lenders (it being acknowledged and agreed that the Approved Additional Collateral Vessels are of a type, age and (solely as of the date hereof) condition reasonably acceptable to the Majority Lenders provided that they become Collateral Vessels in accordance with Clause 31.2 (Collateral Vessel Substitution and Addition)) having an Appraised Value as may be necessary, when added to the aggregate Appraised Value of the then-existing Collateral Vessels; or

(c)	prepay (including, without limitation, following an equity infusion of Cash to the Original Borrower for such purposes) such amount of the Loans as may be necessary,

in each case, to ensure that the Fleet Market Value equals no less than two-hundred and fifty percent (250%) of the sum of (i) the Total Outstanding Borrowings and (ii) the Available Revolving Facility.

29.24.3	The Obligors shall ensure that each valuation setting forth an Appraised Value shall:

(a)

be accompanied by confirmation by the Borrowers as to which Collateral Vessels are and are not Out Of Class Vessels, together with confirmation from the relevant Approved Broker that the appraised value has been calculated on such basis (or reflecting such similar terms as such Approved Broker is able to provide); and

(b)	contain customary commentary on the impact of the offshore supply vessel market on the Approved Broker’s appraisal.

29.24.4

The Obligors shall use commercially reasonable efforts (including, without limitation, approaching further Approved Brokers to provide an Appraised Value if necessary) to ensure that each Approved Broker addresses each Appraised Value as follows:

“This report is for DNB Bank ASA, New York Branch in its capacity as Agent for the Finance Parties and as Security Trustee for the Secured Parties under and as defined in the Multicurrency Credit Facility Agreement originally dated as of November 14, 2017 (as amended from time to time) and made between, amongst others, DNB Bank ASA, New York Branch and GulfMark Rederi AS.”

29.25	Further assurance

29.25.1

Each Obligor shall (and the Parent shall procure that each member of the Group which has entered into a Transaction Security Document will) promptly do all such acts or execute all such documents (including, without limitation, assignments, transfers, mortgages, charges, notices and instructions) as the Security Trustee may reasonably specify (and in such form as the Security Trustee may reasonably require in favor of the Security Trustee or its nominee(s)):

(a)

to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Trustee or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

(b)	to facilitate the realization of the assets which are, or are intended to be, the subject of the Transaction Security.

29.25.2

Each Obligor shall (and the Parent shall procure that each member of the Group which has entered into a Transaction Security Document shall) take all such action (including, without limitation, making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Transaction Security and the exercise by the Security Trustee of its rights and remedies with respect thereto pursuant to the Finance Documents.

29.25.3

Each Obligor shall keep the relevant Mortgage registered against the Collateral Vessel owned by it as a valid first preferred or, as the case may be, first priority mortgage, carry on board each Collateral Vessel a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the master’s cabin of that Collateral Vessel a framed printed notice stating that that Collateral Vessel is mortgaged by that Obligor to the Security Trustee.

29.26	Sanctions

29.26.1

No Obligor shall (and each Obligor shall ensure that no other member of the Group, or any director, officer or employee of any member of the Group, will) take any action or make any omission that results, or is reasonably likely to result, in it or any other member of the Group becoming a Restricted Person.

29.26.2

Each Obligor shall, and shall cause each other member of the Group to, to the extent permitted by law, promptly upon becoming aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority, supply to the Agent details of such claim, action, suit, proceeding or investigation.

29.26.3

Each Obligor shall not, and shall not permit any other member of the Group and any directors, officers, employees, agents or representatives of any member of the Group to permit, or make any omission that results in (or is reasonably likely to result in) or authorize any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facilities or other transactions contemplated by this Agreement to fund any trade, business or other activities: (i) involving or for the benefit of any Restricted Person, or (ii) in any other manner that results in a violation of Sanctions or Anti-Money Laundering Laws or is reasonably likely to result in (A) any Obligor or any Finance Party being in violation of any Sanctions or Anti-Money Laundering Laws or (B) any Obligor or other member of the Group becoming a Restricted Person.

29.26.4	Each Obligor shall:

(a)	comply in all respects with all applicable Sanctions and applicable Anti-Money Laundering Laws; and

(b)	procure that each other member of the Group shall comply in all material respects with all applicable Sanctions and applicable Anti-Money Laundering Laws.

29.26.5

Each Obligor shall (and the Parent shall ensure that each other member of the Group will) maintain policies and procedures designed to promote and achieve compliance with applicable Sanctions and applicable Anti-Money Laundering Laws.

29.26.6	Without limiting Clauses 29.2 (Compliance with laws), 29.3 (Environmental compliance and Environmental Claims) and 29.23.2, each Obligor shall procure:

(a)	that the Collateral Vessel owned by it shall not be used by or for the benefit of a Restricted Person;

(b)	that such Collateral Vessel shall not be employed or used in trading in violation of Sanctions;

(c)	that such Collateral Vessel shall not be employed or traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Vessel Insurances; and

(d)

that each charter party in respect of that Collateral Vessel shall contain, for the benefit of that Obligor, language which gives effect to the provisions Clauses 29.2 (Compliance with laws), 29.3 (Environmental compliance and Environmental Claims) and 29.23.2 as regards Sanctions and of this Clause 29 and which permits refusal of employment or voyage orders if compliance would result in a violation of Sanctions.

29.27	Anti-corruption law

29.27.1

No Obligor shall (and the Parent shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facilities for any purpose that would result in the violation of the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in any Relevant Jurisdiction.

29.27.2	Each Obligor shall (and the Parent shall ensure that each other member of the Group will):

(a)	conduct its businesses in compliance with applicable anti-corruption laws; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

29.28	Trading in war zones

In the event of hostilities in any part of the world (whether war is declared or not), no Obligor shall cause or permit any Collateral Vessel to enter or trade to any zone which is declared a war zone by any Governmental Authority or by that Collateral Vessel’s war risks insurers unless:

(a)	the prior written consent of the Security Trustee acting on the instructions of the Majority Lenders has been given; and

(b)	that Obligor has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee acting on the instructions of the Majority Lenders may require.

29.29	Conditions subsequent

29.29.1	Within 30 days of execution hereof, the Original Borrower shall provide to the Agent original executed:

(a)	Certificates of Insurance from the Obligors’ insurance brokers; and

(b)

letters of undertaking from the parties referred to in, and in the form required by, paragraph 5(c) of Schedule 2 (Conditions Precedent) or as otherwise agreed with BankServe Insurance Services Ltd., the Agent’s insurance adviser, in each case, in form and substance reasonably satisfactory to the Agent.

29.29.2

Within 45 days of receipt thereof, the Original Borrower shall place a certified copy of each Mortgage in the bridge of each applicable Collateral Vessel and promptly confirm to the Agent that this has occurred.

29.29.3

Within two (2) Business Days of the Closing Date, the Original Borrower shall provide to the Agent evidence that Forms MR04 (Statement of satisfaction in full or in part of a charge) have been filed with Companies House in England and Wales and, within 30 days of the Closing Date, evidence that the charges described therein have been removed from the English Charges Register.

29.29.4

Within 14 days of the Closing Date, the Original Borrower shall provide to the Agent evidence that Share Security in respect of the Equity Interests in GulfMark Malaysia Inc. have been perfected and any required stamp duties have been paid.

29.29.5

Within 14 days of the Closing Date, the Original Borrower shall provide to the Agent evidence that Share Security in respect of the Equity Interests in GulfMark Asia Pte. Ltd. have been perfected and any required stamp duties have been paid.

29.29.6

Within 14 days of the Closing Date, the Original Borrower shall provide to the Agent evidence that Share Security in respect of the Equity Interests in Gulf Offshore Marine International S. de R.L. has been registered at Gulf Offshore Marine International S. de R.L.’s corporate books and private records.

29.29.7

Within 30 days of the Closing Date, the Original Borrower shall provide to the Agent evidence that the relevant Mortgage in respect of the Collateral Vessels has been duly recorded or registered (as the case may be) as a valid first preferred or first priority (as the case may be) ship mortgage in accordance with the laws of the jurisdiction of the flag stated in Schedule 11 (The Collateral Vessels).

29.29.8	Within 30 days of the Closing Date, a legal opinion as regards Norwegian law matters issued by Advokatfirmaet Thommessen AS in respect of the Mortgages governed by the laws of Norway.

29.29.9

Within 45 days of the Closing Date, in respect of each Charter Assignment executed and delivered by an Obligor on the Closing Date, (a) such Obligor shall cause the applicable charterer to execute and deliver to the Security Trustee a consent and acknowledgement to such Charter Assignment in the form required thereby, to the extent such consent and acknowledgement was not delivered on or before the Closing Date, and (b) the Agent shall have received a legal opinion from counsel to the Obligors with respect to the enforceability of such Charter Assignments.

29.29.10

Within 30 days of the Closing Date, the Original Borrower shall provide, or cause to be provided, to the Agent a deposit account control agreement, duly executed by GMA, The Bank of Nova Scotia and the Security Trustee, with respect to GMA’s account number 1202816 held with The Bank of Nova Scotia in Trinidad and Tobago, or such other agreement or instrument as would be sufficient under the laws of Trinidad and Tobago to create and perfect a security interest in such account, in each case, in form and substance reasonably satisfactory to the Agent.

29.29.11

Within 30 days of the Closing Date (notwithstanding the requirements of Clause 3(c) of Schedule 2 (Conditions Precedent)), with respect to the Collateral Vessel named the “Orleans” that is owned by GMA and identified on Schedule 11 (Collateral Vessels), GMA shall comply with the documentation requirements set forth in Clause 31.2(g)(i) and (iii) (and, notwithstanding any provision to the contrary contained herein, the failure by GMA to have delivered such documentation with respect to such Collateral Vessel prior to such time shall not constitute a breach of a representation and warranty or a Default).

29.29.12

The Parent shall use commercially reasonable efforts to dissolve Gulf Channel Offshore Servicos, LDA, a company organized under the laws of Angola (“Gulf Channel”), within 30 days after the Closing Date, and the Parent agrees that it will not, and will not permit any of its Subsidiaries to, at any time engage in any business activities or transaction with Gulf Channel (including, without limitation, any intercompany loans from or to Gulf Channel) other than such dissolution.

29.29.13

Within 15 days of the Closing Date, the Parent shall cause to be delivered to the Security Trustee the original stock certificates representing 100% of the capital stock of GMA (including, without limitation, all certificates representing Class A common stock and Class B common stock), together with undated stock powers duly executed in blank with respect thereto.

29.30	Subordination

Each Obligor shall ensure that the Credit Facilities Indebtedness shall not be subordinated in priority of payment to any present or future indebtedness of any Obligor.

29.31	Transactions with Affiliates

Any transactions or agreements between any Obligor and any other Group Member or Affiliate thereof shall be entered into on commercial terms and not less favorable than would have prevailed in arm’s length transaction(s) with a third party; provided, however, that, subject to any limitations or restrictions set forth in the definition of “Unrestricted Acquisition Subsidiary” contained in Clause 1.1 and in Clause 29.8, the foregoing provisions shall not apply to: (a) customary or ordinary course transactions between the Parent, the Borrowers or any Subsidiary for purposes of cash management, overhead allocations or related administrative charges or services consistent with past practices, and any other transactions solely among the Obligors (other than the Borrowers and any Obligors that own one or more Collateral Vessels), (b) the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans) entered into by the Parent, the Borrowers or any Subsidiary in the ordinary course of its business and consistent with past practice with, or for the benefit of, its employees, officers and directors, (c) fees and compensation to, and indemnity provided on behalf of, officers, directors, and employees of the Parent, the Borrowers or any Subsidiary in their capacity as such, in each case, in the ordinary course of business and to the extent such indemnities, fees and compensation are customary, and (d) Distributions permitted hereunder. All such transactions shall comply with all applicable provisions of corporate law and other laws applicable to such transactions.

29.32	Lease Obligation Limits

The Obligors shall not pay or commit themselves to pay lease rentals on Operating Leases in excess of $2,000,000 in the aggregate during any Financial Year of the Parent, commencing with the Financial Year ending December 31, 2017.

30.	Events Of Default

The occurrence of any of the events or circumstances set out in this Clause 30 is an “Event of Default” (save for Clause 30.23 (Acceleration)).

30.1	Non-payment of principal

An Obligor does not pay on the due date any principal amount of any Loan payable pursuant to this Agreement at the place at and in the currency in which it is expressed to be payable unless:

30.1.1	its failure to pay is caused by:

(a)	administrative or technical error; or

(b)	a Disruption Event; and

30.1.2	except in the case of any payment of principal due on the Termination Date, payment is made within three (3) Business Days of its due date.

30.2	Non-payment of interest

An Obligor does not pay on the due date any interest amount of any Loan payable pursuant to this Agreement at the place at and in the currency in which it is expressed to be payable unless:

30.2.1	its failure to pay is caused by:

(a)	administrative or technical error; or

(b)	a Disruption Event; and

30.2.2	except in the case of any payment of interest due on the Termination Date, payment is made within three (3) Business Days of its due date.

30.3	Non-payment of other amounts

An Obligor does not pay, within five (5) Business Days after the same becomes due, any amount (other than those referred to in Clause 30.1 (Non-payment of principal) and Clause 30.2 (Non-payment of interest) payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable.

30.4	Financial covenants and other obligations

30.4.1

Any requirement of Clause 28 (Financial covenants) is not satisfied (subject, if applicable, to Clause 28.3 (Cure)) or an Obligor does not comply with the following provisions of Clause 27 (Reporting Requirements) namely, Clauses 27.1 (Financial statements), 27.2 (Provision and contents of Compliance Certificate), 27.3 (Requirements as to financial statements), 27.10 (Notification of default) and/or the following provisions of Clause 29 (Covenants) namely, Clauses 29.1 (Authorizations), 29.4 (Distributions), 29.6 (Merger), 29.7 (Change of business), 29.8 (Acquisitions, Investments and Capital Expenditures), 29.9 (Joint ventures), 29.12 (Negative pledge), 29.13 (Disposals), 29.14 (Intra-Group Loans), 29.15 (Financial Indebtedness), 29.17 (Sale and Leasebacks), 29.18 (Ownership of Borrowers and Guarantors), 29.19 (Insurance), 29.20 (Hedging), 29.21 (No change in management; Restrictions on chartering), 29.24 (Valuations), 29.26 (Sanctions), 29.27 (Anti-corruption law), 29.29 (Conditions subsequent), 29.30 (Subordination), and 29.32 (Lease Obligation Limits).

30.4.2

An Obligor does not comply with any material provision of any Transaction Security Document; provided, that for the avoidance of doubt, any non-compliance with any other provision of any Transaction Security Document shall be subject to Clause 30.5 (Other obligations).

30.5	Other obligations

30.5.1

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 30.1 (Non-payment of principal), Clause 30.2 (Non-payment of interest), Clause 30.3 (Non-payment of other amounts) and Clause 30.4 (Financial covenants and other obligations)).

30.5.2

No Event of Default under Clause 30.5.1 above will occur if the failure to comply is capable of remedy and is remedied within fifteen (15) Business Days of the earlier of (i) the Agent giving notice to the Parent or relevant Obligor and (ii) the Parent or an Obligor becoming aware of the failure to comply.

30.5.3	An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

30.5.4

Any Lien shall arise on the assets of any Obligor in favor of the PBGC, an Employee Plan or a Foreign Plan and such Lien has not been stayed pursuant to the Bankruptcy Code, but only to the extent that such Lien could reasonably be expected to result in liability to such Obligor in an amount which would exceed $3,000,000.

30.5.5

At any time, any Subsidiary of the Parent that was designated by the Parent as an Unrestricted Acquisition Subsidiary shall fail to satisfy any of the conditions or requirements for an “Unrestricted Acquisition Subsidiary” set forth in the definition thereof contained in Clause 1.1, and such failure continues unremedied for ten (10) Business Days.

30.6	Misrepresentation

Any representation, warranty, statement or certification made or deemed to be made by an Obligor in any Finance Document or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

30.7	Cross default

30.7.1	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

30.7.2

Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) or the occurrence of any other event.

30.7.3	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

30.7.4

Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described) or the occurrence of any other event.

30.7.5

No Event of Default will occur under this Clause 30.7 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 30.7.1 to 30.7.4 above is less than $5,000,000 (or its equivalent in any other currency or currencies).

30.7.6	The occurrence of an “Event of Default” (as such term is defined in the Intercompany Facility) under the Intercompany Facility.

30.8	Insolvency

30.8.1

Any Obligor is unable or admits in writing inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens in writing to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

30.8.2

The value of the assets of (i) the Parent, any Borrower or any Obligor that owns a Collateral Vessel is less than its liabilities or (ii) the Obligors taken as a whole is less than their liabilities (in each case, taking into account contingent and prospective liabilities, but after discounting contingent and prospective liabilities by the forecasted probability that payment will be required).

30.8.3	A moratorium is declared in respect of any indebtedness of an Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

30.9	Insolvency proceedings

30.9.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any class of creditors of any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

(d)	enforcement of any Security securing Indebtedness in excess of $3,000,000 over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

30.9.2

Clause 30.9.1 shall not apply to any such action, proceeding or other procedure or step (including a winding-up petition) which is discharged, stayed or dismissed within 21 days of commencement, unless such action, proceeding or other procedure or step is taken or commenced voluntarily by an Obligor or with the consent of an Obligor.

30.10	Creditors’ process

30.10.1

Any attachment, sequestration, distress or execution or any analogous process in any jurisdiction with respect to the assets (other than any Collateral Vessel) of an Obligor having an aggregate value in excess of $3,000,000, unless:

(a)	such action is being contested in good faith by the relevant company;

(b)	the amounts in dispute are posted promptly to the Vessel Cash Collateral Account (or fully reserved for in accordance with GAAP); and

(c)	the relevant process is discharged as soon as reasonably practicable and in any event within forty-five (45) days of its commencement.

30.10.2

A Collateral Vessel is arrested, sequestered, detained, seized, impounded in exercise or purported exercise of any possessory lien or other claim or interest and such Collateral Vessel is not released within fourteen (14) days of the occurrence of the same.

30.11	Unlawfulness and invalidity; Security interest

30.11.1

It is or becomes unlawful for an Obligor or any other member of the Group which has entered into any Finance Document to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

30.11.2

Any obligation or obligations of any Obligor under any Finance Documents are not (subject to limitations on enforceability under bankruptcy, reorganization, insolvency and other similar laws affecting creditors’ rights generally) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

30.11.3

Any Finance Document ceases to be in full force and effect (except to the extent expressly permitted by the terms thereof) or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

30.11.4

Any Transaction Security Document shall, for any reason (other than solely as a result of any action taken by a Finance Party, and except as expressly permitted hereunder or thereunder), cease to create a valid Lien on any of the Collateral purported to be covered thereby or such Lien shall cease to be a perfected Lien having the priority provided for herein or therein, as applicable, or any Obligor shall so allege in any pleading filed in any court.

30.12	Cessation of business

Other than as expressly permitted by this Agreement, any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or substantially all of its business.

30.13	[Reserved]

30.14	[Reserved]

30.15	Expropriation

Any Collateral Vessel is arrested, seized, expropriated, nationalized or other similar action occurs by or on behalf of any Governmental Authority or other regulatory or like authority, whether as a result of war or otherwise.

30.16	Repudiation and rescission of agreements

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences in writing an intention to rescind or repudiate a Finance Document or any Transaction Security.

30.17	Litigation; Judgments

30.17.1

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in writing in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any Obligor or its assets which has or could reasonably be expected to have a Material Adverse Effect.

30.17.2

One or more judgments, orders, or awards involving an aggregate amount of $3,000,000 or more (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing) shall be entered or filed against any Obligor or with respect to any of its assets, and the same is not released, discharged, bonded against or stayed pending appeal before the earlier of 30 days after the date it first arises or five (5) days prior to the date on which such asset is subject to being forfeited by the applicable Obligor.

30.17.3

One or more non-monetary judgments, decrees or orders are entered against any Obligor that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in each case, the same are not, within 30 days after the entry thereof, discharged or bonded pending appeal, or such judgments, decrees or orders are not discharged prior to the expiration of any such stay.

30.18	Challenge to registration

If the registration of any Collateral Vessel or any Mortgage (or replacement mortgage) becomes void or voidable or is cancelled or terminated except to the extent expressly permitted hereunder.

30.19	Loss of Vessel

A Collateral Vessel suffers a Total Loss or is otherwise destroyed or abandoned, or a similar event occurs in relation to any other Vessel which may from time to time be mortgaged to the Security Trustee as security for the payment of all or any part of the Indebtedness under the Finance Documents, except that a Total Loss shall not be an Event of Default if:

30.19.1

that Collateral Vessel or other vessel is insured in accordance with this Agreement and the Transaction Security Documents and a claim for Total Loss is available under the terms of the relevant insurances (provided, that the applicable insurer has not refused to satisfy the claim for Total Loss, unless the applicable Obligor is contesting such refusal in good faith and by appropriate proceedings); and

30.19.2

payment of all insurance proceeds in respect of the Total Loss is made in full to the Security Trustee within one hundred and fifty (150) days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Agent may in its discretion agree.

30.20	Classification and regulatory approvals

The classification certificate of a Collateral Vessel is withdrawn or suspended or a Collateral Vessel ceases to be classified with an Approved Classification Society for any reason.

30.21	War

The country of registration of a Collateral Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

30.22	Material adverse change

Any event or circumstance occurs after the Agreement Date which has a Material Adverse Effect.

30.23	Acceleration

30.23.1

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, in addition to all remedies available at law or equity, and shall if so directed by the Required Lenders, by notice to the Parent:

(a)	cancel the Total Revolving Facility Commitments at which time they shall immediately be cancelled;

(b)

declare that all or part of the outstanding Borrowings, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)

require that the Obligors immediately Cash Collateralize all outstanding L/C Obligations, at which time the Obligors shall immediately provide Cash Collateral in an aggregate amount equal to 103% of the outstanding L/C Obligations;

(d)

declare that all or part of the outstanding Borrowings be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Required Lenders; and/or

(e)	exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

30.23.2

Upon the occurrence of an actual or deemed entry of an order for relief with respect to an Obligor under the Bankruptcy Code or other insolvency laws of the United States, the obligation of each Lender to make Loans and any obligation of an Issuing Bank to issue or renew Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts owing under the Finance Documents shall automatically become due and payable, and the obligations of each Borrower to Cash Collateralize each outstanding Letter of Credit shall automatically become effective, in each case without further act of the Agent, any Lender, any Issuing Bank or any other Finance Party.

SECTION 8

COLLATERAL VESSEL SALE, SUBSTITUTION AND ADDITION

31.	COLLATERAL VESSEL SALE, SUBSTITUTION AND ADDITION

31.1	Sale of Collateral Vessel

An Obligor may, at its sole cost and expense, dispose of any Collateral Vessel (and any charter arrangements or similar agreements relating thereto) to any other Person (other than any of its Affiliates or other Related Parties), provided that:

(a)	such Obligor gives not less than 30 days prior written notice to the Agent of its intention to make such disposal;

(b)

such Collateral Vessel is disposed of for cash (and only cash) on arm’s length terms and in any event for an amount not less than 75% of the Appraised Value thereof (based on the most recent valuations delivered hereunder as of the date of such disposal); provided, however, that such Collateral Vessel may be disposed of pursuant to this clause (b) for an amount less than 75% of such Appraised Value if, and only if, (i) the Parent issues, substantially contemporaneously with such disposal, Equity Interests the cash proceeds of which are contributed by the Parent as a capital contribution to the Borrowers, which contributed cash proceeds are in an amount not less than the excess of (A) 75% of such Appraised Value over (B) the gross cash sale price of such Collateral Vessel (such excess being referred to herein as the “Equity Proceeds True-Up Amount”) and (ii) the Equity Proceeds True-Up Amount, together with the Net Cash Proceeds of such disposal, are applied pursuant to clause (c) below;

(c)

the Net Cash Proceeds of the disposal, together with any applicable Equity Proceeds True-Up Amount, are, except to the extent waived by all of the Lenders, applied pursuant to Clause 14.2 (Mandatory Prepayment); provided, that, (i) pending such application, such Net Cash Proceeds (and any applicable Equity Proceeds True-Up Amount) shall be immediately deposited in the Vessel Cash Collateral Account and a Cash Collateral Account Pledge with respect to the Vessel Cash Collateral Account shall (if not already granted) immediately be granted to the Security Trustee in form and substance reasonably acceptable to it, and (ii) such Net Cash Proceeds (together with (A) any available Cash of such Obligor and (B) any applicable Equity Proceeds True-Up Amount) shall be sufficient to satisfy in full all prepayment obligations hereunder (including, without limitation, the payment of accrued interest on the principal amount of the Loans being prepaid and any applicable Break Costs, Make Whole Premium and Prepayment Premium);

(d)	such Obligor provides to the Agent not less than five (5) Business Days prior to such disposal a certificate from a Responsible Officer of such Obligor confirming:

(i)	that such Obligor intends to apply the Net Cash Proceeds thereof (and any applicable Equity Proceeds True-Up Amount) in accordance with Clause 31.1(c);

(ii)	no Default is continuing (or would occur as a result of such disposal); and

(iii)	the satisfaction of the conditions set forth in clauses (e) and (f) below (together with reasonably detailed calculations demonstrating such satisfaction);

(e)

immediately following such disposal and the application of the Net Cash Proceeds thereof (and any applicable Equity Proceeds True-Up Amount), the Obligors shall be in Pro Forma Compliance with the financial covenants set out in Clause 28.1 (Financial covenants);

(f)

after giving effect to such disposal and the application of the Net Cash Proceeds thereof (and any applicable Equity Proceeds True-Up Amount), the Collateral to Commitment Ratio shall be equal to or greater than the higher of (i) the Collateral to Commitment Ratio as of the Closing Date and (ii) the Collateral to Commitment Ratio immediately prior to such disposal; provided, that the immediately preceding clause (i) shall not apply if the Collateral Vessel sold is any of the following: Highland Citadel, Highland Courage, Highland Eagle, Highland Laird, Highland Monarch, Highland Navigator, North Mariner, or Thomas Wainwright; and

(g)

the aggregate Appraised Value (across the period from the Agreement Date to the Termination Date) of all Collateral Vessels disposed of pursuant to this Clause 31.1 (based on the most recent valuations delivered hereunder at the time of each such disposal) does not exceed $110,000,000.

31.2	Collateral Vessel Substitution and Addition

Any Obligor may, at its sole cost and expense:

31.2.1	substitute one or more Approved Additional Collateral Vessels for one or more Collateral Vessels owned by such Obligor; and/or

31.2.2	propose one or more additional Collateral Vessels that will be owned by such Obligor or another Obligor,

(each a “New Vessel”), provided that the Agent (acting on the instructions of the Majority Lenders) is satisfied that the following conditions are met:

(a)

in the case of any substitution or addition pursuant to Clause 31.2.1 or Clause 31.2.2 (other than any addition (but not, for the avoidance of doubt, any substitution) of an Approved Additional Collateral Vessel), respectively, the Majority Lenders shall have consented in writing thereto;

(b)

each New Vessel is of a type acceptable to the Agent (acting on the instructions of the Majority Lenders), provided that Approved Additional Collateral Vessels shall be deemed to be of a type acceptable to the Agent;

(c)

the Agent (acting on the instruction of the Majority Lenders) is satisfied that the New Vessel is not subject to any Liens (other than Permitted Vessel Security) and is owned legally and beneficially by (i) an Obligor which already owns other Collateral Vessels or (ii) a special purpose Person whose only material assets are New Vessels, and related contracts, working capital and inventory, and such Person (x) does not have any material actual or contingent liabilities and (y) is incorporated in an acceptable jurisdiction and is otherwise reasonably acceptable to the Agent (acting on the instructions of the Majority Lenders) (each, an “Approved SPV”);

(d)

(i) each New Vessel is a vessel of the Obligors’ usual quality and standard (it being acknowledged that, as of the date hereof, each Approved Additional Collateral Vessel is a vessel of the Obligors’ usual quality and standard, provided that, for the avoidance of doubt, each Approved Additional Collateral Vessel shall be required, on the date of such substitution or addition, to continue to be of such quality and standard, ordinary wear and tear excepted), and (ii) the Agent (acting on the instructions of the Majority Lenders) is satisfied with the condition of the New Vessel (it being acknowledged that, as of the date hereof, the Lenders are satisfied with the condition of each Approved Additional Collateral Vessel, provided that, for the avoidance of doubt, each Approved Additional Collateral Vessel shall be required, on the date of such substitution or addition, to continue to be in the condition that exists on the date hereof, ordinary wear and tear excepted) and will be provided a reasonable opportunity to inspect the New Vessel;

(e)

except as set forth in clause (f) below, each New Vessel must have and maintain a flag and class acceptable to the Agent (acting on the instructions of the Majority Lenders); provided that each Approved Additional Collateral Vessel shall be deemed to have a flag and class acceptable to the Agent, so long as such flag and class are the same flag and class of such Approved Additional Collateral Vessel as in effect on the Closing Date;

(f)

no New Vessel may be an Out Of Class Vessel unless (a) such New Vessel is an Approved Additional Collateral Vessel and (b) there is no other Approved Additional Collateral Vessel that is not an Out Of Class Vessel;

(g)	on or before the date of substitution or addition:

(i)	a first priority or preferred mortgage (and, if applicable, a related deed of covenant in respect thereof) over each New Vessel;

(ii)

the Obligor or Approved SPV that owns the New Vessel shall become an Additional Guarantor pursuant to Clause 34.4 (Additional Guarantor) if such Obligor is not already a Guarantor, and its Equity Interests and any intercompany receivables payable by such Obligor or Approved SPV shall be subject to a Share Security; and

(iii)

such other conditions precedent as the Agent may reasonably require (including, but not limited to, any other Finance Documents or Transaction Security Documents relating to such New Vessel, Obligor or Approved SPV, evidence of insurance, assignments of insurance, assignments of Earnings, pledges of earnings accounts, security over its substantially all its other assets and a legal opinion confirming inter alia the enforceability of the guarantees and security referred to in this paragraph (g)), must be delivered to the Agent and the Security Trustee and in each case be in form and substance reasonably satisfactory to the Agent (acting on the instructions of the Majority Lenders) and, in the case of sub-paragraphs (i) through (iii) above, in form equivalent to the other Transaction Security Documents;

(h)

in the case of any substitution pursuant to Clause 31.2.1, the aggregate Appraised Value of the applicable New Vessel(s) shall be equal to or greater than the aggregate Appraised Value of the Collateral Vessel(s) being substituted thereby (based on the most recent valuations delivered hereunder as of the date of such substitution);

(i)

at the time of such substitution or addition and immediately after giving effect thereto, (i) no Default shall have occurred or be continuing, (ii) the applicable New Vessel(s) shall be in compliance with all covenants contained in this Agreement that apply to Collateral Vessels, (iii) all the representations and warranties in Clause 26 (Representations) and in the other Finance Documents applicable to Collateral Vessels and Obligors shall be true and correct in all material respects (except that any such representation and warranty that is already subject to any “Material Adverse Effect” or other materiality qualification shall be true and correct in all respects) as to such New Vessel(s) and as to the owner(s) of such New Vessel(s), and (iii) the Obligors shall be in Pro Forma Compliance with the financial covenants set forth in Clause 28 (Financial Covenants); and

(j)	the substitution or addition (as the case may be) would otherwise not result in a breach of this Agreement or any other Finance Document,

(paragraphs (a) to (j) above together the “New Vessel Conditions”).

31.3	Notice of proposed Collateral Vessel Substitution or Addition

Where any Obligor wishes to (i) substitute one or more New Vessels for one or more Collateral Vessels or (ii) propose one or more additional Collateral Vessels, it shall give the Agent reasonable prior written notice of such intention (and, in any event, not less than 30 days’ prior written notice).

SECTION 9

CHANGES TO PARTIES

32.	Changes To The Lenders

32.1	Assignments and transfers by the Lenders

Subject to this Clause 32 and to Clause 33 (Restriction on Sponsor Affiliate Holding Debt), a Lender or Swingline Lender (an “Existing Lender”) may:

32.1.1	assign any of its rights; or

32.1.2	transfer by novation any of its rights and obligations,

under any Finance Document, in whole or in part (in a principal amount of no less than $5,000,000 when aggregated with any substantially simultaneous assignment or transfer by a Related Fund and/or Affiliate of the Existing Lender to the New Lender and its Related Funds and/or Affiliates ), to another bank or financial institution or to a trust, fund, institutional lender or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in commercial loans, securities or other financial assets (the “New Lender”).

32.2	Conditions of assignment or transfer

32.2.1	The consent of each Borrower is required for an assignment or transfer by an Existing Lender unless the assignment or transfer is:

(a)	to another Lender or an Affiliate of a Lender;

(b)	to a fund which is a Related Fund of the Existing Lender;

(c)

to a Person set forth on a list that is agreed in writing from time to time by the Borrowers, the Agent, the Issuing Banks, the Swingline Lender and the Lenders (which list, as of the Closing Date, is set forth in Schedule 18); or

(d)	made at a time when an Event of Default is continuing.

32.2.2

The consent of each Borrower to an assignment or transfer shall not be unreasonably withheld, conditioned or delayed (which consent shall be deemed to have been given ten (10) days after an Existing Lender has requested such consent in writing pursuant to the notice provisions herein unless such Borrower objects to such assignment or transfer by written notice to the Agent and such Existing Lender within that time period) if such assignment or transfer is to (a) a bank or (b) a financial institution or other institutional lender regularly engaged in or established for the purpose of making commercial loans (excluding, for the avoidance of doubt, any investor a material part of whose business activity is investing in debt of entities with a view to acquiring an equity interest in such entities or its holding companies). For the avoidance of doubt, to the extent consent to a proposed assignment or transfer is validly withheld by the Borrowers in accordance with this Clause 32.2, there shall not be any Default as a result of such action by the Borrowers and neither the Agent nor any Lender may use such action by the Borrowers to prevent an otherwise valid Borrowing by the Borrowers.

32.2.3

The consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed) is required for an assignment or transfer by a Revolving Facility Lender unless the assignment or transfer is:

(a)	to another Lender or an Affiliate of a Lender;

(b)	to a fund which is a Related Fund of such Revolving Facility Lender; or

(c)	to a Person set forth on a list that is agreed in writing from time to time by the Borrowers, the Agent, the Issuing Banks, the Swingline Lender and the Lenders.

32.2.4	The consent of each Issuing Bank and Swingline Lender is required for an assignment or transfer by a Revolving Facility Lender.

32.2.5	An assignment will only be effective on:

(a)

receipt by the Agent of a duly completed Assignment Agreement executed by the Existing Lender, the New Lender and any other Party whose consent to the assignment or transfer is required pursuant to this Clause 32.2;

(b)

receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender and/or Original Swingline Lender (as applicable); provided, that, in connection with an assignment or transfer for which consent of the Borrowers is required pursuant to Clause 32.2.1, the New Lender shall represent and warrant in writing to the Borrowers, the Lenders and the Agent (in the applicable Assignment Agreement or otherwise) that such New Lender is not acquiring its interests in the Loans with the then-present purpose and intent to utilize the Loans as a means to acquire equity interests of or ownership interests in the Parent or its Subsidiaries, acknowledging however that material changes in circumstances of or affecting the Parent, the Borrowers or other Obligors subsequent to the date of acquisition by such New Lender of such interests in the Loans may change the subsequent purpose and intent of such New Lender; and

(c)

the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly undertake (subject to compliance by the Existing Lender with Clause 27.11.2) and notify to the Existing Lender and the New Lender.

32.2.6	A transfer will only be effective if the procedure set out in Clause 32.5 (Procedure for transfer) is complied with.

32.2.7	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 21 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

32.2.8

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

32.2.9	Notwithstanding any other term of this Agreement, each Swingline Lender shall ensure that at all times its Revolving Facility Commitment is not less than its Swingline Commitment.

32.2.10

No Borrower shall be responsible for the costs associated with any assignment or transfer of a Loan under this Clause 32.2, unless such assignment or transfer was requested by a Borrower pursuant to any provision contained in this Agreement (including, without limitation, Clause 45.3 (Replacement of Lender) and Clause 45.5 (Replacement of a Defaulting Lender)).

32.3	Assignment or transfer fee

Unless the Agent otherwise agrees, the assigning Existing Lender or the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a processing and recordation fee of $5,000.

32.4	Limitation of responsibility of Existing Lenders

32.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

32.4.2	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(a)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(b)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

32.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 32; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

32.5	Procedure for transfer

32.5.1

Subject to the conditions set out in Clause 32.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 32.5.3 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 32.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

32.5.2

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar other checks under all applicable laws and regulations in relation to the transfer to such New Lender, which the Agent shall promptly undertake.

32.5.3	Subject to Clause 32.10 (Pro rata interest settlement), on the Transfer Date:

(a)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(b)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(c)

the Agent, the Arranger, the Security Trustee, the New Lender, each Swingline Lender, the other Lenders, and each Issuing Bank shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer, and to that extent the Agent, the Arranger, the Security Trustee, each Swingline Lender, each Issuing Bank and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.

32.6	Procedure for assignment

32.6.1

Subject to the conditions set out in Clause 32.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with Clause 32.6.3 below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 32.6.2 below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

32.6.2

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender, which the Agent shall promptly undertake.

32.6.3	Subject to Clause 32.10 (Pro rata interest settlement), on the Transfer Date:

(a)

the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(b)

the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(c)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

32.6.4

Lenders may utilize procedures other than those set out in this Clause 32.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 32.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender); provided, that they comply with the conditions set out in Clause 32.2 (Conditions of assignment or transfer).

32.7	Copy of Transfer Certificate or Assignment Agreement to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Parent a copy of that Transfer Certificate or Assignment Agreement.

32.8	Accession of Hedge Counterparties

Any Affiliate of a Lender which wishes to become a party to this Agreement as a Hedge Counterparty may do so only by executing and delivering to the Agent a duly completed accession agreement in such form as the Agent may reasonably require.

32.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 32, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender, including, without limitation:

32.9.1	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

32.9.2

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or agent, trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(a)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

32.10	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 32.5 (Procedure for transfer) or any assignment pursuant to Clause 32.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

32.10.1

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favor of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than three (3) Months, on the next of the dates which falls at three (3) Monthly intervals after the first day of that Interest Period); and

32.10.2	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(a)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(b)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 32.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

32.11	Register

The Agent, acting solely for this purpose as an agent of each Borrower (and such agency being solely for tax purposes), shall maintain at Agent’s principal office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumed correct, absent manifest error, and the Borrowers, the Agent, the Issuing Banks and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Parent, each Borrower, each Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

32.12	Participations

32.12.1

Subject to Clause 32.12.2, any Lender may at any time, without the consent of, or notice to, any Issuing Bank or any Swingline Lender and without the consent of (but with prior written notice to) the Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrowers or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement and the other Finance Documents (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement and the other Finance Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other Parties for the performance of such obligations, (iii) the Borrowers, the Agent, the Issuing Banks, the Swingline Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Finance Documents and (iv) in connection with any participation for which consent of the Borrowers is required pursuant to Clause 32.12.2, the Participant shall represent and warrant in writing to the Borrowers, the Lenders and the Agent (in the applicable participation agreement or otherwise) that such Participant is not acquiring its participation in the Loans with the then-present purpose and intent to utilize the participation in the Loans as a means to acquire equity interests of or ownership interests in the Parent or its Subsidiaries, acknowledging however that material changes in circumstances of or affecting the Parent, the Borrowers or other Obligors subsequent to the date of acquisition by such Participant of such participation in the Loans may change the subsequent purpose and intent of such Participant. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Clause 35.11 (Lenders’ indemnity to the Agent) and Clause 36.10 (Indemnity) with respect to any payments made by such Lender to its Participant(s).

32.12.2	The consent of each Borrower is required for the sale of a participation by a Lender unless the sale of a participation is:

(a)	to another Lender or an Affiliate of a Lender;

(b)	to a fund which is a Related Fund of a Lender;

(c)	to a Person set forth on a list that is agreed in writing from time to time by the Borrowers, the Agent and the Lenders (which list, as of the Closing Date, is set forth in Schedule 18); or

(d)	made at a time when an Event of Default is continuing.

32.12.3

The consent of each Borrower to the sale of a participation shall not be unreasonably withheld, conditioned or delayed (which consent shall be deemed to have been given ten (10) days after a Lender has requested such consent in writing pursuant to the notice provisions herein unless such Borrower objects to such sale of a participation by written notice to the Agent and such Lender within that time period) if such sale is to (a) a bank or (b) a financial institution or other institutional lender regularly engaged in or established for the purpose of making commercial loans (excluding, for the avoidance of doubt, any investor a material part of whose business activity is investing in debt of entities with a view to acquiring an equity interest in such entities or its holding companies). For the avoidance of doubt, to the extent consent to a proposed sale of a participation is validly withheld by the Borrowers in accordance with this Clause 32.12.3, there shall not be any Default as a result of such action by the Borrowers and neither the Agent nor any Lender may use such action by the Borrowers to prevent an otherwise valid Borrowing by the Borrowers.

32.12.4

The Borrowers agree that each Participant shall be entitled to the benefits of Clauses 18.4 (Break Costs), 20 (Tax Gross Up and Indemnities) and 21 (Increased Costs) (subject to the requirements and limitations therein, including the requirements under Clause 20.2.4 (it being understood that the documentation required under Clause 20.2.4 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Clause 32.1 (Assignments and transfers by the Lenders); provided, that such Participant (A) agrees to be subject to the provisions of Clauses 23 (Mitigation by the Lenders) and 45.3 (Replacement of Lender) as if it were an assignee under Clause 32.1 (Assignments and transfers by the Lenders); and (B) shall not be entitled to receive any greater payment under Clause 20 (Tax Gross Up and Indemnities) or Clause 21 (Increased Costs), with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Clause 45.3 (Replacement of Lender) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Clause 40 (Set-Off) as though it were a Lender; provided, that such Participant agrees to be subject to Clause 38 (Sharing Among the Finance Parties) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Finance Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Finance Document) to any Person (other than the Borrowers and the Agent) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

33.	RESTRICTION ON SPONSOR AFFILIATE HOLDING DEBT

33.1	Prohibition on Sponsor Affiliate becoming a Lender

The Obligors shall not, and the Parent shall procure that no Sponsor Affiliate shall, (a) become a Lender, by way of assignment or transfer of a Loan, a Commitment or otherwise, or otherwise purchase a participation interest in any Loan, or (b) enter into any other agreement or arrangement having an economic effect substantially similar to the foregoing in respect of any Commitment or amount outstanding under this Agreement. In addition, the Obligors shall not, and the Parent shall procure that the Sponsor Affiliates shall not, beneficially own (in the aggregate for all Obligors and other Sponsor Affiliates) more than 5.0% of the share capital of a company that is a Lender.

34.	Changes To The Obligors

34.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

34.2	Additional Borrowers

34.2.1

Subject to compliance with the provisions of Clauses 27.11.3 and 27.11.4, the Parent may request that any of its Wholly Owned Subsidiaries becomes a Borrower. That Subsidiary shall become a Borrower if:

(a)

it is incorporated in the same jurisdiction as an existing Borrower and the Majority Lenders approve the addition of that Subsidiary or otherwise if all the Lenders approve the addition of that Subsidiary (and which approval may be conditioned by a requirement by a Lender to transfer or assign all or part of its rights and/or obligations to one of its Affiliates);

(b)	the Parent and that Subsidiary deliver to the Agent a duly completed and executed Joinder;

(c)	the Subsidiary is (or becomes) a Guarantor upon or prior to becoming a Borrower;

(d)	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;

(e)

the Agent is satisfied that the Transaction Security Documents shall secure the indebtedness of such Subsidiary (which may require the Original Borrower to become a Guarantor) and that the Guarantors guarantee all amounts borrowed by such Subsidiary, in each case without limitation;

(f)	the Agent has received from such Subsidiary any replacement or supplemental Promissory Notes as a Lender(s) may reasonably require from such Additional Borrower; and

(g)

the Agent has received such other documents, certificates, legal opinions and evidence in relation to the Additional Borrower as the Agent may specify, each in form and substance reasonably satisfactory to the Agent, including, without limitation, any “know your customer” documentation required to be delivered pursuant to Clause 27.11.4.

34.2.2

The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance reasonably satisfactory to it) all the documents and other evidence required pursuant to this Clause 34.2 (Additional Borrowers).

34.3	Resignation of a Borrower

34.3.1

In this Clause 34.3, Clause 34.5 (Resignation of a Guarantor) and Clause 34.6 (Resignation and release of security on disposal), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Group where that disposal is made with the approval of all the Secured Parties (and the Parent has confirmed this is the case).

34.3.2

With the prior written consent of all the Secured Parties, the Parent may request that a Borrower (other than the Original Borrower) cease to be a Borrower by delivering to the Agent a Resignation Letter.

34.3.3	The Agent shall accept a Resignation Letter with respect to a Borrower and notify the Parent and the other Finance Parties of its acceptance if:

(a)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(b)	such Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents;

(c)

where such Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 34.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to limitations on enforceability under bankruptcy, reorganization, insolvency and other similar laws affecting creditors’ rights generally) and the amount guaranteed by it as a Guarantor is not decreased (and the Parent has confirmed this is the case); and

(d)

the Parent has confirmed that it shall ensure that any relevant Net Cash Proceeds will be applied in prepayment of the Loans or as otherwise agreed by the Agent (acting on the instructions of the Majority Lenders).

34.3.4

Upon notification by the Agent to the Parent of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the Agent may require that the resignation shall not take effect (and each Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

34.3.5

The Agent may, at the cost and expense of the Parent, require a legal opinion from counsel to the Agent confirming the matters set out in Clause 34.3.3(c) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

34.4	Additional Guarantors

34.4.1

Subject to compliance with the provisions of Clauses 27.11.3 and 27.11.4, (x) in the event that any Person (other than an existing Obligor) becomes the owner of a Collateral Vessel or becomes a Significant Subsidiary of the Parent or (y) the Parent requests the Agent in writing that any of its Wholly Owned Subsidiaries become a Guarantor, the Parent shall within 30 days thereafter (unless the Agent, in its sole discretion, extends additional time for compliance) cause such Person to become an Additional Guarantor and cause the owner of the Equity Interests in such Additional Guarantor to pledge all of such Equity Interests to the Security Trustee, for the benefit of the Secured Parties, pursuant to a Share Security in form and substance reasonably satisfactory to the Security Trustee.

(a)	Pursuant to clause (y) above, the Parent may elect in its sole discretion to add a member of the Group as an Additional Guarantor in accordance with this Clause 34.4 (Additional Guarantors).

(b)	A member of the Group shall become an Additional Guarantor when:

(i)

the Parent and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Joinder (and such delivery constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in Clause 26.28.3 are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing);

(ii)

the Agent is reasonably satisfied with the form and substance of any Transaction Security Documents required by it for such Additional Guarantor, and in the case of an Additional Guarantor which is or will become a Collateral Vessel owner, the Agent is satisfied that the Transaction Security Documents and the guarantee provided by it (as well as the Transaction Security Documents provided in relation to the ownership interests of, and any intercompany receivables payable by, such Additional Guarantor) shall secure and guarantee (as the case may be) all amounts due and payable by the Obligors under the Finance Documents in each case without limitation; and

(iii)

the Agent has received such other documents, certificates, legal opinions and evidence in relation to that Additional Guarantor as the Agent may specify, each in form and substance reasonably satisfactory to the Agent.

(c)

The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance reasonably satisfactory to it) all the documents, certificates, legal opinions and other evidence required pursuant to this Clause 34.4 (Additional Guarantors).

34.5	Resignation of a Guarantor

34.5.1

The Parent may request that a Guarantor (other than the Parent, the Original Borrower and any other Obligor that owns a Collateral Vessel) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if all of the Lenders have consented to the resignation of that Guarantor.

34.5.2	The Agent shall accept a Resignation Letter with respect to a Guarantor and notify the Parent and the Lenders of its acceptance if:

(a)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(b)	no payment is due from such Guarantor under Clause 25.1 (Guarantee and indemnity);

(c)	where such Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 34.3 (Resignation of a Borrower); and

(d)

unless otherwise agreed by the Agent (acting on the instructions of the Majority Lenders), the Parent has confirmed that it shall ensure that any relevant Net Cash Proceeds will be applied in prepayment of the Loans.

34.5.3

The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

34.6	Resignation and release of security on disposal

If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal and all Secured Party or Lender (as applicable) consents have been granted thereto then:

34.6.1

where that Borrower or Guarantor created Transaction Security over any of its assets or business in favor of the Security Trustee, or Transaction Security in favor of the Security Trustee was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Trustee shall, at the cost and request of the Parent, release those assets, business or shares (or equivalent), so long as such disposition of a Borrower or Guarantor is otherwise permitted hereunder;

34.6.2	the resignation of that Borrower or Guarantor and related release of Transaction Security referred to in Clause 34.6.1 above shall not become effective until the date of that disposal; and

34.6.3

if the disposal of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor and the related release of Transaction Security referred to in Clause 34.6.1 above shall have no effect and the obligations of each Borrower or Guarantor and the Transaction Security created or intended to be created by or over that Borrower or Guarantor shall continue in such force and effect as if that release had not been effected.

SECTION 10

THE FINANCE PARTIES

35.	Role Of The Agent, The Arranger, THE ISSUING BANKs And Others

35.1	Appointment of the Agent

35.1.1

Each of the Arranger, the Lenders, the Swingline Lenders and the Issuing Banks hereby irrevocably appoints and authorizes the Agent to act as its agent under and in connection with the Finance Documents.

35.1.2

Each of the Arranger, the Issuing Banks, the Swingline Lenders and the Lenders hereby irrevocably authorizes the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

35.1.3

Neither the Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by it or them under any Finance Document or in connection therewith, except for its or their own gross negligence, fraud or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction.

35.2	Duties of the Agent

35.2.1	Subject to Clause 35.2.2 below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

35.2.2	Without prejudice to Clause 32.7 (Copy of Transfer Certificate or Assignment Agreement to Parent), Clause 35.2.1 above shall not apply to any Transfer Certificate or any Assignment Agreement.

35.2.3	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

35.2.4

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

35.2.5

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, an Arranger or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

35.2.6	The Agent shall only have those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

35.2.7

To the extent there is more than one Lender, the Agent shall provide to the Borrowers within ten (10) Business Days of a request by each Borrower, a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

35.2.8	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

35.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

35.4	No fiduciary duties

35.4.1	Nothing in any Finance Document constitutes the Agent, the Arranger, any Swingline Lender or any Issuing Bank as a trustee or fiduciary of any other person.

35.4.2

None of the Agent, the Security Trustee, any Swingline Lender, any Issuing Bank or the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

35.5	Business with the Group; Agent as Lender

35.5.1	The Agent, the Security Trustee, and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

35.5.2

With respect to that portion of the Loans, if any, made available by the Agent or the Security Trustee, as the case may be, in its capacity as a Lender, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Agent or the Security Trustee, as the case may be, and the term “Lender” or “Lenders” shall include the Agent and the Security Trustee in their respective capacities as Lenders.

35.6	Rights and discretions

35.6.1	The Agent, each Swingline Lender and each Issuing Bank may:

(a)

rely on any representation, notice or document (including, without limitation, any notice given by a Lender pursuant to Clauses 33.2.2 or 33.2.3) believed by it in good faith to be genuine, correct and appropriately authorized; and

(b)	rely on any statement made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	assume that:

(i)	any instructions received by the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and

(d)	rely on a certificate from any person:

(i)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(ii)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that this is the case and, in the case of paragraph (a) above, may assume the truth and accuracy of that certificate.

35.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clauses 30.1 (Non-payment of principal), 30.2 (Non-payment of interest) or 30.3 (Non-payment of other amounts));

(b)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(c)	any notice or request made by the Parent is made on behalf of and with the consent and knowledge of all the Obligors; and

(d)	no Obligor holds an interest in or other rights of a Lender in any Loan.

35.6.3

The Agent may engage, pay for and rely on the advice or services of any lawyers, tax advisers, accountants, surveyors or other professional advisers or experts as may reasonably be required in relation to the Finance Documents.

35.6.4

Without prejudice to the generality of Clause 35.6.3 above or Clause 35.6.5 below, the Agent may at any time, with the agreement of the Parent, engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

35.6.5

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

35.6.6	The Agent may act in relation to the Finance Documents through its officers, personnel and agents and the Agent shall not:

(a)	be liable for any error of judgment made by any such person; or

(b)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence, fraud or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction.

35.6.7	Unless a Finance Document expressly provides to the contrary, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

35.6.8

Without prejudice to the generality of Clause 35.6.7 above, the Agent shall promptly disclose the identity of a Defaulting Lender to the Parent and may disclose (or on the written request of the Majority Lenders, shall promptly disclose) such identity to the other Finance Parties.

35.6.9

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arranger, any Swingline Lender or any Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

35.6.10

The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the Reference Bank or the identity of any such Lender or the Reference Bank for the purpose of Clause 18.2.1(b).

35.6.11

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

35.7	Lenders’ instructions

35.7.1	The Agent shall:

(a)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(i)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(ii)	the Required Lenders if the relevant Finance Document stipulates the matter is a Required Lender decision; or

(iii)	in all other cases, the Majority Lenders, and

(b)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with paragraph (a) above.

35.7.2

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

35.7.3

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override conflicting instructions given by any other Parties and will be binding on all the Finance Parties other than the Security Trustee.

35.7.4

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

35.7.5	In the absence of instructions, the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

35.7.6

The Agent is not authorized to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This Clause 35.7.6 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

35.8	Responsibility for documentation

None of the Agent, the Arranger, any Swingline Lender or any Issuing Bank is responsible or liable for:

35.8.1

the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, any Swingline Lender, any Issuing Bank, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or any information memorandum, the Insurance Report, any other report or the transactions contemplated in the Finance Documents;

35.8.2

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

35.8.3

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

35.9	No duty to monitor

The Agent shall not be bound to enquire:

35.9.1	whether or not any Default has occurred;

35.9.2	as to the performance, default or any breach by any Party or its obligations under any Finance Document; or

35.9.3	whether any other event specified in any Finance Document has occurred.

35.10	Exclusion of liability

35.10.1

Without limiting Clause 35.10.2 below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, any Swingline Lender or any Issuing Bank), none of the Agent, any Swingline Lender or any Issuing Bank will be liable (including, without limitation, for negligence or any other category of liability whatsoever, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of such party):

(a)

to any Obligor or any other person or entity as a consequence of any failure or delay in performance by, or any breach by, any other Lender or any other person of any of its or their obligations under this Agreement or the other Finance Documents;

(b)	to any Lender or Lenders as a consequence of any failure or delay in performance by, or any breach by, any Obligor of any of its obligations under this Agreement or the other Finance Documents;

(c)

to any Lender or Lenders for any statements, representations or warranties contained in this Agreement or the other Finance Documents or in any document or instrument delivered in connection with the transaction hereby contemplated; or for the validity, effectiveness, enforceability or sufficiency of this Agreement or the other Finance Documents or any document or instrument delivered in connection with the transactions hereby contemplated;

(d)

for any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence, fraud or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction;

(e)

for exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(f)

without prejudice to the generality of all paragraphs above, to any Borrower, Lender or Lenders or any other person or entity, for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(i)	any act, event or circumstance not reasonably within its control; or

(ii)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalization, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

35.10.2

No Party (other than the Agent, any Swingline Lender or any Issuing Bank (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, any Swingline Lender or any Issuing Bank, in respect of any claim it might have against the Agent, any Swingline Lender or any Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent, any Swingline Lender or any Issuing Bank may rely on this Clause subject to Clause 1.3 (Third party rights).

35.10.3

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Agent for that purpose.

35.10.4

Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

35.10.5

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

35.11	Lenders’ indemnity to the Agent

35.11.1

Each Lender shall (in proportion to its share of the sum of (i) the Total Outstanding Borrowings and (ii) the Available Revolving Facility) indemnify the Agent, within three (3) Business Days of demand, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, legal fees and expenses incurred in investigating claims and defending itself against such liabilities) which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the other Finance Documents, any action taken or omitted by the Agent hereunder or thereunder or the preparation, administration, amendment or enforcement of, or waiver of any provision of, this Agreement or the other Finance Documents, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Agent, except that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence, fraud or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction (or, in the case of any cost, loss or liability pursuant to Clause 39.11 (Disruption to Payment Systems, etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents).

35.11.2	The Obligors shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to Clause 35.11.1 above.

35.12	Resignation of the Agent

35.12.1	The Agent may resign and appoint one of its Affiliates acting through an office in Norway or the United States as successor by giving notice to the Lenders and the Parent.

35.12.2

Alternatively the Agent may resign at any time by giving 30 days’ notice (the effective date of such resignation being referred to herein as the “Resignation Effective Date”) to the Lenders and the Parent. Upon any such resignation, the Majority Lenders (after consultation with the Parent) shall have the right to appoint a successor Agent.

35.12.3

If the Majority Lenders have not appointed a successor Agent in accordance with Clause 35.12.2 above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Parent) may appoint a successor Agent (acting through an office in the United States).

35.12.4

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under Clause 35.12.3 above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 35 and any other term of this Agreement dealing with the rights or obligations of the Agent (other than matters pertaining to compensation of the Agent by the Borrowers) consistent with then current market practice for the appointment and protection of agents and those amendments will bind the Parties.

35.12.5

The retiring Agent shall make available to the successor Agent, at such successor Agent’s cost, such documents and records relating it obligations as the Agent hereunder as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

35.12.6	Whether or not a successor Agent has been appointed, such resignation of the Agent shall become effective in accordance with its notice of resignation on the Resignation Effective Date.

35.12.7

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 35. Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

35.13	Replacement of the Agent

35.13.1

At any time the Agent is an Impaired Agent, after consultation with the Parent, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, if required by applicable law, by giving any shorter notice determined by the Majority Lenders), replace the Agent by appointing a successor Agent (acting through an office in the United States).

35.13.2

The retiring Agent shall (at its own cost) make available to the successor Agent such documents and records relating to its obligations as the Agent hereunder as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

35.13.3

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 35 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

35.13.4	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

35.14	Confidentiality

35.14.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which may be treated as a separate entity from any other of its divisions or departments.

35.14.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

35.14.3

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

35.15	Relationship with the Lenders

35.15.1

Subject to Clause 32.10 (Pro rata interest settlement), the Agent may treat the person shown in its records as a Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

35.15.2

Each Lender shall supply the Agent with any information that the Security Trustee may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Trustee to perform its functions as Security Trustee. Each Lender shall deal with the Security Trustee exclusively through the Agent and shall not deal directly with the Security Trustee.

35.16	Credit appraisal

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, each Swingline Lender and each Issuing Bank confirms, represents and warrants to each other Lender, the Agent, the Security Trustee, the Arranger, each Swingline Lender and each Issuing Bank that it has not relied upon any statement, representation or warranty by any other Lender, the Agent, the Security Trustee, the Arranger, any Swingline Lender or any Issuing Bank and has been, and will continue to be (so long as any portion of its Commitment remains outstanding), solely responsible for making its own independent credit judgment, appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

35.16.1	the financial condition, status, affairs and nature of each member of the Group;

35.16.2

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

35.16.3

whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

35.16.4

the adequacy, accuracy and/or completeness of any information memorandum, the Insurance Report, any other report and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

35.16.5

the right or title of any person in or to, or the value or sufficiency of any part of the Collateral, the priority of any of the Transaction Security or the existence of any Security affecting the Collateral.

35.17	Reference Banks

35.17.1

If the Reference Bank (or if the Reference Bank is not a Lender, any Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall be entitled (in consultation with the Parent, and with the appointee’s consent) to appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

35.17.2	The Reference Bank is not under any obligation to provide a quotation or any other information to the Agent.

35.17.3

The Reference Bank (in its capacity as such) will not be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence, fraud or willful misconduct.

35.17.4

No Party (other than the Reference Bank) may take any proceedings against any officer, employee or agent of the Reference Bank (in its capacity as such) in respect of any claim it might have against the Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of the Reference Bank may rely on this Clause subject to Clause 1.3 (Third Party Rights).

35.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents, the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

36.	THE SECURITY TRUSTEE

36.1	Appointment of the Security Trustee

36.1.1	Each other Secured Party:

(a)	appoints the Security Trustee to act as security trustee under and in connection with the Finance Documents; and

(b)	irrevocably authorizes the Security Trustee (by itself or by such persons as it may nominate) on its behalf to:

(i)	enter into each Finance Document to which it is party;

(ii)

exercise the rights, powers, authorities and discretions specifically given to the Security Trustee under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions necessary to give effect to the trusts hereby created; and

(iii)	enforce any Transaction Security granted by the Transaction Security Documents as security trustee (or as otherwise provided) on its behalf, subject always to the terms of the Finance Documents.

36.1.2

To secure the payment of all sums of money from time to time owing (i) to the Lenders under the Finance Documents, and (ii) to the Hedge Counterparties under the Hedging Agreements, and the performance of the covenants of the Borrowers and any other Obligors herein and therein contained, and in consideration of the premises and of the covenants herein contained and of the extensions of credit by the Lenders, the Security Trustee does hereby declare that it will hold as such trustee in trust for the benefit of the Secured Parties, from and after the execution and delivery thereof, all of its right, title and interest as mortgagee in, to and under the Mortgages and its right, title and interest as assignee and secured party under the other Finance Documents (the right, title and interest of the Security Trustee in and to the property, rights and privileges described above, from and after the execution and delivery thereof, and all property hereafter specifically subjected to the security interests of the indenture created hereby and by the Finance Documents by any amendment hereto or thereto are herein collectively called the “Estate”); TO HAVE AND TO HOLD the Estate unto the Security Trustee and its successors and assigns forever, BUT IN TRUST, NEVERTHELESS, for the equal and proportionate benefit and security of the Secured Parties and their respective successors and assigns without any priority of any one over any other, UPON THE CONDITION that, unless and until an Event of Default under this Agreement shall have occurred and be continuing, the relevant Obligor shall be permitted, to the exclusion of the Security Trustee, to possess and use the Collateral Vessels and its other Collateral in accordance with the terms of this Agreement and the other Finance Documents. IT IS HEREBY COVENANTED, DECLARED AND AGREED that all property subject or to become subject to the Transaction Security is to be held by the Obligors subject to the further covenants, conditions, uses and trusts set forth in the Transaction Security Documents, and each Obligor, for itself and its respective successors and assigns, hereby covenants and agrees to and with the Security Trustee and its successors in said trust, for the equal and proportionate benefit and security of the Secured Parties, as set forth in the Transaction Security Documents.

36.1.3

The Security Trustee hereby accepts the trusts imposed upon it as Security Trustee by this Agreement and the other Finance Documents, and the Security Trustee covenants and agrees to perform the same as herein and therein expressed and agrees to receive and disburse all monies constituting part of the Estate in accordance with the terms hereof and thereof.

36.1.4	The powers conferred upon the Security Trustee by the Finance Documents shall be in addition to any powers which may from time to time be vested in trustees by the general law.

36.1.5

If there is any conflict between the provisions of this Agreement and any Transaction Security Documents with regard to instructions to, or the matters affecting, the Security Trustee, this Agreement will prevail.

36.1.6	The Security Trustee shall hold all liens and security interests granted by an Obligor under the Finance Documents as agent for, and on behalf of, the Secured Parties.

36.1.7

Neither the Security Trustee nor any of its Related Parties shall be liable for any action taken or omitted to be taken by it or them under any Finance Document or in connection therewith, except for its or their own gross negligence, fraud or willful misconduct as determined by the final and non-appealable judgment of competent jurisdiction.

36.2	Role of Security Trustee

36.2.1	The Security Trustee shall hold the benefits of the Finance Documents, and all liens and security interests granted thereunder, in its capacity as Security Trustee on behalf of the Secured Parties.

36.2.2	Save as expressly specified in any Finance Document (other than any Hedging Agreement), the Security Trustee:

(a)	shall not be liable to any Party for any breach by any other Party of any Finance Document;

(b)	shall have only those duties which are expressly specified in the Finance Documents;

(c)	will apply all payments and other benefits received by it under the Finance Documents in accordance with Clause 39.6 (Partial payments); and

(d)	shall exercise its rights, powers and duties under the Finance Documents for the benefit of the Secured Parties.

36.3	Duties of the Security Trustee

36.3.1	Subject to Clause 36.3.2, the Security Trustee shall promptly forward to a Party the original or a copy of any document which is delivered to the Security Trustee for that Party by any other Party.

36.3.2	Clause 36.3.1 shall not apply to any Transfer Certificate or Assignment Agreement.

36.3.3

Except where a Finance Document specifically provides otherwise, the Security Trustee is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

36.3.4

If the Security Trustee receives notice from a Party referring to any Finance Document (i) describing the occurrence of any default (howsoever described) under that Finance Document and (ii) stating that the circumstance described is a default (howsoever described) under that Finance Document, it shall promptly notify the other Secured Parties.

36.3.5

If the Security Trustee is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Secured Party (other than the Security Trustee or the Agent) under the Finance Documents it shall promptly notify the other Secured Parties.

36.3.6

Save as set out in Clause 36.2.1, the Security Trustee’s duties under the Finance Documents are of a mechanical and administrative nature. Nothing in the Finance Documents shall constitute a partnership between any Party and the Security Trustee.

36.3.7

The Security Trustee has no duty (in the absence of a specific provision in any Finance Document) to provide any Party with any credit or other information relating to the business, assets or financial condition of any Obligor or any other person whenever coming into its possession.

36.4	No need to account for own profits

The Security Trustee shall not be bound to account to any Secured Party for any sum or the profit element of any sum received by it for its own account.

36.5	Business with the Group

The Security Trustee may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any other member of the Group.

36.6	Rights and discretions of the Security Trustee

36.6.1	The Security Trustee may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorized; and

(b)	any statement made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

36.6.2	The Security Trustee may assume (unless it has received notice to the contrary in its capacity as Security Trustee) that:

(a)

no default (howsoever described) under any Finance Document has occurred (unless it has actual knowledge of (i) any such Default arising under Clauses 30.1 (Non-payment of principal), 30.2 (Non-payment of interest) or 30.3 (Non-payment of other amounts)) or (ii) any such default arising under any other Finance Document by reason of any failure to make any payments when due);

(b)	any right, power, authority or discretion vested in any Party or any group of Parties (such as the Majority Lenders) has not been exercised; and

(c)	any notice or request made by any of the Obligors is made on behalf of and with the consent and knowledge of all the Obligors.

36.6.3	The Security Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

36.6.4	The Security Trustee may act in relation to the Finance Documents through its personnel and agents.

36.6.5	The Security Trustee may disclose to any other Party any information it reasonably believes it has received in its capacity as such under the Finance Documents.

36.6.6

Notwithstanding any other provision of any Finance Document to the contrary, the Security Trustee is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

36.7	Instructions

36.7.1	For the purposes of this Clause 36, “relevant instructing quorum” means:

(a)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(b)

the Required Lenders if the relevant Finance Document stipulates the matter is a Required Lender decision or if the matter relates to the exercise of any or all of the Security Trustee’s rights, remedies, powers or discretions under the Finance Documents after or in connection with any acceleration or enforcement action; or

(c)	in all other cases, the Majority Lenders.

36.7.2

Unless a contrary indication appears in a Finance Document (other than any Hedging Agreement), the Security Trustee shall (a) exercise any right, power, authority or discretion vested in it in its capacity as Security Trustee in accordance with any instructions given to it by the relevant instructing quorum (or, if so instructed by the relevant instructing quorum, refrain from exercising any right, power, authority or discretion vested in it) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the relevant instructing quorum. This Clause 36.7.2 shall not require the Security Trustee to act in accordance with the instructions of the relevant instructing quorum or any person in respect of those powers, authorities and discretions granted to the Security Trustee pursuant to Clauses 36.6.6 (Rights and discretions of the Security Trustee), 36.12 (Confidentiality), 36.16 (Additional security trustee or co-security trustee), 36.21.1, 36.21.3 and 36.21.4 (Security Trustee’s functions).

36.7.3	Unless a contrary indication appears in a Finance Document, any instructions given by a relevant instructing quorum to the Security Trustee will be binding on all the Secured Parties.

36.7.4

The Security Trustee may refrain from acting in accordance with the instructions of any relevant instructing quorum until it has received such security as it may require for any cost, loss or liability which it may incur in complying with the instructions.

36.7.5	In the absence of instructions from any relevant instructing quorum, the Security Trustee may act (or refrain from taking action) as it considers to be in the best interests of the Secured Parties.

36.8	Responsibility for documentation

The Security Trustee is not liable or responsible for:

36.8.1

the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by it, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

36.8.2

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document;

36.8.3

any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise;

36.8.4

any failure to give notice to any third party or to register, file or record (or any defect in such registration, filing or recording) any Transaction Security created pursuant to any Transaction Security Document, or effect, procure the registration of or otherwise protect or perfect any Transaction Security created by or pursuant to the Transaction Security Documents under any applicable laws or regulations in any jurisdiction;

36.8.5	the obtaining of any Authorization for the creation of any such Security; or

36.8.6	any failure, omission, or defect in perfecting or protecting the Transaction Security constituted by the Transaction Security Documents in any jurisdiction.

36.9	Exclusion of liability

36.9.1

Without limiting Clause 36.9.2, the Security Trustee will not be liable (including for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence, fraud or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction.

36.9.2

No Party (other than the Security Trustee) may take any proceedings against any officer, employee or agent of the Security Trustee in respect of any claim it might have against the Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document; and any officer, employee or agent of the Security Trustee may rely on this Clause 36 (The Security Trustee) subject to Clause 1.3 (Third Party Rights).

36.9.3

The Security Trustee will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Trustee if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by it for that purpose.

36.9.4

Nothing in this Agreement shall oblige the Security Trustee to carry out any “know your customer” or other checks in relation to any person on behalf of any Secured Party; and each Secured Party confirms to the Security Trustee that it is solely responsible for any such checks that it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Trustee.

36.10	Indemnity

36.10.1	For the benefit of the Security Trustee, nothing in this Clause 36 shall prejudice any right of indemnity by law given to agents.

36.10.2

Each Obligor agrees to indemnify, on demand, the Security Trustee and any receiver, attorney, Insolvency Officer, agent or other person appointed by the Security Trustee in accordance with the Finance Documents for any and all claims, liabilities, costs, fees, charges, losses and expenses which may be incurred by or asserted against the Security Trustee or any such person in any way relating to or arising out of:

(a)	its execution or purported execution of any of its trusts, powers, authorities and/or discretions under the Finance Documents;

(b)	the performance of its duties and functions in such capacity;

(c)	any action taken or omitted by the Security Trustee or any such person under the Finance Documents; or

(d)

any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Transaction Security created pursuant to the Transaction Security Documents or exercising its rights thereunder, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of such party, provided, however, that the Security Trustee shall not be indemnified hereunder for any claims, liabilities, costs, fees, charges, losses and expenses which may be incurred by or asserted against the Security Trustee determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, fraud or willful misconduct of the Security Trustee.

36.10.3

The Security Trustee may indemnify itself and each other person referred to in Clause 36.10.2 out of the assets over which Transaction Security is granted pursuant to the Transaction Security Documents against all such claims, liabilities, costs, fees, charges, losses and expenses referred to in Clause 36.10.2.

36.10.4

Without prejudice to Clause 36.10.2, each Secured Party shall (in proportion to its share of all of the Indebtedness secured by the Transaction Security Documents) within three (3) Business Days of demand, indemnify the Security Trustee against any cost, loss or liability including, without limitation, for negligence or any other category of liability whatsoever incurred by the Security Trustee, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Security Trustee (otherwise than by reason of the Security Trustee’s gross negligence, fraud or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction) in acting in its capacity as Security Trustee under or in connection with the Finance Documents (unless the Security Trustee has been reimbursed for the same by any Obligor pursuant to a Finance Document).

36.10.5	The Obligors shall forthwith on demand reimburse each Secured Party for any payments made by it under Clause 36.10.4.

36.11	Resignation of Security Trustee

36.11.1

The Security Trustee may resign at any time and appoint one of its Affiliates acting through an office in Norway or the United States as its successor by giving notice to the other Secured Parties and the Borrower.

36.11.2

Alternatively, the Security Trustee may resign by giving notice to the other Secured Parties and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Security Trustee (acting through an office in the United States).

36.11.3

If the Majority Lenders have not appointed a successor Security Trustee in accordance with Clause 36.11.2 within 30 days after notice of resignation was given, the incumbent Security Trustee (after consultation with each Borrower and the Majority Lenders) may appoint a successor Security Trustee (acting through an office in the United States).

36.11.4

After consultation with the Borrowers, the Majority Lenders may by giving 30 days’ notice to the Security Trustee (or, at any time the Security Trustee is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Security Trustee by appointing a successor Security Trustee (acting through an office in the United States).

36.11.5

The retiring Security Trustee shall, at its own cost, make available to the successor Security Trustee such documents and records and provide such assistance as the successor Security Trustee may reasonably request for the purposes of performing its functions as Security Trustee under the Finance Documents.

36.11.6	The resignation (or, as the case may be, the replacement) of the retiring Security Trustee and the appointment of any successor Security Trustee shall only take effect upon:

(a)	the successor Security Trustee notifying all the Secured Parties and each Borrower that it accepts such appointment;

(b)

the successor Security Trustee, the retiring Security Trustee and/or the Obligors completing all such steps as may reasonably be required by the Majority Lenders in order to (i) ensure that the successor Security Trustee accedes, and becomes a party, to all relevant Finance Documents in its capacity as Security Trustee and that all of the Finance Documents will provide for enforceable Security in favor of the successor Security Trustee and the Secured Parties and (ii) facilitate the change in identity of the Security Trustee; and

(c)

(if the Majority Lenders, acting reasonably, require the provision of such advice) receipt by the Agent of advice acceptable to the Majority Lenders (acting reasonably) to the effect that all of the Transaction Security Documents provide for enforceable Security in favor of the successor Security Trustee and the Secured Parties.

36.11.7

Upon the appointment of a successor, the retiring Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 36. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

36.11.8

The Parties shall take such action as the retiring Security Trustee, the successor Security Trustee, the Agent or the Majority Lenders may consider necessary in order that the Transaction Security Documents shall provide for perfected and enforceable Security in favor of any successor Security Trustee and the Secured Parties.

36.12	Confidentiality

36.12.1	In acting under the Finance Documents, the relevant division or department through which the Security Trustee acts shall be treated as a separate entity from any other of its divisions or departments.

36.12.2

If information is received by another division or department of the Security Trustee, it may be treated as confidential to that division or department and the Security Trustee shall not be deemed to have notice of it.

36.13	Relationship with the Secured Parties

The Security Trustee may treat the person shown in its records as a Secured Party at the opening of business (in the place of the Security Trustee’s principal office as notified to the Secured Parties from time to time) as a Secured Party acting through its Facility Office:

36.13.1	entitled to or liable for any payment due under any Finance Document on that day; and

36.13.2	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Secured Party to the contrary in accordance with the terms of this Agreement.

36.14	Credit appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Trustee that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

36.14.1	the financial condition, status and nature of each Obligor and each other member of the Group;

36.14.2

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

36.14.3

whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

36.14.4

the adequacy, accuracy and/or completeness of any other information provided by the Security Trustee, any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

36.15	Deduction from amounts payable by the Security Trustee

If any Party owes an amount to the Security Trustee under the Finance Documents, the Security Trustee may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Security Trustee would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

36.16	Additional security trustee or co-security trustee

36.16.1

It is the intent of the Parties that there shall be no violation of any applicable law denying or restricting the right of financial institutions to transact business in any jurisdiction. If the Security Trustee believes that it may be limited in the exercise of any rights or remedies under the Finance Documents due to any applicable law, the Security Trustee may appoint an additional Person who is not so limited, as a separate security trustee or co-security trustee.

36.16.2

If the Security Trustee so appoints a security trustee or co-security trustee, such additional security trustee or co-security trustee shall have such powers, obligations, authorities and discretions (not exceeding those conferred on the Security Trustee by the Finance Documents) and remuneration as shall be conferred or imposed by the instrument of appointment. The Secured Parties shall execute and deliver such documents as the Security Trustee deems appropriate to vest any rights or remedies in such agent. The Security Trustee shall have power in like manner to remove any such person. If any security trustee or co-security trustee shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by applicable law, shall vest in and be exercised by the Security Trustee until appointment of a new agent. The Obligors shall indemnify such additional sub-agent as though it were the Security Trustee in accordance with Clause 36.10 (Indemnity). The Security Trustee shall not be under any obligation to supervise the proceedings or acts of any such delegate or sub-delegate or be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

36.17	Title

The Security Trustee may accept without enquiry such title as any Obligor or other person may have to the assets over which Transaction Security is intended to be created by any Transaction Security Document.

36.18	Deposits

All moneys which are received by the Security Trustee in its capacity as agent or otherwise may be placed on deposit in the name, or under the control, of the Security Trustee at such bank or institution (including the Security Trustee) and upon such terms as the Security Trustee may think fit.

36.19	Tax

The Security Trustee shall have no responsibility whatsoever to any Secured Party as regards any deficiency which might arise because the Security Trustee is subject to any Tax or withholding from any payment made by it under the Finance Documents.

36.20	Insolvency Officer’s indemnity

In no circumstances shall the Security Trustee itself be obliged to give an indemnity to any receiver or other Insolvency Officer who requires an indemnity as a condition of appointment.

36.21	Security Trustee’s functions

36.21.1	The Security Trustee shall:

(a)

not be under any obligation to hold any title deeds, Finance Documents or any other documents in connection with the assets charged by any Transaction Security Document in its own possession or to take any steps to protect or preserve the same (and the Security Trustee may permit the Obligors to retain any title deeds and other documents if it considers such course of action to be appropriate);

(b)

without prejudice to paragraph (a) above, be at liberty to hold the Finance Documents and any other documents relating thereto or to deposit them in any part of the world with any bank or company whose business includes undertaking the safe custody of documents or firm of lawyers considered by the Security Trustee to be of good repute and the Security Trustee shall not be responsible for, or be required to insure against, any liability incurred in connection with any such holding or deposit and may pay all sums required to be paid on account, or in respect, of any such deposit; and

(c)

not be bound to give notice to any person of the execution of any documents comprised or referred to in the Finance Documents or to take any steps to ascertain whether any default under any Finance Document has happened or whether any right, power, discretion or remedy has or may become exercisable by the Security Trustee and the Security Trustee shall (save as provided in Clause 36.6.2(a) (Rights and discretions of the Security Trustee)) be entitled to assume that no such default has happened and that each Party is observing and performing all its obligations under any Finance Document and that no such right, power, discretion or remedy has or may become exercisable.

36.21.2	Any consent or approval given by the Security Trustee for the purposes of the Finance Documents may be given on such terms and subject to such conditions (if any) as the Security Trustee thinks fit.

36.21.3

The Security Trustee may instead of acting personally, employ and pay an agent (whether being a lawyer or other professional person) to transact or conduct, or concur in transacting or conducting, any business and to do, or concur in doing, all acts required to be done in connection with the Finance Documents. The Security Trustee shall not be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such agent or be bound to supervise the proceedings or acts of any such agent.

36.22	Enforcement

Notwithstanding anything to the contrary in any Finance Document, the Secured Parties shall not have any independent power to enforce any of the Transaction Security Documents or to exercise any rights, discretions or powers to grant any consents or releases under or pursuant to the Transaction Security Documents or otherwise have direct recourse to the Security constituted by any of the Transaction Security Documents except through the Security Trustee.

36.23	Release of Security

36.23.1	The Security Trustee may (without the prior consent of any other Secured Party) release any Security over any asset that is the subject of any Transaction Security Document if:

(a)	the Security Trustee is obliged to release such Security under the terms of such Transaction Security Document;

(b)	that asset is disposed of in compliance with the Finance Documents; or

(c)	that asset is disposed of by any receiver or other Insolvency Officer in accordance with the powers granted under the Transaction Security Documents.

36.23.2

In the event that any actual or contingent liabilities or other Financial Indebtedness remains outstanding under any Hedging Agreement following the discharge of all other liabilities under the Finance Documents (other than any Hedging Agreements), the Hedge Counterparties shall act reasonably in considering any replacement or alternative collateral proposed by the Borrowers to secure any such actual or contingent liabilities or other Financial Indebtedness under such Hedging Agreement(s) instead of (and so as to potentially allow release of) the Transaction Security.

36.24	Copy documents

Each Obligor and each Secured Party that is a party to any Finance Document shall promptly on request by the Security Trustee made on or after a Default has occurred provide the Security Trustee with a copy of such Finance Document.

37.	Conduct Of Business By The Finance Parties

No provision of this Agreement will:

37.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

37.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

37.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

38.	Sharing Among The Finance Parties

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall:

(a)	notify the Agent of such fact, and

(b)

purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)

if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)

the provisions of this paragraph shall not be construed to apply to (x) any payment made by an Obligor pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in a Swingline Loan or Letter of Credit to any assignee or participant, other than to any Obligor or any of its Affiliates, as to which the provision of this paragraph shall apply.

Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

SECTION 11

ADMINISTRATION

39.	Payment Mechanics

39.1	Payments to the Agent

39.1.1

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

39.1.2

Payment shall be made to such account in the principal financial center of the country of that currency (or, in relation to euro, in a principal financial center in a Participating Member State or London) with such bank as the Agent specifies.

39.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 39.3 (Distributions to an Obligor) and Clause 39.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial center of the country of that currency (or, in relation to euro, in the principal financial center of a Participating Member State or London).

39.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 40 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

39.4	Clawback

39.4.1

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum; provided, however, that the Agent may assume that such Party has made such payment available to the Agent in accordance with the Finance Documents and may, in reliance upon such assumption, make available or distribute such corresponding amount or amounts in accordance with the Finance Documents.

39.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount:

(a)

in the event a Lender has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans. If the Borrowers and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Agent; and

(b)

in the event a Borrower has not in fact made a payment due to the Agent for the account of the Lenders in accordance with the Finance Documents, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

39.5	Impaired Agent

39.5.1

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 39.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

39.5.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

39.5.3

A Party which has made a payment in accordance with this Clause 39.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

39.5.4

Promptly upon the appointment of a successor Agent in accordance with Clause 35.13 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 39.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 39.2 (Distributions by the Agent).

39.6	Partial payments

39.6.1

Subject to Clause 9.8 (Partial Payments), if the Agent or Security Trustee receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent or Security Trustee shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(a)

first, in or towards payment pro rata of any fees, costs and expenses of the Agent, each Issuing Bank (other than any amount under Clause 7.2 (Claims under a Letter of Credit) or, to the extent relating to the reimbursement of a claim (as defined in Clause 7 (Letters of Credit), Clause 7.4 (Reimbursement)), and the Security Trustee due but unpaid under those Finance Documents;

(b)	secondly, in or towards payment pro rata of:

(i)	any accrued interest, fee or commission due but unpaid under those Finance Documents (other than any Hedging Agreements); and

(ii)	any amounts (not being amounts payable as a result of termination or closing out of all or any part of a Hedging Agreement) due but unpaid to a Hedge Counterparty under any Hedging Agreements;

(c)	thirdly, in or towards payment pro rata of:

(i)	any principal due but unpaid under those Finance Documents (other than any Hedging Agreement); and

(ii)	any amounts due but unpaid to a Hedge Counterparty as a result of the termination or closing out of all or any part of any Hedging Agreement;

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

39.6.2	The Agent shall, if so directed in writing by the Majority Lenders and the Hedge Counterparties, vary the order set out in Clauses 39.6.1(b) to (d) above.

39.6.3	Clauses 39.6.1 and 39.6.2 above will override any proposed allocation of funds made by an Obligor.

39.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

39.8	Business Days

39.8.1

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

39.8.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

39.9	Currency of account

39.9.1	Subject to Clauses 39.9.2 to 39.9.5 below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

39.9.2	A repayment of a Borrowing or Unpaid Sum or a part of a Borrowing or Unpaid Sum shall be made in the currency in which that Borrowing or Unpaid Sum is denominated on its due date.

39.9.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

39.9.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

39.9.5	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

39.10	Change of currency

39.10.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:

(a)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(b)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

39.10.2

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

39.11	Disruption to Payment Systems, etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:

39.11.1

the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

39.11.2

the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in Clause 39.11.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

39.11.3

the Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 39.11.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

39.11.4

any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 45 (Amendments and Waivers);

39.11.5

the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 39.11; and

39.11.6	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 39.11.4 above.

39.12	Payments Set Aside

To the extent that any payment by or on behalf of the Borrower is made to the Agent, any Issuing Bank or any Lender, or the Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or insolvency law or other similar law affecting creditors’ rights or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the Issuing Bank under Clause 39.4.2 of the preceding sentence shall survive the payment in full of the Obligor’s obligations (other than contingent indemnification or expense reimbursement obligations for which a claim has not yet been asserted) under the Finance Documents and the termination of this Agreement.

40.	Set-Off

If an Event of Default shall have occurred and be continuing, each Finance Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Finance Party or any such Affiliate, to or for the credit or the account of the Borrower or any other Obligor against any and all of the obligations of the Borrower or such Obligor now or hereafter existing under this Agreement or any other Finance Document to such Finance Party or their respective Affiliates, irrespective of whether or not such Finance Party or Affiliate shall have made any demand under this Agreement or any other Finance Document and although such obligations of the Borrower or such Obligor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Finance Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Clause 10 (Cash Collateral; Defaulting Lenders) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the obligations hereunder or under the other Finance Documents owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Finance Party and its Affiliates under this Clause 40 are in addition to other rights and remedies (including other rights of setoff) that such Finance Party or its Affiliates may have. Each Finance Party agrees to notify the Parent and the Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

41.	Notices

41.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or electronic communication.

41.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

41.2.1	in the case of those persons who are Parties as at the date of execution of this Agreement, that identified with its name on the execution page; and

41.2.2	in the case of any other Party from time to time, that notified in writing to the Agent on or prior to the date on which it becomes a Party,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

41.3	Delivery

41.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form;

(b)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 41.2 (Addresses), if addressed to that department or officer.

41.3.2

Any communication or document to be made or delivered to the Agent or the Security Trustee will be effective only when actually received by the Agent or Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Trustee’s signature below (or any substitute department or officer as the Agent or Security Trustee shall specify for this purpose).

41.3.3	All notices from or to an Obligor shall be sent through the Agent.

41.3.4	Any communication or document made or delivered to the Parent in accordance with this Clause 41.3 will be deemed to have been made or delivered to each of the Obligors.

41.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 41.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

41.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

41.6	Electronic communication

41.6.1

Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided, that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 3 if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under Section 3 by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

41.6.2

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

41.7	Electronic Filing: Use of websites

41.7.1

The Parent may satisfy its obligation under this Agreement to deliver any information in relation to Lenders (the “Website Lenders”) by posting this information onto an electronic website, including the SEC, designated by the Parent (the “Designated Website”) if:

(a)	both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(b)	the information is in a format such as Microsoft Word, Microsoft Excel, portable display format (PDF), or other format previously agreed between the Parent and the Agent.

41.7.2	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

41.7.3	The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Agent under paragraph 41.7.3(a) or paragraph 41.7.3(e) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

41.7.4	This Clause 41.7 (Electronic Filing: Use of websites) shall be subject to the terms of Clause 41.6.3 (Electronic communication).

41.8	Platform

41.8.1

Each Obligor agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to any Issuing Bank and the other Lenders by posting the Communications on the Platform.

41.8.2

The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the Guarantors, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, the Guarantors’ or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligor pursuant to any Finance Document or the transactions contemplated therein which is distributed to the Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Clause 41.8.2, including through the Platform.

41.9	English language

41.9.1	Any notice given under or in connection with any Finance Document must be in English.

41.9.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

42.	Calculations And Certificates

42.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

42.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall be, in the absence of manifest error, presumed correct as to the matters to which it relates.

42.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days; provided, that all computations of interest for ABR Loans determined by reference to clause (a) of the definition of “Alternate Base Rate” shall be made on the basis of a 365 day year (or a 366 day year in a leap year), and actual number of days elapsed.

43.	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

44.	Remedies And Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

45.	Amendments And Waivers

45.1	Required consents

45.1.1

Subject to Clause 45.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Parent and any such amendment or waiver will be binding on all Parties.

45.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 45.

45.1.3

Each Obligor agrees to any such amendment or waiver permitted by this Clause 45 which is agreed to by the Parent. This includes any amendment or waiver which would, but for this Clause 45.1.3, require the consent of all of the Guarantors.

45.2	Exceptions

45.2.1	An amendment or waiver that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders”, “Majority Revolving Lenders” or “Required Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)

a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable (other than any waiver of any increase in the interest rate applicable to the Loans as a result of the occurrence of a Default);

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in or an extension of any Commitment or the aggregate Commitments, other than as permitted herein;

(f)	a change to the Borrowers or all or substantially all of the Guarantors other than in accordance with Clause 34 (Changes to the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)

Clause 2.4 (Finance Parties’ rights and obligations), Clause 14 (Mandatory Prepayment) (other than to the extent only the consent of the Majority Lenders is expressly required thereunder), Clause 32 (Changes to the Lenders) or this Clause 45; or

(i)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 25 (Guarantee and Indemnity);

(ii)	the Collateral; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed

(except in the case of sub-clause (ii) and sub-clause (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(j)

the release of all or a majority of the guarantee and indemnity granted under Clause 25 (Guarantee and Indemnity) or of all or a majority of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.

45.2.2

An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger, the Security Trustee or a Hedge Counterparty (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger, the Security Trustee or, as the case may be, that Hedge Counterparty.

45.2.3	An amendment, waiver or consent which affects the rights and/or obligations of the Reference Bank (in its capacity as such) may not be effected without the agreement of the Reference Bank.

45.3	Replacement of Lender

45.3.1	If at any time:

(a)	any sum payable to any Lender by an Obligor is required to be increased under Clause 18.2 (Market disruption); or

(b)

an Obligor becomes obliged to repay any amount in accordance with Clause 13.1 (Illegality) or to pay additional amounts pursuant to Clause 21.1 (Increased Costs Generally) or Clause 20.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Parent may, at its sole expense and effort, on five (5) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 32 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement (other than its existing rights to payments pursuant to Clause 21.1 (Increased Costs Generally) and Clause 20.2 (Tax gross-up)) to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent, and which is acceptable to the Agent and each Issuing Bank and Swingline Lender and which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Borrowings and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

45.3.2	The replacement of a Lender pursuant to this Clause 45.3.2 shall be subject to the following conditions:

(a)	the Parent shall have no right to replace the Agent or Security Trustee;

(b)	neither the Agent nor the Lender shall have any obligation to the Parent to find a Replacement Lender;

(c)	in no event shall the Lender replaced under this Clause 45.3.2 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(d)	the Parent shall have paid to the Agent the assignment or transfer fee, if any, pursuant to Clause 32.3 (Assignment or transfer fee);

(e)	such replacement does not conflict with applicable law; and

(f)

in the case of any such replacement resulting from a claim for compensation under Clause 21.1 (Increased Costs Generally) and Clause 20.2 (Tax gross-up), such replacement will result in a reduction in such compensation or payments thereafter.

45.4	Disenfranchisement of Defaulting Lenders

45.4.1

If a Lender becomes, and during the period it remains, a Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents, amendments or waivers) with respect to any of the Finance Documents.

45.4.2	For the purposes of this Clause 45.4, the Agent may assume the following Lenders are Defaulting Lenders:

(a)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(b)

any Lender in relation to which it is aware, including by notice delivered by the Parent, that any of the events or circumstances referred to in paragraphs (a), (b) or (e) of the definition of “Defaulting Lender” has occurred, unless (A) the Agent has received notice to the contrary from the Lender concerned (which notice the Agent shall copy to the Parent promptly following receipt), together with any supporting evidence reasonably requested by the Agent or (B) the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

45.5	Replacement of a Defaulting Lender

45.5.1	The Parent may, at its sole expense and effort, at any time a Lender has become and continues to be a Defaulting Lender:

(a)

replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 32 (Changes to Lenders) all (and not part only) of its rights and obligations under this Agreement (other than its existing rights to payments pursuant to Clause 21.1 (Increased Costs Generally) and Clause 20.2 (Tax gross-up));

(b)	require such Lender to (and such Lender shall) transfer pursuant to Clause 32 (Changes to Lenders) all (and not part only) of the undrawn Revolving Facility Commitment of such Lender; or

(c)	require such Lender to (and such Lender shall) transfer pursuant to Clause 32 (Changes to Lenders) all (and not part only) of its rights and obligations in respect of the Facility,

to a Replacement Lender selected by the Parent, and which (unless the Agent is an Impaired Agent) is acceptable to each Issuing Bank (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Borrowings and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

45.5.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(a)	the Parent shall have no right to replace the Agent or Security Trustee;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender; and

(c)

in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; provided, that such fees were accrued prior to the date of the notice referred to in Clause 45.5.1; and

(d)	the Parent shall have paid to the Agent the assignment or transfer fee, if any, pursuant to Clause 32.3 (Assignment or transfer fee); and

(e)	such replacement does not conflict with applicable law.

46.	Confidentiality

46.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 46.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that it would apply to its own confidential information.

46.2	Disclosure of Confidential Information

Each of the Agent, the Lenders and any Issuing Bank agrees to maintain the confidentiality of Confidential Information, except that Confidential Information may be disclosed

(a)

to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(b)

to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners);

(c)	to the extent required by applicable laws or regulations or by any subpoena or similar legal process;

(d)	to any other Party;

(e)

in connection with the exercise of any remedies hereunder or under any other Finance Document or any action or proceeding relating to this Agreement or any other Finance Document or the enforcement of rights hereunder or thereunder;

(f)	subject to an agreement containing provisions substantially the same as those of this Clause 46.2, to

(i)	any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or

(ii)

any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder;

(g)	on a confidential basis to

(i)	any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities; or

(ii)	the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities;

(h)	with the consent of the Borrower; or

(i)

to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Clause 46.2, or (y) becomes available to the Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Finance Documents, and the Commitments.

Any Person required to maintain the confidentiality of Confidential Information as provided in this Clause 46.2 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own Confidential Information.

46.3	Customary Advertising Material

The Obligors consent to the publication by the Agent or any Lender (at the Agent or such Lender’s expense, as applicable) of customary advertising material relating to the transactions contemplated hereby (including, without limitation, publishing information about its participation in and the agency and arrangement of the Facilities) using the name, vessel photographs, logo or trademark of the Obligors; provided, that the Agent or such Lender, as applicable, agrees to provide a copy thereof to the Parent prior to such publication.

46.3.1	USA PATRIOT Act Notices

Each Finance Party that is subject to the Act (as hereinafter defined) hereby notifies each Obligor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Finance Party, to identify each Borrower and each Guarantor in accordance with the Act, and each Obligor hereby agrees to provide from time to time, promptly following a written request, such information regarding such Obligor as any Finance Party may require or reasonably request to allow such Finance Party to comply with the Act.

46.4	Entire agreement

This Clause 46 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

47.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

48.	[ReSERVED]

SECTION 12

GOVERNING LAW AND ENFORCEMENT

49.	Governing Law

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY FINANCE DOCUMENT, IN ALL RESPECTS, INCLUDING ALL MATTERS OF EXISTENCE, CONSTRUCTION, VALIDITY, TERMINATION AND PERFORMANCE, THIS AGREEMENT, THE OBLIGATIONS AND MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY FINANCE DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES) AND ANY APPLICABLE LAWS OF THE UNITED STATES.

50.	Enforcement

50.1	Jurisdiction of New York courts

50.1.1

Each of the Parties hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any Finance Party or Secured Party under this Agreement, any Finance Document or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on any or all of the Obligors by mailing or delivering the same by hand to the relevant Obligor at the address indicated for notices in Clause 41.2 (Addressees).  The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the relevant Obligor as such, and shall be legal and binding upon the relevant Obligor for all the purposes of any such action or proceeding.  Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of any Obligor to the Finance Parties) against an Obligor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment.  Each of the Obligors will advise the Agent promptly of any change of address for the purpose of service of process.

50.1.2

The Parties agree that the courts of the State of New York and the United States District Court for the Southern District of New York are the most appropriate and convenient courts to settle any dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement and accordingly no Party will argue to the contrary.

50.1.3

This Clause 50.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, any Finance Party or Secured Party may bring any legal action or proceeding in any other appropriate courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions. only agent can take action

50.1.4

TO THE EXTENT THAT ANY OF THE OBLIGORS HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF THE OBLIGORS HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND ANY FINANCE DOCUMENT.

50.1.5

IT IS MUTUALLY AGREED BY AND AMONG EACH OF THE OBLIGORS AND EACH OF THE FINANCE PARTIES AND SECURED PARTIES THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY FINANCE DOCUMENT.

50.2	Service of process

50.2.1	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(a)

irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent for service of process in relation to any proceedings before the courts of the State of New York or the United States District Court for the Southern District of New York in connection with any Finance Document; and

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

50.2.2

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Parent (on behalf of all the Obligors) must immediately (and in any event within seven (7) days of such event taking place) appoint another agent on terms acceptable to the Agent (acting reasonably). Failing this, the Agent may appoint another agent for this purpose.

50.2.3	The Obligors expressly agree and consent to the provisions of Clause 49 (Governing law) and this Clause 50 (Enforcement).

SECTION 13

BAIL-IN OF EEA FINANCIAL INSTITUTIONS

51.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions

Notwithstanding anything to the contrary in any Finance Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Finance Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

51.1.1

the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender hereto that is an EEA Financial Institution; and

51.1.2	the effects of any Bail-in Action on any such liability, including, if applicable:

(a)	a reduction in full or in part or cancellation of any such liability;

(b)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Finance Document; or

(c)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART 1

THE ORIGINAL OBLIGORS

Name of Original Borrower	Jurisdiction of incorporation and registration number (or equivalent, if any)

GULFMARK REDERI AS	NORWAY REGISTRATION NUMBER 979 212 658

Name of Original Guarantors	Jurisdiction of incorporation and registration number (or equivalent, if any)

GULFMARK OFFSHORE, INC.	DELAWARE REGISTRATION NUMBER 2689611

GULFMARK UK LTD.	ENGLAND AND WALES REGISTRATION NUMBER 02541716

GULFMARK AMERICAS, INC.	DELAWARE REGISTRATION NUMBER 4071108

GULFMARK MALTA LIMITED	MALTA REGISTRATION NUMBER C 52788

GULFMARK NORGE AS	NORWAY REGISTRATION NUMBER 979 278 799

GULFMARK NORTH SEA LIMITED	ENGLAND AND WALES REGISTRATION NUMBER 2625893

GULFMARK MANAGEMENT, INC.	DELAWARE REGISTRATION NUMBER 4386641

GULFMARK FOREIGN INVESTMENTS LLC	DELAWARE REGISTRATION NUMBER 6220612

GULFMARK CAPITAL, LLC	DELAWARE REGISTRATION NUMBER 4048602

GULFMARK OCEANS, LP (ACTING THROUGH ITS GENERAL PARTNER, GULFMARK CAPITAL, LLC)	CAYMAN ISLANDS REGISTRATION NUMBER 16549

GULFMARK SHIPPING, LLC	DELAWARE REGISTRATION NUMBER 4048604

GULF OFFSHORE MARINE INTERNATIONAL, S. DE R.L.	PANAMA REGISTRATION NUMBER microjacket 19383, Document Redi 879346

GULFMARK MALAYSIA INC.	LABUAN REGISTRATION NUMBER LL09934

GULFMARK ASIA PTE. LTD.	SINGAPORE REGISTRATION NUMBER LL09934

PART 2

THE ORIGINAL LENDERS

SECTION A

THE REVOLVING FACILITY LENDERS

Name of Revolving Facility Lender	Revolving Facility Commitment	Treaty Passport scheme reference number (if applicable)	Jurisdiction and tax residence

DNB Capital LLC	$25,000,000	N/A	United States

SECTION B

THE Term LENDERS

Name of Term Lender	Term Facility Commitment	Treaty Passport scheme reference number (if applicable)	Jurisdiction and tax residence

Hayfin DLF II Luxco 2 S.à.r.l	$75,224,408.43	48/H/369482P/DTTP	Luxembourg

Hayfin Onyx Luxco 2 SCA	$5,653,300.99	48/H/0362288/DTTP	Luxembourg

Hayfin Opal III LP	$7,066,626.23	N/A	United Kingdom

Hayfin Topaz Luxco 2 SCA	$2,261,320.39	48/H/0361617/DTTP	Luxembourg

Hayfin REST Luxco S.à.r.l	$5,653,300.99	048/H/0368000/DTTP2	Luxembourg

Hayfin PT Luxco 2 S.à.r.l	$4,141,042.97	48/H/369487/DTTP	Luxembourg

PART C

THE ORIGINAL SWINGLINE LENDERS

Name of Original Swingline Lender	Swingline Commitment	Treaty Passport scheme reference number (if applicable)	Jurisdiction and tax residence

DNB Capital LLC	$12,500,000	N/A	United States

SCHEDULE 2

CONDITIONS PRECEDENT

1.	Effective Date of Reorganization Plan

(a)	The Agent shall have received a copy of the Reorganization Plan Confirmation Order and evidence that it has been entered into and shall be in full force and effect.

(b)

The Reorganization Plan has become effective (and the Agent shall have received evidence thereof), shall be in full force and effect and shall not be subject to any stay pending appeal or shall not have been stayed, reversed or vacated, or otherwise amended or modified in any manner that the Finance Parties determine in good faith is adverse to the rights or interests of any or all of the Finance Parties or their respective Related Parties unless the Finance Parties have so consented in writing. No provision of the Reorganization Plan shall have been waived, amended, supplemented or otherwise modified in any respect that is adverse to the rights or interests of any or all of the Finance Parties (as determined in good faith by the Finance Parties) unless the Finance Parties shall have so consented in writing.

(c)

All conditions precedent to confirmation and to effectiveness of the Reorganization Plan shall have been satisfied or waived to the satisfaction of the Agent, the “Effective Date” (as defined in the Reorganization Plan) under the Reorganization Plan has occurred or will occur substantially simultaneously with the initial Borrowing, and the substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Reorganization Plan in accordance with its terms has occurred and will occur substantially contemporaneously.

2.	Obligors

Agent shall have received the following:

(a)

A certificate of a Responsible Officer of each Original Obligor certifying that attached are true, correct and complete copies of the following, all of which are in full force and effect and have not been amended or superseded as at any date earlier than the date of the Agreement:

(i)

the certificate of incorporation, bylaws or other constitutional documents of such Original Obligor, including, without limitation, amendments to the articles of association of each of GMUK and GMNS, as required by the Agent in connection with the Share Security; and

(ii)	corporate resolutions for such Original Obligor, containing the following:

(A)

approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(B)	authorizing a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(C)

authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including any Borrowing Request and Letter of Credit Application) to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party; and

(D)	with respect to the Original Obligor and GMN only, providing a corporate benefit assessment of the transactions contemplated by, the Finance Documents to which it is a party.

(iii)

in respect of GMM, GMUK and GMNS, resolutions passed at a shareholder meeting of such Obligor evidencing the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

(b)

A certified specimen by a Responsible Officer of the signature of each person authorized by the resolutions referred to in paragraph (a)(ii) above in relation to the Finance Documents and related documents.

(c)	A certification by a Responsible Officer of the Domicile Address, EIN (or its equivalent) and charter number for each Original Obligor.

(d)

A good standing certificate from the applicable Governmental Authority of (A) each Original Obligor’s jurisdiction of incorporation, organization or formation and (B) to the extent required by the Agent, each jurisdiction that such Original Obligor is qualified as a foreign entity to do business in which the failure to so qualify and be in good standing (or its equivalent) could reasonably be expected to have a Material Adverse Effect, in each case, dated a recent date prior to the Closing Date.

(e)	In respect of the Original Borrower, GMN, GMUK and GMNS, a power of attorney.

(f)	A certificate of a Responsible Officer of the Parent confirming that:

(i)

the borrowing or guaranteeing or securing, as appropriate, of the Total Revolving Facility Commitments and Total Term Facility Commitments, would not cause any borrowing, guarantee, security or similar limit in the charter, bylaws or other constitutional documents of any Original Obligor to be exceeded; and

(ii)	showing the Group Structure Chart of the Group as at the date of such certificate.

(g)

A solvency certificate from a Responsible Officer of the Original Borrower dated as of the Closing Date and addressed to the Agent and Lenders in substantially the form of Schedule 13 of the Agreement.

(h)

An officer’s certificate, dated the Closing Date and signed by a Responsible Officer or director, as applicable, of each Obligor, confirming compliance with the conditions precedent set forth in Clause 4 (Conditions of Borrowing).

3.	Finance Documents

All of the following documents shall have been duly executed and delivered:

(a)	This Agreement executed by the members of the Group party to this Agreement.

(b)	The Fee Letters executed by the Original Borrower.

(c)

At least two originals (or a pdf copy, along with an obligation to deliver two originals) of the following Transaction Security Documents executed by the parties specified below opposite the relevant Transaction Security Document and of each and every notice, acknowledgment or other document required to be delivered pursuant to any Transaction Security Document:

Name of Original Obligor or member of Group	Transaction Security Document
Original Borrower, GMUK, GMA and GMM	Mortgages (and in the case of (i) each UK flag Mortgage, an English law deed of covenants, and (ii) each Maltese flag Mortgage, a Maltese law deed of covenants)
Exhibits or Schedules in respect of Mortgages

Name of Original Obligor or member of Group	Transaction Security Document
Assignment of insurances of the Collateral Vessels together with executed notices of assignment and loss payable clauses
Assignment of Earnings of each Collateral Vessel together with executed notices of assignment
Charter Assignment (and documents to be delivered thereunder; provided, that any acknowledgement of notice to assign charter party is to be obtained on a best efforts basis)
Manager’s Undertaking
Security Agreements, together with the consents required thereby (and, in the case of GMUK, a debenture governed under the laws of England and Wales)
Original Obligors	Cash Collateral Account Pledge
Earnings Account Pledges
Deposit Account Control Agreements
Original Borrower	Pledge of Inventory
Pledge of Machinery and Plant
Declaration of Pledge in respect of the above Pledges of Inventory, Machinery and Plant
Original Borrower and GMN	Factoring Agreement, together with an appurtenant declaration of pledge
GMN	Share Security in respect of the shares in the Original Borrower
GMUK	Share Security in respect of the shares in GMN and GulfMark UK International Ltd.
GMNS	Share Security in respect of the shares in GMUK
GulfMark Management, Inc.	Share Security in respect of the shares in GMA

Name of Original Obligor or member of Group	Transaction Security Document
GulfMark Capital, LLC	Share Security in respect of the GP interests in GulfMark Oceans, LP
GulfMark Foreign Investments LLC	Share Security in respect of the Equity Interests in GulfMark Oceans, LP
GulfMark Oceans, LP and GulfMark Shipping, LLC	Share Security in respect of the Equity Interests in GMM
GulfMark Oceans, LP	Share Security in respect of the Equity Interests in Gulf Offshore Marine International S. de R.L. and GulfMark Shipping LLC
Share Security in respect of the Equity Interests in GulfMark Malaysia Inc.
Share Security in respect of the Equity Interests in GMNS
GulfMark Shipping, LLC	Share Security in respect of the Equity Interests in Gulf Offshore Marine International S. de R.L.
Gulf Offshore Marine International S. de R.L.	Share Security in respect of the Equity Interests in GulfMark Asia Pte. Ltd.
GulfMark Offshore, Inc.	Share Security in respect of the Equity Interests in GulfMark Capital, LLC, GulfMark Foreign Investments, LLC, and GulfMark Management, Inc.

(d)	To the extent required by each Original Lender, a Promissory Note in the terms required by such Lender.

(e)	The Intercompany Facility and any other Intercompany Finance Document executed by the applicable Original Obligors.

(f)	The Rederi Intercreditor Agreement executed by all Group Members.

(g)	The executed Borrowing Request (and any Letter of Credit Application).

4.	Other Security Documents and Conditions

Agent shall have received the following:

(a)

UCC and other Lien searches (including tax Liens and judgments) conducted in the jurisdictions in which any Original Obligor is organized, in each case, satisfactory to the Agent and dated as of a date reasonably satisfactory to the Agent.

(b)	Evidence that the Cash Collateral Accounts have been opened and a complete list of all Earnings Accounts.

(c)

Evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the Agent’s Lien on the Collateral (or, in lieu of the foregoing, arrangements satisfactory to the Agent for the filing of all such financing statements on or about the Closing Date shall have been made).

(d)

Copies of irrevocable notices of cancellation and prepayment in relation to the Existing Facilities, and discharges relating to all outstanding Liens relative to the Existing Facilities or an undertaking or pay-off letter from the relevant lenders to release and deliver the same upon the first Borrowing Date, including termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective financing statements (or equivalent filings) disclosed in the UCC and other lien searches.

(e)

Discharges and/or notices, as applicable, in relation to all Financial Indebtedness and Liens which are not permitted under this Agreement or evidence that the same will be cancelled or discharged with effect from on or around the first Borrowing Date, including discharge of any existing Lien in respect of any Collateral Vessel.

5.	Insurance

Agent shall have received the following:

(a)	An executed copy of the Insurance Report.

(b)

A sample certificate of insurance (in agreed form) from Willis Group, the Original Borrower’s insurance brokers, evidencing the insurance cover proposed to be in place in respect of the Collateral Vessels immediately after the date of this Agreement including details of, inter alia:

(i)	full details of the assured clause;

(ii)	the period of the policies;

(iii)	the interests (subject matter) insured and the insured values/ amounts/ limits;

(iv)	the policy trading warranties;

(v)	full details of the policy terms and conditions including deductibles and any warranties;

(vi)	copies of any non-standard or bespoke clauses or wordings;

(vii)	full details of the insurers and their individual percentage participation and including details of any intermediary brokers; and

(viii)	details of the applicable law and jurisdiction.

(c)	Letters from each of:

(i)	Willis Group;

(ii)	Norwegian Shipowners’ Mutual War Risks Insurance Association;

(iii)	The Steamship Mutual P&I Association; and

(iv)	Shipowners’ Mutual P&I Association,

to the Security Trustee confirming that, following its receipt of notice(s) of assignment and loss payable clauses in relation to the relevant Vessel Insurances, it shall initiate actions for issuance of letters of undertaking regarding the Original Obligor’s existing marine insurance coverages.

(d)

Copies of insurance policies and cover notes documenting that insurance cover has been taken out in respect of the Collateral in accordance with Clause 29.19 (Insurance), and evidencing that the Agent’s Lien in the insurance policies have been noted in accordance with the relevant notices as required under the applicable assignment of insurances.

6.	Vessel Documents

Agent shall have received the following:

(a)

Copy of valuation reports from two Approved Brokers confirming Fleet Market Value as at a date not earlier than August 31, 2017, such valuation reports to show a combined Fleet Market Value of no less than $350,000,000.

(b)

Photocopies, certified as true, accurate and complete by an authorized signatory of the relevant Obligor, of the current SMC, ISSC and trading certificates of each of the Collateral Vessels together with all addenda, amendments or supplements.

(c)

Photocopies, certified as true, accurate and complete by an authorized signatory of the relevant Obligor, of the current DOC of each of the Collateral Vessels together with all addenda, amendments or supplements.

(d)

Documents establishing that each Collateral Vessel will, as from the first Borrowing Date, be managed commercially and technically by its Manager on terms acceptable to the Agent acting with the authorization of all Lenders, together with a Manager’s Undertaking from the Manager.

(e)

Evidence that on the Closing Date (i) the Collateral Vessels are definitively and permanently registered under the flag stated in Schedule 11 (The Collateral Vessels) in the name of the applicable Obligor, (ii) the Collateral Vessels are in the absolute and unencumbered ownership of the applicable Obligor save as contemplated by the Finance Documents, (iii) the relevant Mortgage in respect of the Collateral Vessels has been duly recorded or registered (as the case may be) as a valid first preferred or first priority (as the case may be) ship mortgage in accordance with the laws of the jurisdiction of the flag stated in Schedule 11 (The Collateral Vessels).

(f)

A certificate of confirmation of class confirming that each Collateral Vessel maintains her appropriate class for vessels of her type with an Approved Classification Society free of all overdue recommendations and conditions.

(g)	The agreed form of Fleet Report Template.

(h)

In the case of an Obligor that owns or operates a Collateral Vessel qualified to trade under the Jones Act, documentary evidence that the relevant Obligor is a “citizen of the United States” within the meaning of Section 2 of the Jones Act, duly qualified to own and operate vessels in the coastwise trade of the United States to the extent required by the Jones Act in connection with such Obligor’s business and is eligible to act as an owner in respect of United States flag vessels pursuant to Title 46, Section 12103(b) of the United States Code and any regulations promulgated thereunder.

(i)	Copies of all Charters of the Collateral Vessels.

7.	Legal opinions

The following legal opinions, each in form and substance acceptable to the Agent and addressed to the Agent, the Security Trustee and the Original Lenders and capable of being relied upon by any persons who become Lenders:

(a)

A legal opinion issued by Norton Rose Fulbright US LLP, US legal advisers to each Obligor, as to US, New York, and Delaware law (including, without limitation, maritime matters involving United States federal and New York law);

(b)	A legal opinion as regards Norwegian law matters issued by Advokatfirmaet Thommessen AS;

(c)	[reserved];

(d)	A legal opinion as regards the laws of England and Wales issued by the London office of Watson Farley & Williams LLP; and

(e)	A legal opinion as regards the laws of Malta issued by GANADO Advocates.

(f)	A legal opinion as regards the laws of the Cayman Islands issued by Walkers.

(g)	A legal opinion as regards the laws of Panama issued by Patton, Moreno & Asvat.

(h)	A legal opinion as regards the laws of Singapore issued by the Singapore office of Norton Rose Fulbright.

(i)	A legal opinion as regards the laws of Malaysia and Labuan issued by Wong & Partners.

8.	Miscellaneous

(a)

An unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income of the Parent and the Borrower as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the effectiveness of the Reorganization Plan and the transactions contemplated hereby (including assumptions with respect to fresh-start accounting) as if the effectiveness of the Reorganization Plan and such other transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statements of income) shall have been delivered to the Agent and the Lenders.

(b)

Any description of the Facilities or any fees, costs or expenses to be paid to any Finance Party in connection with the transactions in the Reorganization Plan shall not have been filed or served without the prior written consent of the Agent.

(c)

Agent (acting on the instructions of the Majority Lenders) shall have completed inspections of the Collateral Vessels to satisfy itself about compliance with the terms and provisions of the Finance Documents with respect thereto, and any costs, fees or expenses relating to such inspections shall be for the account of the Obligors.

(d)	The Agent shall have received the following:

(i)	If applicable, the Funds Flow Statement in a form agreed by the Parent and the Agent detailing the proposed movement of funds on or before the first Borrowing Date.

(ii)	The Original Budget.

(iii)

An email including a link to the Original Financial Statements of the Group, and an email including a link to the Form 10-Q of the Parent as filed with the Securities Exchange Commission for each of the quarters ended June 30 and September 30, 2017.

(iv)	Applicable Compliance Certificates dated the Closing Date.

(v)	Evidence that any process agent referred to in Clause 50.2 (Service of process) or in any other Finance Document has accepted its appointment.

(vi)

Evidence that, except as otherwise agreed, the fees, costs and expenses then due from the Original Borrower pursuant to Clause 24 (Costs and expenses) have been paid or will be paid by the first Borrowing Date.

(vii)

Evidence, including relevant specimen signatures, that each Finance Party has carried out and is satisfied it has complied with all necessary anti-money laundering and “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents, including, without limitation, the Act.

(viii)

A list of Persons for which Borrower consent is not required for an assignment or transfer by an Existing Lender thereto pursuant to Clause 32.2.1(c), as agreed in writing by the Borrowers, the Agent, the Issuing Banks, the Swingline Lender and the Lenders.

(ix)	Copies of all necessary Authorizations.

(x)	Any other document, authorization, opinion or assurance reasonably required by the Agent or the Majority Lenders

(e)

Since December 31, 2016, except the Bankruptcy Proceeding or as disclosed in the Parent’s filings with the SEC or with the Bankruptcy Court prior to the Closing Date, there has been no event or circumstance which has had a Material Adverse Effect.

(f)	The Closing Date shall occur on or before November 14, 2017.

SCHEDULE 3

BORROWING REQUESTS

PART 1

BORROWING REQUEST – [REVOLVING FACILITY LOANS] / [TERM LOANS]

To:            [Agent]

Dated:

$125,000,000 Multicurrency Credit Facility Agreement, dated as of November 14, 2017 (the “Facility Agreement”)

1.

We refer to the Facility Agreement. This is a Borrowing Request. Terms defined in the Facility Agreement have the same meaning in this Borrowing Request unless given a different meaning in this Borrowing Request.

2.	We wish to borrow a [Revolving Facility Loan] / [Term Loan] on the following terms:

(a) Borrower:	[ ]

(b) Proposed Borrowing Date:	[ ] (or, if that is not a Business Day, the next Business Day)

(c) Type of Facility:	[ABR Loan] [LIBOR/EURIBOR/NIBOR] Loan

(d) Currency of [Revolving Facility Loan] / [Term Loan]:	[ ]

(e) Amount:	[ ]

(f) Interest Period:	[ ][1]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Borrowing Request.

4.	[The proceeds of this [Revolving Facility Loan] / [Term Loan] should be credited to [account]].

5.	This Borrowing Request is irrevocable.

[INSERT NAME OF: [the Parent on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]]*

By: _________________________________

Name:

Title:

NOTES:

*	Amend as appropriate. The Borrowing Request can be given by each Borrower or by the Parent.

1 State “not applicable” if an ABR Loan is requested

PART 2

BORROWING REQUEST – SWINGLINE LOANS

To:     [Swingline Lender]

Cc:     [Agent]

Dated:

$125,000,000 Multicurrency Credit Facility Agreement dated as of November 14, 2017 (the “Facility Agreement”)

1.

We refer to the Facility Agreement. This is a Borrowing Request. Terms defined in the Facility Agreement have the same meaning in this Borrowing Request unless given a different meaning in this Borrowing Request.

2.	We wish to borrow a Swingline Loan on the following terms:

(a) Proposed Borrowing Date:	[ ] (or, if that is not a New York Business Day, the next New York Business Day)

(b) Type of Facility:	Swingline Facility

(c) Amount:	$[ ]

(f) Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 8.4 (Swingline Lenders’ participation) is satisfied on the date of this Borrowing Request.

4.	[The proceeds of this Swingline Loan should be credited to [account]].

5.	This Borrowing Request is irrevocable.

[INSERT NAME OF: [the Parent on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]]*

By: _________________________________

Name:

Title:

NOTES:

*	Amend as appropriate. The Borrowing Request can be given by each Borrower or by the Parent.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	[ ] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

$125,000,000 Multicurrency Credit Facility Agreement dated as of November 14, 2017 (the “Facility Agreement”)

1.

We refer to the Facility Agreement. This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 32.5 (Procedure for transfer) of the Facility Agreement:

2.1

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment(s), rights and obligations referred to in the Schedule in accordance with Clause 32.5 (Procedure for transfer).

2.2	The proposed Transfer Date is [ ].

2.3	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 41.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 32.4.3.

[6/7].

The New Lender confirms that it [is]/[is not]☐ a Sponsor Affiliate [and it is not acquiring its interests in the Loans with the present purpose and intent to utilize the Loans as a means to acquire equity interests of or ownership interest in the Parent or its Subsidiaries, provided, however, that material changes in circumstances of or affecting a Borrower or the Parent subsequent to the Transfer Date may change the New Lender’s subsequent purpose and intent][2].

[8/9].	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[9/10].	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by law of the State of New York.

[10/11].	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:

The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

* Delete as applicable.

2 Bracketed language to be included if the Borrower’s consent is required for such transfer.

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By: _________________________________ Name: Title:	By: _________________________________ Name: Title:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facility Agreement by the Agent, and the Transfer Date is confirmed as [                    ].

[Agent]

By: _________________________________

Name:

Title:

SCHEDULE 5

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] 5 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]6 hereunder are several and not joint.]7 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, any letters of credit and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	_________________________________________

_________________________________________

2.	Assignee[s]:	_________________________________________

_________________________________________

[Assignee is an [Affiliate][Related Fund] of [identify Lender]

3.	Borrower:	GulfMark Rederi AS

4.	Agent:	DNB Bank ASA, New York Branch, as the administrative agent of the Finance Parties under the Credit Agreement

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

5.	Credit Agreement:
The $125,000,000 Multicurrency Credit Facility Agreement, dated as of November 14, 2017, among Borrower, GulfMark Offshore, Inc., the Subsidiary Guarantors party thereto from time to time, DNB Markets Inc., as mandated lead arranger and bookrunner, the financial institutions party thereto from time to time, Agent, DNB Bank ASA, New York Branch, as Security Trustee and Issuing Bank, and DNB Capital LLC, as Swingline Lender

6.	Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Facility Assigned[10]	Aggregate Amount of Commitment/Loans for all Lenders[11]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[12]
			$	$	%
			$	$	%
			$	$	%

[7.     Trade Date:          ______________]13

[Page break]

5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.

7 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Facility Commitment”, “Term Facility Commitment”, etc.).

8 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

10 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]

[NAME OF ASSIGNOR]

By:_________________________________
Title:

[NAME OF ASSIGNOR]

By:_________________________________
Title:

ASSIGNEE[S][12]

[NAME OF ASSIGNEE]

By:_________________________________
Title:

[NAME OF ASSIGNEE]

By:_________________________________
Title:

[Consented to and]13 Accepted:

DNB BANK ASA, NEW YORK BRANCH, as Agent

By: _________________________________

Title:

11 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

12 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

13 To be added if any Assignee is not (i) another Lender or Affiliate of a Lender, (ii) a Related Fund of the Assignor, or (iii) a Person set forth on a list that is agreed in writing from time to time by the Borrowers, the Agent, the Issuing Banks, the Swingline Lender and the Lenders.

[Consented to:]14

[NAME OF RELEVANT PARTY]

By: ________________________________

Title:

14 To be added only if the consent of the Borrowers and/or other parties (e.g., Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1

GULFMARK REDERI AS

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.     Representations and Warranties.

1.1     Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Finance Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Finance Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Finance Document, or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Finance Document.

1.2     Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Clauses 32 and 33 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Clause 27.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee, and (viii) [it is not acquiring [the][such] Assigned Interest with the present purpose and intent to utilize [the][such] Assigned Interest as a means to acquire equity interests of or ownership interest in the Parent or its Subsidiaries, provided, however, that material changes in circumstances of or affecting a Borrower or the Parent subsequent to the Effective Date may change [the][such] Assignee’s subsequent purpose and intent]18; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Finance Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Finance Documents are required to be performed by it as a Lender.

2.     Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

1 To be added only if the consent of the Borrowers is required by the terms of the Credit Agreement.

3.     General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

SCHEDULE 6

[FORM OF] JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [________ __], 20[__], is by and among GulfMark Rederi AS, a company registered under the laws of Norway, [__________], a [PLACE OF ORGANIZATION] [TYPE OF ENTITY] ([the / each a] “Joining Party”[, and collectively, the “Joining Parties”]),[each] a wholly-owned subsidiary of GULFMARK OFFSHORE, INC. (the “Parent” and together with the Joining Part[y][ies] the “Obligors”), in favor of and for the benefit of the Lenders party to that certain $125,000,000 Multicurrency Credit Facility Agreement (as amended, restated or otherwise modified from time to time, the “Facility Agreement”) dated as of [_____], 2017 by and among GULFMARK REDERI AS as Original Borrower and the other Borrowers, if any, from time to time party thereto, the Parent as Original Guarantor, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, DNB BANK ASA, NEW YORK BRANCH as Agent and Security Trustee, DNB BANK ASA, NEW YORK BRANCH as Issuing Bank, and DNB CAPITAL LLC as Swingline Lender. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Facility Agreement.

[The / Each] Joining Party is a Wholly Owned Subsidiary of the Parent and [the Parent has requested that the Joining Part[y][ies] become] / [The Joining Part[y is][ies are] required to become]2 a [“Borrower”] / [“Guarantor”] under the Facility Agreement pursuant to Clause [34.2] / [34.4] of the Facility Agreement.

Accordingly, each of the Parent and [the / each] Joining Party hereby agrees as follows:

1.     [The / Each] Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, such Joining Party will be deemed to be a party to and a [“Borrower”] / [“Guarantor”] and an “Obligor” under the Facility Agreement and shall have all of the rights and obligations of a [Borrower] / [Guarantor] and Obligor thereunder as if it had executed the original Facility Agreement. Each Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions binding on any [Borrower] [Guarantor] contained in the applicable Finance Documents, including, without limitation, (a) all of the representations and warranties set forth in Clause 26 of the Facility Agreement and (b) all of the affirmative and negative covenants set forth in Clauses 27-29 of the Facility Agreement. Without limiting the generality of the foregoing terms of this Paragraph 1, each Joining Party hereby [agrees that it shall be jointly and severally liable for the obligations of a Borrower under the Facility Agreement.]3 [guarantees to each Lender and the Agent, jointly and severally together with the other Guarantors, to be liable for the obligations of a Guarantor under the Facility Agreement, including as set forth in Clause 25 of the Facility Agreement.]4

2.     [[The / Each] Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, such Joining Party will be deemed to be a party to the Share Security, and shall have all the rights and obligations of a “Pledgor” (as such term is defined in the Share Security) thereunder as if it had executed the original Share Security. Each Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all the terms, provisions and conditions contained in the Share Security binding on such Joining Party in its capacity as a “Pledgor”, including, without limitation, all of the representations, warranties, and covenants set forth in the Share Security. Without limiting the generality of the foregoing terms of this Paragraph 2, [each / the] Joining Party hereby pledges and assigns to the Agent, for the benefit of the Lenders, and grants to the Security Trustee, for the benefit of the Secured Parties, a continuing security interest in any and all right, title and interest of such Joining Party in and to the Pledged Collateral (as such term is defined in the Share Security) of such Joining Party.]5 [The / Each] Joining Party agrees to enter into or join any other Transaction Security Documents, and take such other actions requested by the Secured Parties, in order to grant to the Security Trustee, for the benefit of the Secured Parties, a continuing security interest in any and all right, title and interest of such Joining Party in and to the Collateral of such Joining Party.

2 Select applicable description of reason for joining the Facility Agreement.

3 Include if the Joining Parties will become Borrowers.

4 Include if the Joining Parties will become Guarantors.

5 To be included if the new Borrower/Guarantor will also pledge shares of a subsidiary.

3.     Each Joining Party acknowledges and confirms that it has received a copy of the Facility Agreement and the schedules and exhibits thereto and each Transaction Security Document and the schedules and exhibits thereto. The information on the schedules to the Facility Agreement and the Transaction Security Documents are hereby supplemented (to the extent permitted under the Facility Agreement or Transaction Security Documents) to reflect the information shown on the attached Schedule A.

4.     The Parent confirms that the Facility Agreement and each other Finance Document is, and upon each Joining Party becoming a [Borrower] / [Guarantor], shall continue to be, in full force and effect, all obligations of each of the Obligors thereunder (including their respective grants of Liens and pledges of Collateral) are, and will remain, valid and binding. The parties hereto confirm and agree that immediately upon each Joining Party becoming a [Borrower] [Guarantor] the obligations under the Finance Documents guaranteed by the Guarantors and secured by the Collateral, shall include all obligations of each Joining Party under the Facility Agreement and under each other Finance Document.

5.     The Parent and each Joining Party agrees that at any time and from time to time, upon the written request of the Agent or the Security Trustee, it will execute and deliver such further documents and do such further acts as the Agent or Security Trustee may request in accordance with the terms and conditions of the Facility Agreement or any other Finance Document in order to effect the purposes of this Agreement.

6.     This Agreement (a) may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract and (b) may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

7.     THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES. The terms of Clause 49 (Governing Law) and 50 (Enforcement) of the Facility Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Parent and each Joining Party has caused this Agreement to be duly executed by its authorized officer, and the Agent, for the benefit of the Lenders and the other Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

PARENT:

GULFMARK OFFSHORE, INC., a Delaware corporation

By:
Name: Title:

[Signature Page to Joinder Agreement]

JOINING PART[Y/IES]:

[_____________________],
a [_____] [_________________]

By:
Name: Title:

[_____________________], a [_____] [_________________]

By:
Name: Title:

[_____________________], a [_____] [_________________]

By:
Name: Title:

[Signature Page to Joinder Agreement]

Acknowledged, accepted and agreed:

DNB BANK ASA, NEW YORK BRANCH,

as Agent

By:

Name:

Title:

[Signature Page to Joinder Agreement]

Schedule A

Schedules to Facility Agreement and Security Documents

[TO BE COMPLETED BY OBLIGORS]

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:          [                    ] as Agent

From:     [resigning Obligor] and [Parent]

Dated:

[Parent] - [                    ] Facility Agreement dated as of [                    ] (the “Facility Agreement”)

1.

We refer to the Facility Agreement. This is a Resignation Letter. Terms defined in the Facility Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.

Pursuant to [Clause 34.3 (Resignation of a Borrower)]/[Clause 34.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facility Agreement and the Finance Documents.

3.	We confirm that:

3.1	no Default is continuing or would result from the acceptance of this request; and

3.2	*[[this request is given in relation to a Third Party Disposal of [resigning Obligor];

3.3	[the Disposal Proceeds have been or will be applied [ ];]**

3.4	[ ]***

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by law of the State of New York.

[Parent]	[resigning Obligor]

By: ________________________________ Name: Title:	By: _________________________________ Name: Title:

NOTES:

*	Insert where resignation only permitted in case of a Third Party Disposal.

**	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.

***	Insert any other conditions required by the Facility Agreement.

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	DNB Bank ASA, New York Branch (the “Agent”)

From:	GulfMark Rederi AS

Date:	[●], 20[●]

We refer to the $125,000,000 Multicurrency Credit Facility Agreement, dated as of November 14 2017 (as from time to time amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), by and among GulfMark Rederi AS, a company organized under the laws of Norway, as original borrower, GulfMark Offshore, Inc., a Delaware corporation, as parent and an original guarantor, the subsidiary guarantors listed therein, as original guarantors, DNB Markets Inc., as mandated lead arranger and bookrunner, the financial institutions listed therein, as original lenders, DNB Bank ASA, New York Branch, as agent, security trustee and issuing bank, and DNB Capital LLC, as swingline lender. Terms defined or construed in the Credit Agreement have the same meanings and constructions in this Certificate.

Set forth below is a link to the audited consolidated Annual Financial Statements of Parent for the fiscal year ended December 31, 20[●]:

Set forth below is a link to the unaudited consolidated Quarterly Financial Statements of Parent for the fiscal quarters ended [March 31,] [June 30,] [and] [September 30, 20[●]] [Select relevant quarters]:

We attach the relevant calculation details applicable on the last day of our financial quarter ending [●], 20[●] (the “Relevant Period”) which confirm as required by Clause 27.2.2 (Provision and contents of Compliance Certificate) of the Credit Agreement that:

1          The Capitalization Ratio is [●].

2          The Leverage Ratio is [●].23

3          The Collateral to Commitment Ratio is [●].

4          The aggregate amount of Available Cash and Cash Equivalents is [●].

5          Total Liquidity is [●].

6          The Total Outstanding Borrowings (calculated in the Base Currency) are [●].

2[We hereby further represent and warrant as follows:

REQUIREMENT: [(Fleet Market Value /the sum of (i) the Total Outstanding Borrowings and (ii) the Available Revolving Facility) X 100%] > 250%
Fleet Market Value	$[ ]
Total Outstanding Borrowings	$[ ]
Available Revolving Facility	$[ ]
[(Fleet Market Value / the sum of (i) the Total Outstanding Borrowings and (ii) the Available Revolving Facility) X 100%]	[ ]%

1 For informational purposes, the Leverage Ratio should be included in all Compliance Certificates. However, the detailed table can be omitted until Leverage Ratio compliance is required.

2 To be included in all Compliance Certificates delivered once compliance with the Leverage Ratio is required under Clause 28.1.2.

COMPLIANCE	[YES] [NO]
REQUIREMENT: [(Fleet Market Value / the sum of (i) the Total Outstanding Borrowings and (ii) the Available Revolving Facility) X 100] > 250%
COMPLIANCE	[YES] [NO]

Evidence of the Appraised Value of each Vessel is attached hereto.]

The undersigned further represents and warrants that it has no knowledge of the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the financial statements referenced above or as of the date of this Certificate, except as set forth below (listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Parent or another Obligor has taken, is taking, or proposes to take with respect to each such condition or event):

This Compliance Certificate shall be governed by and construed in accordance with New York law.

Yours sincerely,

GulfMark Offshore, Inc.

By: _________________________________

Name:

Title: Chief Financial Officer

SCHEDULE 9

TIMETABLES

PART 1

REVOLVING FACILITY LOANS

	in USD	in euro	in sterling	in NOK	in other currencies

Delivery of a duly completed Borrowing Request (Clause 5.1 (Delivery of a Borrowing Request))	B-3 9:30 am	B-3 9:30 am	B-1 9:30 am	B-3 9:30 am	B-3 9:30 am

Agent determines (in relation to a Borrowing) the Base Currency Amount of the Loan, if required under Clause 5.4 (Funding by Lenders) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Funding by Lenders)

	B-3 Noon	B-3 Noon	B-1 Noon	B-3 Noon	B-3 Noon

Agent receives a notification from a Lender under Clause 11.2 (Unavailability of a currency)	Quotation Day 9:30 am	Quotation Day 9:30 am	-	Quotation Day 9:30 am	Quotation Day 9:30 am

Agent gives notice in accordance with Clause 11.2 (Unavailability of a currency)	Quotation Day 5.30pm	Quotation Day 5.30pm	-	Quotation Day 5.30pm	Quotation Day 5.30pm

LIBOR, EURIBOR or NIBOR is fixed	Quotation Day 11:00 a.m. in respect of LIBOR	Quotation Day 11:00 a.m. (Brussels time) in respect of EURIBOR	Quotation Day 11:00 a.m. in respect of LIBOR	Quotation Day 11:00 a.m. in respect of NIBOR	Quotation Day 11:00 a.m.

“U”	=	date of borrowing.

“U - X”	=	X Business Days prior to date of borrowing

PART 2

LETTERS OF CREDIT

Letters of Credit

Delivery of a duly completed Letter of Credit Application (Clause 6.2 (Procedures for Issuance and Amendment of Letters of Credit))	U-3 9:30 am

Issuing Bank determines (in relation to a Borrowing) the Base Currency Amount of the Letter of Credit if required under subclause (ii) of Clause 6.2.4 and notifies the Agent and Lenders of the Letter of Credit in accordance with subclause (ii) Clause 6.2.4.

U-3 Noon

“U”	=

date of borrowing, or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.2 (Procedures for Issuance and Amendment of Letter of Credit), the first day of the proposed term of the renewed Letter of Credit

“U-X”	=	Business Days prior to date of borrowing

SCHEDULE 10

HEDGING AGREEMENTS

1.	A Borrower may, but shall not be obliged to, enter into Hedging Agreements. If one or more Hedging Agreements are entered into, this Schedule 10 shall apply in relation to such Hedging Agreements.

2.	Each Hedging Agreement shall:

2.1	be with a Hedge Counterparty;

2.2	be for a term ending no later than the Termination Date;

2.3	have settlement dates coinciding with the end of Interest Periods; and

2.4	be based on an ISDA Master Agreement and otherwise in form and substance satisfactory to the Agent; and

2.5

not be entered into until the Agent receives a US legal opinion, in form and substance reasonably satisfactory to it, confirming inter alios that any obligations incurred under such Hedging Agreement will be secured by the Mortgages.

3.

The rights of the relevant Borrower under any such Hedging Agreement(s) shall, as a condition precedent to carrying out any transaction pursuant to such Hedging Agreement, be charged or assigned by way of security under a Transaction Security Document.

4.	The parties to each Hedging Agreement must comply with the terms of that Hedging Agreement.

5.	Neither a Hedge Counterparty nor the relevant Borrower may amend, supplement, extend or waive the terms of any Hedging Agreement without the consent of the Agent.

6.	Paragraph 5 shall not apply to an amendment, supplement or waiver that is administrative and mechanical in nature and does not give rise to a conflict with any provision of this Agreement.

7.

If, at any time, the aggregate notional amount of the transactions in respect of the Hedging Agreements exceeds or, as a result of a prepayment, will exceed one-hundred percent (100%) of the aggregate amount of the Loans at that time, the relevant Borrower must promptly notify the Agent and must, at the request of the Agent, reduce the aggregate notional amount of those transactions by an amount and in a manner reasonably satisfactory to the Agent so that it no longer exceeds or will not exceed one-hundred percent (100%) of the aggregate amount of the Loans then or that will be outstanding. Any reductions in the aggregate notional amount of the transactions in respect of the Hedging Agreements in accordance with this paragraph 7 will be apportioned as between those transactions pro rata.

8.	Paragraph 7 shall not apply to any transactions in respect of any Hedging Agreement under which the relevant Borrower has no actual or contingent indebtedness.

9.	The Agent must make a request under paragraph 7 if so required by a Hedge Counterparty.

10.	Neither a Hedge Counterparty nor a Borrower may terminate or close out any transactions in respect of any Hedging Agreement (in whole or in part) except:

10.1	in accordance with paragraph 7 above;

10.2	if an Illegality (as that term is defined in the applicable ISDA Master Agreement) has occurred;

10.3

if all the Loans and other amounts outstanding (other than contingent indemnification or expense reimbursement obligations for which a claim has not yet been asserted) under the Finance Documents (other than the Hedging Agreements) have been unconditionally and irrevocably paid and discharged in full;

10.4	in the case of termination or closing out by a Hedge Counterparty, if the Agent serves notice under Clause 30.23.1(b) or, having served notice under 30.23.1(b), makes a demand; or

10.5	in the case of any other termination or closing out by a Hedge Counterparty or a Borrower, with the consent of the Agent.

11.

If a Hedge Counterparty is entitled to terminate or close out any transaction in respect of any Hedging Agreement under paragraph 10.4 above, such Hedge Counterparty shall promptly terminate or close out such transaction following a request to do so by the Security Trustee.

12.

A Hedge Counterparty may only suspend making payments under a transaction in respect of a Hedging Agreement if a Borrower is in breach of its payment obligations under any transaction in respect of that Hedging Agreement.

13.

Each Hedge Counterparty consents to the charging or assigning by way of security by each Borrower pursuant to a Transaction Security Document of its rights under the Hedging Agreements to which it is party in favor of the Security Trustee.

14.

Any such charging or assigning by way of security is without prejudice to, and after giving effect to, the operation of any payment or close-out netting in respect of any amounts owing under any Hedging Agreement.

15.	The Security Trustee shall not be liable for the performance of any of a Borrower’s obligations under a Hedging Agreement.

SCHEDULE 11

COLLATERAL VESSELS

Vessel	Vessel ID (Official Number)	Year Built	Registry/Flag
1.NORTH BARENTS	9742766	2017	Norway
2.NORTH CRUYS	9654098	2014	Norway
3.NORTH POMOR	9643465	2013	Norway
4.NORTH MARINER	9244609	2002	Norway
5.NORTH PURPOSE	9439462	2009	Norway
6.HIGHLAND NAVIGATOR	9239769	2002	Malta
7.HIGHLAND VALOUR	9249506	2003	United Kingdom
8.HIGHLAND COURAGE	9249491	2002	United Kingdom
9.NORTH PROMISE	9364033	2007	United Kingdom
10.HIGHLAND GUARDIAN	9639347	2013	United Kingdom
11.HIGHLAND DEFENDER	9639335	2013	United Kingdom
12.HIGHLAND CHIEFTAIN	9639359	2013	United Kingdom
13.HIGHLAND PRINCE	9439450	2009	United Kingdom
14.HIGHLAND PRESTIGE	9364021	2007	United Kingdom
15.HIGHLAND PRINCESS	9643867	2014	United Kingdom
16.HIGHLAND KNIGHT	9643855	2013	United Kingdom
17.HIGHLAND DUKE	9499682	2012	United Kingdom
18.HIGHLAND ENDURANCE	9249518	2003	United Kingdom
19.HIGHLAND LAIRD	9361615	2006	United Kingdom
20.HIGHLAND CITADEL	9262857	2003	United Kingdom
21.HIGHLAND EAGLE	9249465	2003	United Kingdom
22.HIGHLAND MONARCH	9249453	2003	United Kingdom
23.HERCULES	9677923	2016	United States
24.REGULUS	1249449	2014	United States
25.POLARIS	1249448	2014	United States
26.THOMAS WAINWRIGHT	1223869	2010	United States
27.ORLEANS[25]	1151394	2004	United States

* Subject to Clause 29.29.11.

SCHEDULE 12

APPROVED ADDITIONAL COLLATERAL VESSELS

Vessel	Vessel ID (Official Number)	Year Built	Registry/Flag
1.BIENVILLE	1163970	2004	United States
2.ST. LOUIS	1167668	2005	United States
3.TOULOUSE	1169977	2005	United States
4.ESPLANADE	1173548	2005	United States
5.GRAND SLAM	1204678	2007	United States
6.SLAM DUNK	1204681	2008	United States
7.TOUCHDOWN	1204682	2008	United States
8.HOMERUN	1204685	2008	United States
9.KNOCKOUT	1204686	2008	United States
10.JERMAINE GIBSON	1204684	2008	United States
11.BOURBON	1156133	2004	United States
12.ROYAL	1159200	2004	United States
13.IBERVILLE	1163367	2004	United States

SCHEDULE 13

FORM OF SOLVENCY CERTIFICATE

To:          DNB Bank ASA, New York Branch and the Lenders under the Credit Agreement

From:     GulfMark Rederi AS

Date:      November 14, 2017

Reference is made to the $125,000,000 Multicurrency Credit Facility Agreement, dated as of November 14, 2017 (the “Credit Agreement”), among, inter alios, GulfMark Rederi AS (the “Borrower”), GulfMark Offshore, Inc., the banks and other financial institutions from time to time parties thereto and DNB Bank ASA, New York Branch, as Agent and Security Trustee.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Clause 4.1.1 and Schedule 2 of the Credit Agreement.

Solely in my capacity as a Responsible Officer of the Borrower and not individually (and without personal liability), I hereby certify that, as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Credit Agreement:

1.

the sum of the liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis;

2.

the fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis;

3.	the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof; and

4.

the Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

GULFMARK REDERI AS

By:

Name:
Title:

SCHEDULE 14

FORM OF REDERI INTERCREDITOR AGREEMENT

(See attached.)

SCHEDULE 15

INSURANCE REQUIREMENTS

1.1     General

The undertakings in this Schedule 15 are in addition to those in the Agreement and any other Finance Documents.

1.2     Maintenance of obligatory insurances

Each Obligor shall keep the Collateral Vessel owned by it insured at its expense against:

(a)     fire and usual marine risks (including hull and machinery, hull interest, freight interest, increased value and excess risks) (including the London blocking and trapping addendum or equivalent coverage, including terrorism and piracy risks where excluded under the fire and usual marine risks insurance);

(b)     war risks (including the London blocking and trapping addendum or equivalent coverage, including terrorism and privacy risks where excluded under the fire and usual marine risks insurance and including, without limitation, protection and indemnity war risks with a separate limit not less than hull value);

(c)     protection and indemnity risks (including, without limitation, protection and indemnity war risks in excess of the amount for war risks (hull) and maximum cover for pollution liability); and

(d)     any other risks against which the Agent acting on the instructions of the Majority Lenders considers, having regard to practices and other circumstances prevailing at the relevant time, it would be reasonable for that Obligor to insure and which are specified by the Agent by notice to that Obligor.

1.3     Terms of obligatory insurances

The Obligors shall effect such insurances:

(a)     in dollars;

(b)     with an aggregate agreed insured value for Hull and Machinery combined with Hull Interest and/or Freight Interest for the Collateral Vessels that is in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:

(i)     one hundred and forty percent (140%) of the aggregate principal amount of the Commitments as of the Agreement Date (the “Insurance Threshold”); and

(ii)     the aggregate Fleet Market Value of the Collateral Vessels;

provided, that, not less than seventy per cent (70%) of the Appraised Value of each Collateral Vessel shall be on a hull and machinery basis, while the remaining part may be taken out by way of hull and freight interest insurance cover; provided, further, that each Collateral Vessel shall have an agreed insured value for Hull and Machinery combined with Hull Interest and/or Freight Interest that is in the case of fire and usual marine risks and war risks in an amount on an agreed value basis at least the greater of (A) its proportionate share of the Insurance Threshold (based on its Appraised Value relative to the Fleet Market Value) and (B) its Appraised Value.

(c)     with respect to each vessel owned by such Obligor that is not a Collateral Vessel, for such risks, in such amounts, on such terms and with such insurers, brokers and clubs as the Agent shall approve;

(d)     in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(e)     in the case of protection and indemnity risks, in respect of the full tonnage of the Collateral Vessels;

(f)     on terms approved by the Agent in writing; and

(g)     through insurance brokers and with insurance companies and/or underwriters (selected in compliance with Clause 29.19(b) of the Agreement) or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations which are members of the International Group of Protection and Indemnity Associations, and have S&P rating of at least A or comparable rating by any other rating agency acceptable to the Agent (acting on the instructions of all Lenders).

1.4     Further protections for the Secured Parties

In addition to the terms set out in Clause 1.3 (Terms of obligatory insurances) above, each Obligor shall procure that the obligatory insurances effected by it shall:

(a)     except as otherwise provided in paragraph (b) below, name that Obligor as the sole named insured unless the interest of every other named insured is limited:

(i)     in respect of any obligatory insurances for hull and machinery and war risks;

(A)     to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)     to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)     in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and such Obligor shall (x) cause any deductible to be apportioned between that Obligor and every other named insured in proportion to the gross claims made or paid by each of them and (y) do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)     whenever the Agent requires, name (or be amended to name) the Security Trustee as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)     name the Security Trustee as loss payee with such directions for payment as the Agent may specify;

(d)     provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set off, counterclaim or deductions or condition whatsoever;

(e)     provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Secured Party; and

(f)     provide that the Security Trustee may make proof of loss if that Obligor fails to do so.

1.5     Renewal of obligatory insurances

Each Obligor shall:

(a)     at least 21 days before the expiry of any obligatory insurance effected by it:

(i)     notify the Agent of the insurance brokers (or other insurers) and any protection and indemnity or war risks association through or with which it proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)     obtain the Agent’s approval to the matters referred to in sub-paragraph (i) above; and

(iii)     not add any (other) assured to any obligatory insurance without the prior written consent of the Agent

(b)     at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Agent’s approval pursuant to paragraph (a) above; and

(c)     procure that the insurance brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Agent in writing of the terms and conditions of the renewal.

1.6     Copies of policies; letters of undertaking

Each Obligor shall ensure that the insurance brokers provide the Security Trustee with:

(a)     pro forma copies of all Insurances and other documentation issued by brokers, insurance and protection and indemnity associations which they are to effect or renew; and

(b)     a letter or letters or undertaking in a form required by the Agent and including undertakings by such insurance brokers that:

(i)     they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 1.4 (Further protections for the Secured Parties) above;

(ii)     they will hold such policies, and the benefit of such Insurances, to the order of the Security Trustee in accordance with such loss payable clause;

(iii)     they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(iv)     they will, if they have not received notice of renewal instructions from the relevant Obligor or its agents, notify the Security Trustee not less than 14 days before the expiry of the obligatory insurances;

(v)     if they receive instructions to renew the obligatory insurances, they will promptly notify the Agent of the terms of the instructions;

(vi)     they will not set off against any sum recoverable in respect of a claim relating to the Collateral Vessel owned by that Obligor under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Collateral Vessel or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts; and

(vii)     they will arrange for a separate policy to be issued in respect of the Collateral Vessel owned by that Obligor forthwith upon being so requested by the Agent.

1.7     Copies of certificates of entry

Each Obligor shall ensure that any protection and indemnity and/or war risks associations in which the Collateral Vessel owned by it is entered provide the Security Trustee with:

(a)     a certified copy of the certificate of entry for that Collateral Vessel;

(b)     a letter or letters of undertaking in such form as may be required by the Agent acting on the instructions of Majority Lenders; and

(c)     a certified copy of each certificate, issued by the relevant certifying authority in relation to that Collateral Vessel, of financial responsibility for pollution by any Environmentally Sensitive Material.

1.8     Deposit of original policies

Each Obligor shall ensure that all policies relating to obligatory insurances effected by it are deposited with the insurance brokers through which the Vessel Insurances are effected or renewed.

1.9     Alteration to terms of insurances

No Obligor shall make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

1.10     Provision of copies of communications

Each Obligor shall provide the Security Trustee, at the time of each such communication, with copies of all written communications between that Obligor and:

(a)     the insurance brokers;

(b)     the protection and indemnity and/or war risks associations; and

(c)     the insurance companies and/or underwriters,

which relate directly or indirectly to:

(i)     that Obligor’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)     any credit arrangements made between that Obligor and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

1.11     Provision of information

Each Obligor shall promptly provide the Agent (or any persons which it may designate) with any information which the Agent (or any such designated person) requests for the purpose of:

(a)     obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)     effecting, maintaining or renewing any such insurances as are referred to in Clause 29.19 (Insurance) of the Agreement or dealing with or considering any matters relating to any such insurances, and the Obligors shall, forthwith upon demand, indemnify the Security Trustee in respect of all reasonable and documented out-of-pocket fees and other expenses incurred by or for the account of the Security Agent in connection with any such report as is referred to in paragraph (a) above.

SCHEDULE 16

EXISTING LIENS

NONE

SCHEDULE 17

EFFECTIVE DATE EQUITYHOLDERS

Canyon Blue Credit Investment Fund L.P.

Amundi Absolute Return Canyon Fund P.L.C., in respect of Amundi Absolute Return Canyon Reflection Fund

Canyon-ASP Fund, L.P.

Canyon Balanced Master Fund, Ltd.

Canyon Distressed Opportunity Master Fund II, L.P.

Canyon-SL Value Fund, L.P.

The Canyon Value Realization Master Fund, L.P.

Canyon-GRF Master Fund II, L.P.

Canyon Distressed Opportunity Investing Fund II, L.P.

Canyon NZ-DOF Investing, L.P.

EP Canyon Ltd.

Canyon Value Realization MAC 18 Ltd.

Canyon Value Realization Fund, L.P.

Raging Capital Fund (QP), LP – a U.S. domiciled limited partnership

Raging Capital Offshore Fund, Ltd. – a Cayman domiciled corporation

RC GLF 1, LP

Sola Intermediate Fund Ltd

Solus LLC

Solus Core Opportunities LP

Ultra Ltd

Solus Opportunities Fund 5 LP

TIAA Global Public Investments, LLC - Series HY

TIAA – CREF Funds – TIAA-CREF High-Yield Fund

TIAA – CREF Funds – TIAA-CREF Bond Plus Fund

5 Essex, L.P.

WF Central Pacific Holdings

Mercer QIF Fund PLC -Mercer Investment Fund 1

JLP Credit Opportunity Master Fund Ltd

JLP Credit Opportunity IDF Series Interests of the Sali Multi-Series Fund, LP

BBH & Co as Custodian for BBH LUX FBO: Fidelity Funds - US High Yield

MAG & Co. FBO The Master Trust Bank of Japan, Ltd re: Fidelity US High Yield by Fidelity Management & Research Company

Titan Opportunities Fund IC SICAV P.L.C.

VV Capital Master Fund, LP

SCHEDULE 18

LIST OF APPROVED NEW LENDERS AND PARTICIPANTS

Approved List of New Lenders and Participants Pursuant to Clauses 32.2.1(c) and 32.12.2(c) of the Credit Agreement

This list shall include the institutions set forth below together with all Affiliates and Related Funds of each such institution (each, a “Permitted Institution”), provided, that each such Permitted Institution, and any Affiliate thereof to whom it may subsequently assign its interests or sell a participation interest in the Loans, shall represent and warrant in writing to the Borrowers, the Lenders and the Agent that such Permitted Institution is not acquiring its interests or participation (as applicable) in the Loans with the then-present purpose and intent to utilize the Loans as a means to acquire equity interests of or ownership interests in the Parent or its Subsidiaries, acknowledging however that material changes in circumstances of or affecting the Parent, the Borrowers or other Obligors subsequent to the date of acquisition by such Permitted Institution of its interests or participation (as applicable) in the Loans may change the subsequent purpose and intent of such Permitted Institution.

1.     CIT

2.     Fidelity

3.     Legg Mason

4.     Metlife

5.     NorthWestern Mutual

6.     NY Life

7.     The Progressive Corporation

8.     Putnam

9.     Sanford C Bernstein

10.   State Street

11.   T. Rowe Price

12.   Northern Shipping Funds

13.   Offshore Merchant Partners

14.   EnTrustPermal

15.   Maritime Asset Partners

16.   Maritime & Merchant Bank

17.   MJX Asset Management

SIGNATURES

THE ORIGINAL BORROWER

GULFMARK REDERI AS

By: /s/ Quintin V. Kneen

Name: Quintin V. Kneen

Title:   Chairman

Address: Strandgata 5, 4307 Sandnes, Norway

Fax: 713-963-0541

Attention: Chief Financial Officer

THE PARENT AND OTHER ORIGINAL GUARANTORS

GULFMARK OFFSHORE, INC.

By: /s/ James M. Mitchell

Name: James M. Mitchell

Title:   Executive Vice President & Chief Financial Officer

Address: 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024

Fax: 713-963-0541

Attention: Chief Financial Officer

[Signature Page to GulfMark $125,000,000 Multicurrency Credit Facility Agreement]

GULFMARK UK LTD.

By: /s/ Quintin V. Kneen

Name: Quintin V. Kneen

Title:   Director

Address: c/o Peachey & Co, 95 Aldwych, London WC2B 4JF, United Kingdom

Fax: 713-963-0541

Attention: Chief Financial Officer

GULFMARK AMERICAS, INC.

By: /s/ Quintin V. Kneen

Name: Quintin V. Kneen

Title:   President & Chief Executive Officer

Address: 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024

Fax: 713-963-0541

Attention: Chief Financial Officer

GULFMARK NORTH SEA LIMITED

By: /s/ Quintin V. Kneen

Name: Quintin V. Kneen

Title:   Director

Address: c/o Peachey & Co, 95 Aldwych, London WC2B 4JF, United Kingdom

Fax: 713-963-0541

Attention: Chief Financial Officer

GULFMARK NORGE AS

By: /s/ Quintin V. Kneen

Name: Quintin V. Kneen

Title:   Chairman

Address: Strandgata 5, 4307 Sandnes, Norway

Fax: 713-963-0541

Attention: Chief Financial Officer

[Signature Page to GulfMark $125,000,000 Multicurrency Credit Facility Agreement]

GULFMARK MALTA LIMITED

By: /s/ James M. Mitchell

Name: James M. Mitchell

Title:   Director

Address: 171 Old Bakery Street, Valletta, Malta

Fax: 713-963-0541

Attention: Chief Financial Officer

GULFMARK MANAGEMENT, INC.

By: /s/ Quintin V. Kneen

Name: Quintin V. Kneen

Title:   President & Chief Executive Officer

Address: 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024

Fax: 713-963-0541

Attention: Chief Financial Officer

GULF OFFSHORE MARINE INTERNATIONAL S. DE R.L.

By: /s/ Quintin V. Kneen

Name: Quintin V. Kneen

Title:   President

Address: 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024

Fax: 713-963-0541

Attention: Chief Financial Officer

[Signature Page to GulfMark $125,000,000 Multicurrency Credit Facility Agreement]

GULFMARK ASIA PTE LTD.

By: /s/ James M. Mitchell

Name: James M. Mitchell

Title:   Director

Address: 25 Loyang Crescent, #07-02 Loyang Offshore Supply Base, Singapore 508988

Fax: 713-963-0541

Attention: Chief Financial Officer

GULFMARK MALAYSIA, INC.

By: /s/ Ashley Robinson

Name: Ashley Robinson

Title:   Director

Address: 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024

Fax: 713-963-0541

Attention: Chief Financial Officer

GULFMARK CAPITAL, LLC

By: /s/ James M. Mitchell

Name: James M. Mitchell

Title:   Executive Vice President – Finance and Administration, Chief Financial Officer and Treasurer

Address: c/o Maples Corporate Services Limited, PO Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands

Fax: 713-963-0541

Attention: Chief Financial Officer

GULFMARK FOREIGN INVESTMENTS LLC

By: /s/ James M. Mitchell

Name: James M. Mitchell

Title:   Chief Financial Officer

Address: 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024

Fax: 713-963-0541

Attention: Chief Financial Officer

[Signature Page to GulfMark $125,000,000 Multicurrency Credit Facility Agreement]

GULFMARK OCEANS, LP (acting through its general partner, GulfMark Capital, LLC)

By: /s/ James M. Mitchell

Name: James M. Mitchell

Title:   Executive Vice President – Finance and Administration, Chief Financial Officer and Treasurer

Address: c/o Maples Corporate Services Limited, PO Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands

Fax: 713-963-0541

Attention: Chief Financial Officer

GULFMARK SHIPPING, LLC

By: /s/ Quintin V. Kneen

Name: Quintin V. Kneen

Title:   President & Chief Executive Officer

Address: 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024

Fax: 713-963-0541

Attention: Chief Financial Officer

[Signature Page to GulfMark $125,000,000 Multicurrency Credit Facility Agreement]

THE MANDATED LEAD ARRANGER AND BOOKRUNNER

dnb markets inc.

By: /s/ Tor Ivar Hansen

Name: Tor Ivar Hansen

Title:   Managing Director

            DNB Markets, Inc.

By: /s/ Christian Astrup

Name: Christian Astrup

Title:   Associate Director

Address:	200 Park Ave., #3110
New York, NY 10166

Email:	agencyny@dnb.no

Attention:	Mita Zalavadia

[Signature Page to GulfMark $125,000,000 Multicurrency Credit Facility Agreement]

THE ORIGINAL LENDERS

dnb capital llc

By: /s/ Andrew J. Shohet

Name: Andrew J. Shohet

Title:   Vice President

By: /s/ Philippe Wulfers

Name: Philippe Wulfers

Title:   Vice President

Address:	200 Park Ave., #3110
New York, NY 10166

Email:	agencyny@dnb.no

Attention:	Mita Zalavadia

[Signature Page to GulfMark $125,000,000 Multicurrency Credit Facility Agreement]

HAYFIN DLF II LUXCO 2 S.À.R.L.

By: /s/ Carmen Ionescu

Name: Carmen Ionescu

Title:   Authorised Signatory

Address:	Hayfin Capital Management, One Eagle Place
London SW1Y 6AF

Attention:	Loan Operations

Fax:	+44 20 7692 4641

Email:	loanops@hayfin.com

[Signature Page to GulfMark $125,000,000 Multicurrency Credit Facility Agreement]

HAYFIN ONYX LUXCO 2 SCA

By: /s/ Carmen Ionescu

Name: Carmen Ionescu

Title:   Authorised Signatory

Address:	Hayfin Capital Management, One Eagle Place
London SW1Y 6AF

Attention:	Loan Operations

Fax:	+44 20 7692 4641

Email:	loanops@hayfin.com

[Signature Page to GulfMark $125,000,000 Multicurrency Credit Facility Agreement]

HAYFIN OPAL III LP

By: Hayfin Opal III GP Limited, acting in its capacity

       as general partner of Hayfin Opal III LP

By: /s/ Andrew Tingle

Name: Andrew Tingle

Title:   Director

Address:	Hayfin Capital Management, One Eagle Place
London SW1Y 6AF

Attention:	Loan Operations

Fax:	+44 20 7692 4641

Email:	loanops@hayfin.com

[Signature Page to GulfMark $125,000,000 Multicurrency Credit Facility Agreement]

HAYFIN TOPAZ LUXCO 2 SCA

By: /s/ Carmen Ionescu

Name: Carmen Ionescu

Title:   Authorised Signatory

Address:	Hayfin Capital Management, One Eagle Place
London SW1Y 6AF

Attention:	Loan Operations

Fax:	+44 20 7692 4641

Email:	loanops@hayfin.com

[Signature Page to GulfMark $125,000,000 Multicurrency Credit Facility Agreement]

HAYFIN REST LUXCO S.À.R.L.

By: /s/ Carmen Ionescu

Name: Carmen Ionescu

Title:   Authorised Signatory

Address:	Hayfin Capital Management, One Eagle Place
London SW1Y 6AF

Attention:	Loan Operations

Fax:	+44 20 7692 4641

Email:	loanops@hayfin.com

[Signature Page to GulfMark $125,000,000 Multicurrency Credit Facility Agreement]

HAYFIN PT LUXCO 2 S.À.R.L.

By: /s/ Carmen Ionescu

Name: Carmen Ionescu

Title:   Authorised Signatory

Address:	Hayfin Capital Management, One Eagle Place
London SW1Y 6AF

Attention:	Loan Operations

Fax:	+44 20 7692 4641

Email:	loanops@hayfin.com

[Signature Page to GulfMark $125,000,000 Multicurrency Credit Facility Agreement]

AGENT

dnb bank asa, new york branch

By: /s/ Mita Zalavadia

Name: Mita Zalavadia

Title:   Assistant Vice President

By: /s/ Vadim Shutov

Name: Vadim Shutov

Title:   Assistant Treasurer

Address:	200 Park Ave., #3110
New York, NY 10166

Email:	agencyny@dnb.no

Attention:	Mita Zalavadia

[Signature Page to GulfMark $125,000,000 Multicurrency Credit Facility Agreement]

SECURITY TRUSTEE

dnb bank asa, new york branch

By: /s/ Andrew J. Shohet

Name: Andrew J. Shohet

Title:   Vice President

By: /s/ Philippe Wulfers

Name: Philippe Wulfers

Title:   Vice President

Address:	200 Park Ave., #3110
New York, NY 10166

Email:	agencyny@dnb.no

Attention:	Mita Zalavadia

[Signature Page to GulfMark $125,000,000 Multicurrency Credit Facility Agreement]

THE ISSUING BANK

DNB BANK ASA, NEW YORK BRANCH

By: /s/ Andrew J. Shohet

Name: Andrew J. Shohet

Title:   Vice President

By: /s/ Philippe Wulfers

Name: Philippe Wulfers

Title:   Vice President

Address:	200 Park Ave., #3110
New York, NY 10166

Email:	agencyny@dnb.no

Attention:	Mita Zalavadia

[Signature Page to GulfMark $125,000,000 Multicurrency Credit Facility Agreement]

THE SWINGLINE LENDER

dnb CAPITAL LLC

By: /s/ Andrew J. Shohet

Name: Andrew J. Shohet

Title:   Vice President

By: /s/ Philippe Wulfers

Name: Philippe Wulfers

Title:   Vice President

Address:	200 Park Ave., #3110
New York, NY 10166

Email:	agencyny@dnb.no

Attention:	Mita Zalavadia

[Signature Page to GulfMark $125,000,000 Multicurrency Credit Facility Agreement]